Form 10-K, Exhibit 13
period 1993-12-31
ARMCO INC
filed 1994-03-31
CIK 7383

                                                                      EXHIBIT 13


                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                                                                              19
- --------------------------------------------------------------------------------

MANAGEMENT'S DISCUSSION AND ANALYSIS

THREE YEARS ENDED DECEMBER 31, 1993

(DOLLARS IN MILLIONS, EXCEPT PER SHARE AND PER TON DATA)

GENERAL

This discussion and analysis of Armco's 1993 financial results should be read together with the Consolidated Financial Statements and Notes on pages 33 through 56.

Armco's results in 1993, 1992 and 1991, shown below, reflect the reclassification of Worldwide Grinding Systems as a discontinued operation.

- -------------------------------------------------------------------------------
                                                 1993       1992       1991
===============================================================================
Net sales                                      $1,664.0   $1,673.2   $1,204.0
Special charges -- net                           (165.5)    (185.1)     (48.7)
Operating loss                                   (146.0)    (157.3)      (9.5)
Equity in losses of equity companies              (43.7)    (255.5)    (110.6)
Loss from continuing operations                  (256.2)    (419.3)    (160.6)
Discontinued operations --
    Worldwide Grinding Systems
        Income from operations                     14.2        0.4        8.8
        Loss on disposal of business              (40.0)        --         --
    AFSG companies to be sold
        Loss from operations                         --       (2.6)     (14.4)
        Write-off of advances to AFSG                --         --     (170.3)
        Loss on disposal of business              (45.0)        --         --
Loss before extraordinary losses and
    cumulative effect of accounting changes      (327.0)    (421.5)    (336.5)
Net loss                                       $ (641.8)  $ (429.9)  $ (336.5)
- -------------------------------------------------------------------------------



TITLE:  ARMCO INC. -- 1993 SALES

% BY PRODUCTS
       Stainless Sheet and Strip                30%
       Electrical Steel                         15%
       Semi-Finished                             8%
       Stainless Plate                           7%
       Carbon Sheet and Strip                   18%
       Pipe and Tubing                          15%
       Other                                     7%

% BY MARKETS
       Industrial and Electrical Equipment      30%
       Service Centers                          26%
       Automotive                               18%
       Construction                             13%
       Appliance, Utensils and Cutlery           2%
       Other                                    11%

AS A RESULT OF DIVESTMENTS, THE PERCENTAGE OF ARMCO'S SALES FROM MORE PROFITABLE, VALUE-ADDED SPECIALTY STEEL PRODUCT LINES INCREASED DRAMATICALLY.


    Year-to-year results are not directly comparable due to the divestiture of certain businesses and to the acquisition of Cyclops Industries, Inc. (Cyclops) on April 24, 1992.

    In 1993, consistent with its specialty steel strategy, Armco sold its Brazilian sheet and strip operations, Worldwide Grinding Systems, a welded tubing operation and a portion of its nonresidential construction business and also announced its plans to dispose of certain other businesses within the Other Steel and Fabricated Products segment. In early 1994, Armco signed a letter of intent to sell the Armco Financial Services Group (AFSG) companies to be sold and announced a recapitalization plan for Armco Steel Company, L.P. (ASC), its carbon steel joint venture with Kawasaki Steel Corporation (Kawasaki), whereby Armco's interest will be reduced to less than one percent. See discussions in "Business Segment Results," "Discontinued Operations" and "Equity and Other Investments -- Armco Steel Company, L.P. (ASC)," below. In conjunction with the disposal of businesses, Armco recorded, in 1993, charges totaling $250.5, which include special charges of $165.5 reflected in operating losses, a $45.0 charge for expenses and losses associated with Armco's signing of a letter of intent to sell the AFSG companies to be sold and $40.0 as a loss on the disposal of the Worldwide Grinding Systems segment.

[PHOTOGRAPH OF FRED O'BRIEN APPEARS HERE]

"ARMCO'S INVESTOR RELATIONS ACTIVITIES WILL CONTINUE TO BE MORE FOCUSED IN 1994. AS A COMPLEX COMPANY MAKING MAJOR CHANGES TO BECOME MORE OPERATIONS-ORIENTED, WE WILL SCHEDULE REGULAR MEETINGS WITH ANALYSTS TO KEEP THEM UP-TO-DATE ON OUR PROGRESS." -- FRED O'BRIEN, ASSISTANT TREASURER AND DIRECTOR OF INVESTOR RELATIONS

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
20
- --------------------------------------------------------------------------------


    The total charges include $143.6 for the excess of carrying value of net assets over anticipated proceeds on disposal, $66.2 for employee benefit costs and $18.1 for estimated losses through the dates of disposal. Most of the charges are either non-cash or will be paid over a long period. Armco expects to spend up to $25.0 in 1994 related to these charges. Other components of the charges were expenses related to provisions for legal and environmental matters and recognition of previously deferred foreign currency translation adjustments, partially offset by pension curtailment gains. Some of the businesses that have recently been sold or that are currently for sale significantly impacted Armco's results in recent periods. In conjunction with Armco's decision to dispose of certain businesses in the Other Steel and Fabricated Products segment, Armco stopped recording, as a component of continuing operations, the sales, costs and expenses of these businesses after September 30, 1993. All results presented for the Worldwide Grinding Systems businesses and the AFSG companies to be sold have been reclassified to discontinued operations.

    Effective January 1, 1993, Armco recorded a charge of $440.0, or $4.24 per share, net of taxes, for the adoption of Statement of Financial Accounting Standards No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions (SFAS 106). This accounting standard requires the accrual of expense for postretirement benefits during the years an employee is actively employed, rather than the former practice of expensing the benefits on an as-incurred basis when the participant is retired. In addition, the adoption of SFAS 106 resulted in an increase in annual postretirement benefit expense, which increased net losses $32.0 for 1993.

    Also effective January 1, 1993, Armco recorded a cumulative effect benefit of $135.6, or $1.31 per share, for the adoption of Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes (SFAS 109), excluding the tax benefit related to the adoption of SFAS 106.

TITLE:  STAINLESS STEEL SHEET AND STRIP CONSUMPTION

Apparent Consumption (Tons in Thousands)
      1988                                   1,133
      1989                                   1,060
      1990                                   1,064
      1991                                   1,047
      1992                                   1,188
      1993                                   1,366

Import Penetration
      1988                                    11.9%
      1989                                    13.7%
      1990                                    15.3%
      1991                                    16.1%
      1992                                    16.1%
      1993                                    25.2%


Source: Specialty Steel Institute of the United States

ON THE POSITIVE SIDE, STAINLESS STEEL CONSUMPTION IN THE U.S. CONTINUES TO RISE. IN 1993, SHEET AND STRIP USE INCREASED 15 PERCENT OVER 1992 AND PLATE CONSUMPTION WAS UP OVER 13 PERCENT. ON THE NEGATIVE SIDE, RECORD LEVELS OF STAINLESS SHEET AND STRIP IMPORTS PUT STRONG DOWNWARD PRESSURE ON PRICES AND ACCOUNTED FOR MUCH OF 1993'S GROWTH IN DOMESTIC USE.


TITLE:  ARMCO INC. -- SPECIALTY STEEL MARKET SHARE

STAINLESS SHEET AND STRIP
       Armco                                    25%
       Allegheny-Ludlum                         26%
       J&L Specialty Products                   16%
       Washington Steel/Lukens                   8%
       Imports                                  25%

ELECTRICAL STEEL
       Armco                                    42%
       Allegheny-Ludlum/Jessop                  20%
       Warren Consolidated Industries           16%
       Imports                                  22%

STAINLESS PLATE
       Armco                                    18%
       Allegheny-Ludlum                         31%
       J&L Specialty Products                   11%
       Washington Steel/Lukens                   9%
       Avesta                                    8%
       Other                                     7%
       Imports                                  16%


ARMCO IS A MAJOR PLAYER IN ALL OF THE DOMESTIC SPECIALTY STEEL MARKETS AND THE LEADER IN AUTOMOTIVE CHROME STAINLESS AND ELECTRICAL STEELS.

Source: Management estimates


    As a result of the adoption of SFAS 109, Armco has recorded a deferred tax asset of $298.5, net of a valuation allowance of $776.2. The ultimate realization of this asset depends on Armco's ability to generate sufficient taxable income in the future. As of December 31, 1993, Armco had capital and net operating loss carryforwards of approximately $1,216.3, expiring between 1996 and 2008, with approximately 70% expiring after the year 2000. Even though Armco has incurred book and tax losses for the past four fiscal years, management believes that it is more likely than not that it will generate taxable income sufficient to realize the recognized portion of the tax benefit associated with future deductible temporary differences and NOL and tax credit carryforwards prior to their expiration. This belief is based upon, among other factors, changes in operations that have occurred during 1992 and 1993, as well as consideration of available tax planning strategies. Specifically, cost savings associated with Armco's acquisition of Cyclops and capital investments are being realized, and are anticipated to continue, to improve operating results. Business restructurings announced during the fourth quarter of 1992 and the third and fourth quarters of 1993 included the sale of non-strategic units, some of which have been unprofitable. Armco has operated in a highly cyclical industry and consequently has had a

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

- --------------------------------------------------------------------------------


history of generating and then utilizing significant amounts of NOL carryforwards. During the years 1987-1989, Armco utilized approximately $350.0 of NOL carryforwards. Management believes that the valuation allowance noted above is appropriate given the current projections of taxable income. If Armco is unable to generate sufficient taxable income in the future through operating results, increases in the valuation allowance will be required through a charge to expense. However, if Armco achieves sufficient profitability to utilize a greater portion of the total deferred tax asset, the valuation allowance will be reduced through a credit to income.

    1993 VS. 1992: Armco's net sales declined slightly because of the sale or the identification for sale of a number of businesses within the Other Steel and Fabricated Products segment. The decline was almost entirely offset by improved sales in the Specialty Flat-Rolled Steel segment and Douglas Dynamics as well as by the impact of a full year of results from the former businesses of Cyclops.

    Operating losses declined because of improved performance in the Specialty Flat-Rolled Steel segment and at Douglas Dynamics, and because of a reduction in special charges. Special charges of $165.5, taken in the third quarter of 1993, were associated with the decision to dispose of a number of businesses within the Other Steel and Fabricated Products segment. Excluding special charges, operating profit declined slightly in 1993 compared to 1992, as improvements in the Specialty Flat-Rolled Steel segment were more than offset by increased losses at Empire-Detroit, costs associated with the start-up of a new stretch mill at Sawhill Tubular, losses on certain contracts at a nonresidential construction company and approximately $29.3 of additional expense related to the adoption of SFAS 106.

    The loss from continuing operations in 1993 compared to the prior year declined due to reduced special charges and reduced losses from equity investments. Armco's net loss from equity investments was $43.7 in 1993 compared to $255.5 in 1992. The reduction was due primarily to the fact that Armco stopped recording losses in ASC after Armco's investment in ASC was reduced to zero. (See "Equity and Other Investments," below.) Armco's net loss for 1993 includes $14.9 of tax refunds and accrual reversals compared to $52.1 in 1992. The net loss for 1993 was impacted by the cumulative effect of the adoption of three new accounting standards, the net effect of which was a charge of $307.5 recorded in the first quarter.

    1992 VS. 1991: Armco's net sales increased, primarily due to the Cyclops acquisition, but operating losses worsened, primarily due to special charges. In 1992, the net loss reflected net special charges of $204.2 for a series of restructuring actions to reduce costs, improve future profitability and strengthen Armco's competitive position. Of this total, $185.1 is reported as a special charge reflected in operating loss, and $19.1 is reflected in income from discontinued operations. The $204.2 charge is comprised of $126.0 for employee benefit costs related to the restructurings, $24.0 for the estimated losses through the dates of the ultimate disposal of specified units, $23.0 for the loss on the divestment and the excess carrying value of net assets over the anticipated proceeds on disposal, with the remainder comprised primarily of provisions for legal and environmental matters and the recognition of previously deferred foreign currency translation adjustments. In addition to these special charges, the 1992 net loss reflected $173.2 for Armco's share of special and extraordinary charges at ASC, $3.3 for Armco's share of special charges at the National-Oilwell joint venture, a $2.3 extraordinary loss on early retirement of debt, a tax refund of $39.1 and a $13.0 reduction in income tax reserves. The net loss in 1991 reflected special restructuring charges of $48.7, a charge of $170.3 to write off Armco's advances to AFSG and a gain of $24.1 on Armco's investment in ASC. Excluding special charges, the operating results in 1992 decreased as cost reduction benefits of the acquisition and results of the acquired stainless flat-rolled steel, tubular and nonresidential construction businesses were more than offset by increased operating losses from the stainless bar, rod and wire products and carbon steel businesses. Excluding special charges, ASC's results improved but National-Oilwell's results weakened in 1992 compared to 1991.

    OUTLOOK: Armco's results are expected to improve in 1994 compared to 1993 as a result of restructuring actions taken in 1992 and 1993, operational improvements in its Specialty Flat-Rolled Steel segment and an improving U.S. economy, which is favorably affecting Armco's major markets.

BUSINESS SEGMENT RESULTS

SPECIALTY FLAT-ROLLED STEEL

    Armco's Specialty Flat-Rolled Steel businesses produce and finish stainless and electrical steel sheet and strip at plants in Butler, Pennsylvania and Coshocton and Zanesville, Ohio. Stainless steel plate products are finished at Eastern Stainless Corporation (Eastern Stainless), Armco's 84%-owned subsidiary in Baltimore, Maryland. The segment also includes the results of European trading companies which buy and sell steel and manufactured steel products.

[PHOTOGRAPH OF DENNIS McGLONE APPEARS HERE]

"IN 1994, THE SPECIALTY FLAT-ROLLED STEEL SEGMENT MUST CONTINUE TO IMPROVE QUALITY, DELIVERY AND INTERNAL COST EFFICIENCY. WE ALSO HAVE TO RAMP UP SALES AT NORTH AMERICAN STAINLESS, CONTINUE TO IMPROVE ELECTRICAL STEEL PROFITABILITY AND FIND BETTER WAYS TO MEET THE NEEDS OF EXISTING AUTOMOTIVE CHROME AND CHROME NICKEL STAINLESS CUSTOMERS." -- DENNIS MCGLONE, SENIOR VICE PRESIDENT -- COMMERCIAL, ARMCO ADVANCED MATERIALS COMPANY

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
22
- --------------------------------------------------------------------------------


There is significant interaction between Armco's Butler, Pennsylvania plant and North American Stainless (NAS), a 50%-owned joint venture which operates a greenfield chrome nickel stainless finishing facility in Carrollton, Kentucky. NAS purchases, at market prices, a portion of its steel requirements from Armco's Butler plant. In addition, Armco is the exclusive sales agent for NAS. The results for NAS are reported under "Other Equity Companies."

    The Specialty Flat-Rolled Steel segment's results appear below.

- -------------------------------------------------------
                            1993      1992     1991
=======================================================
Customer sales            $1,001.5   $885.5   $693.0
Special charges                 --    (37.6)      --
Operating profit              75.5     21.4     42.3
(000s tons)
Shipments                      653      571      469
Raw steel production           882      793      612
Capability utilization          94%      84%      79%
- -------------------------------------------------------

    1993 VS. 1992: The 13% increase in customer sales reflects a 14% increase in volume due to a full year of shipments from former Cyclops units and increased demand for specialty steels, particularly from the automotive chrome markets. Average prices declined slightly, reflecting a change in product mix as strong demand for automotive chrome and increased supply of chrome nickel semi-finished product to NAS led to reduced shipments of higher-priced, finished chrome nickel products, now being sold by NAS. In addition, lower raw material costs and increased foreign imports, which have risen 62%, 26% and 40% for stainless sheet and strip, stainless plate and electrical steels, respectively, during 1993 compared to 1992, have placed pressure on chrome nickel pricing. Exports declined to 4% of this segment's total tons shipped in 1993 compared to 6% in 1992 as Armco shifted some melting capacity from export markets to more profitable domestic markets.

    Operating profit increased because of improvements in operating practices and cost savings relating to synergies from the Cyclops acquisition, in addition to the absence of special charges such as those incurred in 1992. Operating profit excluding special charges was $116 per ton, or 8% of sales, in 1993 compared to $103 per ton, or 7% of sales, in 1992. In 1993, due to the adoption of SFAS 106, operating profit included approximately $20.1 of additional postretirement benefits expense over the previous, as-incurred basis. Were it not for that increase, the operating profit margins would have improved more significantly in the period-to-period comparisons.

    Key to Armco's strategy of enhancing its role as a leading domestic producer of specialty flat-rolled steel was supplying the steel feedstock for finishing by the former Cyclops businesses from Armco's world-class melt shop in Butler, thereby increasing the utilization of the Butler facility and providing the former Cyclops units with an improved source of supply. In 1993, the steelmaking capability at the Butler plant increased to 850,000 tons per year from 750,000 tons per year in 1992, primarily as a result of improved operating practices. Production at the Butler plant increased 15% in 1993 compared to 1992, with the majority of the increase due to supplying feedstock to the former Cyclops units and to NAS and the balance due to increased demand for steel products by external customers. Because Butler was able to meet Eastern Stainless' feedstock requirements at a lower cost, Eastern Stainless was able to close its melt shop in July 1993.

TITLE:  SPECIALTY FLAT-ROLLED STEEL -- 1993 SALES

% BY PRODUCTS
       Stainless Sheet and Strip                51%
       Electrical                               24%
       Semi-Finished Stainless                  14%
       Stainless Plate                          11%

% BY MARKETS
       Industrial and Electrical Equipment      40%
       Automotive                               27%
       Service Centers                          20%
       Construction                              3%
       Appliance, Utensils and Cutlery           3%
       Other                                     7%

THE AUTOMOTIVE, INDUSTRIAL MACHINERY AND SERVICE CENTER MARKETS CONTINUE TO BE THE MAJOR CONSUMERS OF ARMCO SPECIALTY STEELS.

    During 1993, Eastern Stainless signed two-year labor agreements with the United Steelworkers of America (USWA). Although the new agreements do not significantly affect employment cost, they do provide Armco with more flexibility as it continues to take action to restructure Eastern Stainless to improve its operating performance. Armco also signed, in 1993, 36-month and 33-month agreements with the local independent unions at the specialty steel plants in Butler, Pennsylvania and Zanesville, Ohio, respectively. These contracts include provisions for a managed healthcare benefits system and greater flexibility within the work force.

    1992 VS. 1991: Customer sales increased 28% in 1992, reflecting both increased shipments and higher average prices. The shipment increase of 22%, average price improvement of 5% and mix

[PHOTOGRAPH OF GARY McDANIEL APPEARS HERE]

"WE HAVE AN AGGRESSIVE OPERATING PLAN FOR BUTLER, ZANESVILLE AND EASTERN STAINLESS IN 1994. CLEARLY, OUR EFFORTS WILL BE CONCENTRATED ON ACHIEVING OR EXCEEDING THE PLANNED PROFITABILITY WHILE CONTINUING TO ENHANCE CUSTOMER SATISFACTION, CREATING AN ENVIRONMENT THAT FOSTERS MORE EMPLOYEE TEAMWORK AND REDUCING VARIABILITY IN OUR PROCESSES. SPECIFICALLY, WE WANT TO INCREASE CAST TONS BY ANOTHER SIX PERCENT OVER 1993'S RECORD LEVELS, FURTHER OPTIMIZE COLD ROLLING AND CONTINUE TO IMPROVE OUR CUSTOMER DELIVERY PERFORMANCE, WHICH REACHED 93 PERCENT IN THE FOURTH QUARTER." -- GARY MCDANIEL, VICE PRESIDENT & GENERAL MANAGER -- BUTLER, ZANESVILLE AND EASTERN STAINLESS

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                                                                              23
- --------------------------------------------------------------------------------


TITLE:  BUTLER PLANT ON-TIME SHIPMENT PERFORMANCE
       1993 PERCENT ON-TIME (BY ORDERS)

       1st QTR                                  80%
       2nd QTR                                  79%
       3rd QTR                                  90%
       4th QTR                                  93%


CLOSE COOPERATION BETWEEN PRODUCTION AND INSIDE SALESPEOPLE AT THE BUTLER PLANT RESULTED IN 93 PERCENT ON-TIME DELIVERY PERFORMANCE FOR THE FOURTH QUARTER OF 1993, A 63 PERCENT IMPROVEMENT FROM JUST TWO YEARS AGO, WHILE SHIPMENTS INCREASED AND INVENTORY WAS REDUCED.


improvements were a result of the Cyclops acquisition. By comparison, average prices excluding the former Cyclops businesses were slightly lower in 1992 than in 1991.

    Operating profit in 1992 included a special charge of $37.6 for closing the Eastern Stainless melt shop and reducing the work force of the businesses in the segment. Excluding the special charge, operating profit was $103 per ton, or 7% of sales, in 1992 compared to $90 per ton, or 6% of sales, in 1991, reflecting the improved product mix and a better capability utilization rate as a result of the benefit of the Cyclops acquisition, offset by poor electrical steel yields and higher costs.

    OUTLOOK: Demand for specialty flat-rolled steel in 1994 is expected to be strong, especially in automotive chrome stainless sheet. Electrical steel demand is anticipated to improve further principally due to higher housing starts. However, domestic shipments of stainless plate are likely to remain weak due to high levels of imports and softness in certain capital goods markets. Operating results are expected to improve in 1994 relative to 1993 as raw steel production should run at improved levels for the full year due to higher product demand.

    Increased foreign competition, combined with added domestic capacity, will continue to place pressure on pricing. Despite this increased competition, Armco expects to compete as a low-cost, high-quality producer and to retain its position in the marketplace.

[PHOTO OF JAY PARR APPEARS HERE]

"FOR 1994, COSHOCTON'S EMPLOYEES WANT TO INCREASE SHIPMENT VOLUME TO 70,000 TONS FROM LAST YEAR'S BEST-EVER TOTAL OF 66,300 TONS. WE'RE GOING TO IMPROVE ON-TIME DELIVERIES TO 95 PERCENT. AND WE'LL CONTINUE TO DRIVE THE COST OF QUALITY DOWN TO 12 PERCENT OF TOTAL SALES REVENUE. PLANT SAFETY WILL CONTINUE TO BE OUR NUMBER ONE PRIORITY." -- JAY PARR, GENERAL MANAGER, COSHOCTON STAINLESS


    Regarding imports of grain-oriented electrical steel, in 1993, Armco and a domestic competitor, as well as several labor unions representing work forces at specialty steelmaking plants, filed countervailing duty and anti-dumping duty petitions against Italy. There was also an anti-dumping duty petition filed against Japan, in which Armco was not a filing party. In October 1993, the International Trade Commission (ITC) issued a preliminary finding of injury. On January 25, 1994, the U.S. Department of Commerce announced a preliminary countervailing duty margin of 23.14% on imports of grain-oriented electrical steel from Italy. On February 3, the Department of Commerce announced preliminary anti-dumping duties of 5.62% against Italy and 31.08% against Japan. Final injury determination by the ITC is now scheduled for May regarding the countervailing duty of imports from Italy and for June regarding the anti-dumping investigation of imports from Japan and Italy.


TITLE:  COSHOCTON STAINLESS DIVISION COST OF QUALITY

% of Sales
       1989                                   18.8%
       1990                                   18.1%
       1991                                   18.7%
       1992                                   18.5%
       1993                                   13.2%

DUE TO A MORE CONSISTENT SUPPLY OF FEEDSTOCK AND MORE EFFICIENT ROUTING FROM THE BUTLER MELT SHOP THROUGH ACS HOT ROLLING, ARMCO'S COSHOCTON FINISHING PLANT WAS ABLE TO DECREASE ITS COST OF QUALITY 27 PERCENT IN 1993. CRITICAL ISSUE TEAMS HAVE TARGETED ANOTHER 9 PERCENT IMPROVEMENT FOR 1994.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
24
- --------------------------------------------------------------------------------


OTHER STEEL AND FABRICATED PRODUCTS

    At December 31, 1993, the Other Steel and Fabricated Products business segment included Empire-Detroit, Sawhill Tubular and Douglas Dynamics. At various times during the three-year period ended December 31, 1993, the segment included other businesses which have since been divested or identified for divestment. During 1991, 1992 and 1993, Armco took actions to restructure and/or divest several businesses in this segment that did not represent a strategic fit or offer growth potential or generate positive cash flow, resulting in significant special charges in all three years.

- -----------------------------------------------
                     1993     1992     1991
===============================================
Customer sales     $ 662.5  $ 787.7   $511.0
Special charges     (165.5)  (129.8)   (48.7)
Operating (loss)    (183.5)  (128.5)   (19.4)
- ------------------------------------------------

    1993 VS. 1992: Customer sales decreased by 16% in 1993 compared to 1992, primarily due to divestments and restructuring of businesses within the segment. Divestments that affect the comparison include Southwestern Ohio Steel (SOS) (sold in August 1992), Armco do Brasil (sold in September 1993), Miami Industries (sold in October 1993) and E. G. Smith (sold in February 1993). In addition, the results of other businesses identified for divestment are no longer reflected as consolidated units in Armco's consolidated statements of income from the dates indicated. Those businesses include stainless bar, rod and wire (year-end 1992), the conversion systems business (September 30, 1993), Flour City Architectural Metals (September 30, 1993) and Armco's Tex-Tube Division (September 30, 1993). This decrease was partially offset by increased sales at Douglas Dynamics and by a full year of shipments from Empire-Detroit and Sawhill Tubular (both acquired as part of Cyclops in April, 1992).

    On September 21, 1993, Armco sold the stock of Armco do Brasil, S.A. to the operation's management for approximately $55.0 in net cash proceeds and recorded a special charge of $15.0 against third quarter earnings. On October 28, 1993, Armco completed the sale of Miami Industries to Copperweld Corporation for approximately $15.0 in total cash proceeds and certain assumed liabilities. On February 16, 1993, Armco sold E. G. Smith to a Pittsburgh-based investor group for approximately $11.0.


[PHOTOGRAPH OF TONY KURLEY APPEARS HERE]

"1993 SAW GROUNDBREAKING ON A $100 MILLION THIN-SLAB CONTINUOUS CASTER AND CREATION OF THE MANSFIELD STEEL OPERATIONS (MSO) TO COMPETE AGAINST TRADITIONAL MINI-MILLS. OUR 1994 GOALS ARE TO EXPEDITE CONSTRUCTION, START UP A NEW LADLE METALLURGY FACILITY TO IMPROVE QUALITY AND REDUCE COSTS AND RESTRUCTURE MSO INTO AN EFFICIENT OPERATION WHICH CAN CONTRIBUTE TO ARMCO'S PROFITABILITY." -- TONY KURLEY, GENERAL MANAGER, MANSFIELD STEEL OPERATIONS

TITLE:  OTHER STEEL & FABRICATED PRODUCTS -- 1993 SALES

% BY PRODUCTS
       Carbon Sheet and Strip                   46%
       Pipe and Tubing                          37%
       Construction                              5%
       Other                                    12%

% BY MARKETS
       Service Centers                          35%
       Construction                             27%
       Industrial and Electrical Equipment      15%
       Aircraft and Aerospace                    5%
       Automotive                                4%
       Other                                    14%

BECAUSE OF THE DIVESTMENT AND RESTRUCTURING OF VARIOUS NON-STRATEGIC BUSINESSES IN 1993, THE OTHER STEEL AND FABRICATED PRODUCTS SEGMENT NOW INCLUDES STEEL PIPE, SNOWPLOW AND FLAT-ROLLED CARBON STEEL BUSINESSES.


    The operating loss in this segment in 1993 includes special charges of $165.5 to cover estimated losses and reserve requirements for the ultimate disposal of a number of businesses. Of the total, $15.0 is associated with the sale of Armco's Brazilian operations and the remaining $150.5 is associated with the ultimate disposal of Armco's stainless bar, rod and wire businesses, its conversion services business, a nonresidential construction business and a tubing business. Operating profit, excluding special credits and charges, declined in 1993 primarily because of the divestiture of SOS and E.G. Smith, as well as the costs associated with the start-up of the stretch reduction mill at Sawhill Tubular Division, higher scrap prices for Empire-Detroit and losses on certain contracts at the remaining nonresidential construction operation. These declines were partially offset by improvements at Douglas Dynamics and the elimination of losses due to the restructuring of the stainless bar, rod and wire businesses at year-end 1992.

    1992 VS. 1991: Customer sales increased 54%, primarily as a result of the Cyclops acquisition, which more than offset the effect of divestitures. Operating results in 1992 and 1991 included special charges related to such divestitures. In 1992, special charges included $101.4 to restructure and downsize significantly the stainless bar, rod and wire businesses in Maryland and Pennsylvania, $25.7 to divest operations primarily in Venezuela and $8.1 to close a metal fabricating plant in Pennsylvania, partially offset by a gain of $5.4 on the sale of SOS. In 1991, special charges included $32.4 for the sale or divestiture of businesses in South America, $13.8 for work force reductions at the stainless bar, rod and wire business in Maryland and $2.5 related to other divestitures. Operating profit of the

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                                                                              25
- --------------------------------------------------------------------------------


remaining businesses increased in 1992 primarily due to cost reductions at the Brazilian operation and improvement in the snowplow business. The steel tubing and nonresidential construction companies obtained in the Cyclops acquisition also contributed to the improved operating results before special charges. LIFO layer liquidations resulting from reductions of inventory levels increased 1992 operating losses by $0.4 and decreased 1991 operating losses by $26.0.

    OUTLOOK: Operating results are expected to improve in 1994 at Douglas Dynamics on higher shipments of snowplows and at Sawhill Tubular as that operation moves into full production with the new stretch reduction mill. Continuing losses are expected at Empire-Detroit, however, partially driven by scrap prices, which are expected to remain at a higher average level in 1994 relative to 1993.

    In June 1993, Armco announced a plan to spend approximately $100.0 to enhance the steel production capability and improve operating performance at Empire-Detroit's Mansfield, Ohio operations by installing a thin-slab caster and making related plant modifications. The caster is designed to produce carbon steels, functional grades of chrome stainless steels and non-oriented grades of electrical steels. Installation of the caster is expected to be completed in 1995.

    In late June 1993, the USWA employees at Empire-Detroit's Mansfield and Dover, Ohio plants ratified new, six-year contracts, which became effective September 1, 1993. The contracts allow for a 25% reduction in the work force and a change in work rules that should allow for a more efficient use of the new caster technology and increased employee health benefit cost sharing, partially offset by benefit and wage increases toward the end of the contract.

    On July 27, 1993, the ITC announced its decisions on trade cases that had been levied by U.S. carbon steel producers, ruling that foreign producers had not caused injury to the domestic producers of hot-rolled carbon steel, although about one-third of the claims against foreign cold-rolled producers, and generally all claims against foreign coated carbon steel producers, were upheld. This ruling could adversely impact domestic carbon steel producers such as Armco's Mansfield, Ohio operations. While the effect that the rulings will have upon future pricing and demand for domestically produced steel products is still unknown, domestic carbon steel price increases effective January 1994 appear to be holding, and additional price increases have been announced on flat-rolled products effective July 1994. As is typical in the industry, however, there is no certainty that these increases will continue to be realized.


[PHOTOGRAPH OF JOE VALLEY APPEARS HERE]

"LAST YEAR'S INSTALLATION AND START-UP OF THE NEW STRETCH MILL AT SAWHILL WAS A SOLID SUCCESS. OUR PLAN FOR 1994 IS TO IMPROVE BY EIGHT PERCENT ON LAST YEAR'S RECORD SALES WHILE REAPING THE COST BENEFITS FROM THE MORE EFFICIENT EQUIPMENT. WE ALSO INTEND TO INVESTIGATE OTHER CAPITAL INVESTMENTS WHICH CAN BE ECONOMICALLY JUSTIFIED." -- JOE VALLEY, PRESIDENT, SAWHILL TUBULAR

DISCONTINUED OPERATIONS

WORLDWIDE GRINDING SYSTEMS

- --------------------------------------------------------------------
                                       1993      1992       1991
====================================================================
Income from operations               $ 14.2     $ 0.4      $ 8.8
Loss on disposal of business          (40.0)       --         --
- --------------------------------------------------------------------

    As part of Armco's strategy to focus on its specialty steel businesses, Armco sold, on September 28, 1993, its Worldwide Grinding Systems' 50% interest in several wire drawing operations for $33.0 in cash to Leggett & Platt Incorporated, its partner in these joint ventures. On November 12, 1993, Armco completed the sale of the balance of its Worldwide Grinding Systems segment to an investment firm, Bain Capital, in partnership with members of the operations' management. In this latter transaction, Armco received about $80.0 in total compensation, excluding pending post-closing adjustments. The 1992 operating loss included a special charge of $19.1 for closing a foundry and reducing the work force. Armco's results for 1991, 1992 and 1993 reflect the reclassification of the results of Worldwide Grinding Systems to discontinued operations.

ARMCO FINANCIAL SERVICES GROUP (AFSG)

    The Armco Financial Services Group consists primarily of insurance companies that Armco intends to sell and which continue underwriting (AFSG companies to be sold) and companies that have stopped writing new business for retention and are being liquidated (runoff companies).

    On January 31, 1994, Armco announced that it had signed a letter of intent to sell the ongoing insurance operations to Vik Brothers Insurance, Inc., a privately-held, Raleigh, North Carolina-based, property and casualty insurance holding company. Under the terms of the letter, the buyer would pay $70.0 at the closing and $15.0 in three years, reduced by a potential adjustment for adverse experience in the insurance reserves. Proceeds from the sale will remain committed to the support of Armco's runoff insurance subsidiaries. Armco recorded a charge against 1993 fourth quarter earnings of $45.0 to write down the carrying value of the AFSG companies to be sold to the estimated net realizable value upon

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
26
- --------------------------------------------------------------------------------


disposition. The final agreement is subject to a number of conditions, including a definitive purchase agreement and approval by regulatory authorities and the boards of directors of both companies.

    At December 31, 1990, Armco's investment in and advances to AFSG were stated at Armco's then estimated net realizable value on ultimate disposition of the companies in the group. Due to depressed market conditions, underwriting losses and changes in the expected timing of the disposition, Armco, in the fourth quarter of 1991, wrote off its advances to AFSG of $170.3. At December 31, 1993, Armco's investment in AFSG is stated at an amount equal to Armco's current estimate of its net realizable value.

AFSG COMPANIES TO BE SOLD

- ------------------------------------------------------------------------------
                                                1993        1992         1991
==============================================================================
Equity in income (loss)                       $ 10.4      $ (2.6)     $ (14.4)
Deferred income                                (10.4)         --           --
Write-off of advances to AFSG                     --          --       (170.3)
Cumulative effect of SFAS 106                  (14.0)         --           --
Premiums earned                               $227.7      $239.9      $ 250.9
Underwriting loss                              (32.1)      (46.2)       (50.9)
Net investment income
    (including realized gains)                  43.7        44.1         37.8
Realized gains                                  11.2        10.1          2.5
- ------------------------------------------------------------------------------

    1993 VS. 1992: Operations for 1993 resulted in income before the cumulative effect of an accounting change, as losses and underwriting expenses were reduced. The adoption of SFAS 106 in the first quarter of 1993 resulted in a charge of $14.0. This charge reduced Armco's investment in the AFSG companies to be sold and was included in the total cumulative effect of accounting changes recorded by Armco. Armco accounts for these operations under the cost recovery method, whereby net income is not recognized until realized through a sale of the businesses, while net losses are charged against income as incurred.

    Direct written premiums and premiums earned declined due to a continuing soft market in business insurance, as well as the shutdown of the Southwest Region office as of January 1, 1993. Lower incurred losses, workers' compensation pool expenses and loss adjustment expenses resulted in reduced losses from underwriting. Net investment income, including realized gains, declined slightly on lower market interest rates.

    1992 VS. 1991: The net loss of the AFSG companies to be sold was reduced in 1992 relative to 1991. Premiums earned declined in 1992 compared to 1991 as the property and casualty insurance industry continued to experience soft underwriting conditions. Despite the lower premiums, the underwriting loss improved due to a decline in the number of large losses.

    LIQUIDITY AND FINANCIAL POSITION: At December 31, 1993, the AFSG companies to be sold had total assets of $571.4, including cash and invested assets of $440.7. Net assets at December 31, 1993 were $135.9, an increase of $9.7 compared to December 31, 1992.

    Insurance premiums and interest are the companies' primary sources of cash. Operating activities provided $2.3 in 1993 compared to a use of cash of $6.5 in 1992. The improvement in 1993 is primarily due to a $13.3 reduction in loss payments and a $6.4 decrease in commissions and general underwriting expenses, partially offset by reduced premium collections of $10.3. Investing activities provided $11.4 in 1993 compared to a use of $2.2 in 1992. Financing activities used $2.8 in 1993 compared to a use of $5.8 in 1992. The investment portfolio of the AFSG companies to be sold consists primarily of investment grade bonds. The market value of the invested assets at December 31, 1993 was $441.5 compared to $428.6 at December 31, 1992.

    OUTLOOK: As discussed above, Armco has announced the signing of a letter of intent to sell the AFSG companies to be sold. Finalization of the disposition is subject to a number of conditions, including a definitive purchase agreement and approval by regulatory authorities. Proceeds from the sale have been pledged as security for certain note obligations due the runoff insurance companies and will be retained in the investment portfolios of the AFSG runoff companies. If the proposed transaction is unable to be consummated, Armco would negotiate with other potential buyers to conclude a sale of these businesses.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                                                                              27
- --------------------------------------------------------------------------------


    Armco expects results from the AFSG companies to be sold to continue to improve in 1994 over 1993. New programs have been implemented which are targeted at improving pricing and reducing incurred losses through selection of risks and agency management, with a focus on classes of business that yield profitable returns. Premiums written are expected to increase slightly in 1994, primarily through improving customer service and an expansion of the agency force. Incurred losses are expected to continue to decline through the implementation of a non-metro agency and underwriting program, focused pricing and various other tactical activities.

RUNOFF COMPANIES

    The runoff insurance companies have not written any business for retention, except for an immaterial amount of guaranteed renewable accident and health business. The number of policyholders of this business has decreased from approximately 4,000 at December 31, 1986 to about 1,300 as of December 31, 1993. No charges have been recorded with respect to the runoff companies since the second quarter of 1990.

    In September 1991, Armco sold one of its runoff insurance companies to a group comprised of the company's management. In exchange for the transfer of the cash and assets related to this company, the purchaser assumed all obligation for the liabilities, future losses and expenses of the company. In 1992, regulatory authorities approved a merger plan, which permitted Armco to merge a runoff insurance company, which had a statutory surplus impairment, into another runoff company, curing the impairment. Under terms of this merger plan, Armco agreed with regulatory authorities to maintain statutory surplus of the surviving runoff company at $10.0. During 1993, regulatory authorities allowed the restructure and securing of certain obligations arising from the 1992 merger plan, and Armco was released from the surplus maintenance agreement.

    LIQUIDITY AND FINANCIAL RESOURCES: Claims are paid by using the investment portfolio of the runoff companies and the related investment income from such portfolio. The portfolio had a market value of $126.2 at December 31, 1993. The runoff companies believe the existing invested assets, related income and other assets will provide sufficient funds to meet all future claims payments.

    The loss reserves of the runoff companies, net of reinsurance recoverables, decreased from $498.3 at December 31, 1986 to $165.2 at December 31, 1993. The runoff companies estimate that 61% of the claims will be paid in the next five years and that substantially all of the claims will be paid by the year 2017. The ultimate amount of the claims as well as the timing of the claims payments are estimated based on an annual review of loss reserves performed by the runoff companies' independent and consulting actuaries.

    OUTLOOK: Armco management continues to believe, based on current facts and circumstances and the views of outside counsel and advisors, that future charges, if any, resulting from the runoff companies will not be material to Armco's financial condition. However, it is possible that due to fluctuations in Armco's results, future developments could have a material affect on the results of one or more future interim or annual periods.

EQUITY AND OTHER INVESTMENTS

ARMCO STEEL COMPANY, L.P. (ASC)

    ASC, an equally owned limited partnership between Armco and Kawasaki, concentrates on the production of custom engineered grades and value-added applications of hot-rolled steel and coated and uncoated cold-rolled steel for sale to the automotive, appliance and manufacturing markets, as well as to the construction industry and independent steel distributors and service centers.

    Armco's financial interest in ASC, originally 60%, decreased to 55% in May 1990 and to 50% in May 1991 as a result of cash contributions made by Kawasaki pursuant to the joint venture formation agreement. Kawasaki's final required cash contribution to ASC pursuant to the formation agreement was made in October 1991 without further change in ownership. Armco recorded a gain of $24.1 on its investment in ASC in 1991, reflecting Armco's interest in the increase in net assets of ASC caused by Kawasaki's cash contributions, which was partially reduced by the decrease in Armco's investment due to the ownership changes.

    On January 26, 1994, Armco Inc. announced that ASC has begun implementing a proposed plan to recapitalize the business. Under the plan, ASC intends to sell equity through an initial public offering and debt through a senior note offering. Proceeds would be used to restructure and recapitalize ASC, primarily by reducing its current debt and unfunded pension liability. None of the proceeds would be paid to either of the partners. Under the terms of the plan, Armco's obligations to make certain cash payments to ASC would be eliminated and its ownership reduced to less than one percent. No assurance, however, can be given that the recapitalization plan for ASC will be successfully completed. In connection with the offerings, ASC adopted SFAS 106 retroactive to January 1, 1990, recorded a cumulative effect charge of $491.6 and reclassified its financial statements for 1990 through 1993. The Customer sales, Operating profit
(loss) and Net loss shown below represent the results of ASC, including the retroactive application of SFAS 106.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
28
- --------------------------------------------------------------------------------


- ----------------------------------------------------------
                             1993       1992       1991
==========================================================
Customer sales             $1,594.5   $1,404.5   $1,301.4
Special charges               (19.6)    (379.3)        --
Operating profit (loss)        13.9     (499.3)    (219.0)
Net loss                      (40.7)    (544.1)    (251.1)
Armco's equity loss           (27.9)    (234.1)    (119.0)
(000s tons)
Shipments                     3,429      3,049      2,769
Raw steel production          3,601      3,399      3,087
Capability utilization           91%        79%        68%
- -----------------------------------------------------------

    1993 VS. 1992: Losses incurred by ASC during the first quarter of 1993 reduced Armco's investment to zero, after which Armco stopped recording losses related to the operations of ASC. In 1993, Armco funded $19.4 to ASC for hot strip mill improvements that enhance ASC's ability to roll certain gauges of chrome nickel stainless steel for Armco. However, Armco has no binding commitment or intention to provide financial support of ASC's operations. ASC currently provides services to Armco (on an arm's length basis) under a long-term toll rolling agreement, which will continue in effect after completion of the proposed recapitalization.

    ASC's customer sales increased 14% in 1993 versus 1992, reflecting a 12% increase in tons shipped and a 1% increase in average selling prices. The shipment increase was primarily due to improved operating efficiencies. Price increases announced during 1993 were partially offset by a less favorable product mix. In addition, many of the price increases did not take effect until the fourth quarter of 1993, and certain others will not be fully reflected until the first half of 1994.

    ASC recorded an operating profit in 1993 compared to an operating loss in 1992. This improvement is due to continuing efforts on cost reduction activities, the move to 100% continuous casting, improved productivity, lower raw material contract prices, salaried work force reductions and the rationalization of less productive, higher cost operations. The 1993 operating income includes approximately $19.6 in restructuring charges, while the 1992 operating loss included restructuring charges of approximately $379.3. In December 1993, ASC adopted SFAS 106 retroactive to January 1, 1990, and recorded a cumulative effect charge of $491.6 in 1990. The 1992 operating loss includes a charge of $16.0 in connection with ASC's decision to shut down permanently the hot strip rolling mill and associated units at its Ashland (Kentucky) Works, as well as the benefits of a litigation settlement reached in February 1992, the terms of which are subject to a confidentiality agreement.

    1992 VS. 1991: Armco's equity loss from ASC increased substantially in 1992 because of special charges.

    ASC's 1992 customer sales increased 8% compared to 1991 reflecting a 10% increase in shipments and a 2% decrease in selling prices (exclusive of mix changes) in a weak market environment. Shipments to service centers increased while shipments to the automotive, appliance, construction and manufacturing sectors decreased. ASC's capability utilization rate was adversely affected by interruptions caused by the installation of a gas cleaning system at Ashland in 1992 and by interruptions due to a major modernization of the Middletown hot strip mill in 1991. Excluding special charges, ASC's operating loss declined about 50% in 1992 compared to 1991, reflecting improved operating performance.

    In 1992, ASC recorded charges totaling $379.3, which included $119.5 to write down operating assets, $158.2 for pension costs and termination benefits related to work force reductions and $46.6 for the impairment of its investment in Eveleth, a partnership which produces iron ore pellets. Rationalization of operating facilities resulted from the determination that ASC had redundant assets and excess capacity. The impairment of Eveleth followed ASC's conclusion as to its inability to recover its investment because of doubts regarding the continued level of support by it and the other Eveleth partners in light of worldwide excess iron ore capacity and Eveleth's position as a high cost producer. In the fourth quarter of 1992, ASC decided not to continue to purchase iron ore pellets from Eveleth. Most of these actions took place following an operations review conducted by ASC's newly-appointed management team and completed in the fourth quarter of 1992.

    OUTLOOK: As discussed above, ASC is implementing a plan to recapitalize the business. Under that plan, Armco will reduce its ownership in ASC to less than one percent. No assurance, however, can be given that the recapitalization plan for ASC will be successfully completed. Armco does not intend to record any profit and loss impact from the results of ASC.

    The current collective bargaining agreement with the USWA covering ASC's hourly steelmaking employees at the Ashland Works was originally scheduled to expire July 31, 1993, but has been extended to June 1, 1994. The current agreement with the Oil, Chemical and Atomic Workers (OCAW) was scheduled to expire October 1, 1993, but has been extended to May 1, 1994. No predictions can be made as to the results of the renegotiations of these agreements or the possible effects of the renegotiations upon ASC, although the agreement with the USWA covering hourly Ashland Works employees establishes procedures for revising economic terms upon their expiration and contains no-strike clauses that are effective during the negotiation period.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                                                                              29
- --------------------------------------------------------------------------------


    The terms of the agreement with the Armco Employees Independent Federation
(AEIF) covering ASC's hourly employees at the Middletown Works have been settled through March 1, 1997 pursuant to arbitration. On February 15, 1994, the USWA filed a petition with the National Labor Relations Board seeking to represent the hourly employees at the Middletown Works currently represented by the AEIF. If the USWA is elected as the bargaining representative for those employees, it may seek to renegotiate the terms of the existing AEIF agreement covering those employees prior to its scheduled expiration on March 1, 1997.

    LIQUIDITY AND FINANCIAL RESOURCES: As a limited partnership, ASC maintains its own cash, credit lines and long-term debt, and funds its own operations, liabilities and capital expenditures, separate from the partners. At December 31, 1993, ASC had $729.4 principal amount of long-term debt outstanding (including current portion), a substantial portion of which was incurred after the formation of ASC to finance capital improvements and operating losses. In addition, ASC has a $50.0 revolving credit facility available for general partnership purposes, which expires in May 1994, under which $3.8 was utilized for letters of credit and the balance was available at December 31, 1993. These facilities and the majority of ASC's long-term debt are secured by substantially all of ASC's assets, including accounts receivable, inventories and property, plant and equipment. Included in the total long-term debt figure stated above, ASC has borrowed, under an agreement with an affiliate of Kawasaki, $100.0 on an unsecured basis, subordinated to the secured lenders, which matures in February 1996. In the event that ASC is unable to borrow under its credit agreement or is unable to secure new financing, ASC may be unable to continue to fund its operations and to satisfy its debt obligations. Armco has no commitments or intention to finance ASC further.

    Under the credit agreements relating to these obligations, as amended effective December 30, 1992, ASC is required to maintain a minimum tangible net worth of $650.0, which increased from $600.0 on July 1, 1993, a minimum current ratio of 1.0 and a maximum leverage ratio of 1.0. At December 31, 1993, ASC's tangible net worth, current ratio and leverage ratio, each as defined, were $742.1, 1.76 and 0.85, respectively.

    ASC had $144.2 in cash and cash equivalents at December 31, 1993. ASC's operating activities generated cash and cash equivalents of $98.8 in 1993. In the same period, ASC used $32.8 in investing activities, including $40.2 in capital expenditures, and obtained $77.0 from net financing activities. ASC has debt payments due under its credit facilities aggregating $130.8 in 1994. The terms of the security agreement will permit additional financings, which are yet to be negotiated, up to $254.0 through 1995 to be secured by the pledged assets. However, there are no formal commitments with respect to further financing.

    ASC will continue to review its businesses to determine if additional facilities should be written down or otherwise restructured. In this regard, ASC is negotiating with the Eveleth partners concerning the potential closure of, or ASC's exit from, Eveleth. If these negotiations are successfully completed, the closure of, or exit from Eveleth, would be subject to other events, including the approval by ASC's Board of Directors and could result in an additional charge of approximately $30.0. Although it is not possible at this time to determine accurately the amounts of any other special charges that may result from the closure, write-down or other restructuring of additional facilities, additional special charges could be incurred and may be material to the results and financial condition of ASC.

OTHER EQUITY COMPANIES

    Armco's equity in net losses of other equity companies in 1993, 1992 and 1991 are shown below:

- -------------------------------------------------------------------------------
                                                1993        1992        1991
===============================================================================
National-Oilwell                               $(11.0)     $(19.4)     $(16.0)
North American Stainless                         (6.4)         --          --
Other                                             1.6        (2.0)        0.3
Total                                           (15.8)      (21.4)      (15.7)
- -------------------------------------------------------------------------------

    1993 VS. 1992: Improvement in 1993 compared to 1992 was primarily the result of National-Oilwell's increased revenues and implementation of previously announced actions to rationalize the company. Included in Armco's 1993 equity in losses from National-Oilwell was $5.0, representing half of National-Oilwell's write-down of its wellhead business assets, which National-Oilwell sold in February 1994. The 1992 equity in losses for National-Oilwell included $3.3 of a $6.5 charge for restructuring and rationalization. The improvement in Armco's equity in losses was somewhat offset by the equity losses recorded in 1993 by Armco for NAS, which was proceeding through start-up and early periods of operation during 1993.

    As a partnership, NAS maintains its own cash, credit lines and long-term debt, and funds its own operations, liabilities and capital expenditures, separate from the partners. NAS is partially financed by long-term debt and a revolving credit agreement. These agreements contain covenants which require NAS to maintain certain minimum net worth and ratio tests. At December 31, 1993, NAS was in default on certain of its covenant requirements. Discussions designed to reach agreement on a cure for this default situation have begun, and Armco believes that an acceptable resolution will be reached. Armco is restricted by its own credit facilities as to the amount of contributions it can make to its joint venture partnerships.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
30
- --------------------------------------------------------------------------------


    1992 VS. 1991: The decline in 1992 compared to 1991 was principally due to the worsening of National-Oilwell's operating loss. The results reflected the continuing market weakness and downsizing in the North American oil sector, which led to a reduction in work force and the closing of manufacturing plants, supply stores and tubular product stocking yards in 1991 and 1992. Armco's equity in losses at National- Oilwell includes $3.3 and $12.3 for its equity in special charges associated with this restructuring in 1992 and 1991, respectively.

    OUTLOOK: NAS is expected to increase its shipments due to improved operations, greater customer acceptance and a stronger economy. However, NAS faces increased foreign competition in commodity chrome nickel stainless sheet, which is likely to place pressure on pricing.

    National-Oilwell's sales are expected to continue to be negatively impacted by a weak market for oilfield equipment and supplies. However, National-Oilwell anticipates improvement in overall results due to benefits from rationalization in 1992 and 1993 and from divestiture of its unprofitable wellhead business in February 1994.

LIQUIDITY AND CAPITAL RESOURCES

    At December 31, 1993, Armco had cash and cash equivalents of $183.5 compared to $171.3 at December 31, 1992. The increase was due primarily to the net generation of $100.5 of cash by investing activities, primarily the sale of businesses and assets, which provided $188.6, and the sale of investments, which provided $24.9, offset by capital expenditures of $53.9 and contributions to equity investees of $22.4. Despite the $641.8 loss for the year, operating activities used cash of only $21.1 because much of the loss was due to special charges and the cumulative effect of accounting changes which did not require the immediate use of Armco's cash. Cash used in operating activities was primarily due to increases in accounts receivable and decreases in payables and accrued expenses. Financing activities used $61.8, primarily for principal payments on debt of $165.7 and preferred stock dividends of $18.2, partially offset by proceeds of $125.0 raised in a Senior Note Offering on November 12, 1993. The effect of exchange rate changes during the period reduced cash by $5.4.

    In addition to its cash balance and liquid investments, Armco has a $170.0 revolving credit facility that matures on December 31, 1995. At December 31, 1993, $84.3 of the credit facility was used for letters of credit and $85.7 was available. Borrowings under the credit facility are secured by certain of Armco's inventory and receivables. The credit facility contains a minimum working capital requirement, as defined, of $225.0 at any time during 1994, increasing to $250.0 at any time during 1995. At December 31, 1993, such working capital was $272.3. Beginning January 1, 1994, a cumulative net income test, as defined, was in effect, which requires Armco to have a minimum cumulative net income greater than zero at December 31, 1994, which will increase by $10.0 per quarter in 1995. In addition, Armco must meet certain ratio requirements. Under the terms of the amended credit agreement, Armco is not permitted to pay cash dividends on its common stock.

    Armco anticipates that its capital expenditures for 1994 will be approximately $100.0, including normal ongoing maintenance capital as well as $50.0-$60.0 of expenditures on the two-year, $100.0 thin-slab caster project at the Mansfield, Ohio plant, which was discussed in the Other Steel and Fabricated Products section. Financing commitments for this project have been obtained, and installation of the caster is expected to be completed in 1995. As discussed in "Equity and Other Investments -- Armco Steel Company, L.P.," above, Armco, in 1993, to satisfy a separate tolling agreement with ASC, funded $19.4 for ASC hot strip mill improvements that enhance ASC's ability to toll roll certain gauges of chrome nickel stainless steel for Armco.

    In November 1993, Armco sold $125.0 of 9.375% Senior Notes to the public. The Senior Notes, which mature on November 1, 2000, are unsecured and rank equally with other existing, unsecured indebtedness. The proceeds of that offering, together with approximately $16.6 of Armco's cash, were used to refinance an aggregate of $125.0 principal amount of existing indebtedness. Armco expects to meet all of its debt service and working capital requirements during 1994 through cash generated from operations, the proceeds of asset sales and cash on hand. Although to date Armco has been able to obtain financing on satisfactory terms, there can be no assurance that this will continue to be the case.

    On January 28, 1994, Armco's Board of Directors declared the regular quarterly dividends of $0.525 per share of $2.10 cumulative convertible preferred stock, Class A, and $0.90625 per share of $3.625 cumulative convertible preferred stock, Class A, each payable March 31, 1994, to shareholders of record on March 4, 1994. The Board of Directors also declared the regular quarterly dividend of $1.125 per share of $4.50 cumulative convertible preferred stock, Class B, payable April 1, 1994, to shareholders of record March 4, 1994. Payment of dividends on Armco's common stock is currently prohibited under the terms of certain of Armco's debt instruments. Armco does not anticipate paying a common stock dividend in the foreseeable future.

    At the April 23, 1993, annual meeting, Armco's shareholders voted to reduce the par value of Armco's common stock to $0.01 per share from $1.00 per share. As a result, $102.7 was transferred from Armco's stated capital account for its common stock to Additional paid-in capital, increasing surplus from which Armco is permitted, under Ohio law, to pay dividends on its common and preferred stock issues. Armco is incorporated in Ohio. In addition, effective March 31, 1993, the corporate statute of Ohio was amended to provide that Ohio corporations that recognize immediately the full amount of their transition obligation under SFAS 106, as Armco did, could increase the amount available for

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                                                                              31
- --------------------------------------------------------------------------------


payment of dividends by adding to the corporation's surplus at the time of the dividend the amount of the difference between the reduction in the corporation's surplus that resulted from the immediate recognition of the SFAS 106 transition obligation and the amount of the transition obligation that would have been recognized at the time of the dividend had the corporation elected to amortize its recognition of such transition obligation. At December 31, 1993, the amount from which Armco is permitted to pay dividends was $75.7.

ENVIRONMENTAL MATTERS

    Armco has spent substantial amounts in recent years to control air and water pollution to achieve and maintain compliance with applicable environmental requirements. Armco also has spent and will continue to spend substantial amounts for proper waste disposal and for the investigation and cleanup of properties that require remediation as a result of past waste disposal. Statutory and regulatory requirements in this area are continuing to evolve and, accordingly, it is not possible to predict with certainty the type and magnitude of expenditures that will be required in the future. However, Armco has estimated aggregate expenditures of approximately $30.0 for capital projects for pollution control during the three-year period 1993-1995, of which approximately $20.0 is related to control of air pollution as required by amendments to the Clean Air Act (enacted in November 1990), corresponding state laws and implementing regulations. This projection has been prepared internally and without independent engineering or other assistance and reflects Armco's current analysis of probable required capital projects for pollution control. Expenditures associated with remediation matters for which Armco is one of a number of potentially responsible parties are generally not included. In addition to the direct impact on Armco, the Clean Air Act amendments are expected to increase the operating costs of electrical utilities which rely on fossil fuels and this, in turn, could result in increased costs for utility services of which certain operations of Armco are significant customers. Armco's capital expenditures for pollution control projects amounted to approximately $72.6 during the period 1982 through 1992.

    Armco also is a party to a number of administrative proceedings and negotiations with environmental regulatory authorities. Armco believes that the ultimate liability from environmental-related liabilities will not materially affect the consolidated financial position or liquidity of Armco; however, it is possible that due to fluctuations in Armco's operating results, future developments with respect to such matters could have a material effect on the results of operations or liquidity in future interim or annual periods.

    Under the federal Comprehensive Environmental Response, Compensation and Liability Act, certain analogous state laws and the federal Resource Conservation and Recovery Act, past disposal of wastes, whether on-site or at other locations, may result in the imposition of cleanup obligations by federal or state regulatory authorities or other potentially responsible parties, even when the wastes were disposed of in accordance with applicable laws and requirements in existence at the time of disposal. The federal government has asserted that joint and several liability applies in hazardous waste litigation and courts have held that, absent proof that damages are allocable or subject to allocation, joint and several liability will be applied. Armco has been named as a defendant, or identified as a potentially responsible party, in various proceedings wherein the state or federal government or another potentially responsible party seeks reimbursement for, or compulsory cleanup of, hazardous waste sites. Armco has been required to perform or fund such cleanup or participate in cleanup with others at a number of sites at which its facilities or facilities formerly owned by Armco disposed of wastes in the past and may, from time to time, be required to remediate or join with others in the remediation of other locations as these sites are identified by federal or state authorities. In addition, Armco also is a party to various lawsuits with respect to alleged property damages and personal injury from waste disposal sites.

    In addition, environmental exit costs with respect to Armco's ongoing businesses may be incurred if Armco makes a decision to dispose of additional properties. While Armco believes that the ultimate liability for the environmental remediation and related matters identified to date, including the cleanup, closure and monitoring of waste sites, will not materially affect its consolidated financial condition or liquidity, the identification of additional sites, increases in remediation costs with respect to identified sites, the failure of other potentially responsible parties to contribute their share of remediation costs, decisions to dispose of additional properties and other changed circumstances may result in increased costs to Armco, which could have a material effect on its financial condition, liquidity and results of operations.


[PHOTOGRAPH OF JOHN BAUER APPEARS HERE]

"ARMCO IS FOCUSED ON SPECIALTY STEEL AND COMMITTED TO CREATING VALUE FOR ALL OF ITS CUSTOMERS. THIS IS THE MESSAGE WE'LL BE TRYING TO GET ACROSS IN 1994. A KEY AUDIENCE IS GOVERNMENT OFFICIALS DEBATING FOREIGN TRADE ISSUES. WE WILL PURSUE UNFAIR TRADE ACTIONS, SUCH AS LAST YEAR'S SUCCESSFUL GRAIN-ORIENTED ELECTRICAL STEEL SUITS, TO PROTECT OUR COMPETITIVE POSITION IN THE SPECIALTY BUSINESS. WE WILL ALSO BE HEAVILY INVOLVED IN THE DEVELOPING DEBATES ON HEALTH CARE AND ENVIRONMENTAL ISSUES." -- JOHN BAUER, DIRECTOR -- CORPORATE AFFAIRS

32
- --------------------------------------------------------------------------------


RESPONSIBILITY FOR FINANCIAL REPORTING

    Armco's management prepared the financial statements presented in this Annual Report in accordance with generally accepted accounting principles in the United States. These principles require choices among alternatives and numerous estimates of financial matters. We believe the accounting principles chosen are appropriate in the circumstances, and the estimates and judgements involved in Armco's financial reporting are reasonable and conservative.

    Armco's management is responsible for the integrity and objectivity of the financial information presented in this Annual Report. We maintain a system of internal accounting control and a program of internal audits. They are designed to provide reasonable assurance that the financial reports are fairly presented and that Armco employees comply with our stated policies and procedures, including policies on the ethical conduct of business. We continually review and update our policies and system of internal accounting control as our businesses and business conditions change.

    Management and the Audit Review Committee of the Board of Directors recommended, and the Board of Directors approved, the hiring of Deloitte & Touche as independent auditors for the Company. Deloitte & Touche expresses an informed professional opinion on Armco's financial statements.

    The Audit Review Committee, composed solely of independent outside directors, oversees Armco's public financial reporting. The Audit Review Committee meets periodically with management, Deloitte & Touche, and Armco's internal auditors, both individually and jointly, to discuss internal accounting control and financial reporting matters. Deloitte & Touche and Armco's internal auditors have free access to the Audit Review Committee to discuss any matters.

    We believe Armco's internal control system, combined with the activities of the internal and independent auditors and the Audit Review Committee, provides you reasonable assurance of the integrity of our financial reporting.

/s/ James F. Will

James F. Will
President and
Chief Executive Officer


/s/ David G. Harmer

David G. Harmer
Vice President and
Chief Financial Officer



INDEPENDENT AUDITORS' REPORT

[LOGO OF DELOITTE & TOUCHE APPEARS HERE]

2500 One PPG Place
Pittsburgh, PA

Armco, Its Shareholders and Directors:

    We have audited the statement of consolidated financial position of Armco Inc. and consolidated subsidiaries as of December 31, 1993 and 1992 and the related consolidated statements of operations, shareholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1993. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Armco Inc. and consolidated subsidiaries at December 31, 1993 and 1992 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1993, in conformity with generally accepted accounting principles.

    As discussed in Notes 1, 2 and 4 to the financial statements, in 1993 Armco Inc. changed its methods of accounting for postretirement benefits other than pensions, income taxes, certain investments in debt and equity securities, and postemployment benefits.


/s/ Deloitte & Touche

February 9, 1994

                                                                              33
- --------------------------------------------------------------------------------


STATEMENT OF CONSOLIDATED OPERATIONS

- -------------------------------------------------------------------------------
For the years ended December 31, 1993, 1992
 and 1991
- -------------------------------------------------------------------------------
(Dollars in millions, except per share
 amounts)                                           1993       1992       1991
- -------------------------------------------------------------------------------
Net sales                                      $ 1,664.0  $ 1,673.2  $ 1,204.0
Cost of products sold                           (1,519.5)  (1,509.8)  (1,050.5)
Selling and administrative expenses               (125.0)    (135.6)    (114.3)
Special charges -- net (Note 10)                  (165.5)    (185.1)     (48.7)
- -------------------------------------------------------------------------------
    Operating loss                                (146.0)    (157.3)      (9.5)

Interest income                                      5.0        9.6       28.8
Interest expense                                   (42.7)     (44.6)     (49.6)
Sundry other -- net                                (36.1)      (5.5)     (20.9)
- -------------------------------------------------------------------------------
    Loss before income taxes                      (219.8)    (197.8)     (51.2)

Credit for income taxes (Note 4)                     7.3       34.0        1.2
- -------------------------------------------------------------------------------
    Loss of Armco and consolidated
     subsidiaries                                 (212.5)    (163.8)     (50.0)

Equity in loss of Armco Steel Company, L.P.
 (Note 14)                                         (27.9)    (234.1)    (119.0)
Gain on investment in Armco Steel Company,
 L.P. (Note 14)                                       --         --       24.1
Equity in loss of other equity companies
 (Note 15)                                         (15.8)     (21.4)     (15.7)
- -------------------------------------------------------------------------------
Loss from continuing operations                   (256.2)    (419.3)    (160.6)

Discontinued operations --
    Worldwide Grinding Systems (Note 17)
        Income from operations (Net of taxes
         of $2.6 in 1993, $1.6 in 1992 and
         $1.3 in 1991)                              14.2        0.4        8.8
        Loss on disposal of business               (40.0)        --         --
    AFSG companies to be sold (Note 3)
        Loss from operations (Net of tax
         benefit of $0.2 in 1992 and
            tax provision of $0.2 in 1991)            --       (2.6)     (14.4)
        Writeoff of advances to AFSG                  --         --     (170.3)
        Loss on disposal of business               (45.0)        --         --
- -------------------------------------------------------------------------------
    Loss before extraordinary losses and
     cumulative effect of accounting changes      (327.0)    (421.5)    (336.5)
Extraordinary losses (Notes 5 and 14)               (7.3)      (8.4)        --
Cumulative effect of changes in accounting
  for postretirement and postemployment
  benefits and income taxes (Notes 2 and 4)       (307.5)        --         --
- -------------------------------------------------------------------------------
    Net loss                                   $  (641.8) $  (429.9) $  (336.5)
- -------------------------------------------------------------------------------
Loss per share -- primary (Note 1)
        Loss from continuing operations        $   (2.64) $   (4.35) $   (1.91)
        Loss from discontinued operations           (.68)      (.02)     (1.99)
        Loss before extraordinary losses and
         cumulative effect of accounting
         changes                                   (3.32)     (4.37)     (3.89)
        Extraordinary losses                        (.07)      (.08)        --
        Cumulative effect of accounting
         changes                                   (2.96)        --         --
        Net loss                                   (6.35)     (4.45)     (3.89)
    Dividends (Note 7)
        Preferred stock
            $2.10 Class A                           2.10       2.10       2.10
            $3.625 Class A                          3.63        .84         --
            $4.50 Class B                           4.50       4.50       4.50
- -------------------------------------------------------------------------------

See Notes to Financial Statements on pages 38 through 56.

34
- --------------------------------------------------------------------------------


STATEMENT OF CONSOLIDATED FINANCIAL POSITION

- -------------------------------------------------------------------------------
December 31, 1993 and 1992
- -------------------------------------------------------------------------------
(Dollars in millions, except per share amounts)                1993       1992
- -------------------------------------------------------------------------------
ASSETS
Current assets
    Cash and cash equivalents (Note 1)                     $  183.5   $  171.3
    Accounts and notes receivable
        Trade (less allowance for doubtful accounts of
         $4.0 for 1993 and $5.1 for 1992)                     166.1      187.9
        Other receivables                                      19.0       23.1
    Inventories (Note 1)                                      205.5      238.1
    Net assets held for sale (Note 1)                          30.9      190.4
    Other                                                      20.4       13.9
- -------------------------------------------------------------------------------
            Total current assets                              625.4      824.7
- -------------------------------------------------------------------------------
Investments (Note 1)
    Investment in Armco Steel Company, L.P. (Note 14)            --        8.5
    Investment in National-Oilwell (Note 15)                   83.9       94.8
    Investment in North American Stainless (Note 15)           43.8       48.3
    Investment in AFSG (Note 3)                                97.1      149.4
    Other (less allowance for impairment of $20.0 for
     1993 and $28.3 for 1992)                                  44.3       53.5
Property, plant and equipment (Note 1)
    Land                                                       26.0       28.3
    Buildings                                                  78.8       96.7
    Machinery and equipment                                   843.1      924.5
    Construction in progress                                   35.1       38.7
- -------------------------------------------------------------------------------
            Total property, plant and equipment               983.0    1,088.2
            Accumulated depreciation                         (455.2)    (465.1)
- -------------------------------------------------------------------------------
            Property, plant and equipment -- net              527.8      623.1
- -------------------------------------------------------------------------------
Deferred tax asset (Note 4)                                   295.6         --
Goodwill and other intangible assets (Note 1)                 162.6       36.4
Other assets                                                   24.2       31.2
- -------------------------------------------------------------------------------
            Total assets                                   $1,904.7   $1,869.9
- -------------------------------------------------------------------------------

See Notes to Financial Statements on pages 38 through 56.

                                                                              35
- --------------------------------------------------------------------------------

- -------------------------------------------------------------------------------
                                                             1993       1992
- -------------------------------------------------------------------------------
LIABILITIES
Current liabilities
    Accounts and notes payable
        Trade                                             $   108.6   $  136.0
        Other                                                  11.0       22.4
    Accrued taxes                                               7.7       15.3
    Accrued salaries and wages                                 28.7       31.6
    Current employee benefit obligations (Note 2)              98.3       63.3
    Other accruals                                             90.4       99.1
    Current portion of long-term debt and lease
     obligations (Note 5)                                       8.3       20.7
- -------------------------------------------------------------------------------
            Total current liabilities                         353.0      388.4
- -------------------------------------------------------------------------------
Long-term debt and lease obligations (Note 5)                 379.7      401.0
Long-term employee benefit obligations (Note 2)             1,270.9      541.6
Other liabilities                                             204.5      187.3
Commitments and contingencies (Note 12)
Class B common stock of subsidiary, redemption value
 $13.2 (Note 16)                                                9.7        9.3
- -------------------------------------------------------------------------------
SHAREHOLDERS' EQUITY (DEFICIT) (Note 7)
Preferred stock
        Class A--authorized 6,697,231 shares of no par
        value, issuable in series.
            Series issued: $2.10 cumulative convertible
            (involuntary liquidation value $25.5) and
            $3.625 cumulative convertible (involuntary
            liquidation value $135.0)                         137.6      137.6
        Class B--authorized 5,000,000 shares of $1 par
         value, issuable in series.
            Series issued: $4.50 cumulative convertible
             (involuntary liquidation value $50.0)             48.3       48.3
Common stock--authorized 150,000,000 shares of $.01 par
 value ($1 in 1992); issued and outstanding 104,122,974
 for 1993 and 103,512,133 for 1992                              1.0      103.5
Additional paid-in capital                                    951.1      845.5
Retained deficit                                           (1,450.3)    (790.7)
Net foreign currency translation loss (Note 1)                 (0.8)      (1.9)
- -------------------------------------------------------------------------------
            Total shareholders' equity (deficit)             (313.1)     342.3
- -------------------------------------------------------------------------------
            Total liabilities and shareholders' equity
             (deficit)                                    $ 1,904.7   $1,869.9
- -------------------------------------------------------------------------------

36
- --------------------------------------------------------------------------------


STATEMENT OF CONSOLIDATED CASH FLOWS

- -------------------------------------------------------------------------------
For the years ended December 31, 1993, 1992 and  1991
- -------------------------------------------------------------------------------
(Dollars in millions)                                 1993      1992      1991
- -------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
    Net loss                                       $(641.8)  $(429.9)  $(336.5)
    Adjustments to reconcile net loss to net
      cash from operating activities:
        Depreciation and lease-right amortization     53.2      46.7      33.9
        Loss from discontinued operations             70.8       2.2     175.9
        Gain on sales of investments and
         facilities                                   (3.2)     (0.9)    (38.6)
        Loss on retirement of debt                     7.3       2.3        --
        Equity in losses and undistributed
         earnings of associated companies             45.1     261.8     149.5
        Special charges -- net                       165.5     185.1      48.7
        Cumulative effect of accounting changes      307.5        --        --
        Other                                         22.0      14.3       7.1
    Change in assets and liabilities, net of
     effects of acquisitions and dispositions:
        Accounts receivable                          (28.5)      7.6      (1.5)
        Inventory                                      0.8     (20.7)     43.9
        Payables and accrued expenses                (14.0)    (71.0)    (33.9)
        Other assets and liabilities -- net           (5.8)    (88.2)    (27.4)
- -------------------------------------------------------------------------------
    Net cash provided by (used in) operating
     activities                                      (21.1)    (90.7)     21.1
- -------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
        Net proceeds from the sale of businesses
         and assets                                  188.6      38.9       2.0
        Proceeds from the sale and maturity of
         marketable securities                         2.0      28.1     335.1
        Proceeds from the sale of investments         24.9      18.7      40.7
        Purchase of marketable securities               --      (7.0)    (90.6)
        Purchase of investments                       (6.0)    (12.8)     (7.3)
        Contributions to equity investees            (22.4)     (8.0)    (38.1)
        Capital expenditures                         (53.9)    (59.4)    (26.1)
        Acquisitions, net of cash acquired              --    (103.3)    (66.6)
        Net cash provided by (used in)
         discontinued operations                      (2.2)     32.9       9.6
        Other                                        (30.5)     (8.2)     (0.2)
- -------------------------------------------------------------------------------
    Net cash provided by (used in) investing
     activities                                      100.5     (80.1)    158.5
- -------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
        Proceeds from issuance of debt               125.0     100.0      36.5
        Principal payments on debt                  (165.7)   (195.6)    (17.1)
        Change in notes payable                       (3.7)      1.0     (12.1)
        Proceeds from issuance of common stock         2.1       0.4        --
        Proceeds from issuance of preferred stock       --     130.4        --
        Dividends paid                               (18.2)    (10.3)    (16.9)
        Other                                         (1.3)      0.9       0.7
- -------------------------------------------------------------------------------
    Net cash provided by (used in) financing
     activities                                      (61.8)     26.8      (8.9)
- -------------------------------------------------------------------------------
EFFECT OF EXCHANGE RATE CHANGES ON CASH               (5.4)    (10.3)     (4.9)
- -------------------------------------------------------------------------------
NET CHANGE IN CASH AND CASH EQUIVALENTS               12.2    (154.3)    165.8
Cash and cash equivalents:
    Beginning of year                                171.3     325.6     159.8
- -------------------------------------------------------------------------------
    End of year                                    $ 183.5   $ 171.3   $ 325.6
- -------------------------------------------------------------------------------
Supplemental disclosures of cash flow
 information:
Cash paid during the year for:
        Interest                                   $  44.5   $  39.6   $  48.3
        Income taxes                                   2.7       2.1       2.4
Supplemental schedule of noncash investing and
 financing activities:
    Debt incurred directly for property                 --        --       1.0
    Issuance of restricted stock                       0.1       3.9        --
    Acquisition of a business:
        Fair value of assets acquired                   --     687.6      80.7
        Liabilities assumed                             --    (470.2)    (13.7)
        Cash paid -- current year                       --    (104.5)    (67.0)
        Cash paid -- prior year                         --      (4.0)       --
        Stock issued                                    --     (78.9)       --
        Debt issued to retire preferred stock of
         Cyclops Corporation                            --     (30.0)       --
    Contribution of investment to equity investee       --      (9.1)       --
- -------------------------------------------------------------------------------

See Notes to Financial Statements on pages 38 through 56.

                                                                              37
- --------------------------------------------------------------------------------

STATEMENT OF CONSOLIDATED SHAREHOLDERS' EQUITY (DEFICIT)

- --------------------------------------------------------------------------------------------------------------------------
For the years ended December 31, 1991, 1992 and 1993
- --------------------------------------------------------------------------------------------------------------------------
(Dollars in millions)
- --------------------------------------------------------------------------------------------------------------------------
                                                         Preferred Stock                        Common Stock

                                                  Class A               Class B
                                                                                                             Additional
                                                                                                               Paid-In
                                            Shares        Amount    Shares      Amount       Shares   Amount   Capital
- ---------------------------------------------------------------------------------------------------------------------------
Balance,
  December 31, 1990                      1,697,256        $  7.2   999,900       $48.3   88,494,610  $  88.5    $777.4
Restricted stock cancelled                                                                   (9,000)      --      (0.1)
Net loss
Cash dividends declared --
 preferred
Adjustment for net  unreal-
 ized gains on marketable
 equity securities of AFSG
Foreign currency
 translation adjustment
- ---------------------------------------------------------------------------------------------------------------------------
Balance,
  December 31, 1991                      1,697,256           7.2   999,900        48.3   88,485,610     88.5     777.3
$3.625 preferred stock issued            2,700,000         130.4
Exercise of options                                                                         103,980      0.1       0.3
Restricted stock issued                                                                     645,000      0.6       3.3
Common stock issued for
  business acquisition                                                                   14,277,543     14.3      64.6
Net loss
Cash dividends declared --
 preferred
Adjustment for net unreal-
 ized losses on marketable
 equity securities of AFSG
Foreign currency
 translation adjustment
- ---------------------------------------------------------------------------------------------------------------------------
Balance,
  December 31, 1992                      4,397,256         137.6   999,900        48.3  103,512,133    103.5     845.5
Exercise of options                                                                         585,458      0.2       2.8
Restricted stock issued                                                                      26,000       --       0.1
Par value reduction                                                                              --   (102.7)    102.7
Net loss
Cash dividends declared --
 preferred
Foreign currency
 translation adjustment
Other                                          (25)           --                               (617)      --        --
- ---------------------------------------------------------------------------------------------------------------------------
BALANCE,
  DECEMBER 31, 1993                      4,397,231        $137.6   999,900       $48.3  104,122,974  $   1.0    $951.1
- ---------------------------------------------------------------------------------------------------------------------------

- --------------------------------------------------------------------------------------
                                                         Net
                                                       Foreign           Net
                                                       Currency       Unrealized
                                        Retained      Translation       Gains
                                         Deficit      Adjustments      (Losses)
- --------------------------------------------------------------------------------------
Balance,
  December 31, 1990                    $    (5.9)       $(14.8)         $(0.9)
Restricted stock cancelled
Net loss                                  (336.5)
Cash dividends declared --
 preferred                                  (8.1)
Adjustment for net  unreal-
 ized gains on marketable
 equity securities of AFSG                                                1.1
Foreign currency
 translation adjustment                                    3.2
- --------------------------------------------------------------------------------------
Balance,
  December 31, 1991                       (350.5)        (11.6)           0.2
$3.625 preferred stock issued
Exercise of options
Restricted stock issued
Common stock issued for
  business acquisition
Net loss                                  (429.9)
Cash dividends declared --
 preferred                                 (10.3)
Adjustment for net unreal-
 ized losses on marketable
 equity securities of AFSG                                               (0.2)
Foreign currency
 translation adjustment                                    9.7
- --------------------------------------------------------------------------------------
Balance,
  December 31, 1992                       (790.7)         (1.9)           --
Exercise of options
Restricted stock issued
Par value reduction
Net loss                                  (641.8)
Cash dividends declared --
 preferred                                 (17.8)
Foreign currency
 translation adjustment                                    1.1
Other
- --------------------------------------------------------------------------------------
BALANCE,
  DECEMBER 31, 1993                    $(1,450.3)       $ (0.8)        $  --
- --------------------------------------------------------------------------------------

See Notes to Financial Statements on pages 38 through 56.

                         NOTES TO FINANCIAL STATEMENTS
38
- --------------------------------------------------------------------------------


NOTES TO FINANCIAL STATEMENTS
(Dollar amounts in millions, except per share amounts)

1.  SUMMARY OF ACCOUNTING POLICIES

CONSOLIDATION

    The accompanying statements include the accounts of Armco and all subsidiaries in which Armco has a controlling interest except for the Worldwide Grinding Systems segment (Note 17) and the Armco Financial Services Group (AFSG) (Note 3), which are reflected as discontinued operations for all periods presented.

    On April 24, 1992, Armco completed the acquisition of Cyclops Industries, Inc. (Cyclops), including its subsidiary, Eastern Stainless Corporation (Note
16). Armco paid $103.3 in cash and issued $30.0 of debt and 14.3 million shares of its common stock valued at $78.9 for the businesses acquired. The acquisition was accounted for using the purchase method of accounting. Cyclops was a producer of flat-rolled stainless and carbon steels, tubular steel products and special alloys, and operated businesses which designed, fabricated and erected nonresidential construction products. As of April 25, 1992, Armco began including the former Cyclops units in its financial statements. The following unaudited pro forma schedule presents combined Armco and Cyclops for the twelve months ended December 31, 1992 and 1991 as if the acquisition had taken place on January 1, 1991:

- -------------------------------------------------------------------------------
                                                         1992           1991
===============================================================================
Net sales                                              $1,974.6       $2,227.8
Loss before extraordinary losses                         (437.1)        (397.5)
Net loss                                                 (445.5)        (397.5)
Net loss per share                                        (4.41)         (3.95)
- -------------------------------------------------------------------------------

INVESTMENTS

    Armco has investments in associated companies (joint ventures, partnerships and companies in which Armco has a 20% or more interest, but does not control). The following summary financial information reflects Armco's share of these associated companies, which are accounted for by the equity method, including Armco Steel Company, L.P. (restated as described in Note 14), National-Oilwell (Note 15) and North American Stainless (Note 15).

- -------------------------------------------------------------------------------
                                                 1993       1992        1991
===============================================================================
Current assets                                $  436.0    $ 368.4    $  432.4
Noncurrent assets                                699.6      670.1       700.9
Current liabilities                              357.2      316.6       327.4
Noncurrent liabilities                           885.1      797.2       595.0
Net sales                                      1,073.8      991.0     1,084.9
Gross profit (loss)                              155.3      (62.7)       40.0
Loss before extraordinary loss                   (35.1)    (285.2)     (144.9)
Net loss                                         (35.1)    (291.3)     (144.9)
- -------------------------------------------------------------------------------

    In 1993, Armco adopted Statement of Financial Accounting Standards (SFAS) 115, Accounting for Certain Investments in Debt and Equity Securities, which provides guidance as to when it is appropriate to report certain invested assets at fair market value. Under the definitions provided in this Statement at December 31, 1993, Armco's invested assets, totaling $203.0, have been classified as held to maturity and are therefore properly recorded at amortized cost. There was no material effect to Armco as a result of adopting this standard.

    At December 31, 1993, Armco has included in Other investments in the Statement of Consolidated Financial Position, $26.2 of financial instruments, of which $22.1 are restricted collateral deposits.

    Sales of marketable securities and other cost investments resulted in gains of $14.1 in 1991, which are reported in Sundry other -- net.

CASH AND CASH EQUIVALENTS

    Cash equivalents, which consist primarily of commercial paper, bank repurchase agreements and certificates of deposit, are stated at cost plus accrued interest, which approximates market value. Cash equivalents include only securities having a maturity of three months or less at the time of purchase.

    In accordance with SFAS 95, Statement of Cash Flows, cash flows from Armco's operations in foreign countries are calculated based on their reporting currencies. As a result of this and the sale of businesses during the year, amounts related to changes in assets and liabilities reported on the Statement of Consolidated Cash Flows will not necessarily agree to changes in the corresponding balances on the Statement of Consolidated Financial Position. The effect of exchange rate changes on cash balances held in foreign currencies is reported on a separate line below Cash flows from financing activities.

TRANSLATION OF FOREIGN CURRENCY

    Assets and liabilities of international operations are translated at current exchange rates, and related revenues and expenses are translated at average rates of exchange in effect during the year. Cumulative translation adjustments are recorded as a separate component of shareholders' equity. Assets and liabilities of international operations in hyperinflationary economies are translated at historical rates, and

                         NOTES TO FINANCIAL STATEMENTS
                                                                              39
- --------------------------------------------------------------------------------


translation adjustments relating to such operations are included in Sundry other
- -- net with transaction gains and losses. Armco reports interest income and interest expense net of related translation losses and gains to approximate the real rate of interest earned or expensed by its businesses operating in hyperinflationary economies.

INVENTORIES

    Inventories are valued at the lower of cost or market. Cost of inventories at most domestic operations is measured on the LIFO -- Last In, First Out -- method. Other inventories are measured principally at average cost. Inventory balances as of December 31, 1993 and 1992 were:

- -------------------------------------------------------------------------------
                                                            1993         1992
===============================================================================
INVENTORIES ON LIFO:
Finished and semi-finished                                 $190.8       $200.3
Raw materials and supplies                                   21.5         15.2
Adjustment to state inventories at LIFO value               (38.5)       (27.4)
- -------------------------------------------------------------------------------
    Total                                                   173.8        188.1
- -------------------------------------------------------------------------------
INVENTORIES ON AVERAGE COST:
Finished and semi-finished                                   14.1         23.4
Raw materials and supplies                                   17.6         26.6
- -------------------------------------------------------------------------------
    Total                                                    31.7         50.0
- -------------------------------------------------------------------------------
Total inventories                                          $205.5       $238.1
- -------------------------------------------------------------------------------

    Liquidation of LIFO inventory layers caused by certain inventory reductions reduced the Loss before extraordinary losses and cumulative effect of accounting changes and Net loss for 1991 by $27.4, or $.31 per share, primarily in the Other Steel and Fabricated Products segment.

RESEARCH AND DEVELOPMENT COSTS

    Armco conducts a broad range of research and development activities, including programs for its affiliated companies. These activities are aimed at improving existing products and manufacturing processes and developing new products and processes. Research and development costs are recorded as expense when incurred, reduced by amounts funded by affiliates. The amounts incurred for 1993, 1992 and 1991 were $12.9, $24.0 and $23.6, respectively, including $3.9,
$9.4 and $11.8 funded by affiliates in 1993, 1992 and 1991.


[PHOTOGRAPH OF STEVE GILBY APPEARS HERE]

"ARMCO RESEARCH & TECHNOLOGY HAS FOUR KEY OBJECTIVES FOR 1994. ONE, WE WILL LEAD THE DEVELOPMENT OF A LONG-RANGE STRATEGIC PLAN FOR RETAINING AND GROWING ARMCO'S FLAT-ROLLED STEEL MARKET SHARE. TWO, WE WILL IMPLEMENT A KEY PROJECT MANAGEMENT SYSTEM TO COORDINATE ALL RESEARCH PROJECTS TOWARD THIS END. THREE, WE WILL ASSIST ARMCO OPERATING UNITS IN ACHIEVING THEIR AGGRESSIVE 1994 BUSINESS PLANS. FOUR, WE WILL ACCELERATE OUR LONGER RANGE RESEARCH PROGRAM AIMED AT MAJOR NEW PROCESS AND PRODUCT DEVELOPMENT FOR THE SPECIALTY STEEL GROUP." -- STEVE GILBY, MANAGING DIRECTOR -- RESEARCH & TECHNOLOGY


PROPERTY, PLANT AND EQUIPMENT

    Depreciation and amortization are computed using the straight-line method based on the estimated useful lives of the related assets. Leasehold improvements are amortized over the shorter of the life of the related asset or the life of the lease.

    During 1993, 1992 and 1991, Armco expensed $125.1, $129.6 and $101.8, respectively, for maintenance and repair of its property, plant and equipment.

NET ASSETS HELD FOR SALE

    Net assets held for sale in the Statement of Consolidated Financial Position consists of the lower of cost or net realizable value of net assets in businesses which have been identified for divestment.

GOODWILL AND OTHER INTANGIBLE ASSETS

    Goodwill and other intangible assets primarily include goodwill recorded in connection with the effect of adoption of SFAS 106 in 1993 on the acquisition of Cyclops on April 24, 1992. These assets are being amortized using the straight-line method over 40 years. Also included are goodwill and intangible assets acquired in the purchase of Douglas Dynamics, Inc. on July 2, 1991. These assets are being amortized over their estimated useful lives, the majority of which do not exceed 17 years. Amortization expense for 1993, 1992 and 1991 was $7.0, $3.7 and $1.9, respectively.

EARNINGS PER SHARE

    Primary earnings per share is computed by deducting the amount of dividends on preferred stock from income (added to a loss). This amount is then divided by the weighted average number of common shares outstanding during the year, plus common equivalent shares outstanding if the common equivalent shares are dilutive. Common equivalent shares include dilutive stock options as if the options were exercised and the proceeds used to acquire common shares. Dilutive stock options give the right to buy shares at a price which is less than current market price. The fully diluted per share amounts are not presented in 1993, 1992 and 1991 because such amounts are antidilutive.

ENVIRONMENTAL LIABILITIES

    Armco has participated in or funded various cleanup efforts at sites where its facilities have disposed of wastes, including sites located on its own properties. Costs related to these efforts are accrued when it is probable that a liability has been incurred and the amount of that liability can be reasonably estimated. It is Armco's policy not to accrue environmental exit costs with respect to ongoing businesses until a decision is made to dispose of the property.

                         NOTES TO FINANCIAL STATEMENTS
40
- --------------------------------------------------------------------------------


CONCENTRATIONS OF CREDIT RISK

    Armco is primarily a producer of stainless, electrical and carbon steels and steel products, which are sold to a number of markets, including industrial machinery and equipment, automotive, aircraft, construction, power generation, appliances, and agriculture. Following the divestment of the Worldwide Grinding Systems business segment, Armco sells domestically to customers primarily in the Midwestern and Eastern United States, while foreign sales are primarily made to customers in Western Europe. Credit risk related to Armco's trade receivables is limited due to the large number of customers in differing industries and geographic areas.

RECLASSIFICATIONS

    Certain amounts in prior period financial statements have been reclassified to conform to the 1993 presentation.


2.  PENSION AND OTHER EMPLOYEE BENEFITS

    PENSIONS

    Armco provides noncontributory pension benefits for most employees. Benefits for most nonrepresented and certain represented employees are primarily based on years of service and earnings in the highest 60 consecutive months in the last 120 months prior to the date of retirement or a minimum amount per year of service, whichever is higher. As a result of the labor negotiations in 1993, the benefits for most hourly represented employees are based on a fixed dollar amount per year of service.

    The qualified plans have been funded to meet the minimum funding requirements of the Employee Retirement Income Security Act of 1974. During years prior to 1993, Armco made cash contributions which in total exceeded the minimum required contributions. As a result, at December 31, 1993, funding credits of $39.7 were available to offset future minimum funding requirements. No contributions were made during 1993.

    On April 24, 1992, Armco assumed the former Cyclops pension plans. These plans had projected benefit obligations of $431.4 and plan assets with a market value of $323.6. The unfunded projected benefit obligation of $107.8 was recorded on acquisition. Effective October 31, 1992, all qualified Cyclops pension plans, with the exception of plans for certain Eastern Stainless Corporation employees, were merged into the Armco pension plans.


[PHOTOGRAPH OF JIM EDGERTON APPEARS HERE]

"IN 1993, ARMCO PUT IN PLACE A PROGRAM TO MONITOR AND CONTROL HEALTH CARE COSTS. THE KEY DECISION WAS MOVING TO MANAGED CARE FOR BOTH ACTIVE EMPLOYEES AND RETIREES. THIS DELIVERY SYSTEM IS MORE EFFICIENT AND COST-EFFECTIVE. FURTHER REFINEMENTS SUCH AS HMOS COULD BE DOWN THE ROAD. WE ARE ALREADY SEEING SIGNIFICANT SAVINGS FROM MORE COST-SHARING." -- JIM EDGERTON, DIRECTOR -- HUMAN RESOURCES


    Economic assumptions and net periodic pension expense by component were as follows:

- --------------------------------------------------------------------------------------------------
                                                                  1993         1992         1991
==================================================================================================
Weighted average discount rate                                      8.0%         8.0%         9.0%
Weighted average expected long-term rate of return
 on assets                                                         8.75%        8.75%        9.75%
Rate of future compensation increases                               5.0%         5.0%         5.0%
Cost of benefits earned during the period                       $  20.4      $  21.5      $  13.9
Interest cost on the projected benefit obligation                 150.3        137.0        117.2
Actual return on plan assets                                     (256.9)      (108.3)      (325.0)
Net amortization and deferral                                     115.1        (32.8)       212.5
- --------------------------------------------------------------------------------------------------
Net periodic pension expense                                    $  28.9      $  17.4      $  18.6
- --------------------------------------------------------------------------------------------------

    Expense increased in 1993 primarily due to lower than expected investment returns in 1992, inclusion of Cyclops for the full year, closing facilities and force reductions. The net periodic expense shown above includes $3.7, for divested units, which was charged in 1993 to previously established accruals.

    Net curtailment losses on pensions of $23.8 in 1993, $44.6 in 1992 and $5.8 in 1991 for reductions in the work force were recorded as special charges and are not included in net periodic pension expense. Certain former Cyclops units have hourly employees participating in multi-employer pension and welfare plans. The total expense for contributions to those programs was $1.7 in 1993 and $2.1 in 1992, which was not included in net periodic pension expense shown above.

    The following table presents the funded status of pension plans using discount rates of 7.25% and 8.0%, respectively, at December 31, 1993 and 1992. The assumed rate of future compensation increases was 4% for 1993 and 5% for 1992. The funded status of the pension plans decreased during 1993, primarily as a result of the decrease in the discount rate, but also due to early retirements related to shutdowns and force reductions. Amounts include benefits for employees of Worldwide Grinding Systems.

                         NOTES TO FINANCIAL STATEMENTS
                                                                              41
- --------------------------------------------------------------------------------


- --------------------------------------------------------------------------------
                                 Plans for which   Plans for which
                                  Assets Exceed      Accumulated
                                   Accumulated         Benefits        Total
1993                                 Benefits       Exceed Assets    All Plans
=================================================================================
ACTUARIAL PRESENT VALUE OF
 BENEFIT OBLIGATIONS:
Vested benefits                          $34.9          $2,014.2      $2,049.1
Nonvested benefits                         1.7              46.8          48.5
- ---------------------------------------------------------------------------------
Accumulated benefits                      36.6           2,061.0       2,097.6
Projected benefit obligation              41.5           2,115.9       2,157.4
Plan assets at fair value/1/              45.5           1,864.9       1,910.4
- ---------------------------------------------------------------------------------
Unfunded (overfunded)
 projected benefit obligation             (4.0)            251.0         247.0
RECONCILIATION OF FUNDED
 STATUS TO RECORDED AMOUNTS:
Unrecognized prior service                  --             (20.8)        (20.8)
Unrecognized net gain (loss)              (1.3)             73.0          71.7
Unrecognized net asset
 (obligation)                              2.5             (56.1)        (53.6)
Amount required to recognize
 minimum liability                          --               5.0           5.0
- ---------------------------------------------------------------------------------
Accrued pension liability
 (benefit)                               $(2.8)         $  252.1      $  249.3
- ---------------------------------------------------------------------------------

/1/ The mix of pension assets held at December 31, 1993 was 50% equities, 44% fixed income securities, and 6% short-term securities.

- ---------------------------------------------------------------------------------
                                 Plans for which   Plans for which
                                  Assets Exceed      Accumulated
                                   Accumulated         Benefits        Total
1992                                 Benefits       Exceed Assets    All Plans
=================================================================================
ACTUARIAL PRESENT VALUE OF
 BENEFIT OBLIGATIONS:
Vested benefits                       $1,121.0            $651.0      $1,772.0
Nonvested benefits                        38.2              16.8          55.0
- ---------------------------------------------------------------------------------
Accumulated benefits                   1,159.2             667.8       1,827.0
Projected benefit obligation           1,256.6             700.8       1,957.4
Plan assets at fair value/1/           1,228.8             605.1       1,833.9
- ---------------------------------------------------------------------------------
Unfunded projected benefit
 obligation                               27.8              95.7         123.5
RECONCILIATION OF FUNDED
 STATUS TO RECORDED AMOUNTS:
Unrecognized prior service               (10.2)             (7.6)        (17.8)
Unrecognized net gain                    109.3              59.1         168.4
Unrecognized net obligation              (58.5)            (13.6)        (72.1)
Amount required to recognize
 minimum liability                          --               3.1           3.1
- ---------------------------------------------------------------------------------
Accrued pension liability             $   68.4            $136.7      $  205.1
- ---------------------------------------------------------------------------------

/1/ The mix of pension assets held at December 31, 1992 was 53% equities, 44% fixed income securities, and 3% short-term securities.

RETIREE HEALTH CARE AND LIFE INSURANCE BENEFITS

    In addition to providing pension benefits, Armco provides certain health care and life insurance benefits for most retirees. Most employees become eligible for these benefits when they retire. Retiree health and life insurance benefits are funded as claims are paid. During 1993, the company announced changes in the plans for certain nonrepresented employees and retirees which will require either higher retiree contributions or an alternative managed care program. Also during 1993, new managed care programs were negotiated with most of Armco's represented hourly employees which will be applicable to future retirements.

    Effective January 1, 1993, the Company implemented the immediate recognition method of adopting SFAS 106, Employers' Accounting for Postretirement Benefits Other Than Pensions. The standard requires the accrual of expense for these benefits during the years an employee is actively employed, rather than the previous practice of expensing these benefits on a pay-as-you-go basis when the participant retired.

    The cumulative effect of recognizing this obligation resulted in a net of tax charge of $440.0 or $4.24 per share as of January 1, 1993. The cumulative effect was determined as follows:

- ------------------------------------------------------------------------------
Accumulated postretirement benefit obligation attributable to:
    Retirees                                                         $  712.9
    Active employees eligible to retire                                 103.8
    Other active employees                                              202.2
- -----------------------------------------------------------------------------
Total accumulated postretirement benefit obligation                   1,018.9
- -----------------------------------------------------------------------------
Less:
    Fair value of plan assets                                              --
    Retroactive purchase adjustment of Cyclops acquisition              131.2
    Accruals recorded in previous years for divestitures/shutdowns      277.4
- -----------------------------------------------------------------------------
Transition obligation at January 1, 1993                                610.3
    Estimated deferred tax benefits                                     170.3
- -----------------------------------------------------------------------------
Cumulative effect recorded on January 1, 1993                        $  440.0
=============================================================================

    Included in the above schedule are $19.5 in total accumulated postretirement benefit obligation and $5.5 in accruals recorded in previous years for divestitures/shutdowns on the financial statements of the AFSG companies to be sold. The resulting net charge of $14.0 reduced the net assets of the AFSG companies to be sold and Armco's investment in AFSG (Note 3).

                         NOTES TO FINANCIAL STATEMENTS
42
- --------------------------------------------------------------------------------


    Upon adoption, Armco was required to apply, retroactively, the provisions of SFAS 106 to its accounting for the acquisition of Cyclops. As a result, Armco recognized $133.4 of goodwill not previously recorded. The cumulative effect of accounting changes considers $2.2 of goodwill amortization for the period from April 24, 1992 to December 31, 1992.

    For 1993, the components of the net periodic postretirement benefit expense were as follows:

- --------------------------------------------------------------------------------
Cost of benefits earned during the period                               $12.2
Interest cost on accumulated postretirement
    benefit obligation                                                   80.6
Amortization of plan changes                                              1.7
- --------------------------------------------------------------------------------
Net periodic postretirement benefit expense                             $94.5
- --------------------------------------------------------------------------------

    The net periodic postretirement benefit expense shown above includes $9.6, for divested units, which was charged to previously established accruals. Net curtailment gains on postretirement benefits of $4.4 recorded in 1993 were recorded as special charges and are not included in net periodic postretirement benefit expense. Assumptions used to determine the January 1, 1993 obligation and 1993 costs are as follows:

- ----------------------------------------------------------------------------------
                                                 Pre-age 65       Post-age 64
==================================================================================
Weighted average discount rate                          8.0%              8.0%
Current year health care trend rate                    13.0%             10.0%
Ultimate health care trend rate                         6.0%              6.0%
- ----------------------------------------------------------------------------------

    The current year health care trend rates are assumed to decrease one percent per year until they reach the ultimate rate of 6.0%. The weighted average trend rate for all years is 7.0%. A one percent increase in the assumed health care trend rate in each year would increase the accumulated postretirement benefit obligation as of January 1, 1993 by approximately $90.0, and increase the annual net periodic postretirement benefit expense by approximately $9.5.

    The expense for postretirement benefits under the previous pay-as-you-go method reduced net income by $49.6 in 1992, and $43.8 in 1991. These amounts were less than the incurred claims cost for these programs, since under the previous accounting method a portion of the claims amounts ($7.1 in 1992 and $6.8 in 1991) were charged to reserves established on previous divestments. Total incurred claims costs were approximately $64.9 in 1993, $56.7 in 1992, and $50.6 in 1991. The 1992 expense includes $3.2 for Cyclops retirees. As part of the formation of Cyclops, an unrelated company retained the liability for postretirement benefits for former Cyclops employees retiring before July, 1987.

    The following table shows the funded status of the postretirement benefit plans and the amounts recognized in Armco's Statement of Consolidated Financial Position as of December 31, 1993:

- -----------------------------------------------------------------------------
Accumulated postretirement benefit obligation:
    Retirees                                                       $  734.5
    Fully eligible active plan participants                            82.2
    Other active plan participants                                    156.2
- -----------------------------------------------------------------------------
    Total                                                             972.9
Plan assets at fair value                                                --
- -----------------------------------------------------------------------------
Accumulated postretirement benefit
    obligation in excess of plan assets                               972.9

RECONCILIATION OF OBLIGATION TO RECORDED AMOUNTS:
Unrecognized transition obligation                                       --
Unrecognized net reduction in prior service cost                       23.2
Unrecognized net gain                                                  47.4
- -----------------------------------------------------------------------------
Accrued postretirement benefit liability                           $1,043.5
=============================================================================

    Assumptions used to determine obligation:
- -----------------------------------------------------------------------------

                                                Pre-age 65       Post-age 64
=============================================================================
Discount rate                                         7.25%             7.25%
Current year health care trend rate                  11.25%             8.25%
Ultimate health care trend rate                       5.25%             5.25%
- ------------------------------------------------------------------------------

    The current year health care trend rates are assumed to decrease one percent per year until they reach the ultimate rate of 5.25%. The weighted average trend rate is 6.25% for all years.

POSTEMPLOYMENT BENEFITS

    Effective January 1, 1993, the Company adopted SFAS 112, Employers' Accounting for Postemployment Benefits and recorded $3.1, or $.03 per share, of expense for the cumulative effect of establishing additional liabilities for certain short-term and long-term disability benefit plans.

EMPLOYEE BENEFIT OBLIGATIONS OF FORMER BUSINESS UNITS

    Armco has recorded, in its employee benefit obligations, the present value of estimated pension and health care benefits for former employees associated with facilities which have been or are being divested. Sundry other -- net includes net pension and imputed interest costs related to these liabilities of $23.8, $13.2 and $16.1 in 1993, 1992 and 1991, respectively.

                         NOTES TO FINANCIAL STATEMENTS
                                                                              43
- --------------------------------------------------------------------------------


3.  ARMCO FINANCIAL SERVICES GROUP (AFSG)

    AFSG currently consists primarily of insurance companies which Armco intends to sell and which continue underwriting activities (AFSG companies to be sold) and companies that have stopped writing new business and are being liquidated (runoff companies). Armco previously announced its intention to dispose of or liquidate all of the AFSG companies.

AFSG COMPANIES TO BE SOLD

      In 1991, in light of depressed market conditions, underwriting losses and changes in the expected timing of the disposition of the AFSG companies to be sold, Armco wrote off its advances to AFSG of $170.3. At December 31, 1992 and 1991, Armco's investment in the AFSG companies to be sold was stated at an amount equal to Armco's equity in the net assets of these businesses, which approximated Armco's estimate of their net realizable value. The net realizable value was based on an assumption that Armco would retain the AFSG companies to be sold until the insurance business had recovered from weak market conditions. In January 1994, after further evaluation of its various alternatives, Armco signed a letter of intent to sell these businesses, even though the insurance market remained weak. The final agreement is subject to a number of conditions, including a definitive purchase agreement, and approvals by regulatory authorities and the boards of directors of both companies. Armco has recorded a $45.0 charge in the fourth quarter of 1993 in connection with its decision to sell these companies. The charge was primarily taken to reduce Armco's investment in the AFSG companies to be sold to the current estimate of its net realizable value. In connection with the proposed transaction, the buyer would pay approximately $70.0 at the closing and approximately $15.0, reduced by a potential adjustment for adverse experience in the insurance reserves, in three years. As a result of restructuring certain obligations arising from the 1992 merger plan for the runoff companies, the proceeds from the sale have been pledged as security for certain note obligations due to the runoff insurance companies and will be retained in the investment portfolio of the AFSG runoff companies.

    Armco accounted for the operating results of the AFSG companies to be sold under the cost recovery method, whereby net income is not recognized until realized through a sale of the businesses, while net losses are charged against income as incurred. These businesses are now presented as discontinued operations.

    The following sets forth the summarized statements of financial condition and results of operations for the AFSG companies to be sold at December 31, 1993 and 1992, and for the year ended December 31, 1993, 1992 and 1991.

- --------------------------------------------------------------------------------
                                                        1993          1992
================================================================================
FINANCIAL CONDITION
ASSETS:
Invested assets                                        $ 440.7      $ 417.4
Receivables                                               87.7         85.8
Other                                                     43.0         42.5
- -------------------------------------------------------------------------------
    Total assets                                         571.4        545.7
- -------------------------------------------------------------------------------
LIABILITIES:
Property and casualty reserves                           398.3        391.6
Payables and other liabilities                            37.2         27.9
- -------------------------------------------------------------------------------
    Total liabilities                                    435.5        419.5
- -------------------------------------------------------------------------------
Net assets                                             $ 135.9      $ 126.2
Amounts not recognized under cost recovery:
    Current period income                                (10.4)          --
    Unrealized investment gain                           (13.3)          --
Loss on disposal of businesses                           (45.0)          --
Net liabilities to be retained                             6.7           --
- --------------------------------------------------------------------------------
    Investment in AFSG companies to be sold            $  73.9      $ 126.2
- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------------
                                                          1993       1992       1991
======================================================================================
RESULTS OF OPERATIONS
Premiums earned                                        $ 227.7    $ 239.9    $ 250.9
Losses and loss adjustment expenses                     (177.1)    (196.1)    (209.0)
Underwriting expenses                                    (82.7)     (90.0)     (92.8)
- --------------------------------------------------------------------------------------
Underwriting loss                                        (32.1)     (46.2)     (50.9)
Investment income                                         43.7       44.1       37.8
Other expenses                                            (1.2)      (0.5)      (1.3)
- --------------------------------------------------------------------------------------
Income (loss) before cumulative effect of change
    in accounting for postretirement benefits             10.4       (2.6)     (14.4)
Cumulative effect of change in accounting for
    postretirement benefits                              (14.0)        --         --
- -------------------------------------------------------------------------------------
Net loss                                               $  (3.6)   $  (2.6)   $ (14.4)
- --------------------------------------------------------------------------------------

                         NOTES TO FINANCIAL STATEMENTS
44
- --------------------------------------------------------------------------------


    During 1993, the AFSG companies to be sold adopted SFAS 106, Employers' Accounting for Postretirement Benefits Other Than Pensions, SFAS 112, Employers' Accounting for Postemployment Benefits, SFAS 113 Accounting and Reporting for Reinsurance of Short-Duration and Long-Duration Contracts and SFAS 115, Accounting for Certain Investments in Debt and Equity Securities. Upon adoption of SFAS 106, the AFSG companies to be sold recorded a charge of $14.0 for the cumulative effect of this accounting change. This amount is included in Cumulative effect of changes in accounting on Armco's Statement of Consolidated Operations. The effect of adoption of SFAS 112 was not material. SFAS 113 requires that reinsurance receivables and prepaid insurance premiums be reported as assets and eliminates the practice of reporting assets and liabilities relating to reinsurance contracts net of the effects of reinsurance. Adoption of SFAS 113 by the AFSG companies to be sold did not result in a charge to earnings; however, AFSG's 1992 statement of financial condition has been restated to reflect this accounting change. As a result of the adoption of SFAS 115, the recorded value of certain investments and net assets of the business was increased by $13.3. There was no effect on net income, and under the cost recovery method, Armco deferred the effect on equity. AFSG adopted SFAS 109, Accounting for Income Taxes, in 1993; however, the effect of adoption was not material.

    Based on market values, invested assets at December 31, 1993 consisted primarily of investment grade bonds: U.S. Treasury securities (19%); corporate bonds (48%); mortgage-backed securities (28%) and cash and short-term investments (5%). The market value of invested assets at December 31, 1993 and 1992 was $441.5 and $428.6, respectively. Investment income for 1993, 1992 and 1991 included net realized gains of $11.2, $10.1 and $2.5, respectively.

    Property and casualty reserves included amounts determined from loss reports and individual cases and an amount, based upon past experience, for losses incurred but not reported. Such amounts are necessarily based upon estimates and, while management believes the amounts are fairly stated, the ultimate liability may be in excess of or less than the amount provided. The methods for making such estimates and for establishing the resulting liability are continually reviewed and any adjustments are reflected in current earnings.

    Policy acquisition costs that vary with and are directly related to the production of premiums are deferred and amortized over the terms of the policies. Amortization for the years ended December 31, 1993, 1992 and 1991 was $46.5, $49.9 and $56.3.

    The AFSG companies to be sold limit their exposure to loss by ceding (reinsuring) certain levels of risk with other insurers. In the event that all or any of the reinsuring companies might be unable to meet their obligations under the reinsurance agreements, the AFSG companies to be sold would be liable for such obligations. At December 31, 1993, reinsurance ceded balances totaled $38.3.

    Participating business represented approximately 14.5%, 13.2%, and 11.0% of total premiums in force at December 31, 1993, 1992 and 1991. The amount of dividends to be paid on these policies is based upon the individual policies. Policyholder dividend expense for the years ended December 31, 1993, 1992 and 1991 was $2.4, $3.0 and $5.2, respectively.

    The amount of statutory policyholders' surplus at December 31, 1993 and 1992 was $108.7 and $94.2, respectively.

RUNOFF COMPANIES


    The runoff companies are accounted for under the liquidation basis of accounting, whereby all future cash inflows and outflows are considered. Armco believes, based on current facts and circumstances, including the opinion of outside actuaries, that future changes in estimates of such net losses relating to the ultimate liquidation of the runoff companies will not be material to Armco's financial position or liquidity. The following sets forth the summarized statement of financial condition of the runoff companies at December 31, 1993.

- ----------------------------------------------------------------------------
ASSETS:
Invested assets                                                     $126.2
Reinsurance recoverable                                              179.5
Other                                                                 29.2
- -----------------------------------------------------------------------------
    Total assets                                                     334.9
- -----------------------------------------------------------------------------
LIABILITIES:
Losses and loss reserves (net of future
    investment income of $43.8)                                      279.7
Other                                                                 32.0
- -----------------------------------------------------------------------------
    Total liabilities                                                311.7
- -----------------------------------------------------------------------------
Net assets                                                          $ 23.2
- -----------------------------------------------------------------------------

The statement of financial condition reflects the runoff companies' adoption of SFAS 113.

    Other assets include notes receivables and accrued interest of $4.0 and $7.0 from North American Stainless and National-Oilwell, respectively, joint ventures which are 50%-owned by subsidiaries of Armco.

    In 1992, regulatory authorities approved a merger plan which permitted Armco to merge a runoff insurance company with a statutory surplus impairment into another of Armco's runoff companies, curing the impairment. The merger plan contemplated that Armco would cause the surviving company to be runoff and to maintain its statutory surplus at not less than $10.0. During 1993, regulatory authorities allowed Armco to restructure and secure certain obligations arising from the 1992 merger plan, and Armco was released from its surplus maintenance agreement.

                         NOTES TO FINANCIAL STATEMENTS
                                                                              45
- --------------------------------------------------------------------------------


    Currently, insurance regulators having supervisory authority over the AFSG insurance operations retain substantial control over certain transactions, including the sale of the AFSG companies to be sold and the payment of dividends to Armco.

    There are various pending matters relating to litigation, arbitration and regulatory affairs, including matters related to Northwestern National Insurance Company, a runoff company currently involved in, among other matters, litigation with respect to certain reinsurance programs. The ultimate liability from such matters at December 31, 1993 cannot be determined; but in Armco's opinion, based on current facts and circumstances and the views of outside counsel and advisors, any liability resulting will not materially affect Armco's financial position or liquidity. However, it is possible that due to fluctuations in Armco's results, future developments with respect to changes in the ultimate liability could have a material effect on future interim or annual results of operations.


4.  INCOME TAXES


    Armco files a consolidated U.S. federal income tax return. This return includes all domestic companies 80% or more owned by Armco and the proportionate share of Armco's interest in partnership investments.

    The United States and foreign components of income (loss) before income taxes consist of the following:

- -------------------------------------------------------------------------------
                                           1993         1992        1991
===============================================================================
United States                            $(232.7)     $(207.8)     $(29.1)
Foreign                                     12.9         10.0       (22.1)
- --------------------------------------------------------------------------------
Total                                    $(219.8)     $(197.8)     $(51.2)
- --------------------------------------------------------------------------------


[PHOTOGRAPH OF BARRY HALLER APPEARS HERE]

"IN ADDITION TO PERFORMING THE TRADITIONAL ROLE OF ASSESSING THE CONTROL ENVIRONMENT AND THE RELIABILITY OF FINANCIAL INFORMATION, IN 1994 ARMCO'S INTERNAL AUDITORS WILL ADD VALUE THROUGH INTERNAL AUDITS DESIGNED TO IDENTIFY OPPORTUNITIES FOR IMPROVEMENT IN OPERATIONAL EFFICIENCIES AND EFFECTIVENESS." -- BARRY HALLER, DIRECTOR -- INTERNAL AUDITING


Income tax credits (provisions) for Armco and consolidated subsidiaries are as follows:

- ---------------------------------------------------------------------------------
                                                     1993      1992      1991
=================================================================================
CURRENT:
U.S. federal                                        $ 4.2     $29.4     $ 1.7
U.S. state                                            4.9      (0.3)     (3.3)
Foreign                                              (1.8)     (2.6)     (2.3)
- ----------------------------------------------------------------------------------
Total                                                 7.3      26.5      (3.9)
- ----------------------------------------------------------------------------------
DEFERRED:
U.S. federal                                           --       4.4       6.1
U.S. state                                             --       1.6      (1.5)
Foreign                                                --       1.5       0.5
- ----------------------------------------------------------------------------------
Total                                                  --       7.5       5.1
- ----------------------------------------------------------------------------------
Total credit for income taxes                       $ 7.3     $34.0     $ 1.2
- ----------------------------------------------------------------------------------

At December 31, 1993, Armco had capital and net operating loss (NOL) carryforwards for federal tax purposes expiring as follows:

- --------------------------------------------------------------------------------
                                     Year
                                    Expires               Amount
================================================================================
CAPITAL LOSSES:                        1996              $   68.7
                                       1998                 118.1
- ---------------------------------------------------------------------------------
Total                                                    $  186.8
- ---------------------------------------------------------------------------------
ORDINARY LOSSES:                       1998              $   63.0
                                       1999                 128.8
                                       2001                 156.7
                                       2002                   3.0
                                       2004                   9.1
                                       2005                 130.5
                                       2006                 247.1
                                       2007                 193.4
                                       2008                  97.9
- ----------------------------------------------------------------------------------
Total                                                    $1,029.5
- ----------------------------------------------------------------------------------

    Included in the $1,029.5 net operating loss carryforward are $71.2 attributable to the former Cyclops consolidated group and $17.5 from the separate return years of Douglas Dynamics, Inc. These losses are subject to limitations regarding the offset of Armco's future taxable income and will expire if not used in the period 1998-2005. Armco has $755.6 in U.S.

                         NOTES TO FINANCIAL STATEMENTS
46
- --------------------------------------------------------------------------------


alternative minimum tax net operating losses. Additionally, Armco has $12.1 of alternative minimum tax credits which have no expiration. Investment tax credits of $7.7 are available to offset the regular tax liability in future years. Armco also has tax loss carryforwards available at certain foreign subsidiaries of $17.4, most of which, if not used to reduce future taxable income, will expire in 1995 and 1996.

    Armco adopted SFAS 109, Accounting for Income Taxes, effective January 1, 1993. SFAS 109 supersedes SFAS 96, Accounting for Income Taxes, which was adopted by Armco in 1988. The cumulative effect of adopting SFAS 109, excluding a tax benefit of $170.3 for the cumulative effect of adoption of SFAS 106, was a benefit of $135.6, or $1.31 per share, as of January 1, 1993. In 1993, there was no material effect on pretax accounting income as a result of applying SFAS 109.

    Deferred income taxes reflect the net tax effects of (a) temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, and (b) operating loss and tax credit carryforwards. Of the total net deferred tax asset of $298.5 on the Statement of Consolidated Financial Position, $295.6 is reported as noncurrent Deferred tax asset and $5.9 is in Other current assets. Partially offsetting the asset amounts are credits of $1.5 each in Other accruals and Other liabilities. Significant components of Armco's net deferred tax asset are as follows:

- ------------------------------------------------------------------------------------
                                                     December 31,   January 1,
                                                         1993          1993
=====================================================================================
Operating loss and tax credit carryforwards              $  497.0      $ 408.7
Employee benefits                                           615.3        570.2
Property, plant and equipment                              (142.5)      (168.6)
Other (includes contingencies and other accruals)           104.9         69.5
- -------------------------------------------------------------------------------------
    Subtotal                                             $1,074.7        879.8
Less: Valuation allowance                                  (776.2)      (581.8)
- --------------------------------------------------------------------------------------
    Total deferred tax asset                             $  298.5      $ 298.0
- --------------------------------------------------------------------------------------

    Even though Armco has incurred book and tax losses for the past four fiscal years, management believes that it is more likely than not that it will generate taxable income sufficient to realize a portion of the tax benefit associated with future deductible temporary differences and NOL and tax credit carryforwards prior to their expiration. This belief is based upon, among other factors, changes in operations that have occurred during 1992 and 1993, as well as consideration of available tax planning strategies. Specifically, cost savings, associated with Armco's acquisition of Cyclops and new capital investments, are being realized and are anticipated to continue to improve operating results. Business restructurings announced during the fourth quarter of 1992 and third quarter of 1993 include the sale of certain non-strategic units, some of which have been unprofitable. Armco has operated in a highly cyclical industry and consequently has had a history of generating and then utilizing significant amounts of NOL carryforwards. During the years 1987-1989, Armco utilized approximately $350.0 of NOL carryforwards. Management believes that the valuation allowance is appropriate given the current estimates of future taxable income. If Armco is unable to generate sufficient taxable income in the future through operating results, increases in the valuation allowance will be required through a charge to expense. However, if Armco achieves sufficient profitability to utilize a greater portion of the deferred tax asset, the valuation allowance will be reduced through a credit to income.

    United States income tax returns of Armco for the year 1988 and prior years have been subject to examination by the Internal Revenue Service and are closed to assessments. However, net operating loss carryforwards from these years remain open to adjustment. Armco has been in a cumulative net operating loss carryforward position since 1983 and believes that it has sufficient loss carryforwards in excess of any potential audit adjustments that might be made by the Internal Revenue Service for any open years.

    In 1993, Armco recorded income from tax benefits of $4.9 in Credit for income taxes on the Statement of Consolidated Operations; and income of $5.8, related to interest, in Sundry other -- net, for settlements of state income tax issues. In addition, Armco reversed a federal tax reserve of $4.3 as a result of the resolution of certain tax issues. This amount was recorded in Credit for income taxes. In 1992, Armco recognized income of $39.1 as the result of a settlement with the Internal Revenue Service on two federal tax refund claims. Of the total amount recognized, $16.2, representing the tax refunds, was recorded in Credit for income taxes and $22.9, representing interest on the claims, was recorded in Sundry other -- net. In addition, Armco adjusted certain income tax reserves resulting in a $13.0 benefit for income taxes, primarily in the fourth quarter of 1992.

                         NOTES TO FINANCIAL STATEMENTS
                                                                              47
- --------------------------------------------------------------------------------


5.  LONG-TERM DEBT AND OTHER FINANCING

    At December 31, 1993 and 1992 Armco's long-term debt, less current maturities, was as follows:

- --------------------------------------------------------------------------------------
                                                                 1993      1992
======================================================================================
SINKING FUND DEBENTURES:
8.5% due 2001                                                   $ 48.0    $ 53.7
9.2% due 2000                                                     35.0      35.0
8.7% due 1995                                                      7.9      11.0
8.0% Eastern Stainless
    Corporation due 2003                                          13.4      13.4
NOTES PAYABLE:
9.375% due 2000                                                  125.0        --
11.375% due 1999                                                 100.0     100.0
7.875% due 1994-1996                                               5.3       7.0
Variable rate (1993 average 6.4%) due 1996-2000                   29.6      29.6
11% note to AFSG due 1997                                           --      30.0
13.5% due 1994                                                      --      89.0
Pollution control and other revenue bonds (2.6% to 8.125%)        15.0      31.1
Other                                                              0.5       1.2
- --------------------------------------------------------------------------------------
Total                                                           $379.7    $401.0
- --------------------------------------------------------------------------------------

    Maturities of existing long-term debt during the five years ending December 31, 1998, is as follows: 1994, $8.3; 1995, $22.1; 1996, $22.5; 1997, $20.3 and
1998, $20.5.

    The fair market value of Armco's long-term debt, including current maturities, is approximately $392.8. This value was determined by calculating a value based on cash flow yield to maturity and comparing that amount to market quotations where possible. The fair market value estimate is based on pertinent information available to management as of December 31, 1993. Management is not aware of any significant factors that would alter this estimate after that date.

    At December 31, 1993, long-term debt included $29.6 of financing utilized to construct a cold rolling mill at Armco's Butler, Pennsylvania facility, included in the Specialty Flat-Rolled Steel segment. The last two payments on this debt were to be made in 1994 and 1995. However, Armco signed an agreement effective February 28, 1994, which restructures such payments to ten semiannual installments beginning in 1996. This loan is secured by a pledge of the cold rolling mill and a $6.0 cash collateral account.

    In the fourth quarter of 1993, Armco issued $125.0 of 9.375% Senior Notes due November 1, 2000. The proceeds, together with approximately $16.6 of Armco's cash, were used for the retirement of the following debt issues: $30.0 of the 11% note maturing in 1997 due to the AFSG runoff companies from Douglas Dynamics, Inc., $5.0 of the 7.875% bonds maturing in 2005 and $2.0 of the 8.7% debentures due in 1995. In addition, $88.0 of the 13.5% Notes due 1994 were defeased when Armco placed $99.9 in a trust to pay principal and interest when due. The early extinguishment of debt resulted in an extraordinary loss of $7.3 or $.07 per share in fourth quarter of 1993.

    In 1992, Armco issued $100.0 of 11.375% Senior Notes due October 15, 1999. The proceeds were used for general corporate purposes and retirement of other debt issues. On November 10, 1992, Armco extinguished the $30.0, 12.75% notes issued on April 24, 1992, in connection with the acquisition of Cyclops (Note
1).

    In 1992, Armco purchased $32.5 face value of its long-term debt obligations resulting in an extraordinary loss of $2.3 or $.02 per share.

    In the fourth quarter of 1993, Armco entered into an amended credit agreement with a group of banks to provide a credit facility for borrowings up to $170.0 on a revolving credit basis until December 31, 1995, secured by certain of Armco's receivables and inventories. As of the end of 1993, Armco had utilized $84.3 of the credit facility for letters of credit.

    At December 31, 1993, the amended credit agreement required Armco to maintain a minimum working capital of $225.0 at any time in 1994 increasing to $250.0 at any time in 1995. At December 31, 1993, working capital, as defined, was $272.3. In addition to these requirements, Armco must maintain cumulative net income greater than zero for the year 1994, increasing by $10.0 per quarter in 1995, and meet certain ratio requirements. Certain subsidiaries of Armco have other financing agreements which require that they meet covenants and financial tests. Under the terms of the amended credit agreement, Armco is not permitted to pay cash dividends on its common stock. The payment of dividends on preferred stock is prohibited if Armco is in default under the amended credit agreement.

    Armco capitalized interest on projects during construction of $1.2, $1.1, and $0.8 in 1993, 1992 and 1991, respectively.

                         NOTES TO FINANCIAL STATEMENTS
48
- --------------------------------------------------------------------------------


6.  LONG-TERM LEASES

    Rental expenses under operating leases were $11.3 in 1993, $14.1 in 1992 and $9.2 in 1991. At December 31, 1993, commitments to make future minimum lease payments for operating leases were as follows:

- ------------------------------------------------------------------------------
PAYMENTS TO BE MADE IN:
1994                                                                 $ 9.7
1995                                                                   7.7
1996                                                                   5.8
1997                                                                   4.5
1998                                                                   2.7
1999 and thereafter                                                    5.5
- ------------------------------------------------------------------------------
    Total                                                             35.9
- ------------------------------------------------------------------------------
Less future minimum subleases to be received                           2.3
- ------------------------------------------------------------------------------
    Net commitment                                                   $33.6
- ------------------------------------------------------------------------------

7.  SHAREHOLDERS' EQUITY

PREFERRED STOCK

    Armco has outstanding two classes of preferred stock. The two classes rank equally with respect to dividend payments, redemption and liquidation rights. The preferred stock ranks senior to Armco's common stock with respect to dividends and upon liquidation.

    Armco has two series of Class A preferred stock outstanding. The $2.10 Class A preferred stock pays cumulative dividends at the annual rate of $2.10 per share. Shareholders of the $2.10 Class A preferred stock have one vote per share and each share is convertible into 1.27 shares of Armco's common stock. This series of Class A preferred stock may be redeemed at Armco's option for $40 per share, plus accrued but unpaid dividends.

    The $3.625 Class A preferred stock pays cumulative dividends at the annual rate of $3.625 per share. Shareholders of this series of Class A preferred stock are entitled to one vote per share and each share is convertible into 6.78 shares of Armco's common stock. The $3.625 Class A preferred stock may be redeemed at Armco's option on or after October 15, 1995 at prices starting at $52.5375, plus accrued but unpaid dividends, and declining, at 12-month intervals, to $50 on and after October 15, 2002.

    Armco's outstanding series of Class B preferred stock is nonvoting and pays cumulative dividends at the annual rate of $4.50 per share. Each share is convertible into 2.22 shares of Armco's common stock. The Class B preferred stock may be redeemed at Armco's option for $50 per share, plus accrued but unpaid dividends.

COMMON STOCK

    At the April 23, 1993 annual meeting, Armco's shareholders voted to reduce the par value of Armco's common stock to $.01 per share from $1.00 per share.

    At December 31, 1993, 22,681,261 shares of Armco's common stock were reserved for the conversion of preferred stock and 3,015,774 shares of common stock were reserved for the exercise of stock options (Note 8).

SHAREHOLDER RIGHTS PLAN

    On June 27, 1986, Armco adopted a Shareholder Rights Plan designed to deter coercive takeover tactics and to prevent an acquirer from gaining control of Armco without offering a fair price to all of Armco's shareholders.

    Under the terms of the plan, preferred stock purchase rights were distributed as a dividend at the rate of one right for each share of common stock held as of the close of business on July 7, 1986. Until the rights become exercisable, common stock issued will also have one right attached. Each right will entitle shareholders to buy one two-hundredth (a "unit") of a share of a newly authorized Class A participating preferred stock of Armco at an exercise price of $35. Each right or unit will thereafter entitle the holder to receive upon exercise, common stock or, in certain circumstances, preferred stock or other securities or assets of the company having a value of $70. The rights will be exercisable only if a person or group acquires beneficial ownership of 20% or more of Armco's common stock or announces a tender or exchange offer, after which such person or group would beneficially own 30% or more of the common stock. A total of 650,000 shares of Class A participating preferred stock have been reserved for issuance upon exercise of the rights.

    Armco, except as otherwise provided in the plan, will generally be able to redeem the rights at one cent per right at any time during a ten-day period following public announcement that a 20% position in Armco has been acquired. During this ten-day period, Armco may also extend the time during which it may redeem the rights. The rights are not exercisable until the expiration of the redemption period. The rights will expire on June 26, 1996.

DIVIDENDS

    Under the terms of the amended credit agreement (Note 5), Armco cannot pay cash dividends on its common stock. In addition, under the terms of indentures for Armco's 11.375% Senior Notes due 1999 and 9.375% Senior Notes due 2000, Armco can pay a dividend on its common stock only if it meets certain financial tests described in the indentures. Armco does not expect to satisfy these tests in the near future, and therefore, Armco does not expect to be able to pay a common stock dividend or repurchase its capital stock. The payment of preferred stock

                         NOTES TO FINANCIAL STATEMENTS
                                                                              49
- --------------------------------------------------------------------------------


dividends is prohibited if Armco is in default of the credit agreement.

    As a result of the reduction in the par value of Armco's common stock, $102.7 was transferred from Armco's stated capital account for its common stock to Additional paid-in capital, increasing surplus from which Armco is permitted, under Ohio law, to pay dividends on its common and preferred stock issues. Armco is incorporated in Ohio. In addition, effective March 31, 1993, the corporate statute of Ohio was amended to provide that Ohio corporations that recognize immediately the full amount of their transition obligation under SFAS 106, as Armco did, could increase the amount available for payment of dividends by adding to the corporation's surplus at the time of the dividend the amount of the difference between the reduction in the corporation's surplus that resulted from the immediate recognition of the SFAS 106 transition obligation and the amount of the transition obligation that would have been recognized at the time of the dividend had the corporation elected to amortize its recognition of such transition obligation. At December 31, 1993, the amount from which Armco is permitted to pay dividends under this provision was $75.7.

    The Board of Directors at its January 1994 meeting declared the regular quarterly dividends payable on both series of Armco's Class A preferred stock and on its Class B preferred stock.


8.  COMMON STOCK OPTIONS

    Armco shareholders adopted Common Stock Option Plans in 1977, 1983 and 1988. In addition, stock options may also be granted under the 1993 Long Term Incentive Plan. These plans provide generally for granting options to purchase common stock for not less than 100% of the market price on the date the option is granted. The 1977, 1983 and 1988 Plans have expired as to new grants. For outstanding options containing stock appreciation rights, the excess of the market price of the stock over the option price is accrued. Although they may terminate earlier under certain conditions, stock options generally expire 10 years after they are granted. Options relating to 3,427,000 shares of stock were available for granting at December 31, 1993 under the 1993 Long Term Incentive Plan.

    On April 24, 1992, stock options granted to Cyclops employees and directors prior to the acquisition were converted into Armco stock options with the same terms and conditions as the original grants. The Cyclops options provided for purchase of common stock for not less than 100% of the market price on the date the options were granted, and generally expire five years after the date of grant. However, options converted for members of the Cyclops board of directors expired on April 24, 1993.

    The following is summarized information relating to Armco common stock options:

- -------------------------------------------------------------------------------------------
                                                                  Number      Option Price
                                                                 of Shares     Per Share
===========================================================================================
Options outstanding December 31
1993                                                             3,015,774     $3.24-19.38
1992                                                             3,741,252      3.24-19.38
1991                                                             3,451,500      4.13-21.38
Options exercisable December 31
1993                                                             2,429,274     $3.24-19.38
1992                                                             3,741,252      3.24-19.38
1991                                                             2,842,100      5.94-21.38
Options exercised (including stock appreciation rights)
1993                                                               717,398     $ 3.24-7.00
1992                                                               119,580       3.24-5.94
1991                                                                    --              --
- -------------------------------------------------------------------------------------------


9.  SEGMENT INFORMATION

    Armco's business segments include: (1) Specialty Flat-Rolled Steel, which includes businesses that produce electrical and stainless steel sheet and strip, and stainless steel plate for the industrial machinery and equipment, automotive, construction and service center markets; and international trading companies, that buy and sell steel and manufactured steel products; and (2) Other Steel and Fabricated Products, which, at December 31, 1993, included operations that produce carbon sheet and strip, and tubular products for the industrial machinery, construction, agriculture and appliance markets, and a manufacturer of snowplows for light trucks and utility vehicles. At various times during the three-year period ended December 31, 1993, the Other Steel and Fabricated Products segment also included other businesses which have since been divested or identified for disposal (Note 10). Such businesses included producers of stainless steel bar, rod and wire and high temperature superalloys, and providers of nonresidential construction products and services, and steel cutting, slitting, leveling, blanking and other services.

                         NOTES TO FINANCIAL STATEMENTS
50
- --------------------------------------------------------------------------------


Armco's industry segment information is as follows:

- --------------------------------------------------------------------------------------
                                                    1993         1992         1991
======================================================================================
CUSTOMER SALES:
    Specialty Flat-Rolled Steel                   $1,001.5     $  885.5     $  693.0
    Other Steel and Fabricated Products              662.5        787.7        511.0
- -------------------------------------------------------------------------------------
Total                                             $1,664.0     $1,673.2     $1,204.0
- -------------------------------------------------------------------------------------
INTERSEGMENT SALES:/1/
    Specialty Flat-Rolled Steel                   $   11.1     $    7.1     $    5.4
    Other Steel and Fabricated Products               52.0          2.9          7.4
- --------------------------------------------------------------------------------------
SPECIAL CHARGES -- NET:
    Specialty Flat-Rolled Steel                   $     --     $  (37.6)    $     --
    Other Steel and Fabricated Products             (165.5)      (129.8)       (48.7)
    Corporate general                                   --        (17.7)          --
- --------------------------------------------------------------------------------------
Total                                             $ (165.5)    $ (185.1)    $  (48.7)
- ---------------------------------------------------------------------------------------
OPERATING PROFIT (LOSS):/2/
    Specialty Flat-Rolled Steel                   $   75.5     $   21.4     $   42.3
    Other Steel and Fabricated Products             (183.5)      (128.5)       (19.4)
    Corporate general                                (38.0)       (50.2)       (32.4)
- --------------------------------------------------------------------------------------
Total                                             $ (146.0)    $ (157.3)    $   (9.5)
- --------------------------------------------------------------------------------------
CAPITAL EXPENDITURES:
    Specialty Flat-Rolled Steel                   $   17.1     $   34.1     $   17.0
    Other Steel and Fabricated Products               36.0         24.1          9.1
    Corporate general                                  0.8          1.2          1.0
- --------------------------------------------------------------------------------------
Total                                             $   53.9     $   59.4     $   27.1
- --------------------------------------------------------------------------------------
DEPRECIATION AND LEASE-RIGHT AMORTIZATION:
    Specialty Flat-Rolled Steel                   $   30.1     $   27.0     $   19.7
    Other Steel and Fabricated Products               21.0         17.2         11.8
    Corporate general                                  2.1          2.5          2.4
- --------------------------------------------------------------------------------------
Total                                             $   53.2     $   46.7     $   33.9
- --------------------------------------------------------------------------------------
IDENTIFIABLE ASSETS:
    Specialty Flat-Rolled Steel                   $  614.3     $  626.0     $  370.3
    Other Steel and Fabricated Products              380.9        570.9        331.7
    Corporate general/3/                             812.4        400.4        772.3
    Discontinued operations                           97.1        272.6        290.7
- --------------------------------------------------------------------------------------
Total                                             $1,904.7     $1,869.9     $1,765.0
- --------------------------------------------------------------------------------------

/1/ Prices generally approximate market. Intersegment sales are eliminated in consolidation. Sales between foreign and domestic companies are not material.

/2/ Operating profit (loss) includes the effects of Special charges -- net. In addition, in 1993 Armco adopted SFAS 106, Employers' Accounting for Postretirement Benefits Other Than Pensions (Note 2). As a result, in 1993 Armco recognized additional employee benefit expenses of $20.1 and $7.6 in the Specialty Flat-Rolled and Other Steel and Fabricated Products segments, respectively.

/3/ Corporate general identifiable assets in 1993 includes, among other assets, $174.3 of cash and liquid investments, $83.9 for the investment in National-Oilwell, current and noncurrent deferred tax assets of $301.5 and goodwill of $127.9.


10.  SPECIAL CHARGES

    In 1993, as part of its strategy to focus on specialty flat-rolled steel, Armco sold the Brazilian operations and decided to exit a number of domestic businesses and recorded special charges totaling $165.5. Of the total, $15.0 related to the sale of Armco do Brasil S.A. and the remainder was associated with the ultimate disposal of a nonresidential construction business, a tubing plant, the stainless bar, rod and wire businesses, and conversion systems business. The total special charges include $61.2 for the excess of carrying value of net assets over anticipated proceeds on disposal, $78.0 for employee benefit costs, and $19.5 for estimated losses through the dates of disposal. Other components of the charges were expenses related to provisions for legal and environmental matters and recognition of previously deferred foreign currency translation adjustments, partially offset by pension curtailment gains.

    In 1992, Armco recorded special charges, totaling $185.1, associated with a series of restructuring actions undertaken to reduce costs, improve profitability and strengthen Armco's competitive position. These charges included: $37.6 to close the Eastern Stainless Corporation melt shop and reduce the salaried work force at Armco's Specialty Flat-Rolled Steel operations; $32.6 related to the sale of Armco's Venezuelan operations and closing a fabricating plant in Heidelberg, Pennsylvania; and $101.4 to downsize plants in Baltimore, Maryland and Bridgeville, Pennsylvania, and sell the Cytemp Specialty Steel plant in Titusville, Pennsylvania. Armco also recognized a charge of $17.7 to restructure corporate functions. Additional special charges -- net in the Other Steel and Fabricated Products segment in 1992 included a $5.4 gain on the sale of Southwestern Ohio Steel and SOS Leveling Co., Inc. and $1.2 to increase a reserve for the planned divestment of VSX Corporation. These charges included $114.0 for employee benefit costs related to the restructurings and $39.9 for continuing losses and excess carrying value of net assets over the anticipated proceeds on disposal, with the remainder comprised primarily of provisions for legal and environmental matters and the recognition of previously deferred foreign currency translation adjustments.

    Special charges in 1991 included $13.8 associated with work force reductions at the stainless bar, rod and wire business in Baltimore, Maryland, $5.2 for costs related to the shutdown of a tubing plant in South America, a $1.7 charge for costs associated with the divestment of VSX Corporation, $27.2 for net losses and costs related to the planned divestment of certain businesses in South America and $0.8 to close a trading company office.

                         NOTES TO FINANCIAL STATEMENTS
                                                                              51
- --------------------------------------------------------------------------------


11.  FOREIGN SUBSIDIARIES

    Armco's foreign subsidiaries are on a fiscal year ending October 31. The amounts presented here are for Armco's consolidated foreign subsidiaries, based on financial statements for fiscal years ending in 1993, 1992 and 1991.

- --------------------------------------------------------------------
                                      1993       1992       1991
====================================================================
Net sales                            $122.9     $177.7     $228.0
Net income (loss)                      14.8        9.3      (19.7)
Identifiable assets                    27.5      156.0      127.4
- --------------------------------------------------------------------

    Included in the above amounts are the following related to Armco's South American operations for the years 1993, 1992 and 1991: Net sales of $81.3, $129.6 and $175.8; Net income (loss) of $14.4, $7.9 and $(22.1); and
Identifiable assets of $0.0, $123.2 and $88.2. The changes in 1993 were due primarily to the sale of the Brazilian operation during 1993.

    Foreign currency losses recognized in Sundry other -- net were $5.9 in 1993, $11.6 in 1992 and $10.3 in 1991, primarily related to Armco's operations in Brazil.

    Foreign currency translation losses of $17.7 and $2.1 were realized in 1992 and 1991 as a result of the divestment of certain fabricating and processing businesses in South America (Note 10) and are not included in the foreign subsidiaries' amounts above.


12. COMMITMENTS AND CONTINGENCIES

    First Taconite Company, a subsidiary of Armco, and a subsidiary of LTV Corporation, each owned a 50% interest in the properties and assets of Reserve Mining Company (Reserve Mining), a Minnesota partnership that produced taconite iron ore pellets and which filed for reorganization under Chapter 11 in 1986. On August 17, 1989, Cyprus Northshore Mining Corporation (Cyprus), a wholly owned subsidiary of Cyprus Minerals Company, purchased the assets of Reserve Mining. On that date, Armco and First Taconite Company entered into an agreement with the state of Minnesota, the Reserve Mining Company bankruptcy trustee and Cyprus, whereby Cyprus agreed to operate the facility and, upon the purchase by Armco Steel Company, L.P. of certain quantities of iron ore pellets produced by the facility, or upon an approved modification to a tailings disposal site closure plan by the state as provided in the agreement, Cyprus agreed to assume closure and perpetual maintenance obligations of the tailings disposal site. Cyprus continues to operate the facility.


[PHOTOGRAPH OF GREG KARAVANICH APPEARS HERE]

"ALTHOUGH SOME FACILITIES HAD OUTSTANDING SAFETY RECORDS IN 1993, ARMCO'S OVERALL RESULTS WERE DISAPPOINTING, IN PART DUE TO DISTRACTIONS RELATED TO THE MERGER. WE ARE COMMITTED TO SIGNIFICANT IMPROVEMENT IN 1994, AND AN AGGRESSIVE PLAN IS BEING IMPLEMENTED TOWARD THIS END. EXPERIENCE TELLS US THAT ESTABLISHING LABOR/MANAGEMENT SAFETY COMMITTEES IN THE PLANTS CONTRIBUTES TO SUPERIOR RESULTS, SO WE WILL CONTINUE TO STRESS THIS APPROACH IN 1994." -- GREG KARAVANICH, DIRECTOR -- INDUSTRIAL RELATIONS & SAFETY


    In connection with the formation of ASC (Note 14), ASC assumed and agreed to satisfy and indemnify Armco against certain obligations and liabilities including, among other things, environmental costs and obligations, employee benefit obligations, and liabilities under certain long-term supply contracts related to the transferred business and assets. Should ASC be unable to satisfy its indemnification obligations to Armco, Armco could again be required to discharge certain of such assumed obligations and liabilities, the amounts of which could be material.

    In 1990, Armco, through a subsidiary, formed North American Stainless, a 50%-owned joint venture partnership with Acerinox, S.A. of Spain to build and operate a new chrome nickel stainless steel finishing facility in Carrollton, Kentucky. In the fourth quarter of 1992, Armco provided a $7.4 letter of credit to secure 50% of North American Stainless' annual debt service payment, which letter of credit continues in effect.

    Armco has entered into certain contracts, which mature over the next two years, related to nickel, a commodity used in the production of stainless steel. These contracts involve the cash settlement of the differential between the spot price at maturity and the contract price. Gains and losses related to outstanding contracts are recognized in income currently. Based on market values at December 31, 1993, contracts with a nominal amount of $16.9 would require Armco to pay $5.5.

    Armco has committed to purchase property, plant and equipment (including unexpended amounts relating to projects substantially under way) amounting to approximately $39.9 at December 31, 1993.

                         NOTES TO FINANCIAL STATEMENTS
52
- --------------------------------------------------------------------------------


13.  LITIGATION AND ENVIRONMENTAL MATTERS

    There are various claims pending involving Armco and its subsidiaries regarding product liability, patent, antitrust, environmental and hazardous waste matters, reinsurance and insurance arrangements, and other matters arising out of the conduct of Armco's business. In addition, Armco is involved with various claims brought against Reserve Mining (Note 12). If the claimants are successful in such claims, Armco could become liable for these nondebt obligations in an amount that could be substantial. In Armco's opinion, based on current facts and circumstances, the ultimate liability resulting from legal claims against Armco at December 31, 1993, will not materially affect the financial position or liquidity of Armco and its subsidiaries. However, it is possible that due to fluctuations in Armco's results, future developments with respect to such matters could have a material effect on the results of operations of future interim or annual periods.

    Under the federal Comprehensive Environmental Response, Compensation and Liability Act, certain analogous state laws and the federal Resource Conservation and Recovery Act, past disposal of wastes, whether on-site or at other locations, may result in the imposition of cleanup obligations by federal or state regulatory authorities or other potentially responsible parties, even when the wastes were disposed of in accordance with applicable laws and requirements in existence at the time of the disposal. The federal government has asserted that joint and several liability applies in hazardous waste litigation and courts have held that, absent proof that damages are allocable or subject to allocation, joint and several liability will be applied. Armco has been named as a defendant, or identified as a potentially responsible party, in various proceedings wherein the state or federal government seeks reimbursement for, or compulsory cleanup of, hazardous waste sites. Armco has been required to perform or fund such cleanup or participate in cleanup with others at a number of sites at which its facilities disposed of wastes in the past and may, from time to time, be required to remediate or join with others in the remediation of other locations as these sites are identified by federal or state authorities. Armco also is a party to various private lawsuits with respect to alleged property damages and personal injury from waste disposal sites. In addition, environmental exit costs with respect to Armco's ongoing businesses, which costs it is Armco's policy not to accrue until a decision is made to dispose of a property, may be incurred if Armco makes a decision to dispose of additional properties. These costs include remediation and closure costs such as for cleanup of soil contamination, closure of waste treatment facilities and monitoring commitments. While Armco believes that the ultimate liability for the environmental remediation matters identified to date, including the cleanup, closure and monitoring of waste sites, will not materially affect its consolidated financial condition or liquidity, the identification of additional sites, increases in remediation costs with respect to identified sites, the failure of other potentially responsible parties to contribute their share of remediation costs, decisions to dispose of additional properties and other changed circumstances may result in increased costs to Armco, which could have a material effect on its financial condition, liquidity and results of operations.

    At December 31, 1993, Armco had recorded $14.5 in Other accruals and $73.2 in Other liabilities for estimated probable costs relating to legal and environmental matters.


14.  ARMCO STEEL COMPANY, L. P.

    Effective May 13, 1989, Armco sold certain assets and a portion of its Eastern Steel Division's business to Kawasaki Steel Investments Inc. (KSI). Simultaneously, KSI contributed the purchased assets and business and assumed liabilities to a newly formed joint venture limited partnership called Armco Steel Company, L.P. (ASC), receiving in exchange a 39.5% limited partnership interest in ASC. Armco contributed substantially all of the remaining Eastern Steel Division assets and business and liabilities to ASC in exchange for a 59.5% limited partnership interest. The other 1% partnership interest is held by the general partner, AK Management Corporation, which, in turn, is owned 50% each by subsidiaries of Kawasaki Steel Corporation and Armco.

    Prior to forming the joint venture, KSI committed to make a series of additional contributions to ASC, in consideration of which, over time, KSI's partnership interest would increase and Armco's partnership interest would decrease until each owned 49.5% of the joint venture. The partnership became an equally owned joint venture on May 13, 1991; and in 1991, Armco recorded a gain of $24.1, which primarily represented Armco's interest in the increase in the net assets of ASC due to the KSI contributions partially offset by the decrease in Armco's investment due to the ownership percentage change. Armco and Kawasaki Steel Corporation, through subsidiaries, have equal control in operating the limited partnership.

    Armco accounts for its investment in ASC using the equity method. At December 31, 1992, Armco's investment in ASC was $8.5. In 1992, Armco agreed to contribute $10.0 to the joint venture to fund hot strip mill improvements, which enhance ASC's ability to roll stainless steel for Armco. Of this total, $0.6 was contributed in 1992. The remaining $9.4 effectively increased Armco's investment in ASC to $17.9 during the first quarter of 1993. However, losses incurred during the three months ended

                         NOTES TO FINANCIAL STATEMENTS
                                                                              53
- --------------------------------------------------------------------------------


March 31, 1993 reduced Armco's investment to zero, after which Armco stopped recording losses related to the results of ASC. In the fourth quarter of 1993, however, Armco recognized a $10.0 equity loss as a result of paying an additional $10.0 to ASC to fund capital projects which will benefit stainless steel rolling at ASC for Armco. Armco has no binding commitment or intention to provide financial support to ASC's operations. Further, Armco does not expect to recognize its equity in the income or losses of ASC in the foreseeable future.

    ASC has begun implementing a proposed recapitalization plan, consisting of the issuance of equity through an initial public offering and debt through a senior note offering. Proceeds would be used to restructure and recapitalize the business, primarily by reducing its debt and unfunded pension liability. Under the terms of the plan, Armco's obligations to make certain cash payments to ASC would be eliminated and Armco's ownership interest would be reduced to less than one percent. Should the recapitalization plan be consummated, Armco expects to recognize a gain of $38.5 related to the immediate recognition of deferred pension curtailment gains and release from certain obligations for future cash payments. In addition, Armco expects to recognize tax benefits related to this transaction. Such benefits cannot yet be determined.

    During 1993, 1992 and 1991, Armco and its subsidiaries were parties to certain transactions with ASC. These transactions consisted of sales and purchases of products and processing services, and charges to and from ASC for various services performed. Transactions for administrative services approximate each company's costs, and are reflected primarily in Selling and administrative expenses. Sales of products and processing services are billed at prices which approximate market. The following is a summary of such related party transactions for the periods:

- ---------------------------------------------------------------------------------
                                                      1993      1992      1991
==================================================================================
SALES TO ASC:
Products, processing and conversion                   $25.9     $17.3     $12.6
Research and engineering services                       4.0       9.8      11.6
Administrative services                                 0.4       0.2       0.6
- -----------------------------------------------------------------------------------
Total                                                 $30.3     $27.3     $24.8
- -----------------------------------------------------------------------------------
PURCHASES FROM ASC:
Products, processing and conversion                   $45.1     $77.2     $87.5
Administrative services                                 2.1       4.1       6.6
- -----------------------------------------------------------------------------------
Total                                                 $47.2     $81.3     $94.1
- -----------------------------------------------------------------------------------

    The formation agreement included provisions which required Armco to make payments to ASC in the years 1991 through 1994. Such payments, which included additional capital contributions and payments related to certain employee benefit and environmental matters, did not affect Armco's ownership percentage. In 1992, Armco contributed $7.4 as the final capital contribution and made certain other payments totaling $1.1 as required by the formation agreement. In 1991, Armco made payments totaling $18.1 as scheduled for the year. In addition, Armco accelerated certain payments to ASC related to environmental costs and expenses. Future payments totaling $12.0 were satisfied by a payment of $10.6 in the fourth quarter 1991.

    During 1992, Armco sold the assets of Southwestern Ohio Steel and SOS Leveling Co., Inc. to Southwestern Ohio Steel, L.P., a newly formed joint venture. Armco received $33.2 in cash in connection with the transaction in addition to a 25% interest in the new joint venture, that was concurrently contributed to ASC. Upon completion of the transaction, Southwestern Ohio Steel, L.P. was equally owned by ITOCHU International Inc. (formerly, C. Itoh & Co. (America) Inc.) and ASC.

    At December 31, 1993 and 1992, Armco had included in its Statement of Consolidated Financial Position the following for amounts related to ASC:

- -----------------------------------------------------------------------
                                                     1993      1992
=======================================================================
Other receivables                                   $ 3.2     $ 2.1
Accounts payable -- Other                             3.5       2.2
Current employee benefit obligations                  0.4       0.4
Long-term employee benefit obligations               16.1      16.1
- -----------------------------------------------------------------------

   The following is summarized financial information for ASC at December 31, 1993, 1992 and 1991, and for the years then ended. Armco's proportionate share of such amounts is included in the equity investment schedule in Note 1. Amounts have been restated to reflect ASC's adoption, in the fourth quarter of 1993, of SFAS 106, Employers' Accounting for Postretirement Benefits Other Than Pensions, retroactively effective to January 1, 1990, in connection with the proposed initial public offering. At January 1, 1990, ASC recognized a charge of $491.6 for the cumulative effect of adopting SFAS 106.

                         NOTES TO FINANCIAL STATEMENTS
54
- --------------------------------------------------------------------------------


- ---------------------------------------------------------------------------------
                                                 1993        1992        1991
=================================================================================
Current assets                                $  554.0    $  417.4    $  467.7
Noncurrent assets                                964.7     1,007.6     1,165.1
Current liabilities                              496.1       432.3       391.6
Noncurrent liabilities                         1,606.8     1,442.4     1,167.9
Net sales                                      1,594.5     1,404.5     1,301.4
Gross profit                                     216.2        85.9        (2.0)
Special charges                                  (19.6)     (379.3)         --
Operating profit (loss)                           13.9      (499.3)     (219.0)
Loss before extraordinary loss                   (40.7)     (532.0)     (251.1)
Net loss                                         (40.7)     (544.1)     (251.1)
- ---------------------------------------------------------------------------------

    In the fourth quarter of 1993, ASC recorded special charges totaling $19.6 for the disposal and write-off of certain steelmaking assets, employee and retiree benefits including pensions and to increase legal reserves. Because Armco is not currently recognizing its equity in ASC's results, these special charges had no current effect on Armco's net loss.

    During 1992, ASC recognized special charges totaling $379.3 for costs associated with rationalization of its operations, including $119.5 for disposal of assets, $158.2 for employee and retiree benefits, $39.0 for reduction in salaried work force and $46.6 to impair its investment in an equity joint venture. In addition, ASC recorded an extraordinary charge of $12.1 to establish an estimated liability for retiree benefits under the Coal Industry Retiree Health Benefit Act, signed into law during the year. These actions resulted in an increase to Armco's Equity in loss of Armco Steel Company, L.P. of $167.1 and a charge in Extraordinary losses of $6.1.

    ASC has outstanding revolving credit and other financing agreements with a number of lending institutions. Effective as of December 31, 1992, ASC's various lenders consented to the amendment of the revolving credit agreements, as well as a capital projects financing agreement and other ASC debt instruments, to provide that the obligations under these agreements and instruments would be secured by a pledge of substantially all of ASC's assets and to revise the covenants.

    In January 1994, ASC's various lenders agreed to amendments to the revolving credit and long-term debt agreements to revise certain financial covenants effective as of December 31, 1993. ASC is required to maintain as of December 31, 1993, a minimum tangible net worth of $650.0, a minimum current ratio of 1.0 and a maximum leverage ratio of 1.0, as defined in the agreements. At December 31, 1993, the actual measures under these financial covenants were a tangible net worth of $742.1, a current ratio of 1.76 and a leverage ratio of 0.85.

    With plants in Middletown, Ohio and Ashland, Kentucky, ASC concentrates on the production of custom engineered grades and value-added applications of hot-rolled steel and coated and uncoated cold-rolled steel for sale to the automotive, appliance and manufacturing markets, as well as to the construction industry and independent steel distributors and service centers.


15.  OTHER EQUITY COMPANIES

NATIONAL-OILWELL

    Effective April 1, 1987, Armco exchanged the business and certain net assets of its oil field business for a 50% interest in a joint venture (National-Oilwell) owned by subsidiaries of Armco and USX Corporation (USX). USX also transferred its oil field equipment and services operation to the joint venture.

    Armco's equity loss in the joint venture for 1993 included a fourth quarter charge of $5.0 for its portion of the loss on the sale of the company's wellhead business that was completed in the first quarter of 1994. Armco's equity losses in 1992 and 1991 included $3.3 and $12.3, respectively, for its portion of the charges recorded for the shut down and rationalization of certain of National-Oilwell's manufacturing facilities.

    At December 31, 1993, National-Oilwell had outstanding $7.0 of a note payable and accrued interest due to AFSG.

    During 1992, National-Oilwell adopted SFAS 106, Employers' Accounting for Postretirement Benefits Other Than Pensions, and SFAS 109, Accounting for Income Taxes. The net effect of adoption of these two standards on Armco's equity in the losses of National-Oilwell was to reduce the 1992 loss by $0.3.

    Armco received distributions from National-Oilwell totaling $16.0 in 1991.

    National-Oilwell sells oil field tubular pipe, and produces and sells drilling and production equipment, and process pumps used in the world's oil and gas services industry.

NORTH AMERICAN STAINLESS

    North American Stainless (NAS) is a 50%-owned joint venture partnership between subsidiaries of Armco and Acerinox, S.A. of Spain, established to own and operate a greenfield chrome nickel stainless finishing facility in Carrollton, Kentucky. This facility was completed in December 1992 and began shipping customer product in mid-1993. NAS purchases, at market prices, a portion of its steel requirements from Armco's Butler, Pennsylvania plant, which is in the Specialty Flat-Rolled Steel segment.

    During 1993, NAS had sales of $56.5, an operating loss of $8.0 and a net loss of $12.8. Armco's equity loss in the year from NAS was $6.4.

    As a partnership, NAS maintains its own cash, credit lines and long-term debt, and funds its own operations, liabilities and capital expenditures, separate from the partners. NAS is partially financed by long-term debt and credit agreements established with a number of banks and other lending institutions. These agreements contain covenants which require NAS to maintain certain minimum net worth

                         NOTES TO FINANCIAL STATEMENTS
                                                                              55
- --------------------------------------------------------------------------------


and ratio tests. At December 31, 1993, NAS was in default on certain of its covenant requirements. Discussions designed to reach agreement on a cure for this default situation have begun, and Armco believes that an acceptable resolution will be reached, and that such resolution will not have a material adverse impact on Armco. Armco is restricted by its own credit facilities as to the amount of contributions it can make to its joint venture partnerships.

    In the fourth quarter of 1993, NAS borrowed $4.0 each from Acerinox and AFSG to fund its operations and meet other debt payment requirements. In 1993, Armco and Acerinox each contributed $3.0 to NAS.

    Armco's 1993 Net sales on the Statement of Consolidated Operations included $37.0 of product sales to NAS, and at December 31, 1993, Trade receivables on the Statement of Consolidated Financial Position included $16.1 from NAS.


16.  SUBSIDIARY CAPITAL STOCK

    Armco owns all of the Class A common stock of Eastern Stainless Corporation (Eastern Stainless), representing 84% of the outstanding voting rights. Eastern Stainless Class B common stock, which is publicly traded, has the remaining voting rights.

    Dividends on Eastern Stainless' redeemable Class B common stock, of which 12,532,701 shares are authorized, issued and outstanding, are cumulative from the effective date of issue at the fixed rate of $.08 per share per annum, and are payable annually. In addition to the fixed rate dividends, Class B common shareholders are entitled to participating dividends. These participating dividends are equal to the excess of 8 1/4% of Eastern Stainless' cumulative income (as defined in Eastern Stainless' amended Articles of Incorporation) over the total fixed dividends paid from the date of issuance to the end of the fiscal quarter immediately preceding the redemption date. The participating dividend, if any, is payable on the redemption date. As of December 31, 1993, no amounts had accrued under the participating dividend provision.

    Beginning May 1, 1993, to the extent funds are legally available, Eastern Stainless may redeem, in whole or in part, the outstanding shares at a redemption price equal to $1 per share plus accrued and unpaid fixed and participating dividends. Beginning May 1, 1996 and on each anniversary thereafter through 2003, to the extent funds are legally available, Eastern Stainless is required to redeem 1,587,417 shares, or the aggregate number of shares outstanding if less, at the redemption price. The carrying value of the shares, which includes the unpaid fixed and participating dividends, is periodically increased through charges to operations which yield an effective rate of 13.9%, based upon the fixed dividend, and will become due under the mandatory redemption requirements. Holders of the stock are entitled to one vote per share, which represents approximately 16% of the voting shares, with respect to matters concerning Eastern Stainless.

    The payment of dividends on, or the redemption of, Eastern Stainless' Class A common shares and its Class B common shares is subject to certain covenants contained in agreements entered into by Eastern Stainless or Armco. In the event of any liquidation or dissolution of Eastern Stainless, voluntary or involuntary, the holders of the Class B common stock are entitled to be paid out of Eastern Stainless' assets an amount in cash equal to $1 per share plus accrued and unpaid fixed and participating dividends before any distribution to Armco.


17.  WORLDWIDE GRINDING SYSTEMS -- DISCONTINUED OPERATIONS

    Armco's Worldwide Grinding Systems segment consisted of foreign and domestic businesses that produced grinding balls and rods, abrasion-resistant castings, liners, process control systems and carbon wire rods. Armco also participated in grinding system and wire rod joint ventures in the United States and certain foreign countries through this segment.

    On September 28, 1993, Armco completed the sale of a 50% joint venture interest in several wire-drawing operations and received $33.0 in net cash proceeds. On November 11, 1993, Armco sold the remaining businesses in this segment for approximately $80.0, excluding pending post-closing adjustments, and accordingly, the results of this segment are reported as discontinued operations. Armco recorded a $40.0 charge for losses and expenses associated with the decision to dispose of this segment, including $5.8 to recognize previously unrealized foreign translation losses.

    Net sales for the segment were $300.7 in the nine months ended September 30, 1993, and $400.4 and $391.3 in 1992 and 1991, respectively. These amounts are not included in Armco's consolidated net sales. Income from these discontinued operations in 1992 included a charge of $19.1 to close unprofitable European foundry operations and reduce salaried work force at the Worldwide Grinding Systems plant in Kansas City, Missouri.

                         NOTES TO FINANCIAL STATEMENTS
56
- --------------------------------------------------------------------------------


18.  QUARTERLY INFORMATION (UNAUDITED)

    The following is quarterly information for Armco for 1993 and 1992:

- --------------------------------------------------------------------------------------------------------------
1993                                          Year           4 Q          3 Q          2 Q          1 Q
==============================================================================================================
Net sales                                  $ 1,664.0      $ 363.5      $ 419.8      $ 454.1      $ 426.6
Cost of products sold                       (1,519.5)      (341.7)      (385.0)      (405.6)      (387.2)
Special charges -- net/1/                     (165.5)          --       (165.5)          --           --
Income (loss) from discontinued
 operations                                    (70.8)       (45.0)       (35.0)        10.1         (0.9)
Income (loss) before extraordinary losses
    and accounting changes                    (327.0)       (90.7)      (223.0)         8.7        (22.0)
Extraordinary losses                            (7.3)        (7.3)          --           --           --
Cumulative effect of accounting
 changes                                      (307.5)          --           --           --       (307.5)
Net income (loss)                             (641.8)       (98.0)      (223.0)         8.7       (329.5)
Per share:
Income (loss) before extraordinary losses
    and accounting changes                     (3.32)       (0.92)       (2.19)        0.04        (0.25)
Extraordinary losses                           (0.07)       (0.07)          --           --           --
Cumulative effect of accounting
 changes                                       (2.96)          --           --           --        (2.97)
Net income (loss)                              (6.35)       (0.99)       (2.19)        0.04        (3.22)
- ---------------------------------------------------------------------------------------------------------------

- ---------------------------------------------------------------------------------------------------------------
1992                                            Year       4 Q             3 Q          2 Q          1 Q
===============================================================================================================
Net sales                                  $ 1,673.2      $ 464.0      $ 497.0      $ 443.2      $ 269.0
Cost of products sold                       (1,509.8)      (424.8)      (454.3)      (394.3)      (236.4)
Special charges -- net/1/                     (185.1)      (168.9)         5.4        (21.6)          --
Income (loss) before
 extraordinary losses                         (421.5)      (368.3)       (25.2)         2.5        (30.5)
Extraordinary losses                            (8.4)        (8.4)          --           --           --
Net income (loss)                             (429.9)      (376.7)       (25.2)         2.5        (30.5)
Per share:
Income (loss) before
 extraordinary losses                          (4.37)       (3.60)       (0.26)        0.01        (0.37)
Extraordinary losses                           (0.08)       (0.08)          --           --           --
Net income (loss)                              (4.45)       (3.68)       (0.26)        0.01        (0.37)
- ----------------------------------------------------------------------------------------------------------------


/1/ See Note 10.

Quarterly information has been restated to reflect the reclassification of the AFSG companies to be sold and Worldwide Grinding Systems to discontinued operations. (Notes 3 and 17)

The first quarter of 1993 includes the cumulative effect of adoption of three accounting standards. SFAS 106, Employers' Accounting for Postretirement Benefits Other Than Pensions and SFAS 109, Accounting for Income Taxes were both adopted in the first quarter. SFAS 106 resulted in a net of tax charge of $440.0 or $4.24 per share, and SFAS 109 resulted in a credit of $135.6 or $1.31 per share in the cumulative effect of accounting changes. SFAS 112, Employers' Accounting for Postemployment Benefits, was adopted in the fourth quarter of 1993, retroactive to the first quarter. The cumulative effect of SFAS 112 was a charge of $3.1 or $.03 per share.

In the fourth quarter of 1993 and 1992, Armco recognized extraordinary losses related to the early retirement of debt of $7.3 and $2.3 or $.07 and $.02 per share, respectively. In the fourth quarter of 1992, Armco also recognized an extraordinary loss of $6.1 or $.06 per share as its portion of an ASC equity loss to establish an estimated liability for retiree benefits under the Coal Industry Retiree Health Benefit Act.

                                                                              57
- --------------------------------------------------------------------------------


PRICE RANGE AND DIVIDENDS OF ARMCO STOCK (UNAUDITED)


TITLE:  PRICE RANGE AND DIVIDENDS OF ARMCO STOCK (UNAUDITED)

COMMON STOCK
1992 Price per share                1st Qtr.  2nd Qtr.  3rd Qtr.  4th Qtr.
   HIGH                              $6-5/8    $7-3/8    $7-1/2   $6-3/4
   LOW                               $4-1/4    $5-1/4    $5-3/4     $5

1993 Price per share                1st Qtr.  2nd Qtr.  3rd Qtr.  4th Qtr.
   HIGH                              $8-3/8     $8       $7-1/2   $6-3/8
   LOW                                 $6     $6-5/8       $6     $4-7/8

PREFERRED STOCK
Class A $2.10
1992 Price per share                1st Qtr.  2nd Qtr.  3rd Qtr.  4th Qtr.
   HIGH                              $21-1/2   $24-1/2    $25        $23
   LOW                                 $19     $19-3/4   $22-3/4   $19-1/2
   Dividend per share                 .525      .525      .525      .525

1993 Price per share                1st Qtr.  2nd Qtr.  3rd Qtr.  4th Qtr.
   HIGH                              $27-1/2   $26-5/8   $26-7/8   $25-7/8
   LOW                                 $21     $24-1/8   $25-3/8   $23-5/8
   Dividend per share                 .525      .525      .525      .525

Class A $3.625 (Issued 10/8/92)*
1992 Price per share                1st Qtr.  2nd Qtr.  3rd Qtr.  4th Qtr.
   HIGH                                                            $56-1/2
   LOW                                                             $48-1/2
   Dividend per share                                              .83576*

1993 Price per share                1st Qtr.  2nd Qtr.  3rd Qtr.  4th Qtr.
   HIGH                              $65-1/4   $65-1/4     $61     $56-3/4
   LOW                               $55-1/4   $58-3/8   $55-1/4     $51
   Dividend per share                .90625    .90625    .90625    .90625

Class B $4.50
1992 Price per share                1st Qtr.  2nd Qtr.  3rd Qtr.  4th Qtr.
   HIGH                              $39-1/4   $44-1/2     $46     $43-1/2
   LOW                               $32-1/2   $36-7/8   $41-7/8   $37-3/4
   Dividend per share                 1.125     1.125     1.125     1.125

1993 Price per share                1st Qtr.  2nd Qtr.  3rd Qtr.  4th Qtr.
   HIGH                              $49-1/2   $49-7/8   $50-3/4   $50-3/4
   LOW                               $42-1/8   $47-3/4   $49-1/8     $49
   Dividend per share                 1.125     1.125     1.125     1.125


On December 31, 1993, shareholders of record of Armco's common stock numbered 32,665.

     Dividend checks for Armco's cumulative convertible preferred stock are mailed to arrive on or about the last business day of the following months:

- -------------------------------------------------------------------------------------
Class A        $2.10       $0.525        per share/qtr.     Mar., Jun., Sept., Dec.
Class A        $3.625      $0.90625      per share/qtr.     Mar., Jun., Sept., Dec.
Class B        $4.50       $1.125        per share/qtr.     Mar., Jun., Sept., Dec.
- --------------------------------------------------------------------------------------

                             Graphic Appendix List

1993 Annual Report Charts

PAGE: 19
TITLE:  ARMCO INC. -- 1993 SALES

% BY PRODUCTS
       Stainless Sheet and Strip                30%
       Electrical Steel                         15%
       Semi-Finished                             8%
       Stainless Plate                           7%
       Carbon Sheet and Strip                   18%
       Pipe and Tubing                          15%
       Other                                     7%

% BY MARKETS
       Industrial and Electrical Equipment      30%
       Service Centers                          26%
       Automotive                               18%
       Construction                             13%
       Appliance, Utensils and Cutlery           2%
       Other                                    11%

PAGE:  20 (first column)
TITLE:  STAINLESS STEEL SHEET AND STRIP CONSUMPTION

Apparent Consumption (Tons in Thousands)
      1988                                   1,133
      1989                                   1,060
      1990                                   1,064
      1991                                   1,047
      1992                                   1,188
      1993                                   1,366

Import Penetration
      1988                                    11.9%
      1989                                    13.7%
      1990                                    15.3%
      1991                                    16.1%
      1992                                    16.1%
      1993                                    25.2%

PAGE:  20 (second column)
TITLE:  ARMCO INC. -- SPECIALTY STEEL MARKET SHARE

STAINLESS SHEET AND STRIP
       Armco                                    25%
       Allegheny-Ludlum                         26%
       J&L Specialty Products                   16%
       Washington Steel/Lukens                   8%
       Imports                                  25%

ELECTRICAL STEEL
       Armco                                    42%
       Allegheny-Ludlum                         20%
       Warren Consolidated Industries           16%
       Imports                                  22%

STAINLESS PLATE
       Armco                                    18%
       Allegheny-Ludlum                         31%
       J&L Specialty Products                   11%
       Washington Steel/Lukens                   9%
       Avesta                                    8%
       Other                                     7%
       Imports                                  16%

PAGE:  22 (second column)
TITLE:  SPECIALTY FLAT-ROLLED STEEL -- 1993 SALES

% BY PRODUCTS
       Stainless Sheet and Strip                51%
       Electrical                               24%
       Semi-Finished Stainless                  14%
       Stainless Plate                          11%

% BY MARKETS
       Industrial and Electrical Equipment      40%
       Automotive                               27%
       Service Centers                          20%
       Construction                              3%
       Appliance, Utensils and Cutlery           3%
       Other                                     7%

PAGE:  23 (first column)
TITLE:  BUTLER PLANT ON-TIME SHIPMENT PERFORMANCE
       1993 PERCENT ON-TIME (BY ORDERS)

       1st QTR                                  80%
       2nd QTR                                  79%
       3rd QTR                                  90%
       4th QTR                                  93%


PAGE:  23 (second column)
TITLE:  COSHOCTON STAINLESS DIVISION COST OF QUALITY

% of Sales
       1989                                   18.8%
       1990                                   18.1%
       1991                                   18.7%
       1992                                   18.5%
       1993                                   13.2%


PAGE:  24 (second column)
TITLE:  OTHER STEEL & FABRICATED PRODUCTS -- 1993 SALES

% BY PRODUCTS
       Carbon Sheet and Strip                   46%
       Pipe and Tubing                          37%
       Construction                              5%
       Other                                    12%

% BY MARKETS
       Service Centers                          35%
       Construction                             27%
       Industrial and Electrical Equipment      15%
       Aircraft and Aerospace                    5%
       Automotive                                4%
       Other                                    14%

PAGE: 57
TITLE:  PRICE RANGE AND DIVIDENDS OF ARMCO STOCK (UNAUDITED)

COMMON STOCK
1992 Price per share                1st Qtr.  2nd Qtr.  3rd Qtr.  4th Qtr.
   HIGH                              $6-5/8    $7-3/8    $7-1/2   $6-3/4
   LOW                               $4-1/4    $5-1/4    $5-3/4     $5

1993 Price per share                1st Qtr.  2nd Qtr.  3rd Qtr.  4th Qtr.
   HIGH                              $8-3/8     $8       $7-1/2   $6-3/8
   LOW                                 $6     $6-5/8       $6     $4-7/8

PREFERRED STOCK
Class A $2.10
1992 Price per share                1st Qtr.  2nd Qtr.  3rd Qtr.  4th Qtr.
   HIGH                              $21-1/2   $24-1/2    $25        $23
   LOW                                 $19     $19-3/4   $22-3/4   $19-1/2
   Dividend per share                 .525      .525      .525      .525

1993 Price per share                1st Qtr.  2nd Qtr.  3rd Qtr.  4th Qtr.
   HIGH                              $27-1/2   $26-5/8   $26-7/8   $25-7/8
   LOW                                 $21     $24-1/8   $25-3/8   $23-5/8
   Dividend per share                 .525      .525      .525      .525

Class A $3.625 (Issued 10/8/92)*
1992 Price per share                1st Qtr.  2nd Qtr.  3rd Qtr.  4th Qtr.
   HIGH                                                            $56-1/2
   LOW                                                             $48-1/2
   Dividend per share                                              .83576*

1993 Price per share                1st Qtr.  2nd Qtr.  3rd Qtr.  4th Qtr.
   HIGH                              $65-1/4   $65-1/4     $61     $56-3/4
   LOW                               $55-1/4   $58-3/8   $55-1/4     $51
   Dividend per share                .90625    .90625    .90625    .90625

Class B $4.50
1992 Price per share                1st Qtr.  2nd Qtr.  3rd Qtr.  4th Qtr.
   HIGH                              $39-1/4   $44-1/2     $46     $43-1/2
   LOW                               $32-1/2   $36-7/8   $41-7/8   $37-3/4
   Dividend per share                 1.125     1.125     1.125     1.125

1993 Price per share                1st Qtr.  2nd Qtr.  3rd Qtr.  4th Qtr.
   HIGH                              $49-1/2   $49-7/8   $50-3/4   $50-3/4
   LOW                               $42-1/8   $47-3/4   $49-1/8     $49
   Dividend per share                 1.125     1.125     1.125     1.125