Form 10-K, Exhibit 13
ARMCO INC
filed 1995-03-30
CIK 7383

                                                                    EXHIBIT 13
MANAGEMENT'S DISCUSSION AND ANALYSIS
Three Years Ended December 31, 1994
(Dollars in millions, except per share and per ton data)


GENERAL

This discussion and analysis of Armco's 1994 financial results should be read together with the Consolidated Financial Statements and Notes on pages 24 through 43.

A summary of Armco's results for 1994, 1993, and 1992 is shown below:

-------------------------------------------------------------------------
                                       1994        1993        1992
-------------------------------------------------------------------------
Net sales                           $1,437.6    $1,664.0    $1,673.2
Special charges - net                  (35.0)     (165.5)     (185.1)
Operating profit (loss)                 39.2      (146.0)     (157.3)
Gain on sale of investments in
  joint ventures                        62.6        --           --
Credit for income taxes                 28.7        7.3         34.0
Equity in income (loss) of
  equity companies                      15.3      (43.7)      (255.5)
Income (loss) from continuing
  operations                            77.7     (256.2)      (419.3)
Income (loss) from discontinued
  operations
  Worldwide Grinding Systems             --       (25.8)         0.4
  AFSG companies to be sold              --       (45.0)        (2.6)
Income (loss) before extraordinary
  losses and cumulative effect of
  accounting changes                    77.7     (327.0)      (421.5)
Net income (loss)                  $    77.7   $ (641.8)    $ (429.9)
-------------------------------------------------------------------------

Year-to-year results are not directly comparable due to the divestiture of certain businesses in 1992, 1993 and 1994 and to the acquisition of Cyclops Industries, Inc. (Cyclops) on April 24, 1992.

[Two pie charts]
Titled: ARMCO INC.-CONSOLIDATED 1994 SALES

% BY MARKETS
Automotive                            31%
Industrial & Electrical               28%
Service Centers                       15%
Construction                           8%
Appliance, Utensils & Cutlery          2%
Other                                 16%

% BY PRODUCTS
Sheet & Strip                         66%*
Pipe & Tubing                         13%
Semi-Finished                          5%
Plate                                  4%
Construction Products                  2%
Other                                 10%
*Includes stainless, electrical and carbon steels

Special Charges/Divestments

During 1994, Armco recognized a $20.0 special charge related to its decision to idle and restructure its Mansfield and Dover, Ohio plants. Until March 1994, Armco planned to operate these facilities while installing a new thin-slab continuous caster. In that month, a blooming mill motor in Mansfield failed, crippling the production capability of both plants. Armco decided, based on its estimate of the time it would take to repair the equipment and resume production, and the forecast of continued losses being generated by the two operations, that it would keep the plants idle until the start-up of the thin-slab caster, scheduled for early in the second quarter of 1995. The special charge consisted of $13.5 for employee benefits, primarily group insurance and supplemental unemployment benefits; and $6.5 to writedown inventories and fixed assets. During 1994, employee benefit payments totaling $7.5 were made with an additional $2.5 expected in the first quarter of 1995. The remaining liability primarily relates to longer-term employee benefits. To begin rebuilding its customer base, the Dover plant resumed limited production in early 1995. It is purchasing cold rolled steel which had not been previously available because of tight market conditions.

Eastern Stainless Corporation (Eastern Stainless) has been faced with a decline in market demand and selling prices for certain of its products, increased production costs and intense competition from both foreign and domestic sources. As a result, it has experienced substantial losses during the last three years while sales volume continued to fall. In the third quarter of 1994, Eastern Stainless decided to sell substantially all of its assets to Avesta Sheffield Holding Company (Avesta Sheffield), for cash and the assumption of certain liabilities. In the third quarter of 1994, Armco recognized a $15.0 special charge related to the Eastern Stainless decision. Any cash received on the sale will be used by Eastern Stainless to satisfy normal operating and employee benefit obligations not assumed by Avesta Sheffield. The net liabilities not assumed by Avesta Sheffield or satisfied by the sale proceeds will be retained by Armco. At December 31, 1994 and 1993, most of these liabilities, totaling approximately $50.0 and $40.0, respectively, were recorded on Armco's Statement of Consolidated Financial Position, primarily in Long-term employee benefit obligations. Upon completion of the proposed transaction, scheduled for March 14, 1995, Eastern Stainless will have no assets remaining as a corporate legal entity and will be dissolved without any shareholder distribution. The proposed transaction is subject to approval by the Eastern Stainless shareholders. Since Armco owns approximately 84% of the voting stock of Eastern Stainless and intends to vote in favor of the proposed transaction, approval by the shareholders is assured.

Of the total charge of $15.0, $9.0 relates to employee benefit obligations, and $3.2, $1.8 and $1.0 relate to losses through the date of disposal, writedown of assets, and transaction fees and expenses, respectively. While no significant payments have been made related to these amounts, $2.4 of the reserve for losses was used in 1994.

Also in 1994, Armco signed a definitive agreement to sell the Armco Financial Services Group (AFSG) companies to be sold. Armco had previously signed a letter of intent to sell these businesses and, in 1993, recorded a charge of $45.0 to write down its investment in the companies to be sold to its revised estimate of net realizable value.

Armco also announced the completion of an initial public offering and recapitalization of Armco Steel Company, L.P. (ASC), its carbon steel joint venture with Kawasaki Steel Corporation.

12 ARMCO INC.

[Photograph of Pete Leemputte appears here]
"We continued to take aggressive action to realign our internal cost structure. Our success is evident. Selling and administrative expenses in 1994 accounted for 6.7% of each sales dollar, down substantially from 8.2% in 1992. One of our most important actions was developing new salaried retirement and medical programs. Contributions to salaried retirement plans will now be tied more closely to company performance, helping to prevent steep increases in future legacy costs." --Pete Leemputte, Vice President and Controller

As a result of the sale of its interest in the joint venture to a newly formed company named AK Steel Holding Corporation (AK Steel), Armco recognized a pretax gain of $36.5, and was able to recognize a $30.0 tax benefit related to its deferred tax asset position.

In the third quarter of 1994, Armco sold 90% of its investment in North American Stainless (NAS) for $73.0 in cash, recognizing a $26.1 gain.
Armco's decision to sell most of its interest in this previously 50%-owned partnership reflected Armco's desire to use its resources to fund the capital needs of its core businesses as opposed to investing additional capital in the joint venture's capacity expansion program.

In the fourth quarter of 1994, Armco sold its metal deck business for a small gain and completed the divestiture of a tubing plant and conversion businesses, which, in 1993, had been identified for disposal.

In 1993, consistent with its strategy to focus on the production of specialty flat-rolled steel, Armco sold its Worldwide Grinding Systems segment, its Brazilian sheet and strip operations, a welded tubing operation and a portion of its nonresidential construction business. Armco also announced plans to dispose of certain other businesses in the Other Steel and Fabricated Products segment and signed a letter of intent to sell the AFSG companies to be sold. In conjunction with the plans for disposal of these businesses, Armco recorded charges totaling $250.5 in 1993, which included special charges of $165.5 reflected in the operating losses of the Other Steel and Fabricated Products segment, a $45.0 charge for expenses and losses associated with the proposed sale of the AFSG companies to be sold and $40.0 as a loss on the disposal of the Worldwide Grinding Systems segment. The total charges included $128.1 for the excess of carrying value of net assets over anticipated proceeds on disposal, $72.6 for employee benefit costs, and $28.1 for estimated losses through the dates of disposal. Other components of the charges were expenses related to provisions for legal and environmental matters and recognition of previously deferred foreign currency translation adjustments, partially offset by pension curtailment gains. Most of the charges were either non-cash or will be paid over a long period. The employee benefit charges primarily relate to long-term retirement benefits that will be paid over many years. The reserve for future losses was, for the most part, utilized during 1994 and a small remainder of the miscellaneous reserves is held for final settlement of transaction fees, property maintenance and outstanding tax issues.

In conjunction with Armco's decision to dispose of certain businesses in the Other Steel and Fabricated Products segment after September 30, 1993, Armco stopped recording, as a component of continuing operations, the sales, costs and expenses of these businesses. At December 31, 1994, only two small businesses have not been divested. All results for the Worldwide Grinding Systems businesses and the AFSG companies to be sold are presented as discontinued operations.

In 1992, Armco recorded special charges, totaling $185.1, associated with a series of restructuring actions undertaken to reduce costs, improve profitability and strengthen Armco's competitive position. The total special charge of $185.1 included $114.0 for employee benefit costs and $39.9 for continuing losses and excess carrying value of net assets over the anticipated proceeds on disposal, with the remainder primarily for provisions for legal and environmental matters and the recognition of previously deferred foreign currency translation adjustments. These restructuring actions have been completed except for the payment of retirement benefits, which will occur over a period of many years. (See discussions in "Business Segment Results," "Discontinued Operations," and "Equity Companies," below.)


Adoption of Major Accounting Standards

Effective January 1, 1993, Armco recorded a charge of $440.0, or $4.24 per share, net of taxes, for the adoption of Statement of Financial Accounting Standards No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions (SFAS No. 106). This accounting standard requires the accrual of expense for postretirement benefits during the years an employee is actively employed, rather than the former practice of expensing the benefits on an as-incurred basis when the participant is retired.

Also effective January 1, 1993, Armco recorded a cumulative effect credit of $135.6, or $1.31 per share, excluding the tax benefit related to the adoption of SFAS No. 106, for the adoption of Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes (SFAS No. 109). As a result of the adoption of SFAS No. 109, Armco has recorded, at December 31, 1994, a deferred tax asset of $328.5, net of a valuation allowance of $701.3. The ultimate realization of this asset depends on Armco's ability to generate sufficient taxable income in the future. As of December 31, 1994, Armco had capital and net operating loss (NOL) carryforwards of approximately $1,174.3, expiring between 1998 and 2009, with almost 80% expiring after the year 2000. Even though Armco has incurred book and tax losses for three of the past four years, management believes that it is more likely than not that it will generate taxable income sufficient to realize the recognized portion of the tax benefit associated with future deductible temporary differences and NOL and tax credit carryforwards prior to their expiration. This belief is based upon, among other factors, changes in operations that have occurred during the past three years, as well as consideration of available tax planning strategies. Specifically, cost savings associated with Armco's acquisition of Cyclops and capital investments are being realized, and are anticipated to continue to improve operating results. Business restructurings undertaken in the last three years

                                                                 ARMCO INC. 13
included the sale of non-strategic units, some of which have been unprofitable. In addition, Armco expects to begin to recognize the operational benefits of the new thin-slab caster in Mansfield, Ohio and the recently announced $95.0 capital improvement program in 1995 and 1996, respectively. Armco has operated in a highly cyclical industry and consequently has had a history of generating and then utilizing significant amounts of NOL carryforwards. During the years 1987-1989, Armco utilized approximately $350.0 of NOL carryforwards. Management believes that the valuation allowance noted above is appropriate given the current projections of taxable income. If Armco is unable to generate sufficient taxable income in the future through operating results, increases in the valuation allowance will be required through a charge to expense. However, if Armco achieves sufficient profitability to utilize a greater portion of the total deferred tax asset, the valuation allowance will be reduced through a credit to income.

In 1993, Armco adopted Statement of Financial Accounting Standard No. 112, Employers' Accounting for Postemployment Benefits, recording an expense of $3.1 or $.03 per share for the cumulative effect of establishing additional liabilities for short-term and long-term disability plans.

[Two pie charts]
Title:  ARMCO INC.-SPECIALTY FLAT-ROLLED STEEL MARKET SHARE*

STAINLESS SHEET AND STRIP
Armco                            24%**
Allegheny Ludlum                 21%
J&L Specialty Steel              17%
Washington Steel/Lukens           8%
North American Stainless          7%
Imports                          23%

ELECTRICAL STEEL
Armco                            45%
Warren Consolidated Industries   19%
Allegheny Ludlum                 16%
Imports                          20%
*Management estimates
**Includes automotive chrome and specialty sheet and strip

Operating Results

1994 vs. 1993: Net sales in 1994 were substantially lower than in 1993 as a result of the absence, in 1994, of businesses that were sold or identified for divestment in the third quarter of 1993, and as a result of the idling of operations at the Mansfield and Dover, Ohio plants in the first quarter of 1994. The businesses that were sold or identified for divestment, and are therefore no longer consolidated, accounted for $189.4 of the sales reported in 1993, and sales from the Mansfield and Dover plants were $151.1 lower in 1994 than 1993 largely as a result of the idling. Partially offsetting these reductions was a 5% increase in net sales from the Specialty Flat-Rolled Steel business segment and a significant increase from Douglas Dynamics, Inc. (Douglas Dynamics), Armco's snowplow and light truck equipment manufacturing subsidiary.

Operating profit in 1994 improved over 1993 as a result of lower special charges, as well as strong performances from the Butler, Pennsylvania and Coshocton and Zanesville, Ohio plants of the Specialty Flat-Rolled Steel segment and Douglas Dynamics. Partially offsetting these improvements were deteriorating results at Sawhill Tubular, losses of $85.5 at the idled plants and a $4.5 charge to increase environmental and litigation reserves.

In 1994, income from continuing operations reflected the improvement in operating profit and pretax gains of $36.5 for the initial public offering and recapitalization of ASC, and $26.1 for the sale of 90% of Armco's equity investment in NAS. Equity in income (loss) from equity companies was $15.3 of income in 1994 compared to a $43.7 loss in 1993 as a result of improved performance by National-Oilwell and NAS. In addition, after recording a loss of $27.9 in 1993, Armco stopped recognizing the results from its investment in ASC when, following several years of losses, Armco's investment in that joint venture was reduced to zero. (See "Equity Companies" below.)

1993 vs. 1992: Armco's net sales declined slightly because of the sale or the identification for divestment of a number of businesses in the Other Steel and Fabricated Products segment. The decline was almost entirely offset by improved sales in the Specialty Flat-Rolled Steel segment and Douglas Dynamics, as well as by the impact of a full year of results from the former Cyclops businesses.

Operating losses declined because of improved performance in the Specialty Flat-Rolled Steel segment and at Douglas Dynamics, and because of a reduction in special charges. Special charges of $165.5, taken in the third quarter of 1993, were associated with the decision to dispose of a number of businesses within the Other Steel and Fabricated Products segment. Excluding special charges, operating profit declined slightly in 1993 compared to 1992, as improvements in the Specialty Flat-Rolled Steel segment were more than offset by increased losses at the Mansfield and Dover plants, costs associated with the start-up of a new stretch mill at Sawhill Tubular, losses on certain contracts at a nonresidential construction company and approximately $29.3 of additional expense related to the adoption of SFAS No. 106.

The loss from continuing operations in 1993 compared to the prior year declined due to reduced special charges and reduced losses from equity investments. Armco's net loss from equity investments was $43.7 in 1993 compared to $255.5 in 1992. The reduction was primarily due to the fact that Armco stopped recording losses in ASC after Armco's investment in ASC was reduced to zero. Armco's net loss for 1993 included $14.9 of tax refunds and accrual reversals, compared to $52.1 in 1992. The net loss for 1993 was increased by the cumulative effect of the adoption of three new accounting standards, the net effect of which was a charge of $307.5 recorded in the first quarter.

Outlook: Assuming the continuation of a strong domestic economy, Armco's results are expected to improve in 1995 compared to 1994 as a result of operational improvements in its Specialty Flat-Rolled Steel segment and the anticipated successful start-up of the new thin-slab caster in Mansfield.

14 ARMCO INC.

BUSINESS SEGMENT RESULTS

Specialty Flat-Rolled Steel

Armco's Specialty Flat-Rolled Steel businesses produce and finish stainless and electrical steel sheet and strip at plants in Butler, Pennsylvania, and Coshocton and Zanesville, Ohio. Stainless steel plate products are finished at Eastern Stainless, Armco's 84%-owned subsidiary in Baltimore, Maryland, which Armco stopped consolidating as of September 30, 1994 in anticipation of the sale of its assets. The segment also includes the results of European trading companies which buy and sell steel and manufactured steel products.

The Specialty Flat-Rolled Steel segment's results appear below:


-------------------------------------------------------------------------
                                      1994        1993       1992
-------------------------------------------------------------------------
Customer sales                      $1,048.5    $1,001.5    $ 885.5
Special charges                        (15.0)        --       (37.6)
Operating profit                       126.3        75.5       21.4

Shipments (tons 000s)                    690         653        571
Raw steel production (tons 000s)         875         882        793
Capability utilization                   102%         94%        84%
-------------------------------------------------------------------------

1994 vs. 1993: The Butler and Zanesville plants operated at full capacity in 1994, forcing limits on production of certain product lines. Armco benefited from the strong economy and success in a trade case, which limited imports of certain electrical steels in the year. Customer sales and tons shipped increased by 5% and 6%, respectively, in 1994 versus 1993, primarily reflecting increases in automotive chrome stainless, oriented electrical steel and stainless sheet and strip, partially offset by declines in chrome nickel stainless, non-oriented electrical and Eastern Stainless plate, as well as the elimination of Eastern Stainless sales from Armco's consolidated results beginning in the fourth quarter of the year. The reduction in non-oriented electrical steel was primarily due to capacity constraints. While prices across most product lines strengthened in 1994 compared to 1993, average sales dollars per ton was lower due to a change in product mix as automotive chrome and semi-finished product sales displaced sales of higher priced chrome nickel products. Beginning in 1993, chrome nickel finishing and sales moved from the Butler plant to NAS.

[Two pie charts]
Title:  SPECIALTY FLAT-ROLLED STEEL SEGMENT-1994 SALES
% BY MARKETS
Automotive                            41%
Industrial & Electrical Equipment     36%
Service Centers                        9%
Appliance, Utensils & Cutlery          3%
Other                                 11%

% BY PRODUCTS
Sheet & Strip                         85%
Semi-Finished                          7%
Plate                                  5%
Other                                  3%

Operating profit increased 67% in 1994 versus 1993. Included in operating profit for 1994 is a $15.0 special charge related to a decision by Eastern Stainless to sell substantially all of its assets to a stainless steel plate manufacturer, Avesta Sheffield. Eastern Stainless had sales of $52.8 and an operating loss of $5.9 during the first nine months of 1994 after which, due to the decision to sell the assets of the business, Armco ceased to consolidate its results of operations.

During 1994, the Butler melt facility continued to run at full capacity, as raw steel production totaled 875,000 tons, an increase of 8% over 1993 Butler production.

Excluding the special charge, operating profit in 1994 increased to $205 per ton from $116 per ton in 1993. Improvements in yield and productivity and higher capacity utilization reduced the operating cost per ton, while the expected synergies between the melting and finishing facilities, which teamed up after the acquisition of Cyclops, were more fully realized. Although average price per ton was down slightly due to changes in product mix, overall improved pricing was realized across all major product lines in 1994. Excluding the special charge, operating profit in 1994 was 13% of sales, a five percentage point increase over the prior year.

1993 vs. 1992: The 13% increase in customer sales reflects a 14% increase in volume due to a full year of shipments from Coshocton and Eastern Stainless and increased demand for specialty steels, particularly from the automotive chrome markets. Average prices declined slightly reflecting a change in product mix as strong demand for automotive chrome and increased sales of chrome nickel semifinished product to NAS caused reduced shipments of higher priced, finished chrome nickel products. In addition, lower raw material costs and increased foreign imports, which rose 62%, 26% and 40% for stainless sheet and strip, stainless plate and electrical steels, respectively, during 1993 compared to 1992, put pressure on pricing. Exports declined to 4% of total tons shipped in 1993 from the Specialty Flat-Rolled Steel segment compared to 6% in 1992, as Armco shifted some melting capacity from export markets to more profitable domestic markets.

[Bar chart]
Title:  SPECIALTY FLAT-ROLLED STEEL* ON-TIME SHIPMENT PERFORMANCE
1992                  71%
1993                  86%
1994                  92%
Armco's overall on-time delivery performance rose from 86% in 1993 to 92% in 1994. For some products on-time deliveries exceeded 95%.
*Excludes Eastern Stainless Corporation

Operating profit increased because of improvements in operating practices and cost savings relating to synergies from the Cyclops acquisition, in addition to the absence of special charges such as those incurred in 1992. Operating profit excluding special charges was $116 per ton, or 8% of sales, in 1993 compared to $103 per ton, or 7% of sales, in 1992. In 1993, due to the adoption of SFAS No. 106, operating profit included approximately $20.1 of additional postretirement benefits expense over the previous, as-incurred basis. Were it not for that increase, the operating profit margins would have improved more significantly in the period-to-period comparisons.

Key to Armco's strategy of acquiring Cyclops to enhance its role as a leading domestic producer of specialty flat-rolled steel, was supplying the steel feedstock for the former Cyclops stainless steel finishing facility in Coshocton, from Armco's world-class

                                                                ARMCO INC. 15
melt shop in Butler, thereby increasing the utilization of the Butler facility and providing Coshocton with an improved source of supply.

Raw steel production in this segment during 1992 and the first half of 1993 included output from the Eastern Stainless melt shop. However, as part of a plan to restructure its operations, Eastern Stainless closed its melt shop in July 1993, purchasing its feedstock needs, at lower cost, from Butler.

In 1993, the steelmaking capability at the Butler plant increased to 850,000 tons per year from 750,000 tons per year in 1992, primarily as a result of improved operating practices. Production at the Butler plant increased 15% in 1993 compared to 1992, with the majority of the increase due to supplying feedstock to Coshocton, Eastern Stainless and NAS, and the balance due to increased demand for steel products by external customers.

Outlook: Demand for specialty flat-rolled steel in 1995 is expected to remain strong, though a slightly slower growth rate is expected in 1995 than experienced in 1994. Automotive chrome stainless sheet is expected to continue to do well as automobile production levels appear to be up in the near term and the trend towards usage of more chrome stainless product in emission systems continues. However, demand for automobiles could soften later in the year due to higher interest rates. Demand for oriented electrical steel for distribution transformers and cold rolled non-oriented electrical steel for motors and generators is also expected to remain strong and import pressure on electrical steels should be lower as markets in Europe and Asia strengthen. The 1994 year-end backlog for all products is up 31% from the prior year end. A 5%-7% price increase on electrical steels, effective at the beginning of 1995, was announced in 1994. Price increases in other specialty sheet and strip markets have been announced and are scheduled to take effect in the first quarter of 1995. In addition, prices will be subject to surcharges, which are in effect for Armco products containing molybdenum, nickel and chrome. Armco expects to continue to compete as a low-cost, high-quality producer and to retain its position in the marketplace.

[Photograph of John Bauer appears here]
"Two years of hard work in the foreign trade area showed benefits for Armco in 1994. Electrical steel trade cases brought against foreign producers for sale of subsidized goods and for dumping into domestic markets were decided in our favor. The rulings have had a very positive effect on our electrical steel business." -- John Bauer, Director-Corporate Affairs

The Specialty Flat-Rolled Steel segment will also benefit from the sale of Eastern Stainless, which not only eliminates the losses generated by this subsidiary, but releases some of Butler's capacity, used to supply Eastern Stainless' operation, to produce more value-added products for other Armco finishing facilities and external customers.

Results for this segment should also be favorably affected by the start-up of the new thin-slab continuous caster in Mansfield, scheduled for early in the second quarter of 1995. The Mansfield operations, while currently reported in the Other Steel and Fabricated Products segment, will, in addition, melt and finish specialty steels, including automotive chrome, expanding Armco's currently constrained melt capacity. Sales of these specialty steel products will be reported in the Specialty Flat-Rolled Steel business segment. Production of specialty steel at Mansfield is expected to begin in the third quarter of 1995.

[Photograph of Art Mellon appears here]
"Engineering played a key part in the development of Armco's marketing and facilities plan. We helped evaluate each product and the equipment used to produce it and recommended the most economical ways to upgrade capacity. But the hard work isn't over. In 1995, while beginning construction on numerous projects, we also must plan for 1996 projects." -- Art Mellon, Vice President of Engineering and Technology, Steel Operation

In the fourth quarter of 1994, Armco announced an expanded capital improvement program under which it will spend up to $95.0 over the next two years to upgrade and expand its specialty steel finishing facilities. The program is intended to reduce existing production constraints, increasing specialty steel finishing capacity by approximately 180,000 tons per year, particularly in electrical steels, specialty sheet and strip products, and non-automotive chrome stainless. About $60.0 of this total will be spent to upgrade existing equipment at the Butler, Coshocton, Mansfield and Zanesville plants. The remaining $35.0 of investment is targeted for proposed new pickling and box annealing facilities. In addition to increasing revenues as a result of expanded finishing capacity, the capital improvements are expected to provide quality improvements and significant annual cost savings.

With respect to oriented electrical steel, in 1993 Armco and a domestic competitor, as well as several labor unions representing work forces at specialty steelmaking plants, filed countervailing and anti-dumping petitions against Italy. There was also an anti-dumping duty petition filed against Japan, in which Armco was not a filing party. In 1994, the Department of Commerce announced a countervailing duty margin of 24.42% and anti-dumping duties of 60.79% on imports of oriented electrical steel from Italy, and an anti-dumping duty of 31.08% against Japan. Primarily as a result of he imposition of these duties, imports of oriented electrical steel from these countries were severely curtailed during the latter half of 1994 and Armco was able to improve its position in the market and maintain firmer prices. The foreign producers have filed appeals with the court of international trade.

[Bar chart]
Title:  STAINLESS STEEL SHEET AND STRIP U.S. CONSUMPTION (Tons in thousands)
                    Apparent           Import Penetration
Year               Consumption          % of Consumption
1990                 1,064                    15.3
1991                 1,047                    16.1
1992                 1,188                    17.8
1993                 1,342                    23.9
1994                 1,546                    23.4
Source:  SSINA
Over the last two decades, the compounded annual growth rate for stainless steel consumption in the U.S. has been about 4%. In recent years, consumption has grown at rates more than three times historical levels. Favorable economic indicators, combined with the low life cycle cost of stainless, bode well for continued strong demand. However, import penetration is at record levels and consumed a substantial part of 1994 market growth.

16 ARMCO INC.

Other Steel and Fabricated Products

At December 31, 1994, the Other Steel and Fabricated Products business segment included the shipments and production from Armco's carbon steel plants in Mansfield and Dover, Ohio, as well as the results of Sawhill Tubular and Douglas Dynamics, a snowplow and light truck equipment manufacturer. At various times during the three-year period ended December 31, 1994, the segment included other businesses which have since been divested or identified for divestment. During 1992 and 1993, Armco took actions to restructure and/or divest several businesses in this segment that did not represent a strategic fit or offer growth potential or generate positive cash flow, resulting in significant special charges in those years.

The Other Steel and Fabricated Products segment's results appear below:


-----------------------------------------------------------------------
                                       1994        1993        1992
-----------------------------------------------------------------------
Customer sales                       $ 389.1     $ 662.5     $ 787.7
Special charges                        (20.0)     (165.5)     (129.8)
Operating loss                         (54.9)     (183.5)     (128.5)
-----------------------------------------------------------------------

1994 vs. 1993: Net sales decreased by 41% in 1994 compared to 1993 primarily due to the absence, in 1994, of businesses that were sold or are no longer consolidated and the idling of operations at Mansfield and Dover. Those businesses sold or identified for divestment represented $189.4 in sales in the first nine months of 1993, before Armco stopped consolidating their results. In addition, primarily as a result of the temporary idling and restructuring of the steelmaking and finishing facilities in Mansfield and Dover, 1994 sales were down an additional $151.1 from last year. Excluding the no longer consolidated businesses from 1993 and adjusting for the reduced sales at the idled facilities, segment sales would have increased 21% in 1994 versus 1993. Record setting sales at Douglas Dynamics, including a significant increase in snowplow shipments in 1994, accounted for much of that sales increase.

The 1994 Other Steel and Fabricated Products operating loss includes a special charge of $20.0 in connection with the idling and restructuring of the steelmaking and finishing facilities in this segment. Including the special charge, these facilities had a 1994 operating loss of $85.5. The Mansfield facility will be idled until completion of the new thin-slab continuous caster, scheduled for early in the second quarter of 1995. The Dover plant restarted operations on a limited basis in early 1995, purchasing cold rolled coils for galvanizing.

During 1994, Sawhill Tubular continued to experience problems with the integration of the continuous weld process and the stretch reduction mill, which was brought on-line in 1993. Throughout most of 1994, lower than anticipated yields and quality problems, along with higher operating costs, caused a further deterioration in operating results, despite a 9% increase in sales. However, during the latter part of 1994 and into 1995, considerable improvement in operations was realized.

The operating loss in 1993 included $165.5 of special charges to cover estimated losses and reserve requirements for the ultimate disposal of a number of businesses. Absent the special charges from 1994 and 1993, the increase in the operating loss for 1994 was primarily attributable to higher losses at the Mansfield and Dover operations. While higher than last year's losses, the losses generated by these steelmaking facilities in 1994 were lower than expected had the plants continued to operate during the installation of the thin-slab caster. Partially offsetting these losses was a significant increase in operating profit at Douglas Dynamics due to higher sales of snowplows as a result of near record snowfalls last winter, low customer inventory and continued strong demand for four-wheel drive vehicles.

[Photograph of Fred O'Brien appears here]
"In 1994, Armco management continued to meet with Wall Street analysts on a regular basis. We know that their perspective is positive for both the specialty steel industry in general and Armco's efforts to focus on its core business in particular. They are following our initiatives for 1995 very closely." -- Fred O'Brien, Assistant Treasurer and Director of Investor Relations.

1993 vs. 1992: Customer sales decreased by 16% in 1993 compared to 1992 primarily due to divestment and restructuring of businesses within the segment. Divestments that affect the comparison included Southwestern Ohio Steel (SOS) (sold in August 1992), Armco do Brasil (sold in September 1993), Miami Industries (sold in October 1993) and E. G. Smith (sold in February
1993). In addition, the results of other businesses identified for divestment are no longer recorded as a component of Armco's Statement of Consolidated Operations from the dates indicated. Those businesses included stainless bar, rod and wire (December 31, 1992), the conversion systems business (September 30, 1993), a nonresidential construction business (September 30, 1993) and a welded tubing operation (September 30, 1993). The decrease was partially offset by increased sales at Douglas Dynamics and by a full year of shipments from the Mansfield and Dover plants and Sawhill Tubular (all acquired as part of the Cyclops acquisition in April 1992).

Operating profit, excluding special credits and charges, declined in 1993 primarily because of the divestiture of SOS and E.G. Smith, as well as the costs associated with the start-up of the stretch reduction mill at Sawhill Tubular, higher scrap prices for the steelmaking facilities and losses on certain contracts at the remaining nonresidential construction operation. These declines were partially offset by improvements at Douglas Dynamics and the elimination of losses due to the restructuring of the stainless bar, rod and wire businesses at the end of 1992.

Outlook: The Mansfield and Dover operations are expected to incur operating losses through most of 1995. During early 1995, losses at Mansfield are expected to increase from the level experienced in late 1994 largely as a result of expenses related to the preparation for start-up of the thin-slab caster, including expenses to train employees on the new equipment. Even after the initial

                                                               ARMCO INC. 17
start-up of the caster, and assuming the start-up proceeds as planned, these facilities are not expected to return to profitability until the fourth quarter of 1995. As discussed above, a portion of the recently announced capital expenditure program will be directed at upgrading equipment at Mansfield to improve its rolling, pickling and annealing operations. Though the new caster and the new capital expenditures program are intended to benefit Mansfield's specialty steelmaking capabilities, improvements in the carbon steel operations are also expected.

[Bar chart]
Title:  PER PERSON CONSUMPTION OF STAINLESS STEEL IN U.S. VERSUS
INTERNATIONAL MARKETS (Pounds per person in 1993)
Japan                        31
Germany                      30
South Korea                  28
Finland                      27
Italy                        24
U.S.A.                       16
 1994*                       17
 1995*                       18
Source:  SSINA
*U.S.A. estimate
Domestic consumption of stainless steel, which has lagged behind other industrialized nations, is expected to increase steadily in the years to come and increase demand for many Armco products.

In June 1993, United Steelworkers of America (USWA) employees at the Mansfield and Dover plants ratified new, six-year contracts, which became effective September 1, 1993. These contracts provided for a 25% reduction in work force, a change in work rules that allow for a more efficient use of the new caster technology and an increase in employee health care cost sharing, partially offset by benefit and wage increases toward the end of the contracts. In the second half of 1994, the USWA employees and management at the two facilities reached local agreements, which provide for additional improvements in manning levels and work practices. These local initiatives should further enhance the ability of the Mansfield and Dover plants to be cost-competitive steel producers following the start-up of the caster.

In the fourth quarter of 1994, Armco sold Bowman Metal Deck Products (Bowman). Bowman, with annual sales of approximately $30.0, is a producer of carbon steel roof, floor and bridge deck. Also in the fourth quarter, Armco sold tubing and conversion plants, whose results of operations had not been consolidated since September 1993.

Douglas Dynamics' sales and earnings are expected to remain strong in 1995, driven by strong demand for four-wheel drive vehicles, distributors' need to replace inventory and sales of new products, including a line of truck-mounted salt and sand spreaders and a truck bed lift system. To help meet demand, Douglas Dynamics must outsource some of its production processes and has begun to use available production capacity at Armco's facility in Johnson City, Tennessee, for manufacturing certain snowplow parts.

Armco has been reviewing the operations and prospects of Sawhill Tubular to determine how to return this business to profitability and how it fits into Armco's future. Armco is currently holding preliminary discussions for the potential sale of one of the three Sawhill Tubular plants, a small cold-drawn tubing facility.


DISCONTINUED OPERATIONS

Worldwide Grinding Systems


-----------------------------------------------------------------------
                                       1993       1992
-----------------------------------------------------------------------
	Income from operations              $ 14.2     $  0.4
	Loss on disposal of business         (40.0)       --
-----------------------------------------------------------------------

As part of Armco's strategy to focus on its specialty steel businesses, Armco sold, on September 28, 1993, its Worldwide Grinding Systems' 50% interest in several wire drawing operations for $33.0 in cash to Leggett & Platt Incorporated, its partner in these joint ventures. On November 11, 1993, Armco completed the sale of the balance of its Worldwide Grinding Systems segment to an investment firm, Bain Capital, in partnership with members of the operations' management. In this latter transaction, Armco received approximately $75.0 after certain purchase price adjustments. The 1992 results included a special charge of $19.1 for closing a foundry and reducing work force. Armco's results for 1993 and 1992 present Worldwide Grinding Systems in discontinued operations.

Armco Financial Services Group (AFSG)

The Armco Financial Services Group consists primarily of insurance companies that Armco intends to sell and which continue underwriting policies (AFSG companies to be sold), and companies that have stopped writing new business and are being liquidated (runoff companies). Armco accounts for both of these businesses as discontinued operations and, as such, does not recognize, in its consolidated financial statements, their results of operations.

AFSG Companies to be Sold
Prior to December 31, 1993, Armco's investment in the AFSG companies to be sold was stated at an amount equal to Armco's estimate of its net realizable value. The net realizable value was based on an assumption that Armco would retain the AFSG companies to be sold until the insurance business had recovered from weak market conditions. In January 1994, after further evaluation of its various alternatives and even though the insurance market remained weak, Armco signed a letter of intent to sell the AFSG companies to be sold to Vik Brothers Insurance Inc. (Vik Brothers), a privately held, North Carolina-based property and casualty insurance holding company. On August 2, 1994, Armco and Vik Brothers signed a definitive agreement, subject to a number of conditions, including approvals by regulatory authorities.
The sale is expected to close by March 31, 1995. Armco recorded a $45.0 charge in the fourth quarter of 1993 in connection with its decision to enter into this transaction. The charge was primarily taken to reduce Armco's investment in the AFSG companies to be sold to its estimated net realizable value of $73.9, based on the negotiated sale price. Under terms of the agreement, Armco will be paid approximately $65.0 at the closing and $15.0 in three years, subject to potential adjustment for adverse experience in certain insurance reserves. As a result of restructuring certain

18 ARMCO INC.

obligations arising from a 1992 merger plan for the runoff companies, the proceeds from the sale have been pledged as security for certain note obligations due to the runoff insurance companies and will be retained in the investment portfolio of the AFSG runoff companies.

The following sets forth the results of the AFSG companies to be sold for the years ended December 31, 1994, 1993 and 1992:


------------------------------------------------------------------------
                                       1994         1993         1992
------------------------------------------------------------------------
Equity in income (loss)              $  --(1)      $ 10.4       $ (2.6)
Deferred income                         --(1)       (10.4)         --

Cumulative effect of SFAS 106           --          (14.0)         --

Premiums earned                        216.3        227.7        239.9
Underwriting loss                      (35.9)       (32.1)       (46.2)
Net investment income (including
  Realized gains (losses))              29.4         43.7         44.1
Realized gains (losses)                 (0.5)        11.2         10.1
------------------------------------------------------------------------

(1)At December 31, 1993, Armco reduced its investment in these businesses to its estimated net realizable value based on the proposed transaction. As a result, effective January 1, 1994, Armco stopped recording the income or loss generated by the AFSG companies to be sold to the extent that such amounts do not impact the estimate of net realizable value.

1994 vs. 1993: In 1994, direct premiums written and premiums earned declined 4% and 5%, respectively, from 1993 levels. Soft market conditions, rationalization efforts, including agency management activities and tightening of underwriting guidelines, contributed to the lower premiums. Underwriting loss increased 12%, primarily due to an increase in incurred losses. A severe winter in the mideastern United States, and a number of unusually large commercial property losses were the primary causes for higher than anticipated incurred losses. The increase in interest rates lowered market values in the investment portfolio, causing Net investment income to drop $14.3, of which $11.7 was due to a decrease in net realized gains.

1993 vs. 1992: Operations for 1993 resulted in income before the cumulative effect of an accounting change, as losses and underwriting expenses were reduced. The adoption of SFAS 106 in the first quarter of 1993 resulted in a charge of $14.0. This charge reduced Armco's investment in the AFSG companies to be sold and was included in the total cumulative effect of accounting changes recorded by Armco. Prior to December 31, 1993, Armco accounted for these operations under the cost recovery method, whereby net income is not recognized until realized through a sale of the businesses, while net losses are charged against income as incurred.

Direct premiums written and premiums earned declined due to a continuing soft market in business insurance, as well as the shutdown of the Southwest Region office as of January 1, 1993. Lower incurred losses, worker's compensation pool expenses and loss adjustment expenses resulted in reduced losses from underwriting. Net investment income, including realized gains, declined slightly on lower market interest rates.

Liquidity and Financial Position: At December 31, 1994, the AFSG companies to be sold had total assets of $540.5, including cash and invested assets of $400.5. Cash and invested assets declined $40.2 from December 31, 1993, primarily as a result of a decrease in the market value of the investment portfolio. The decrease was due to rising interest rates. The investment portfolio of the AFSG companies to be sold consists primarily of investment grade bonds.

Insurance premiums and interest are the companies' primary sources of cash. Operating activities used $3.7 in 1994 compared to $2.3 provided in 1993.
The decrease in cash provided is primarily due to reduced premium collections of $12.9 and reduced interest received of $3.3, offset by a reduction in loss payments of $6.1 and reduced general underwriting expenses of $1.4.
Investing activities provided $27.5 in 1994 compared to providing $11.4 in 1993. Financing activities used $2.8 in 1994 and 1993.

Outlook: As discussed above, Armco has signed a definitive agreement to sell the AFSG companies to be sold. Finalization of the disposition is subject to a number of conditions, including approval by regulatory authorities. Armco expects that the transaction will close in March of 1995; however, if the proposed transaction is not consummated, Armco intends to seek another buyer and complete a sale of these businesses in 1995. Armco believes there are several interested buyers available.

Armco expects results from the AFSG companies to be sold to improve in 1995. Due to a continued soft market, premiums written are expected to remain flat; however, incurred losses are expected to decrease. Overall, results are expected to improve through agency management activities, elimination of unprofitable classes of business, and reduced operating expenses resulting from previous reengineering of key underwriting and policy issuing functions.

Runoff Companies
The runoff insurance companies have not written any new business for retention except for an immaterial amount of guaranteed renewable accident and health business. The number of policyholders of this business has decreased from approximately 4,000 at December 31, 1986 to about 1,200 as of December 31, 1994. No charges have been recorded with respect to the runoff companies since the second quarter of 1990.

Liquidity and Financial Resources: Claims are paid by using the investment portfolio of the runoff companies and the related investment income from such portfolio. The portfolio had a market value of $115.8 at December 31, 1994. The runoff companies believe the existing invested assets, related future income and other assets will provide sufficient funds to meet all future claims payments.

The loss reserves of the runoff companies net of reinsurance recoverables decreased from $498.3 at December 31, 1986 to $125.2 at December 31, 1994. The runoff companies estimate that 60% of the claims will be paid in the next five years and that substantially all of the claims will be paid by the year 2017. The ultimate amount of the claims as well as the timing of the claims payments

                                                                ARMCO INC. 19
are estimated based on an annual review of loss reserves performed by the runoff companies' independent and consulting actuaries.

Outlook: Armco management continues to believe, based on current facts and circumstances and the views of outside counsel and advisors, that future charges, if any, resulting from the runoff companies will not be material to Armco's financial condition or liquidity. However, it is possible that due to fluctuations in Armco's results, future developments could have a material effect on the results of one or more future interim or annual periods.


EQUITY COMPANIES

Armco's equity in the net income (loss) of equity companies in 1994, 1993 and 1992 is shown below:


------------------------------------------------------------------------
                                       1994        1993        1992
------------------------------------------------------------------------
National-Oilwell                       $ 9.8      $(11.0)    $ (19.4)
Armco Steel Company, L.P                 --        (27.9)     (234.1)
North American Stainless                 0.1        (6.4)        --
Other                                    5.4         1.6        (2.0)
------------------------------------------------------------------------
  Total                                $15.3      $(43.7)    $(255.5)
------------------------------------------------------------------------

National-Oilwell

National-Oilwell is a general partnership joint venture equally owned by subsidiaries of Armco and USX Corporation. National-Oilwell sells oil field tubular pipe, and produces and sells drilling and production equipment and process pumps used in the world's oil and gas services industry. Armco does not consider National-Oilwell part of its core business and, therefore, continues to evaluate options with respect to its investment in this joint venture.

1994 vs. 1993: Included in the National-Oilwell equity income in 1994 were net gains of $6.4 on the disposal of assets, some of which were associated with businesses which National-Oilwell is exiting. In the first quarter of 1994, National-Oilwell completed the divestiture of its unprofitable wellhead business, for which Armco recognized a $5.0 charge against equity income in the fourth quarter of 1993. Despite the flat market in 1994, Armco's equity in the results of National-Oilwell, excluding special charges and credits, improved over 1993 primarily due to the restructuring actions taken during the last three years. During 1994, National-Oilwell paid Armco a $15.5 dividend.

1993 vs. 1992: Improvement in 1993 compared to 1992 was primarily the result of National-Oilwell's increased revenues and implementation of previously announced actions to restructure the company. Included in Armco's 1993 equity in the losses from National-Oilwell was $5.0, representing half of National-Oilwell's writedown of its wellhead business assets, which National-Oilwell sold in the first quarter of 1994. The 1992 equity in losses for National-Oilwell included a $3.3 charge for restructuring and rationalization.

National-Oilwell maintains its own cash and credit lines and funds its own operations, liabilities and capital expenditures. National-Oilwell has worldwide credit facilities totaling approximately $50.0. The primary facility matures on March 22, 1995, and is expected to be replaced with a new agreement on or before that date.

Outlook: National-Oilwell's forecast for 1995 assumes a flat oil field market but a significant increase in operating profit. The expected improvement is due to benefits expected from the rationalization and restructuring efforts undertaken over the last three years.

Armco Steel Company, L.P. (ASC)

ASC was an equally owned limited partnership, formed in 1989, between subsidiaries of Armco and Kawasaki Steel Corporation. Losses incurred by ASC in subsequent years through 1993 reduced Armco's investment to zero, after which Armco stopped recording its equity in profits or losses related to the operations of ASC. In 1993, Armco contributed $19.4 to ASC for hot strip mill improvements designed to enhance ASC's ability to roll certain gauges of chrome nickel stainless steel for Armco.

1993 vs. 1992: ASC's business improved dramatically in 1993, including a 14% increase in customer sales and improved operating performance due to continuing efforts to reduce costs, the move to 100% continuous casting, improved productivity, lower raw material contract prices, salaried work force reductions and the rationalization of less productive, higher cost operations. Net operating profit of $13.9 in 1993 versus a net operating loss of $499.3 in 1992, included special charges of $19.6 in 1993 and $379.3 in 1992. These charges were related to the restructuring efforts. In 1993 and 1992, ASC recorded net losses of $40.7 and $544.1, respectively.

On April 7, 1994, ASC completed an initial public offering and recapitalization. As part of this transaction, the business and assets of ASC were transferred to AK Steel, a newly formed, publicly traded company.
In exchange for its interest in ASC, Armco received 1,023,987 shares of AK Steel common stock, representing approximately four percent of the outstanding shares. Due to the level of ownership interest, Armco does not account for AK Steel under the equity method and, as a result, Armco's future results will not be affected by AK Steel's future net income or loss. In addition, Armco was released from certain obligations to make future cash payments to the former joint venture. The number of shares received and other terms of the restructuring and recapitalization were determined by arm's-length negotiations.

As a result of this transaction, Armco recognized a nonrecurring pretax gain in 1994 of $36.5, primarily as a result of the release from certain obligations, discussed above, and recognition of deferred pension curtailment gains established at ASC's formation. At the same time, Armco reevaluated its deferred tax asset position in light of this transaction and concluded that the amount of deferred tax asset, for which realization of a future benefit is more likely than not, had increased by $30.0 In addition, should Armco decide to sell its shares in AK Steel, it would recognize a gain equal to the net proceeds received upon such sale. At December 31, 1994, the stock held by Armco had a market

20 ARMCO INC.

value of $31.5. The market value of this stock was $26.1 as of January 31, 1995.

AK Steel currently hot rolls stainless steel for Armco under a toll-rolling agreement, which is in effect through the year 2002. AK Steel continues to purchase stainless steel from Armco's Butler facility.

North American Stainless (NAS)

Armco and Acerinox S.A. of Spain each owned a 50% partnership interest in NAS through their respective subsidiaries, First Stainless, Inc. and Stainless Steel Invest, Inc. In the third quarter of 1994, Armco's subsidiary sold 90% of its 50% equity interest in NAS to its partner for $73.0 in cash and Armco recorded a $26.1 gain on the sale. Armco decided to sell most of its investment in NAS because NAS needed cash infusions from its partners to expand its operation, while Armco wanted to use its resources to support its core business operations. Through First Stainless, Inc., Armco maintains a 5% limited partnership interest in NAS. In connection with the transaction, Armco entered into an annual supply contract with NAS to provide the former joint venture with semi-finished stainless steel at market prices.


LIQUIDITY AND CAPITAL RESOURCES

At December 31, 1994, Armco had $202.8 of cash and cash equivalents compared to $183.5 at December 31, 1993. In addition, at the end of 1994, Armco had $25.8 of short-term liquid investments. Armco held no short-term liquid investments at December 31, 1993. Net cash used for investing activities was $31.7, including $86.9 in capital expenditures, $16.0 used for businesses held for sale and $24.5 for the purchase of short-term liquid investments, partially offset by $109.3 in proceeds on the sale of assets and investments. The capital expenditure number excludes $9.3 financed by debt incurred directly for the construction of the thin-slab caster. Cash generated by operating activities was $74.0, including a $15.5 dividend from National-Oilwell, while financing activities used $23.7, primarily for preferred stock dividends and payment of debt.

In addition to the cash on hand, Armco has a $170.0 revolving credit facility that expires on December 31, 1995. At December 31, 1994, $85.4 of the credit facility was used as support for letters of credit and $84.6 was available. Borrowings under the credit facility are secured by certain of Armco's inventory and receivables. As amended in the fourth quarter of 1994, the credit agreement requires that Armco be in compliance with several covenants and meet certain ratio requirements. Based on its current financial condition and internal forecasts through the end of 1995, Armco believes that it will remain in compliance with all covenants.

On June 30, 1994, Armco settled a lawsuit with the Pension Benefit Guaranty Corporation (PBGC) related to the alleged underfunding of guaranteed benefits under Reserve Mining Company's pension plan. Reserve Mining was a Minnesota general partnership between a subsidiary of Armco and a subsidiary of LTV Corporation. Reserve Mining filed for reorganization under the U.S. Bankruptcy Code on July 16, 1986. Under the settlement, on June 30, 1994, Armco paid $10.0 to the PBGC in connection with the Reserve Mining pension liability and, on July 15, 1994, made a $17.5 contribution to the Armco Inc. Pension Agreements Plan. The amount paid to the PBGC was accrued in a previous year and the $17.5 contribution was accrued in the normal course of recording pension liabilities.

[Photograph of Jim Bertsch appears here]
"We enter 1995 with a strong liquid position and no significant debt maturities until 1999. We should be in good shape to fund our capital programs, working capital needs and pension funding requirements from cash on hand, proceeds from the additional planned asset sales and our improving cash flow from operating earnings." -- Jim Bertsch, Vice President and Treasurer

Armco anticipates that its capital expenditures for 1995 will be approximately $125.0, including approximately $43.0 of the $95.0 expanded capital improvement program, discussed above in the Specialty Flat-Rolled Steel section, and approximately $50.0 for expenditures to complete the thin-slab caster project at the Mansfield, Ohio plant, which was discussed above in the Other Steel and Fabricated Products section and the remainder for normal replacement, environmental and expansion programs. Financing for a significant portion of the thin-slab caster project has been obtained, and installation of the caster is expected to be completed early in the second quarter of 1995.

Armco has debt maturities of $10.5 coming due in 1995 with no major amounts coming due until 1999. In addition, Armco expects to contribute from $15.0 to $55.0 to its major pension funds in 1995 and, with the start-up of operations in Mansfield, will need to invest approximately $50.0 in additional working capital at that plant. The cash requirements, including amounts for capital expenditures, will be paid out of existing cash balances, cash generated from operations and proceeds from the sale of assets, including the possible sale of Armco's investment in AK Steel.

On January 27, 1995, Armco's Board of Directors declared the regular quarterly dividends of $.525 per share on the $2.10 cumulative convertible preferred stock, Class A, and $.90625 per share on the $3.625 cumulative convertible preferred stock, Class A, each payable March 31, 1995 to shareholders of record on March 3, 1995. The Board of Directors also declared the regular quarterly dividend of $1.125 per share on the $4.50 cumulative convertible preferred stock, Class B, payable April 3, 1995, to shareholders of record on March 3, 1995. Payment of dividends on Armco's common stock is currently prohibited under the terms of certain of Armco's debt instruments and under the terms of the amended bank credit agreement. Armco does not anticipate paying a common stock dividend in the foreseeable future.

                                                                ARMCO INC. 21

ENVIRONMENTAL MATTERS

Armco, in common with other United States manufacturers, is subject to various federal, state and local requirements for environmental controls relating to its operations. Armco has devoted, and will continue to devote, significant resources to control air and water pollutants, to dispose of wastes, and to remediate sites of past waste disposal. Armco estimates capital expenditures for pollution control in its manufacturing operations will be about $27.0 for the years 1995-1998, with the largest expenditures being made in the Specialty Flat-Rolled Steel segment. Approximately $14.0 is related to control of air pollution pursuant to regulations currently promulgated under the Clean Air Act, as amended, and corresponding state laws. These projections, which have been prepared internally and without independent engineering or other assistance, reflect Armco's current analysis of probable required capital projects for pollution control. During the period 1991 through 1994, Armco's capital expenditures for pollution control projects amounted to approximately $10.0, including $7.0 in 1994. Statutory and regulatory requirements in this area continue to evolve and, accordingly, the type and magnitude of expenditures may change.

Armco has been named as a defendant, or identified as a potentially responsible party, in various governmental proceedings regarding cleanup of certain past waste disposal sites. Armco is also a defendant in various private lawsuits alleging property damage and personal injury from waste disposal sites. Joint and several liability could be imposed on Armco or other parties for these matters, thus, theoretically, one party could be held liable for all costs related to a site. While such governmental and private actions are being contested, the outcome of individual matters cannot be predicted with assurance. However, based on its experience with such cases and a review of current claims, Armco expects that in most cases any ultimate liability will be apportioned between Armco and other financially viable parties.

From time to time, Armco has been and may be subject to penalties or other requirements as a result of administrative actions by regulatory agencies and to claims for indemnification for properties it has previously owned or leased. In addition, environmental exit costs may be incurred if Armco decides to dispose of additional properties. It is Armco's policy not to accrue such costs until a decision is made to dispose of a property.

[Photograph of Gary Hildreth appears here]
"Armco is committed to being a responsible corporate citizen. To ensure that we continue to comply with environmental policy, focus on early preventive action and effectively address any necessary remediation activities, we appointed a director of environmental affairs in 1994. From 1995 to 1998, Armco expects to spend $27 million on environmental capital expenditures." -- Gary Hildreth, Vice President, General Counsel and Secretary

Based on current facts and circumstances known to Armco, Armco's experience with site remediation, an understanding of current environmental laws and regulations, environmental assessments, the existence of other financially viable parties, expected remediation methods and the years in which Armco is expected to make payments toward each remediation (which range from the current year to 30 years or more in the future), Armco believes that the ultimate liability for environmental remediation matters identified to date, will not materially affect its consolidated financial condition or liquidity. However, it is possible that due to fluctuations in Armco's results, future developments with respect to such matters could have a material effect on the results of operations of future interim or annual periods.

Furthermore, the identification of additional sites, changes in known circumstances with respect to identified sites, the failure of other parties to contribute their share of remediation costs, decisions to dispose of additional properties and other changed circumstances may result in increased costs to Armco, which could have a material effect on its consolidated financial condition, liquidity and results of operations in future interim or annual periods. However, it is not possible to determine whether additional loss, due to changed circumstances, will occur or to reasonably estimate the amount or range of any potential additional loss.

Statutes and regulations relating to the protection of the environment have resulted in higher operating costs and capital investments by the industries in which Armco operates. Although it cannot predict precisely how changes in environmental requirements will affect its businesses, Armco does not believe such requirements would affect its competitive position.

22 ARMCO INC.

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

Management and the Audit Review Committee of the Board of Directors recommended, and the Board of Directors approved, the hiring of Deloitte & Touche LLP as independent auditors for the Company. Deloitte & Touche LLP expresses an informed professional opinion on Armco's financial statements.

The Audit Review Committee, composed solely of independent outside directors, oversees Armco's public financial reporting. The Audit Review Committee meets periodically with management, Deloitte & Touche LLP, and Armco's internal auditors, both individually and jointly, to discuss internal accounting control and financial reporting matters. Deloitte & Touche LLP and Armco's internal auditors have free access to the Audit Review Committee to discuss any matters.

We believe Armco's internal control system, combined with the activities of the internal and independent auditors and the Audit Review Committee, provides you reasonable assurance of the integrity of our financial reporting.

/s/ J. F. WILL                       /s/ DAVID G. HARMER
    James F. Will                        David G. Harmer
    President and                        Vice President and
    Chief Executive Officer              Chief Financial Officer


Independent Auditors' Report

Deloitte &
   Touche LLP [LOGO]

                                                2500 One PPG Place
                                                Pittsburgh, PA 15222



Armco, Its Shareholders and Directors:

We have audited the statement of consolidated financial position of Armco Inc. and consolidated subsidiaries as of December 31, 1994 and 1993 and the related consolidated statements of operations and of cash flows for each of the three years in the period ended December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Armco Inc. and consolidated subsidiaries at December 31, 1994 and 1993 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1994, in conformity with generally accepted accounting principles.

As discussed in Notes 1, 2 and 4 to the financial statements, in 1993 Armco Inc. changed its methods of accounting for postretirement benefits other than pensions, income taxes, certain investments in debt and equity securities, and postemployment benefits.

/s/ DELOITTE & TOUCHE LLP

February 3, 1995

                                                        ARMCO INC. 23

STATEMENT OF CONSOLIDATED FINANCIAL POSITION
December 31, 1994 and 1993
(Dollars in millions, except per share amounts)
------------------------------------------------------------------------------
                                                              1994      1993
------------------------------------------------------------------------------
Assets
  Current assets
    Cash and cash equivalents (Note 1)                     $  202.8  $  183.5
    Short-term liquid investments (Note 1)                     25.8       --
    Accounts and notes receivable
      Trade (less allowance for doubtful accounts of
        $4.1 for 1994 and $4.0 for 1993)                      164.9     166.1
      Other                                                    18.4      19.0
    Inventories (Note 1)                                      165.5     205.5
    Net assets held for sale (Notes 1 and 9)                   25.6      30.9
    Other                                                      46.0      20.4
------------------------------------------------------------------------------
     Total current assets                                     649.0     625.4
------------------------------------------------------------------------------
  Investments (Note 1)
    Investment in National-Oilwell (Note 11)                   79.5      83.9
    Investment in AFSG (Note 3)                                97.1      97.1
    Other (less allowance for impairment of $18.7 for
      1994 and $20.0 for 1993)                                 39.9      88.1

  Property, plant and equipment (Note 1)
    Land                                                       25.8      26.0
    Buildings                                                  72.1      78.8
    Machinery and equipment                                   858.6     843.1
    Construction in progress                                  107.7      35.1
------------------------------------------------------------------------------
      Total property, plant and equipment                   1,064.2     983.0
      Accumulated depreciation                               (499.6)   (455.2)
------------------------------------------------------------------------------
      Property, plant and equipment-net                       564.6     527.8

  Deferred tax asset (Note 4)                                 321.8     295.6
  Goodwill and other intangible assets (Note 1)               156.4     162.6
  Other assets                                                 26.6      24.2
------------------------------------------------------------------------------
     Total assets                                          $1,934.9  $1,904.7
------------------------------------------------------------------------------

See Notes to Financial Statements on pages 28 through 43.

24 ARMCO INC.

------------------------------------------------------------------------------
                                                              1994      1993
------------------------------------------------------------------------------
Liabilities
  Current liabilities
    Accounts and notes payable
      Trade                                                $  116.3  $  108.6
      Other                                                     6.3      11.0
    Accrued taxes                                               7.2       7.7
    Accrued salaries and wages                                 32.7      28.7
    Current portion of employee benefit obligations
      (Note 2)                                                133.8      98.3
    Other accruals                                             83.6      90.4
    Current portion of long-term debt (Note 5)                 10.5       8.3
------------------------------------------------------------------------------
        Total current liabilities                             390.4     353.0
------------------------------------------------------------------------------

  Long-term debt (Note 5)                                     363.8     379.7
  Long-term employee benefit obligations (Note 2)           1,255.3   1,270.9
  Other liabilities                                           143.9     204.5

  Commitments and contingencies (Notes 1, 3, 5 and 10)

  Class B common stock of subsidiary, redemption value of
    $0 and $13.2 at December 31, 1994 and 1993 (Note 12)       --         9.7
------------------------------------------------------------------------------
Shareholders' deficit (Note 6)
  Preferred stock
     Class A--authorized 6,697,231 shares of no par
       value, issuable in series.  Series issued:
       $2.10 cumulative convertible (involuntary
       liquidation value $25.5 in 1994 and 1993) and
       $3.625 cumulative convertible (involuntary
       liquidation value $135.0 in 1994 and 1993)             137.6     137.6
     Class B--authorized 5,000,000 shares of $1 par
       value, issuable in series.  Series issued:  $4.50
       cumulative convertible (involuntary liquidation
       value $50.0 in 1994 and 1993)                           48.3      48.3
  Common stock--authorized 150,000,000 shares of
    $.01 par value; issued and outstanding
    105,089,146 for 1994 and 104,122,974 for 1993               1.1       1.0
  Additional paid-in capital                                  956.3     951.1
  Retained deficit                                         (1,390.4) (1,450.3)
  Unrealized gain on equity securities (Note 1)                31.6       --
  Other                                                        (3.0)     (0.8)
------------------------------------------------------------------------------
     Total shareholders' deficit                             (218.5)   (313.1)
------------------------------------------------------------------------------
  Total liabilities and shareholders' deficit             $ 1,934.9  $1,904.7
------------------------------------------------------------------------------

                                                                ARMCO INC. 25

STATEMENT OF CONSOLIDATED OPERATIONS
For the years ended December 31, 1994, 1993 and 1992
(Dollars in millions, except per share amounts)
----------------------------------------------------------------------------
                                                 1994      1993      1992
----------------------------------------------------------------------------
Net sales                                     $1,437.6  $1,664.0  $1,673.2
Cost of products sold                         (1,267.0) (1,519.5) (1,509.8)
Selling and administrative expenses              (96.4)   (125.0)   (135.6)
Special charges - net (Note 9)                   (35.0)   (165.5)   (185.1)
---------------------------------------------------------------------------
   Operating profit (loss)                        39.2    (146.0)   (157.3)

Interest income                                   10.5       5.0       9.6
Interest expense                                 (33.8)    (42.7)    (44.6)
Gain on sale of investments in joint ventures
   (Note 11)                                      62.6       --        --
Sundry other-net (Note 2)                        (44.8)    (36.1)     (5.5)
---------------------------------------------------------------------------
   Income (loss) before income taxes              33.7    (219.8)   (197.8)

Credit for income taxes (Note 4)                  28.7       7.3      34.0
---------------------------------------------------------------------------
   Income (loss) from Armco and consolidated
      subsidiaries                                62.4    (212.5)   (163.8)

Equity in losses of Armco Steel Company, L.P.
   (Note 11)                                       --      (27.9)   (234.1)
Equity in income (loss) of other equity
   companies (Note 11)                            15.3     (15.8)    (21.4)
----------------------------------------------------------------------------
   Income (loss) from continuing operations       77.7    (256.2)   (419.3)

Discontinued operations -
   Worldwide Grinding Systems (Note 13)
      Income from operations (Net of taxes of
         $2.6 in 1993 and $1.6 in 1992)            --       14.2       0.4
      Loss on disposal of business                 --      (40.0)      --
   AFSG companies to be sold (Note 3)
      Loss from operations (Net of a tax
         benefit of $0.2 in 1992)                  --        --       (2.6)
      Loss on disposal of business                 --      (45.0)      --
----------------------------------------------------------------------------
   Income (loss) before extraordinary losses and
      cumulative effect of accounting changes     77.7    (327.0)   (421.5)

Extraordinary losses (Notes 5 and 11)              --       (7.3)     (8.4)
Cumulative effect of changes in accounting
  for postretirement and postemployment
  benefits and income taxes (Notes 2 and 4)        --     (307.5)      --
----------------------------------------------------------------------------
Net income (loss)                             $   77.7  $ (641.8) $ (429.9)
----------------------------------------------------------------------------
Per share
  Income (loss) per share-primary (Note 1)
    Income (loss) from continuing operations  $    .57  $  (2.64) $  (4.35)
    Loss from discontinued operations              --       (.68)     (.02)
    Income (loss) before extraordinary losses and
      cumulative effect of accounting changes      .57     (3.32)    (4.37)
    Extraordinary losses                           --       (.07)     (.08)
    Cumulative effect of accounting changes        --      (2.96)      --
      Net income (loss)                      $     .57  $  (6.35) $  (4.45)
  Dividends (Note 6)
      Preferred stock
         $2.10 Class A                       $    2.10  $   2.10  $   2.10
         $3.625 Class A                           3.63      3.63       .84
         $4.50 Class B                            4.50      4.50      4.50
----------------------------------------------------------------------------

See Notes to Financial Statements on pages 28 through 43.

26 ARMCO INC.

STATEMENT OF CONSOLIDATED CASH FLOWS
For the years ended December 31, 1994, 1993 and 1992
(Dollars in millions)
------------------------------------------------------------------------
                                               1994     1993     1992
------------------------------------------------------------------------
Cash flows from operating activities:
  Net income (loss)                           $ 77.7  $(641.8) $(429.9)
  Adjustments to reconcile net income (loss)
    to  net cash from operating activities:
    Depreciation and lease-right amortization   48.8     53.2     46.7
    Loss from discontinued operations            --      70.8      2.2
    Net gain on sales of investments and
      facilities                               (64.3)    (3.2)    (0.9)
    Deferred income tax benefit                (30.0)     --       --
    (Gain) loss on retirement of debt           (0.3)     7.3      2.3
    Equity in losses and undistributed
      (earnings) of associated companies        (1.6)    45.1    261.8
    Dividends received in excess of undistri-
      buted (earnings) of associated companies   5.7      --       --
    Special charges                             35.0    165.5    185.1
    Cumulative effect of accounting changes      --     307.5      --
    Other                                       12.2     30.1     14.3
  Change in assets and liabilities, net of
    effects of acquisitions and dispositions:
    Accounts receivable                         (7.6)   (28.5)     7.6
    Inventory                                   12.4      0.8    (20.7)
    Payables and accrued expenses               (1.8)   (19.6)   (64.1)
    Other assets and liabilities - net         (12.2)   (18.7)   (83.7)
------------------------------------------------------------------------
  Net cash provided by (used in) operating
    activities                                  74.0    (31.5)   (79.3)
------------------------------------------------------------------------
Cash flows from investing activities:
    Net proceeds from the sale of businesses
      and assets                                19.9    188.6     38.9
    Proceeds from the sale and maturity of
      liquid investments                         --       2.0     28.1
    Proceeds from the sale of investments       89.4     20.4      3.2
    Purchase of liquid investments             (24.5)     --      (7.0)
    Purchase of investments                     (8.8)    (0.6)    (8.7)
    Contributions to equity investees           (7.7)   (22.4)    (8.0)
    Capital expenditures                       (86.9)   (53.9)   (59.4)
    Acquisitions, net of cash acquired           --       --    (103.3)
    Net cash provided by (used in) discontinued
      operations and businesses held for sale  (16.0)   (20.7)    32.9
    Other                                        2.9     (2.5)    (8.2)
------------------------------------------------------------------------
  Net cash provided by (used in) investing
    activities                                 (31.7)   110.9    (91.5)
------------------------------------------------------------------------
Cash flows from financing activities:
    Proceeds from issuance of debt              15.0    125.0    100.0
    Principal payments on debt                 (24.3)  (165.7)  (195.6)
    Change in notes payable                     (0.8)    (3.7)     1.0
    Proceeds from issuance of common stock       2.8      2.1      0.4
    Proceeds from issuance of preferred stock    --       --     130.4
    Dividends paid on preferred stock          (14.8)   (18.2)   (10.3)
    Other                                       (1.6)    (1.3)     0.9
------------------------------------------------------------------------
  Net cash provided by (used in) financing
    activities                                 (23.7)   (61.8)    26.8
------------------------------------------------------------------------
Effect of exchange rate changes on cash          0.7     (5.4)   (10.3)
------------------------------------------------------------------------
Net change in cash and cash equivalents         19.3     12.2   (154.3)
Cash and cash equivalents:
  Beginning of year                            183.5    171.3    325.6
------------------------------------------------------------------------
  End of year                                $ 202.8  $ 183.5  $ 171.3
------------------------------------------------------------------------
Supplemental disclosures of cash flow information:
  Cash paid during the year for:
    Interest                                 $  31.1  $  44.5  $  39.6
    Income taxes                                 0.7      2.7      2.1
Supplemental schedule of noncash investing and financing activities:
  Debt incurred or assets exchanged directly
    for property                                 9.5      --       --
  Issuance of restricted stock                   2.5      0.1      3.9
  Notes receivable and stock in partial pay-
    ment for asset sales                         7.7      --       --
  Acquisition of a business:
    Fair value of assets acquired                --       --     687.6
    Liabilities assumed                          --       --    (470.2)
    Cash paid - current year                     --       --    (104.5)
    Cash paid - prior year                       --       --      (4.0)
    Stock issued                                 --       --     (78.9)
    Debt issued to retire preferred stock of
       Cyclops Corporation                       --       --     (30.0)
  Contribution of investment to equity investee  --       --      (9.1)
------------------------------------------------------------------------

See Notes to financial statements on pages 28 through 43.

                                                           ARMCO INC. 27

NOTES TO FINANCIAL STATEMENTS
(Dollar amounts in millions, except per share amounts)
-----------------------------------------------------------------------------
1:  SUMMARY OF ACCOUNTING POLICIES
-----------------------------------------------------------------------------
Consolidation
The accompanying financial statements include the accounts of Armco and all subsidiaries in which Armco has a controlling interest. The Worldwide Grinding Systems segment (Note 13) and the Armco Financial Services Group
(AFSG) (Note 3) are included in discontinued operations.

On April 24, 1992, Armco completed the acquisition of Cyclops Industries, Inc. (Cyclops), including its subsidiary, Eastern Stainless Corporation (Note 12). Armco paid $103.3 in cash, issued $30.0 of debt and 14.3 million shares of its common stock valued at $78.9 for the businesses acquired. The acquisition was accounted for using the purchase method of accounting. As of April 25, 1992, Armco began including the former Cyclops units in its financial statements. Had Armco acquired Cyclops on January 1, 1992, the combined Armco and Cyclops businesses would have generated net sales of $1,974.6, a loss before extraordinary items of $437.1 and a net loss of $445.5 or $4.41 per share for the twelve months ended December 31, 1992. Cyclops was a producer of flat-rolled stainless and carbon steels, tubular steel products and special alloys, and operated businesses which design, fabricate and erect nonresidential construction products.

Investments
Armco has investments in associated companies (joint ventures, partnerships and companies in which Armco has a 20% or more interest, but does not control). These investments, including National-Oilwell, the former Armco Steel Company, L.P. (ASC) and North American Stainless (NAS), are accounted for by the equity method, whereby Armco's portion of their financial results are recorded as pretax equity income (loss). However, in 1994, Armco disposed of its investment in ASC and most of its investment in NAS, and as a result, no longer accounts for these businesses under the equity method (Note 11).

Armco considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents. Cash equivalents, which consist primarily of commercial paper, bank repurchase agreements and money market mutual funds, are stated at amortized cost plus accrued interest, which approximates market value.

In 1993, Armco adopted Statement of Financial Accounting Standards (SFAS) No. 115, Accounting for Certain Investments in Debt and Equity Securities, which provides guidance as to when it is appropriate to report certain invested assets at fair market value. Under the definitions provided in this Statement, Armco has invested assets of $239.6 and $203.0 at December 31, 1994 and 1993, respectively, which have been classified as held to maturity and are, therefore, recorded at amortized cost. At December 31, 1994, these invested assets, which generally mature within one year, include $195.0 of cash equivalents, $24.8 of commercial paper in Short-term liquid investments, stated at cost plus accrued interest, which approximates market value, and $14.8 of collateral deposits, described below. At December 31, 1994, investments of $32.3, which primarily consisted of the 1,023,987 shares of AK Steel common stock with a December 31, 1994 market value of $31.5 (Note 11), were classified as available for sale. The AK Steel common stock is recorded in Other current assets with a corresponding credit in Unrealized gain on equity securities in the Statement of Consolidated Financial Position.

At December 31, 1994, the Other investments in the Statement of Consolidated Financial Position included $18.0 of restricted collateral deposits and an investment of $6.7 representing Armco's 5% limited partnership interest in NAS (Note 11). The collateral deposits are primarily invested in certificates of deposits which mature within one year and are primarily for equipment financing, self-insurance programs and environmental and litigation bonds.
The classification as long-term is based on the expected term of the collateral requirement and not necessarily the maturity date of the underlying securities. At December 31, 1993, Other investments included $43.8 for the investment in NAS and $26.2 of financial instruments, of which $22.1 were restricted collateral deposits. At December 31, 1994, Armco had no investments in derivative financial instruments.

Statement of Cash Flows
In accordance with SFAS No. 95, Statement of Cash Flows, cash flows from Armco's operations in foreign countries are calculated based on their reporting currencies. As a result of this and the sale of businesses during the year, amounts related to changes in assets and liabilities reported on the Statement of Consolidated Cash Flows will not necessarily agree to changes in the corresponding balances on the Statement of Consolidated Financial Position. The effect of exchange rate changes on cash balances held in foreign currencies is reported on a separate line below Cash flows from financing activities.

Translation of Foreign Currency
Assets and liabilities of international operations are translated at current exchange rates, and related revenues and expenses are translated at average rates of exchange in effect during the year. Cumulative translation adjustments are recorded as a separate component of shareholders' equity. Assets and liabilities of international operations in hyperinflationary economies are translated at historical rates, and translation adjustments relating to such operations are included in Sundry other-net with transaction gains and losses. Armco reports interest income and interest expense net of related translation losses and gains to approximate the real rate of interest earned or expensed by its businesses operating in hyperinflationary economies. Foreign currency losses recognized in Sundry other-net were zero, $5.9 and $11.6 in 1994, 1993 and 1992, respectively.

Inventories
Inventories are valued at the lower of cost or market. Cost of inventories at most domestic operations is measured on the LIFO -- Last In, First Out -- method. Other inventories are measured principally

28 ARMCO INC.

at average cost.  Inventory balances as of December 31, 1994 and 1993 were:

-----------------------------------------------------------------
                                                1994      1993
-----------------------------------------------------------------
Inventories on LIFO:
Finished and semi-finished                    $158.7    $190.8
Raw materials and supplies                      24.8      21.5
Adjustment to state inventories at LIFO value  (41.1)    (38.5)
-----------------------------------------------------------------
    Total                                      142.4     173.8
-----------------------------------------------------------------

Inventories on average cost:
Finished and semi-finished                      14.8      14.1
Raw materials and supplies                       8.3      17.6
-----------------------------------------------------------------
    Total                                       23.1      31.7
-----------------------------------------------------------------
Total inventories                             $165.5    $205.5
-----------------------------------------------------------------

Liquidation of LIFO inventory layers caused by certain inventory reductions increased net income for 1994 by $3.6, or $.03 per share, in the Other Steel and Fabricated Products segment.

Research and Development Costs
Armco conducts a broad range of research and development activities, including programs for its affiliated companies. These activities are aimed at improving existing products and manufacturing processes and developing new products and processes. Research and development costs are recorded as expense when incurred, reduced by amounts funded by affiliates. The amounts incurred for 1994, 1993 and 1992 were $14.6, $12.9 and $24.0, respectively, including $0.9, $3.9 and $9.4, respectively, funded by affiliates.

Property, Plant and Equipment
Depreciation and amortization are computed using the straight-line method based on the estimated useful lives of the related assets. Leasehold improvements are amortized over the shorter of the life of the related asset or the life of the lease. Generally, Armco depreciates its property, plant and equipment at annual rates of 5% for land improvements, 3% - 5% for buildings and 5% - 33% for machinery and equipment.

During 1994, 1993 and 1992, Armco expended $109.9, $125.1 and $129.6, respectively, for maintenance and repair of its property, plant and equipment.

Armco has committed to purchase property, plant and equipment (including unexpended amounts relating to projects substantially under way) amounting to approximately $79.5 at December 31, 1994.

Net Assets Held For Sale
Net assets held for sale in the Statement of Consolidated Financial Position consists of the lower of cost or net realizable value of net assets in businesses which have been identified for divestment (Note 9).

Goodwill and Other Intangible Assets
Goodwill and other intangible assets primarily include goodwill recorded in connection with the effect of adoption of SFAS No. 106 in 1993 on the acquisition of Cyclops on April 24, 1992. This asset is being amortized using the straight-line method over 40 years. Also included are goodwill and intangible assets acquired in the purchase of Douglas Dynamics, Inc. on July 2, 1991. These assets are being amortized over their estimated useful lives, the majority of which do not exceed 17 years. Amortization expense for 1994, 1993 and 1992 was $6.9, $7.0 and $3.7, respectively. At December 31, 1994 and 1993, accumulated amortization of goodwill and other intangible assets was $21.5 and $14.6, respectively.

Armco assesses whether its goodwill and other intangible assets are impaired at each balance sheet date based on an evaluation of undiscounted projected cash flows through the remaining amortization period. If an impairment is determined, the amount of such impairment is calculated based on the estimated fair value of the asset.

Earnings Per Share
Primary earnings per share is computed by deducting the amount of dividends on preferred stock from income (added to a loss). This amount is then divided by the weighted average number of common shares outstanding during the year, plus common equivalent shares outstanding if the common equivalent shares are dilutive. Common equivalent shares include dilutive stock options as if the options were exercised and the proceeds used to acquire common shares. Dilutive stock options give the right to buy shares at a price which is less than current market price. The fully diluted per share amounts are not presented in
1994, 1993 and 1992 because such amounts are antidilutive.

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

Concentrations of Credit Risk
Armco is primarily a producer of stainless, electrical and carbon steels and steel products, which are sold to a number of markets, including industrial machinery and equipment, automotive, construction, power generation and appliances. Armco sells domestically to customers primarily in the midwestern and eastern United States, while a small amount of foreign sales are primarily made to customers in western Europe. Approximately 25% of trade receivables outstanding at December 31, 1994 are due from businesses which supply the U.S. automobile industry and another 19% are the result of sales to NAS. Armco does not require collateral on trade receivables; and while it believes its trade receivables will be collected, Armco anticipates that in the event of default it would follow normal collection procedures. Overall, credit risk related to Armco's trade receivables is limited due to the large number of customers in differing industries and geographic areas.

Reclassifications
Certain amounts in prior year financial statements have been reclassified to conform to the 1994 presentation.

                                                               ARMCO INC. 29

-----------------------------------------------------------------------------
2:  PENSION AND OTHER EMPLOYEE BENEFITS
-----------------------------------------------------------------------------
Pension Plans
Armco provides noncontributory pension benefits for most employees. Prior to 1993, benefits for most nonrepresented and certain represented employees were primarily based on years of service and earnings in the highest 60 consecutive months in the last 120 months prior to the date of retirement or a minimum amount per year of service, whichever is higher. As a result of the labor negotiations in 1993, the benefits for most hourly represented employees are now based on a fixed dollar amount per year of service. Also effective January 1, 1995, a new cash balance program was established and the pension benefits under the previous formulas were locked and frozen for most nonrepresented employees. Under the new cash balance program, future increases in earnings will not apply to prior service and certain lump sum payments are available.

The qualified plans have been funded to meet the minimum funding requirements of the Employee Retirement Income Security Act of 1974. During years prior to 1993, Armco made cash contributions which in total exceeded the minimum required contributions. No contributions were made during 1993. During 1994, contributions of $17.7 were made, of which $17.5 were required by a settlement with the Pension Benefit Guaranty Corporation (PBGC). Under the agreement with the PBGC, the $17.5 cannot be used to offset future minimum funding requirements until after 1999. As of December 31, 1994, funding credits of $3.8 were currently available to offset future minimum funding requirements.

On April 24, 1992, Armco assumed the former Cyclops pension plans. These plans had projected benefit obligations of $431.4 and plan assets with a market value of $323.6. The unfunded projected benefit obligation of $107.8 was recorded upon acquisition. Effective October 31, 1992, all qualified Cyclops pension plans, with the exception of plans for certain Eastern Stainless Corporation employees, were merged into the Armco pension plans.

Economic assumptions and net periodic pension expense by component, including amounts related to divested units, were as follows:

-----------------------------------------------------------------------
                                         1994        1993        1992
-----------------------------------------------------------------------
Weighted average discount rate           7.25%       8.0 %       8.0 %
Weighted average expected long-term
    rate of return on assets             8.25%       8.75%       8.75%
Rate of future compensation increases    4.0 %       5.0 %       5.0 %

Cost of benefits earned during
    the period                         $ 19.1      $ 20.4      $ 21.5
Interest cost on the projected
    benefit obligation                  149.3       150.3       137.0
Actual loss (return) on plan assets      21.9      (256.9)     (108.3)
Net amortization and deferral          (163.7)      115.1       (32.8)
-----------------------------------------------------------------------
Net periodic pension expense           $ 26.6      $ 28.9      $ 17.4
-----------------------------------------------------------------------

Expense increased in 1993 primarily due to lower than expected investment returns in 1992, inclusion of Cyclops for the full year, closing facilities and force reductions. The net periodic expense shown above includes $1.5 in 1994 and $3.7 in 1993, for divested units, which was charged to previously established accruals.

Net curtailment and settlement losses on pensions of $5.2 in 1994, $23.8 in 1993 and $44.6 in 1992 for reductions in the work force were primarily recorded as special charges and are not included in net periodic pension expense. Certain former Cyclops units which were identified for disposal in 1993 had hourly employees participating in multi-employer pension and welfare plans. The total expense for contributions to those programs was $2.4 in 1994, $1.7 in 1993 and $2.1 in 1992, which is not included in net periodic pension expense shown above.

The following table presents the funded status of pension plans using discount rates of 8.50% and 7.25%, respectively, at December 31, 1994 and 1993. The assumed rate of future compensation increases was 4% in both years. The funded status of the pension plans improved during 1994, primarily as a result of the increase in the discount rate. The change in the plan for nonrepresented employees decreased the projected benefit obligation by $29.0.


------------------------------------------------------------------------------
                                      Plans for which Plans for which
                                       Assets Exceed    Accumulated
                                        Accumulated      Benefits      Total
1994                                      Benefits    Exceed Assets  All Plans
------------------------------------------------------------------------------
Actuarial present value of benefit obligations:
Vested benefits                          $  31.4       $1,789.4       $1,820.8
Nonvested benefits                           1.3           46.1           47.4
------------------------------------------------------------------------------
Accumulated benefits                        32.7        1,835.5        1,868.2

Projected benefit obligation                33.5        1,857.6        1,891.1
Plan assets at fair value (1)               38.7        1,686.4        1,725.1
------------------------------------------------------------------------------
Unfunded (overfunded) projected
    benefit obligation                      (5.2)         171.2          166.0

Reconciliation of funded status to recorded amounts:
Unrecognized negative prior service           --            6.9         6.9
Unrecognized net gain (loss)                 (0.1)        127.0       126.9
Unrecognized net asset (obligation)           1.0         (49.1)      (48.1)
Amount required to recognize minimum
    liability                                 --            4.0         4.0
------------------------------------------------------------------------------
Accrued pension liability (benefit)        $ (4.3)     $  260.0    $  255.7
------------------------------------------------------------------------------

(1) The mix of pension assets held at December 31, 1994 was 50% equities, 43% fixed income securities and 7% short-term securities.

30 ARMCO INC.


------------------------------------------------------------------------------
                                      Plans for which Plans for which
                                       Assets Exceed    Accumulated
                                        Accumulated      Benefits      Total
1993                                      Benefits    Exceed Assets  All Plans
------------------------------------------------------------------------------
Actuarial present value of benefit obligations:
Vested benefits                            $ 34.9       $2,014.2     $2,049.1
Nonvested benefits                            1.7           46.8         48.5
------------------------------------------------------------------------------
Accumulated benefits                         36.6        2,061.0      2,097.6

Projected benefit obligation                 41.5        2,115.9      2,157.4
Plan assets at fair value (1)                45.5        1,864.9      1,910.4
------------------------------------------------------------------------------
Unfunded (overfunded) projected benefit
    obligation                               (4.0)         251.0        247.0

Reconciliation of funded status to recorded amounts:
Unrecognized prior service                    --           (20.8)       (20.8)
Unrecognized net gain (loss)                 (1.3)          73.0         71.7
Unrecognized net asset (obligation)           2.5          (56.1)       (53.6)
Amount required to recognize minimum
liability                                     --             5.0          5.0
------------------------------------------------------------------------------
Accrued pension liability (benefit)        $ (2.8)       $ 252.1      $ 249.3
------------------------------------------------------------------------------

(1) The mix of pension assets held at December 31, 1993 was 50% equities, 44% fixed income securities and 6% short-term securities.

Retiree Health Care and Life Insurance Benefits
In addition to providing pension benefits, Armco provides certain health care and life insurance benefits for most retirees. Most employees become eligible for these benefits when they retire. Retiree health and life insurance benefits are funded as claims are paid. During 1993, the company announced changes in the plans for certain nonrepresented employees and retirees which require either higher retiree contributions or an alternative managed care program. Also during 1993, new managed care programs were negotiated with most of Armco's represented hourly employees which will be applicable to future retirements. Also under a new retiree welfare program for nonrepresented employees, effective for new retirements on or after January 1, 1995, the retirees will contribute a higher share of future increases in health care costs, ranging from 50% to the full cost of future increases.

Effective January 1, 1993, Armco implemented the immediate recognition method of adopting SFAS No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions. The standard requires the accrual of expense for these benefits during the years an employee is actively employed, rather than the previous practice of expensing these benefits on a pay-as-you-go basis when the participant retired. The cumulative effect of recognizing this obligation resulted in a net of tax charge of $440.0 or $4.24 per share as of January 1, 1993.

The components of the net periodic postretirement benefit expense in 1994 and 1993, including amounts related to divested units but, excluding the cumulative effect of adoption in 1993, were as follows:


---------------------------------------------------------------------------
                                                         1994         1993
---------------------------------------------------------------------------
Cost of benefits earned during the period                $9.3        $12.2
Interest cost on accumulated postretirement
    benefit obligation                                   68.0         80.6
Amortization of plan changes                             (1.4)         1.7
---------------------------------------------------------------------------
Net periodic postretirement benefit expense             $75.9        $94.5

Assumptions used to determine postretirement benefit expense were:
Weighted average discount rate                          7.25%         8.0%
   Current year health care trend rate - Pre-age 65    11.25%        13.0%
   Current year health care trend rate - Post-age 64    8.25%        10.0%
   Ultimate health care trend rate                      5.25%         6.0%
   Weighted average trend rate                          6.25%         7.0%
---------------------------------------------------------------------------

The cost of benefits earned decreased in 1994 due to plan amendments and the divestment of operating units.

The net periodic expense shown above includes $2.4 in 1994 and $9.6 in 1993, for divested units, which was charged to previously established accruals. Net curtailment gains (losses) on postretirement benefits of $(0.8) in 1994 and $4.4 in 1993 were not included in net periodic postretirement benefit expense.

The current year health care trend rates are assumed to decrease one percent per year until they reach the ultimate rate. A one percent increase in the assumed health care trend rate would increase the accumulated postretirement benefit obligation as of January 1, 1994 by approximately $90.0, and increase the annual net periodic postretirement benefit cost by approximately $9.5.

The expense for postretirement benefits under the previous pay-as-you-go method reduced net income by $49.6 in 1992. This amount was less than the approximate claims cost for these programs, since under the previous accounting method a portion of the claim amounts ($7.1 in 1992) was charged to reserves established on previous divestments. Total incurred claims costs were approximately $63.6 in 1994, $64.9 in 1993 and $56.7 in 1992. As part of the formation of Cyclops, an unrelated company retained the liability for postretirement benefits for former Cyclops employees retiring before July, 1987.

                                                                ARMCO INC. 31

The following table shows the funded status of the postretirement benefit plans and the amounts recognized in the Statement of Consolidated Financial Position as of December 31, 1994 and 1993:


---------------------------------------------------------------------------
                                                     1994           1993
---------------------------------------------------------------------------
Accumulated postretirement benefit obligation:
Retirees                                           $738.1        $734.5
Fully eligible active plan participants              72.1          82.2
Other active plan participants                      116.7         156.2
---------------------------------------------------------------------------
    Total                                           926.9         972.9

Plan assets at fair value                            --            --
---------------------------------------------------------------------------
Accumulated postretirement benefit obligation
in excess of plan assets                            926.9         972.9

Reconciliation of obligation to recorded amounts:
Unrecognized negative prior service                  39.0          23.2
Unrecognized net gains                               88.6          47.4
---------------------------------------------------------------------------
Accrued postretirement benefit liability         $1,054.5      $1,043.5
---------------------------------------------------------------------------


Assumptions used to determine obligation:
Discount rate                                       8.5%          7.25%
Current year health care trend rate - Pre-age 65   11.5%         11.25%
Current year health care trend rate - Post-age 64   8.5%          8.25%
Ultimate  health care trend rate                    6.5%          5.25%
Weighted average trend rate                         7.5%          6.25%

The current year health care trend rates are assumed to decrease one percent per year until they reach the ultimate rate. The change in the plan for nonrepresented employees decreased the December 31, 1994 accumulated postretirement benefit obligation by $23.0.

Employee Benefit Obligations of Former Business Units
Armco has recorded, in its employee benefit obligations, the present value of estimated pension and health care benefits for former employees associated with facilities which have been or are being divested. Sundry other-net includes interest costs related to these liabilities of $35.8, $23.8 and $13.2 in 1994, 1993 and 1992, respectively, related to these liabilities. The increase in costs from 1993 to 1994 was primarily due to the addition of retirees from Worldwide Grinding Systems and other units divested in 1993, partially offset by lower interest rate. The increase from 1992 to 1993 was also due to an increase in retirees from divested units.

Postemployment Benefits
Effective January 1, 1993, Armco adopted SFAS No. 112, Employers' Accounting for Postemployment Benefits, and recorded $3.1, or $.03 per share, of expense for the cumulative effect of establishing additional liabilities for certain short-term and long-term disability benefit plans.

-----------------------------------------------------------------------------
3:  ARMCO FINANCIAL SERVICES GROUP (AFSG)
-----------------------------------------------------------------------------
AFSG currently consists primarily of insurance companies which Armco intends to sell and which continue underwriting activities (AFSG companies to be sold) and companies that have stopped writing new business and are being liquidated (runoff companies). Armco previously announced its intention to dispose of or liquidate all of the AFSG companies.

AFSG Companies to be Sold
In January 1994, after further evaluation of its various alternatives and even though the insurance market remained weak, Armco signed a letter of intent to sell the AFSG companies to be sold to Vik Brothers Insurance Inc. (Vik Brothers), a privately held, North Carolina-based property and casualty insurance holding company. On August 2, 1994, Armco and Vik Brothers signed a definitive agreement, subject to a number of conditions, including approvals by regulatory authorities. The sale is expected to close by March 31, 1995. Armco recorded a $45.0 charge in the fourth quarter of 1993 in connection with its decision to enter into this transaction. The charge was primarily taken to reduce Armco's investment in the AFSG companies to be sold to its estimated net realizable value of $73.9. Under terms of the agreement Armco will be paid approximately $65.0 at the closing and $15.0 in three years, subject to potential adjustment for adverse experience in certain insurance reserves. As a result of restructuring certain obligations arising from a 1992 merger plan for the runoff companies, the proceeds from the sale have been pledged as security for certain note obligations due to the runoff insurance companies and will be retained in the investment portfolio of the AFSG runoff companies.

Prior to 1993, Armco accounted for the operating results of the AFSG companies to be sold under the cost recovery method, whereby net income was not recognized until realized through a sale of the businesses, while net losses were charged against income as incurred. These businesses are now presented as discontinued operations.

The following sets forth the summarized statement of financial condition and results of operations for the AFSG companies to be sold at December 31, 1994 and 1993, and for the years ended December 31, 1994, 1993 and 1992:

32 ARMCO INC.


------------------------------------------------------------------------
                                               1994            1993
------------------------------------------------------------------------
Financial condition
Assets:
Invested assets                              $ 400.5        $ 440.7
Receivables                                     98.7           87.7
Other                                           41.3           43.0
------------------------------------------------------------------------
    Total assets                               540.5          571.4
------------------------------------------------------------------------
Liabilities:
Property and casualty reserves                 407.8          398.3
Payables and other liabilities                  36.4           37.2
------------------------------------------------------------------------
    Total liabilities                          444.2          435.5
------------------------------------------------------------------------
Net assets                                   $  96.3        $ 135.9

Amounts to reconcile to Armco investment:
Net income                                      (3.8)         (10.4)
Unrealized investment (gain) loss               19.7          (13.3)
Loss on disposal of businesses                 (45.0)         (45.0)
Net liabilities retained                         6.7            6.7
------------------------------------------------------------------------
Armco investment                             $  73.9        $  73.9
------------------------------------------------------------------------


------------------------------------------------------------------------------

                                              1994         1993         1992
------------------------------------------------------------------------------
Results of operations
Premiums earned                            $ 216.3      $ 227.7      $ 239.9
Losses and loss adjustment expenses         (169.9)      (177.1)      (196.1)
Underwriting expenses                        (82.3)       (82.7)       (90.0)
------------------------------------------------------------------------------
    Underwriting loss                        (35.9)       (32.1)       (46.2)
Investment income                             29.4         43.7         44.1
Other expenses                                (0.1)        (1.2)        (0.5)
Income (loss) before cumulative
    effect of change in accounting
    for postretirement benefits               (6.6)        10.4         (2.6)

Cumulative effect of change in
    accounting for post retirement benefits    --         (14.0)         --
------------------------------------------------------------------------------
    Net loss                                $ (6.6)      $ (3.6)      $ (2.6)
------------------------------------------------------------------------------

During 1993, the AFSG companies to be sold adopted SFAS No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions, SFAS No. 109, Accounting for Income Taxes, SFAS No. 112, Employers' Accounting for Postemployment Benefits, SFAS No. 113, Accounting and Reporting for Reinsurance of Short-Duration and Long-Duration Contracts and SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities. Upon adoption of SFAS No. 106, the AFSG companies to be sold recorded a net of tax charge of $14.0 for the cumulative effect of this accounting change. This amount is included in Cumulative effect of changes in accounting on Armco's Statement of Consolidated Operations. The effects of adoption of SFAS No. 109 and SFAS No. 112 were not material. SFAS No. 113 requires that reinsurance receivables and prepaid insurance premiums be reported as assets and eliminates the practice of reporting assets and liabilities relating to reinsurance contracts net of the effects of reinsurance. Adoption of SFAS No. 113 by the AFSG companies to be sold did not result in a charge to earnings.

Based on market values, invested assets at December 31, 1994 consist primarily of investment grade bonds: U.S. Treasury securities (21%); corporate bonds (45%); mortgage-backed securities (23%) and cash and short-term investments (11%). The market value of invested assets at December 31, 1994 and 1993 was $397.3 and $441.5, respectively. Investment income included a net realized loss of $0.5 for 1994 and net realized gains of $11.2 and $10.1 for 1993 and 1992, respectively.

Property and casualty reserves include amounts determined from loss reports and individual cases and an amount, based upon past experience, for losses incurred but not reported. Such amounts are necessarily based upon estimates and, while management believes the amounts are fairly stated, the ultimate liability may be in excess of or less than the amount provided. The methods for making such estimates and for establishing the resulting liability are continually reviewed and any adjustments are reflected in current earnings.

Policy acquisition costs that vary with and are directly related to the production of premiums are deferred and amortized over the terms of the policies. Amortization for the years ended December 31, 1994, 1993 and 1992 was $45.8, $46.5 and $49.9.

The AFSG companies to be sold limit their exposure to loss by ceding (reinsuring) certain levels of risk with other insurers. In the event that all or any of the reinsuring companies might be unable to meet their obligations under the reinsurance agreements, the AFSG companies to be sold would be liable for such obligations. At December 31, 1994, reinsurance ceded balances totaled $45.7.

Participating business represents approximately 13.4%, 14.5% and 13.2% of total premiums in force at December 31, 1994, 1993 and 1992. The amount of dividends to be paid on these policies is based upon the individual policies. Policyholder dividend expense for the years ended December 31, 1994, 1993 and 1992 was $2.6, $2.4 and $3.0, respectively.

The amount of statutory policyholders' surplus at December 31, 1994 and 1993 was $99.7 and $108.7, respectively.

Runoff Companies
The runoff companies are accounted for as discontinued operations under the liquidation basis of accounting, whereby all future cash inflows and outflows are considered. Armco believes, based on current facts and circumstances, including the opinion of outside actuaries, that future changes in estimates of net losses relating to the ultimate liquidation of the runoff companies will not be material to Armco's financial position or liquidity. The following sets forth summarized financial information at December 31, 1994 for the runoff companies:

                                                               ARMCO INC. 33


-----------------------------------------------------
Assets:
Invested assets                               $115.8
Reinsurance recoverable                        165.7
Other                                           17.2
-----------------------------------------------------
    Total assets                               298.7
-----------------------------------------------------
Liabilities:
Losses and loss reserves (net of future
    investment income of $35.5)                236.9
Other                                           38.6
    Total liabilities                          275.5
-----------------------------------------------------
Net assets                                    $ 23.2
-----------------------------------------------------


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

There are various pending matters relating to litigation, arbitration and regulatory affairs, including matters related to Northwestern National Insurance Company, a runoff company currently involved in, among other matters, litigation with respect to certain reinsurance programs. The ultimate liability from such matters at December 31, 1994 cannot be determined; but in Armco's opinion, based on current facts and circumstances and the views of outside counsel and advisors, any liability resulting will not materially affect Armco's financial position or liquidity. However, it is possible that due to fluctuations in Armco's results, future developments with respect to changes in the ultimate liability could have a material effect on future interim or annual results of operations.

-----------------------------------------------------------------------------
4:  INCOME TAXES
-----------------------------------------------------------------------------
Armco files a consolidated U. S. federal income tax return. This return includes all domestic companies 80% or more owned by Armco and the proportionate share of Armco's interest in partnership investments. State tax returns are filed on a consolidated, combined or separate basis depending on the applicable laws relating to Armco and its domestic subsidiaries.

The United States and foreign components of Income (loss) before income taxes, including Armco's portion of the income (loss) of equity companies for 1994, 1993 and 1992 of $15.3, $(43.7) and $(255.5),
respectively, consist of the following:


-------------------------------------------------------------------
                                     1994       1993        1992
-------------------------------------------------------------------
United States                      $ 44.3     $(276.4)    $(463.3)
Foreign                               4.7        12.9        10.0
-------------------------------------------------------------------
    Total                          $ 49.0     $(263.5)    $(453.3)
-------------------------------------------------------------------

Income tax credits (provisions) for Armco and consolidated subsidiaries are as follows:


-------------------------------------------------------------------
                                     1994        1993        1992
-------------------------------------------------------------------
Current:
U. S. federal                       $ --        $ 4.2      $ 29.4
U. S. state                          (0.8)        4.9        (0.3)
Foreign                              (0.5)       (1.8)       (2.6)
-------------------------------------------------------------------
    Total                            (1.3)        7.3        26.5
-------------------------------------------------------------------
Deferred:
U.S. federal                         27.3         --          4.4
U. S. state                           2.7         --          1.6
Foreign                               --          --          1.5
-------------------------------------------------------------------
    Total                            30.0         --          7.5
-------------------------------------------------------------------
Total credit for income taxes      $ 28.7       $ 7.3      $ 34.0
-------------------------------------------------------------------

The following is a reconciliation of the statutory federal income tax rate applied to pretax book income with the credit for income taxes in the Statement of Consolidated Operations for the year 1994:


-------------------------------------------------------------------
Federal taxes at statutory rate                       $  (17.2)
State income taxes, net of federal benefit                (2.9)
Reduction in valuation allowance                          20.1
Decrease in beginning balance of valuation allowance      30.0
Other                                                     (1.3)
-------------------------------------------------------------------
Credit for income taxes                               $   28.7
-------------------------------------------------------------------

During 1994, Armco's tax effected future deductible temporary differences declined by $26.2 as a result of payments in 1994 for costs primarily associated with employee benefits and restructuring actions that had been accrued for financial accounting purposes in prior years. This deferred tax benefit had been previously offset by an equal amount of valuation allowance. The reversal of these temporary differences and the utilization of capital loss carryforward tax benefits of $10.7, for book purposes, resulted in an additional deferred tax benefit of $16.8 that can be carried forward. For financial reporting purposes, management concluded that realization of the future tax benefit of this net operating loss carryforward was not likely, so an equal valuation allowance was recorded. The net tax effect of these transactions resulted in a reduction in the valuation allowance during 1994 of $20.1, which offset the federal and state income tax effect at statutory rates on pretax book income.

The income tax benefit of $28.7 recognized in 1994 is primarily the result of decreasing the beginning balance of the valuation allowance by $30.0 due to the effects, including the elimination of ASC's estimated future taxable losses, that the initial public offering

34 ARMCO INC.

and recapitalization of ASC had on management's assessment of the amount of deferred tax asset that is more likely than not to be realized in the future.

In 1993, Armco recorded income from tax benefits of $4.9 in Credit for income taxes on the Statement of Consolidated Operations; and income of $5.8, related to interest, in Sundry other - net, for settlements of state income tax issues. In addition, Armco reversed a federal tax reserve of $4.3 as a result of the resolution of certain tax issues. This amount was recorded in Credit for income taxes. In 1992, Armco recognized income of $39.1 as the result of a settlement with the Internal Revenue Service on two federal tax refund claims. Of the total amount recognized, $16.2, representing the tax refunds, was recorded in Credit for income taxes and $22.9, representing interest on the claims, was recorded in Sundry other-net. In addition, Armco adjusted certain income tax reserves resulting in a $13.0 benefit for income taxes, primarily in the fourth quarter of 1992

At December 31, 1994, Armco had capital and net operating loss (NOL) carryforwards for federal tax purposes expiring as follows:


-------------------------------------------------------------------
                                        Year
                                       Expires            Amount
-------------------------------------------------------------------
Capital losses:                         1998            $   63.6
-------------------------------------------------------------------
Net operating losses:                   1998            $   63.0
                                        1999               128.8
                                        2000                13.5
                                        2001               143.2
                                        2002                 3.0
                                        2004                 9.1
                                        2005               131.4
                                        2006               247.1
                                        2007               193.5
                                        2008               137.0
                                        2009                41.1
-------------------------------------------------------------------
    Total NOL carryforward                              $1,110.7
-------------------------------------------------------------------

Included in the $1,110.7 NOL carryforward is $63.1 from separate return years of Armco subsidiaries for years prior to their inclusion in the consolidated group. These losses are subject to limitations regarding the offset of Armco's future taxable income and will expire if not used in the period 1998-2005. Armco has $840.0 in U.S. alternative minimum tax net operating losses. Additionally, Armco has $12.1 of alternative minimum tax credits which have no expiration.

Armco adopted SFAS No. 109, Accounting for Income Taxes, effective January 1, 1993. The cumulative effect of adopting SFAS No. 109, excluding a tax benefit of $170.3 for the cumulative effect of adoption of SFAS No. 106, was a benefit of $135.6 or $1.31 per share as of January 1, 1993.

Deferred income taxes reflect the net tax effects of (a) temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes and (b) operating loss and tax credit carryforwards. At December 31, 1994 and 1993, the total net deferred tax assets of $328.5 and $298.5, respectively, were included in the Statement of Consolidated Financial Position as follows:


----------------------------------------------------------------------
                                                  1994        1993
----------------------------------------------------------------------
Other current assets                           $   8.0     $   5.9
Deferred tax asset                               321.8       295.6
Other accruals                                     --         (1.5)
Other liabilities                                 (1.3)       (1.5)
----------------------------------------------------------------------
    Total net deferred tax asset               $ 328.5     $ 298.5
----------------------------------------------------------------------

Significant components of Armco's net deferred tax asset are as follows:


----------------------------------------------------------------------
                                                 1994          1993
----------------------------------------------------------------------
Tax effects of:
Operating loss and tax credit carryforwards    $ 488.7       $ 497.0
Employee benefits                                602.8         615.3
Property, plant and equipment                   (148.0)       (142.5)
Other (includes contingencies and other accruals) 86.3         104.9
----------------------------------------------------------------------
    Subtotal                                   1,029.8       1,074.7

Valuation allowance                             (701.3)       (776.2)
----------------------------------------------------------------------
    Total net deferred tax asset               $ 328.5       $ 298.5
----------------------------------------------------------------------

Even though Armco has incurred tax losses for the past five fiscal years, management believes that it is more likely than not that it will generate taxable income sufficient to realize a portion of the tax benefit associated with future deductible temporary differences and NOL carryforwards prior to their expiration. This belief is based upon, among other factors, changes in operations that have occurred during the last three years, as well as consideration of available tax planning strategies. Specifically, cost savings, associated with Armco's acquisition of Cyclops and new capital investments, are being realized and are anticipated to continue to improve operating results. This improvement was particularly evident in 1994's operating results in comparison with prior years. Armco has operated in a highly cyclical industry and consequently has had a history of generating and then utilizing significant amounts of NOL carryforwards. During the years 1987-1989, Armco utilized approximately $350.0 of NOL carryforwards. However, management believes that a valuation allowance is appropriate given the current estimates of future taxable income. If Armco is unable to generate sufficient taxable income in the future through operating results, increases in the valuation allowance will be required through a charge to expense. However, if Armco achieves sufficient profitability to utilize a greater portion of the deferred tax asset, the valuation allowance will be reduced through a credit to income.

United States income tax returns of Armco for the year 1990 and prior years have been subject to examination by the Internal Revenue Service and are closed to assessments. However, the NOL carryforwards from some of these years remain open to adjustment. Armco has been in a cumulative net operating loss carryforward position since 1983 and believes that it has sufficient loss carryforwards in excess of any potential audit adjustments that might be made by the Internal Revenue Service for any open years.

                                                                ARMCO INC. 35

-----------------------------------------------------------------------------
5:  LONG-TERM DEBT AND OTHER FINANCING
-----------------------------------------------------------------------------
Long-Term Debt
At December 31, 1994 and 1993 Armco's long-term debt, less current maturities, was as follows:

------------------------------------------------------------------------
                                                      1994        1993
------------------------------------------------------------------------
Sinking fund debentures:
    8.5% due 2001                                    $ 39.8      $ 48.0
    9.2% due 2000                                      30.0        35.0
    8.7% due 1995                                       --          7.9
    8.0% Eastern Stainless Corporation due 2003         --         13.4

Notes payable:
    9.375% due 2000                                   125.0       125.0
    11.375% due 1999                                  100.0       100.0
    7.875% due 1995-1996                                3.5         5.3
    Variable rate (LIBOR plus 2.75%) due 1996-2001     44.6        29.6
    5.0% due 2000                                       6.7         --

Pollution control revenue bonds - 8.125%               14.2        15.0
Other                                                   --          0.5
------------------------------------------------------------------------
    Total                                            $363.8      $379.7
------------------------------------------------------------------------

Maturities of existing long-term debt during the five years ending December 31, 1999, are as follows: 1995, $10.5; 1996, $25.4; 1997, $23.2; 1998, $21.6 and 1999, $121.7.

The fair market value of Armco's long-term debt, including current maturities, is approximately $347.6. This value was determined by calculating a value based on cash flow yield to maturity and comparing that amount to market information where possible. The fair market value estimate is based on pertinent information available to management as of December 31, 1994. Management is not aware of any significant factors that would alter this estimate after that date. The fair market value of Armco's long-term debt, including current maturities, at December 31, 1993 was approximately $392.8.

As a result of Eastern Stainless Corporation's decision to sell substantially all of its assets for cash and the assumption of certain liabilities (Note
12), Armco's Statement of Consolidated Financial Position no longer includes the Eastern Stainless Corporation 8% sinking fund debentures due 2003 in Long-term debt. However, Armco continues to guarantee this debt, which has a face value of $15.5.

During 1994, construction loan commitments provided $24.3 of financing in connection with the continuous caster at the Mansfield facility. Armco has a commitment for an additional $16.2 of financing related to construction of the caster. The caster is pledged as collateral on these loans. At December 31, 1994 and 1993, long-term debt included $29.6 of financing utilized to construct a cold rolling mill at Armco's Butler, Pennsylvania facility, included in the Specialty Flat-Rolled Steel segment. Effective February 28, 1994, Armco signed an agreement which restructured the payment terms to ten semi-annual installments beginning in 1996. The cold rolling mill is pledged as collateral on this loan.

In the fourth quarter of 1993, Armco issued $125.0 of 9.375% Senior Notes due November 1, 2000. The proceeds, together with approximately $16.6 of Armco's cash, were used for the retirement of the following debt issues: $30.0 of 11% notes maturing in 1997 due to the AFSG runoff companies from Douglas Dynamics, Inc., $5.0 of the 7.875% bonds maturing in 2005 and $2.0 of the 8.7% debentures due in 1995. In addition, $88.0 of the 13.5% Notes due 1994 were defeased when Armco placed $99.9 in a trust to pay principal and interest when due. The early extinguishment of debt resulted in an extraordinary loss of $7.3 or $.07 per share in the fourth quarter of 1993. In 1992, Armco purchased $32.5 face value of its long-term debt obligations resulting in an extraordinary loss of $2.3 or $.02 per share.

Bank Credit Agreement
In the fourth quarter of 1993, Armco entered into an amended credit agreement with a group of banks to provide a credit facility for borrowings up to $170.0 on a revolving credit basis until December 31, 1995, secured by certain of Armco's receivables and inventories. As of the end of 1994, Armco had utilized $85.4 of the credit facility for letters of credit.

As amended in the fourth quarter of 1994, the credit agreement subjects Armco to certain restrictions and covenants related to, among other things, minimum working capital, a cumulative net income test and certain ratio requirements.

Capitalized Interest
Armco capitalized interest on projects during construction of $4.5, $1.2 and $1.1 in 1994, 1993 and 1992, respectively. Capitalized interest for 1994 primarily relates to the construction of the thin-slab caster in Mansfield, Ohio.

Long-Term Leases
Rental expense under operating leases was $7.2 in 1994, $11.3 in 1993 and $14.1 in 1992. At December 31, 1994, commitments to make future minimum lease payments for operating leases were $8.5 in 1995, $6.3 in 1996, $4.3 in 1997, $3.1 in 1998, $2.1 in 1999 and $3.5 in the year 2000 and thereafter. During this period, future minimum subleases to be received total $1.7.

36 ARMCO INC.

-----------------------------------------------------------------------------
6:  SHAREHOLDERS' DEFICIT
-----------------------------------------------------------------------------
Preferred Stock
Armco has outstanding two classes of preferred stock. The two classes rank equally with respect to dividend payments, redemption and liquidation rights. The preferred stock ranks senior to Armco's common stock with respect to dividends and upon liquidation.

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

Activity for the years 1992, 1993 and 1994 related to Armco's preferred stock was as follows:


------------------------------------------------------------------------------
                                     Class A                  Class B
                                ----------------         ----------------
                                Shares    Amount         Shares    Amount
------------------------------------------------------------------------------
Balance,
  December 31, 1991          1,697,256   $  7.2        999,900      $48.3
$3.625 preferred stock
  issued                     2,700,000    130.4           --          --
------------------------------------------------------------------------------
Balance,
  December 31, 1992          4,397,256    137.6        999,900       48.3
Conversion to Armco
  common stock                     (25)    --             --          --
------------------------------------------------------------------------------
Balance,
  December 31, 1993          4,397,231    137.6        999,900       48.3
------------------------------------------------------------------------------
Balance,
  December 31, 1994          4,397,231   $137.6        999,900      $48.3
------------------------------------------------------------------------------


Common Stock
At December 31, 1994, 22,681,261 unissued shares of Armco's common stock were reserved for the conversion of preferred stock and 3,097,496 unissued shares of common stock were reserved for the exercise of stock options (Note 7).

Activity for the years 1992, 1993 and 1994 related to Armco's common stock was as follows:


------------------------------------------------------------------------------
                                                                    Additional
                                                                      Paid-in
                                Shares           Par Value            Capital
------------------------------------------------------------------------------
Balance,
  December 31, 1991          88,485,610            $88.5              $777.3
Exercise of options             103,980              0.1                 0.3
Restricted stock issued         645,000              0.6                 3.3
Issued for business
  acquisition                14,277,543             14.3                64.6
------------------------------------------------------------------------------
Balance,
  December 31, 1992         103,512,133            103.5               845.5
Exercise of options             585,458              0.2                 2.8
Restricted stock issued          26,000              --                  0.1
Par value reduction                --             (102.7)              102.7
Other                              (617)             --                  --
------------------------------------------------------------------------------
Balance,
  December 31, 1993         104,122,974              1.0               951.1
Exercise of options              29,378              --                  0.2
Restricted stock issued         512,260              0.1                 2.4
Issued for employee
  savings plan                  424,534              --                  2.6
------------------------------------------------------------------------------
Balance,
  December 31, 1994         105,089,146             $1.1              $956.3
------------------------------------------------------------------------------


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

                                                                 ARMCO INC. 37

Until the rights become exercisable, common stock issued will also have one right attached. Each right will entitle shareholders to buy one two-hundredth of a share of a currently unissued series of Class A participating preferred stock of Armco at an exercise price of $35. Each right will thereafter entitle the holder to receive upon exercise, common stock or, in certain circumstances, preferred stock or other securities or assets of the company having a value of $70. The rights will be exercisable only if a person or group acquires beneficial ownership of 20% or more of Armco's common stock or announces a tender or exchange offer, after which such person or group would beneficially own 30% or more of the common stock. A total of 650,000 shares of Class A participating preferred stock have been reserved for issuance upon exercise of the rights.

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

Dividends
Under the terms of the amended credit agreement (Note 5), Armco cannot pay cash dividends on its common stock. In addition, under the terms of indentures for Armco's 11.375% Senior Notes due 1999 and 9.375% Senior Notes due 2000, Armco can pay a dividend on its common stock only if it meets certain financial tests described in the indentures. Armco does not expect to satisfy these tests in the near future, and therefore, Armco does not expect to be able to pay a common stock dividend or repurchase its capital stock.
The payment of preferred stock dividends is prohibited if Armco is in default of the credit agreement.

In 1993, as a result of reducing the par value of Armco's common stock, $102.7 was transferred from Armco's stated capital account for its common stock to Additional paid-in capital, increasing surplus from which Armco is permitted, under Ohio law, to pay dividends on its common and preferred stock issues. Armco is incorporated in Ohio. In addition, effective March 31, 1993, the corporate statute of Ohio was amended to provide that Ohio corporations that recognize immediately the full amount of their transition obligation under SFAS No. 106, as Armco did, could increase the amount available for payment of dividends by a surplus adjustment. The surplus adjustment allows a corporation to add to its available surplus, at the time of the dividend, an amount equal to the difference between the reduction in the corporation's surplus that resulted from the immediate recognition of the SFAS No. 106 transition obligation and the reduction that would have been recognized had the corporation elected to amortize its transition obligation. At December 31, 1994, the amount from which Armco is permitted to pay dividends under this provision was $143.8.

Under the terms of Ohio law, Armco is currently not permitted to purchase shares of its capital stock.

The Board of Directors at its January 1995 meeting declared the regular quarterly dividends payable on both series of Armco's Class A preferred stock and on its Class B preferred stock.

Retained Deficit and Other Shareholders' Equity (Deficit)
Activity for the years 1992, 1993 and 1994 related to Armco's retained deficit and other shareholders' equity (deficit) was as follows:


------------------------------------------------------------------------------
                                              Net Unrealized
                                  Retained       Gains on
                                  Deficit    Equity Securities    Other
------------------------------------------------------------------------------
Balance,
  December 31, 1991             $  (350.5)       $  0.2          $(11.6)
Net loss                           (429.9)          --              --
Preferred stock dividends declared  (10.3)          --              --
Adjustment to net unrealized
  gains                               --           (0.2)            --
Foreign currency translation
  adjustment                          --            --              9.7
------------------------------------------------------------------------------
Balance,
  December 31, 1992                (790.7)          --             (1.9)
Net loss                           (641.8)          --              --
Preferred stock dividends declared  (17.8)          --              --
Foreign currency translation
  adjustment                          --            --              1.1
------------------------------------------------------------------------------
Balance,
  December 31, 1993              (1,450.3)          --             (0.8)
Net income                           77.7           --              --
Preferred stock dividends declared  (17.8)          --              --
Adjustment to net unrealized
  gains                               --           31.6             --
Foreign currency translation
  adjustment                          --            --              0.5
Deferred compensation on restricted
  stock issued                        --            --             (2.7)
------------------------------------------------------------------------------
Balance,
  December 31, 1994             $(1,390.4)        $31.6         $  (3.0)
------------------------------------------------------------------------------


-----------------------------------------------------------------------------
7:  COMMON STOCK OPTIONS
-----------------------------------------------------------------------------
Armco shareholders adopted Common Stock Option Plans in 1977, 1983 and 1988. In addition, stock options may be granted under the 1993 Long-Term Incentive Plan. These plans provide generally for granting options to purchase common stock for not less than 100% of the market price on the date the option is granted. The 1977, 1983 and 1988 Plans have expired as to new grants. For outstanding options containing stock appreciation rights, the excess of the market price of the stock over the option price is accrued. Although they may terminate earlier under certain conditions, stock options generally expire 10 years after they are granted. Options relating to 2,963,000 shares of stock were available for granting at December 31, 1994 under the 1993 Long-Term Incentive Plan.

38 ARMCO INC.

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

The following is summarized information relating to Armco common stock options:

------------------------------------------------------------------------------
                                             Number      Option Price
                                           of Shares       Per Share
------------------------------------------------------------------------------
    Options outstanding December  31
      1994                                 3,097,496     $3.24-13.69
      1993                                 3,015,774      3.24-19.38
      1992                                 3,741,252      3.24-19.38
------------------------------------------------------------------------------
    Options exercisable December 31
      1994                                 2,241,996     $3.24-13.69
      1993                                 2,429,274      3.24-19.38
      1992                                 3,741,252      3.24-19.38
------------------------------------------------------------------------------
    Options exercised (including stock
      appreciation rights)
      1994                                    42,389      $3.24-5.94
      1993                                   717,398       3.24-7.00
      1992                                   119,580       3.24-5.94
------------------------------------------------------------------------------

-----------------------------------------------------------------------------
8:  SEGMENT INFORMATION
-----------------------------------------------------------------------------
Armco's business segments include: (1) Specialty Flat-Rolled Steel, which includes businesses that produce electrical and stainless steel sheet and strip for the industrial machinery and equipment, automotive, construction and service center markets; international trading companies, that buy and sell steel and manufactured steel products and, until September 30, 1994, a stainless steel plate producer; and (2) Other Steel and Fabricated Products, which, at December 31, 1994, included operations that produce carbon sheet and strip, and tubular products for the industrial machinery, construction and appliance markets, and a manufacturer of snowplows for four-wheel drive pickup trucks and utility vehicles and other light truck equipment. During the second quarter of 1994, Armco idled the carbon sheet and strip plants until the completion of a new thin-slab caster, scheduled for early in the second quarter of 1995. At various times during the three-year period ended December 31, 1994, the Other Steel and Fabricated Products segment also included other businesses which have since been divested or identified for disposal (Note 9). Such businesses included producers of stainless steel bar, rod and wire and high temperature superalloys, and providers of nonresidential construction products and services, and steel cutting, slitting, leveling, blanking and other services.

Armco's industry segment information is as follows:


-----------------------------------------------------------------------
                                       1994        1993        1992
-----------------------------------------------------------------------
Customer sales:
Specialty Flat-Rolled Steel         $1,048.5    $1,001.5    $  885.5
Other Steel and Fabricated
  Products                             389.1       662.5       787.7
-----------------------------------------------------------------------
Total                               $1,437.6    $1,664.0    $1,673.2
-----------------------------------------------------------------------
Intersegment sales:  (1)
Specialty Flat-Rolled Steel         $    0.1    $   11.1    $    7.1
Other Steel and Fabricated
  Products                               0.4        52.0         2.9
-----------------------------------------------------------------------
Special charges-net:
Specialty Flat-Rolled Steel         $  (15.0)   $    --     $  (37.6)
Other Steel and Fabricated
  Products                             (20.0)     (165.5)     (129.8)
Corporate general                        --          --        (17.7)
-----------------------------------------------------------------------
Total                               $  (35.0)   $ (165.5)   $ (185.1)
-----------------------------------------------------------------------
Operating profit (loss):  (2)
Specialty Flat-Rolled Steel         $  126.3    $   75.5    $   21.4
Other Steel and Fabricated
  Products                             (54.9)     (183.5)     (128.5)
Corporate general                      (32.2)      (38.0)      (50.2)
-----------------------------------------------------------------------
Total                               $   39.2    $ (146.0)   $ (157.3)
-----------------------------------------------------------------------
Capital expenditures:
Specialty Flat-Rolled Steel         $   26.5    $   17.1    $   34.1
Other Steel and Fabricated
  Products                              69.1        36.0        24.1
Corporate general                        0.8         0.8         1.2
-----------------------------------------------------------------------
Total                               $   96.4    $   53.9    $   59.4
-----------------------------------------------------------------------
Depreciation and lease-right amortization:
Specialty Flat-Rolled Steel         $   29.8    $   30.1    $   27.0
Other Steel and Fabricated
  Products                              17.0        21.0        17.2
Corporate general                        2.0         2.1         2.5
-----------------------------------------------------------------------
Total                               $   48.8    $   53.2    $   46.7
-----------------------------------------------------------------------
Identifiable assets:
Specialty Flat-Rolled Steel         $  552.5    $  614.3    $  626.0
Other Steel and Fabricated
  Products                             384.9       380.9       570.9
Corporate general  (3)                 900.4       812.4       400.4
Discontinued operations                 97.1        97.1       272.6
-----------------------------------------------------------------------
Total                               $1,934.9    $1,904.7    $1,869.9
-----------------------------------------------------------------------

(1) Prices generally approximate cost. Intersegment sales are eliminated in consolidation. Sales between foreign and domestic companies are not material.

(2) Operating profit (loss) includes the effects of Special charges-net.

(3) Corporate general identifiable assets in 1994 included $219.5 of cash and liquid investments, $79.5 for the investment in National-Oilwell, current and noncurrent deferred tax assets of $329.8 and goodwill and other intangible assets of $130.1.

In 1992, the last year in which they were a significant portion of Armco's results, foreign subsidiaries accounted for $228.0 of net sales, $19.7 of the net loss and $127.4 of identifiable assets.

                                                               ARMCO INC. 39

-----------------------------------------------------------------------------
9:  SPECIAL CHARGES
-----------------------------------------------------------------------------
In the first quarter of 1994, Armco recorded a special charge of $20.0 for expenses associated with the temporary idling and restructuring of its steelmaking facilities in Mansfield and Dover, Ohio. The decision to idle the facilities came after the failure of a key piece of equipment at the Mansfield plant crippled production, and management undertook a study to determine if continuing losses could be reduced by idling the facilities. These facilities have been idled since the second quarter of 1994, and the Mansfield plant is expected to remain idle until construction of the new thin-slab continuous caster is completed. The Dover operation started limited production in early 1995. Completion of the caster is scheduled for early in the second quarter of 1995. The special charge consisted of $13.5 for employee benefits, primarily group insurance and supplemental unemployment benefits; and $6.5 to writedown inventories and fixed assets. During 1994, employee benefit payments totaling $7.5 were made and an additional $2.5 are expected in the first quarter of 1995. The remaining liability is recorded in Long-term employee benefit obligations in the Statement of Consolidated Financial Position.

In the third quarter of 1994, Armco recognized a charge of $15.0 related to a decision by Eastern Stainless Corporation (Eastern Stainless) to sell substantially all of its assets to Avesta Sheffield Holding Company (Avesta Sheffield), a stainless steel plate manufacturer, for cash and the assumption of certain liabilities. Approximately $9.0 of the charge is to cover increases in pension and other employee benefit obligations, $1.8 is for the writedown of assets, $3.2 is estimated for losses through the date of disposal and $1.0 relates to transaction fees and expenses. No significant payments have been made related to these amounts, though $2.4 of the reserve for losses was used in 1994.

Armco will retain those net liabilities of Eastern Stainless that are not assumed by Avesta Sheffield or satisfied by the sale proceeds. Those liabilities are expected to total approximately $50.0. Upon completion of the proposed transaction, scheduled for March 14, 1995, Armco anticipates that Eastern Stainless will have no assets remaining as a corporate legal entity and will be dissolved without any shareholder distribution. The proposed transaction is subject to approval by the Eastern Stainless shareholders. Since Armco owns approximately 84% of the Eastern Stainless voting stock and intends to vote in favor of the proposed transaction, shareholder approval is assured. The assets and liabilities to be sold to Avesta Sheffield are recorded in Net assets held for sale in the Statement of Consolidated Financial Position. The liabilities related to the charge are recorded primarily in the Current portion of employee benefit obligations and Other accruals.

In 1993, as part of its strategy to focus on the production of specialty flat-rolled steel, Armco sold its Brazilian operations and decided to exit a number of domestic businesses, recording special charges totaling $165.5. Of the total, $15.0 related to the sale of Armco do Brasil S.A. and the remainder was associated with the ultimate disposal of a nonresidential construction business, a tubing plant, the stainless bar, rod and wire businesses, and the conversion systems business. The special charges primarily include $52.1 for the excess of carrying value of net assets over anticipated proceeds on disposal, $78.0 for employee benefit costs and $29.5 for estimated losses through the dates of disposal. Other components of the charges were expenses related to provisions for legal and environmental matters and recognition of previously deferred foreign currency translation adjustments, partially offset by pension curtailment gains. Most of the charges were either non-cash or will be paid over a long period. The employee benefit charges primarily relate to long-term retirement benefits that will be paid over many years.
The reserves for future losses were, for the most part, utilized during 1994 and a small remainder of the miscellaneous reserves is held for final settlement of transaction fees and property maintenance.

In 1992, Armco recorded special charges, totaling $185.1, associated with a series of restructuring actions undertaken to reduce costs, improve profitability and strengthen Armco's competitive position. These charges included: $37.6 to close the Eastern Stainless melt shop and reduce salaried work force at Armco's Specialty Flat-Rolled Steel operations; $32.6 related to the sale of Armco's Venezuelan operations and closing a fabricating plant in Heidelberg, Pennsylvania; and $101.4 to downsize plants in Baltimore, Maryland and Bridgeville, Pennsylvania, and sell the Cytemp Specialty Steel plant in Titusville, Pennsylvania. Armco also recognized a charge of $17.7 to restructure corporate functions. Additional special charges - net in the Other Steel and Fabricated Products segment in 1992 included a $5.4 gain on the sale of Southwestern Ohio Steel and SOS Leveling Co., Inc. and $1.2 to increase a reserve for the planned divestment of VSX Corporation. The total special charge of $185.1 included $114.0 for employee benefit costs related to the restructurings, $39.9 for continuing losses and excess carrying value of net assets over the anticipated proceeds on disposal, with the remainder comprised primarily of provisions for legal and environmental matters and the recognition of previously deferred foreign currency translation adjustments. These restructuring actions have been completed except for the payment of retirement benefits, which will occur over a period of many years.

40 ARMCO INC.

-----------------------------------------------------------------------------
10:  LITIGATION AND ENVIRONMENTAL MATTERS
-----------------------------------------------------------------------------
First Taconite Company, a subsidiary of Armco, and a subsidiary of LTV Corporation each owned a 50% interest in the properties and assets of Reserve Mining Company (Reserve Mining), a Minnesota partnership that produced taconite iron ore pellets and which filed for reorganization under Chapter 11 in 1986. On August 17, 1989, Cyprus Northshore Mining Corporation (Cyprus), a wholly owned subsidiary of Cyprus Minerals Company, purchased the assets of Reserve Mining. On that date, Armco and First Taconite Company entered into an agreement with the state of Minnesota, the Reserve Mining Company bankruptcy trustee and Cyprus, whereby Cyprus agreed to operate the facility and, upon the purchase by AK Steel (formerly ASC) of certain quantities of iron ore pellets produced by the facility, or upon an approved modification to a tailings disposal site closure plan by the state as provided in the agreement, Cyprus agreed to assume closure and perpetual maintenance obligations of the tailings disposal site. Cyprus continues to operate the facility and Armco expects that either the purchase of such specified quantities or the approved modification will occur in 1995.

There are various claims pending involving Armco and its subsidiaries regarding product liability, patent, antitrust, environmental and hazardous waste matters, reinsurance and insurance arrangements, and other matters arising out of the conduct of Armco's business. In addition, Armco is involved with various claims against Reserve Mining. If the claimants are successful in such claims, Armco could become liable for these non-debt obligations in an amount that could be substantial. The actual liability for legal claims against Armco at December 31, 1994 cannot be determined; but in Armco's opinion, based on current facts and circumstances, the ultimate liability resulting from such claims will not materially affect its consolidated financial position or liquidity. However, it is possible that due to fluctuations in Armco's results, future developments with respect to such matters could have a material effect on the results of operations of future interim or annual periods.

Costs for compliance with statutes and regulations relating to environmental protection are included in operating expense, except for capital expenditures, which are included in property, plant and equipment with appropriate depreciation. It is Armco's policy to accrue environmental exit costs when a decision is made to dispose of a property. Armco has been named as a defendant or identified as a potentially responsible party in various proceedings regarding remediation of certain past waste disposal sites. Armco is also a defendant in various private lawsuits alleging property damage and personal injury related to some of its disposal sites, and has received claims for indemnification for certain properties it has previously owned or leased. In most cases involving waste disposal sites, Armco is one of many potentially responsible parties. In these cases, joint and several liability could be imposed on Armco or other parties, thus one party could be held liable for all costs related to a site. However, based on its experience and a review of current claims, Armco believes that in most cases any ultimate liability will be apportioned between Armco and other financially viable parties, generally on the basis of volume and/or toxicity of wastes disposed at the specific sites. While such actions are being contested, the outcome of individual matters cannot be predicted with assurance.

Reserves to cover costs related to environmental requirements, remediation of identified off-site and on-site disposal sites, and other environmental proceedings are established when it is probable that a liability has been incurred and the amount of that liability can be reasonably estimated. In establishing reserves, Armco assesses the range of possible liability and determines the most likely outcome for each matter or, if that cannot be determined, the lowest liability in the range of reasonably estimated outcomes. Costs are estimated based on experience with site remediation, an understanding of current environmental laws and regulations, environmental assessments, the existence of other financially viable parties, expected remediation methods and the years in which Armco is expected to make payments toward each remediation (which range from the current year to 30 years or more in the future). Liabilities are not discounted. These estimates are reviewed quarterly to assess changed conditions, including current interpretation of environmental laws and regulations. Adjustments are made if changed conditions have a significant effect on cost estimates. Reserves have not been adjusted for expected recoveries from insurers or other parties.

Based on current facts and circumstances known to Armco, and its most recent assessment of individual sites for the purpose of preparing cost estimates related to its environmental reserves, Armco believes that the ultimate liability for environmental matters identified to date, will not materially affect its consolidated financial condition or liquidity. However, it is possible that due to fluctuations in Armco's results, future developments with respect to such matters could have a material effect on the results of operations of future interim or annual periods.

Furthermore, the identification of additional sites, changes in known circumstances with respect to identified sites, the failure of other parties to contribute their share of remediation costs, decisions to dispose of additional properties and other changed circumstances may result in increased costs to Armco, which could have a material effect on its consolidated financial condition, liquidity and results of operations in future interim or annual periods. However, it is not possible to determine whether additional loss, due to changed circumstances, will occur or to reasonably estimate the amount or range of any potential additional loss.

In 1994, Armco recorded a $4.5 charge in Cost of products sold on the Statement of Consolidated Operations to increase environmental and litigation reserves. At December 31, 1994, Armco had recorded, in its Statement of Consolidated Financial Position, $21.1 in Other accruals and $58.6 in Other liabilities for estimated probable costs relating to legal and environmental matters.

                                                                ARMCO INC. 41

-----------------------------------------------------------------------------
11:  EQUITY COMPANIES
-----------------------------------------------------------------------------
National-Oilwell
Effective April 1, 1987, Armco exchanged the business and certain net assets of its oil field business for a 50% interest in National-Oilwell, a joint venture equally owned by subsidiaries of Armco and USX Corporation (USX). USX also transferred its oil field equipment and services operation to the joint venture. National-Oilwell sells oil field tubular pipe, and produces and sells drilling and production equipment, and process pumps used in the world's oil and gas services industry. Armco does not consider National-Oilwell part of its core business and, therefore, continues to evaluate options with respect to its investment in this joint venture.

Armco's equity income in the joint venture for 1994 included net gains of $6.4 due to the sale of certain productive assets and lines of business. In the first quarter of 1994, National-Oilwell completed the divestiture of its unprofitable wellhead business, for which Armco recognized a $5.0 charge against its equity income in the fourth quarter of 1993. Armco's equity losses in 1992 included $3.3 for its portion of the charges recorded for the shutdown and rationalization of certain of National-Oilwell's manufacturing facilities.

The following is summarized financial information for National-Oilwell at December 31, 1994, 1993 and 1992, and for the years then ended:


-----------------------------------------------------------------------
                                 1994           1993           1992
-----------------------------------------------------------------------
Current assets                 $ 240.0        $ 296.5        $ 291.1
Noncurrent assets                 28.3           47.0           80.8
Current liabilities               88.2          141.7          147.9
Noncurrent liabilities            18.2           31.1           31.4
Net sales                        562.1          627.3          569.9
Gross profit                      79.6           79.5           60.6
Special credits (charges)         13.9           (8.2)          (5.2)
Operating profit (loss)           29.1           (8.1)         (31.5)
Income (loss) before cumulative
effect of accounting change       23.9          (17.5)         (36.3)
Net income (loss)                 23.9          (17.5)         (35.1)
-----------------------------------------------------------------------

Armco received a cash dividend from National-Oilwell of $15.5 in 1994.

National-Oilwell maintains its own cash and credit lines and funds its own operations, liabilities and capital expenditures. National-Oilwell has worldwide credit facilities totaling approximately $50.0. The primary facility matures on March 22, 1995, and is expected to be replaced with a new agreement on or before that date.
Armco Steel Company, L.P. (ASC)
ASC was an equally owned limited partnership, formed in 1989, between subsidiaries of Armco and Kawasaki Steel Corporation. Losses incurred by ASC in subsequent years through 1993 reduced Armco's investment to zero, after which Armco stopped recording its equity in profits or losses related to the operations of ASC.

On April 7, 1994, ASC completed an initial public offering and recapitalization. As part of this transaction, the business and assets of ASC were transferred to AK Steel Holding Corporation (AK Steel), a newly formed, publicly traded company. In exchange for its interest in ASC, Armco received 1,023,987 shares of AK Steel common stock, representing approximately four percent of the outstanding shares. Due to the level of ownership interest, Armco does not account for AK Steel under the equity method of accounting, and, as a result, Armco's results will not be affected by AK Steel's future net income or loss. In addition, Armco was released from certain obligations to make future cash payments to the former joint venture. The number of shares received and other terms of the restructuring and recapitalization were determined by arm's-length negotiations.

As a result of this transaction, Armco recognized a nonrecurring pretax gain in 1994 of $36.5, primarily as a result of the release from certain obligations, discussed above, and recognition of deferred pension curtailment gains established at ASC's formation. At the same time, Armco reevaluated its deferred tax asset position in light of this transaction and concluded that the amount of deferred tax asset, for which realization of a future benefit is more likely than not, had increased by $30.0. In addition, should Armco decide to sell its shares in AK Steel, it would recognize a gain equal to the net proceeds received upon such sale. At December 31, 1994, the stock held by Armco had a market value of $31.5. The market value of this stock was $26.1 as of January 31, 1995.

In 1992, ASC recorded an extraordinary charge of $12.1 to establish an estimated liability for retiree benefits under the Coal Industry Retiree Health Benefit Act, signed into law during the year. This resulted in Armco recording a charge in Extraordinary losses of $6.1.

Under a toll-rolling agreement which is in effect through the year 2002, AK Steel hot rolls stainless steel for Armco. AK Steel continues to purchase stainless steel from Armco's Butler facility.

North American Stainless (NAS)
Armco and Acerinox S.A. of Spain each owned a 50% partnership interest in NAS through their respective subsidiaries, First Stainless, Inc. and Stainless Steel Invest, Inc. In the third quarter of 1994, First Stainless, Inc. sold 90% of its 50% equity interest in NAS to its partner for $73.0 in cash and Armco recorded a $26.1 gain on the sale. Through its subsidiary, First Stainless, Inc., Armco maintains a 5% limited partnership interest in NAS. In connection with the transaction, Armco entered into an annual supply contract with NAS to provide the former joint venture with semi-finished stainless steel at market prices.

42 ARMCO INC.

-----------------------------------------------------------------------------
12:	EASTERN STAINLESS CORPORATION
-----------------------------------------------------------------------------
Armco owns all of the Class A common stock of Eastern Stainless, representing approximately 84% of the outstanding voting rights. Eastern Stainless Class B common stock, which is publicly traded, has the remaining voting rights.

In 1994, Eastern Stainless announced a decision to sell substantially all of its assets to Avesta Sheffield for cash and the assumption of certain liabilities (Notes 5 and 9). The Eastern Stainless assets and liabilities to be sold are recorded in Net assets held for sale in Armco's Statement of Consolidated Financial Position. Eastern Stainless had sales of $52.8 and an operating loss of $5.9 during the first nine months of 1994.

The payment of dividends on, or the redemption of, Eastern Stainless' Class A common shares and its Class B common shares is subject to certain covenants contained in agreements entered into by Eastern Stainless or Armco. In the event of liquidation, dissolution or winding up of Eastern Stainless, voluntary or involuntary, the holders of the Class B common stock are entitled to be paid out of Eastern Stainless' assets an amount in cash equal to $1 per share plus accrued and unpaid fixed and participating dividends or, if sufficient assets are not available for such distributions, a pro-rated share of such lesser amount as may be available, before any distribution to Armco. Upon completion of the proposed transaction, Armco anticipates that Eastern Stainless will have no assets remaining as a corporate legal entity and that it will be dissolved without any distributions to the Class A or Class B shareholders.

-----------------------------------------------------------------------------
13:  WORLDWIDE GRINDING SYSTEMS - DISCONTINUED OPERATIONS
-----------------------------------------------------------------------------
Armco's former Worldwide Grinding Systems segment consisted of foreign and domestic businesses that produced grinding balls and rods, abrasion-resistant castings, liners, process control systems and carbon wire rods. Armco also participated in grinding system and wire rod joint ventures in the United States and certain foreign countries through this segment.

On September 28, 1993, Armco completed the sale of a 50% joint venture interest in several wire-drawing operations and received $33.0 in net cash proceeds. On November 11, 1993, Armco sold the remaining businesses in this segment for $75.0, including certain post closing adjustments, and accordingly, the results of this segment are reported as discontinued operations. Armco recorded a charge of $40.0 for losses and expenses associated with the decision to dispose of this segment, including $5.8 to recognize previously unrealized foreign translation losses.

Net sales for the segment were $300.7 in the nine months ended September 30, 1993, and $400.4 in 1992. These amounts are not included in Armco's consolidated net sales. Income from operations in 1992 includes a charge of $19.1 to close unprofitable European foundry operations and reduce salaried work force at the Worldwide Grinding Systems plant in Kansas City, Missouri.

-----------------------------------------------------------------------------
14:  QUARTERLY INFORMATION (Unaudited)
-----------------------------------------------------------------------------
The following is quarterly information for Armco for 1994 and 1993:


-----------------------------------------------------------------------------
                                   4th         3rd         2nd         1st
1994                   Year        Qtr.        Qtr.        Qtr.        Qtr.
-----------------------------------------------------------------------------
Net sales           $1,437.6    $ 335.1     $ 368.0     $ 354.9     $ 379.6
Cost of products
  sold              (1,267.0)    (287.5)     (316.5)     (316.3)     (346.7)
Special charges (1)    (35.0)       --        (15.0)        --        (20.0)
Gain on investments
  in joint ventures     62.6        --         26.1        36.5         --
Net income (loss)       77.7        9.6        25.4        69.9       (27.2)

Per share:
Net income (loss)       0.57       0.05        0.20        0.63       (0.30)

1993:
-----------------------------------------------------------------------------
Net sales           $1,664.0    $ 363.5     $ 419.8     $ 454.1     $ 426.6
Cost of products
  sold              (1,519.5)    (341.7)     (385.0)     (405.6)     (387.2)
Special charges (1)   (165.5)       --       (165.5)        --          --
Income (loss) from
  discontinued
  operations           (70.8)     (45.0)      (35.0)       10.1        (0.9)
Income (loss) before
  extraordinary items and
  accounting changes  (327.0)     (90.7)     (223.0)        8.7       (22.0)
Extraordinary losses    (7.3)      (7.3)        --          --          --
Cumulative effect of
  accounting changes  (307.5)       --          --          --       (307.5)
Net income (loss)     (641.8)     (98.0)     (223.0)        8.7      (329.5)

Per share:
Income (loss) before
  extraordinary items and
  accounting changes   (3.32)     (0.92)      (2.19)       0.04       (0.25)
Extraordinary losses   (0.07)     (0.07)        --          --          --
Cumulative effect of
  accounting changes   (2.96)       --          --          --        (2.97)
Net income (loss)      (6.35)     (0.99)      (2.19)       0.04       (3.22)
-----------------------------------------------------------------------------

(1) See Note 9.

Effective in the first quarter of 1993, Armco adopted three new accounting standards described in Notes 2 and 4.

In the fourth quarter of 1994, Armco recognized $1.6 in gains on the sale of various assets and $2.0 for its equity portion of National-Oilwell's gains on the sale of certain productive assets and businesses.

In the fourth quarter of 1993, Armco recognized extraordinary losses related to the early retirement of debt of $7.3 or $.07 per share.

                                                                ARMCO INC. 43

Price Range and Dividends of Armco Stock (Unaudited)
Common Stock        1993 Price per share                            1994 Price per share
         -------------------------------------------     -------------------------------------------
         1st Qtr.    2nd Qtr.    3rd Qtr.    4th Qtr.     1st Qtr.    2nd Qtr.    3rd Qtr.    4th Qtr.
         -------     -------     -------     -------      -------     -------     -------     -------
High     $8-3/8      $8          $7-1/2      $6-3/8       $6-7/8      $6-3/8      $6-5/8      $7-3/8
Low      $6          $6-5/8      $6          $4-7/8       $4-5/8     $4-1/2       $5-1/2      $5-7/8


Preferred Stock
Class A $2.10       1993 Price per share                            1994 Price per share
         -------------------------------------------     -------------------------------------------
         1st Qtr.    2nd Qtr.    3rd Qtr.    4th Qtr.     1st Qtr.    2nd Qtr.    3rd Qtr.    4th Qtr.
         -------     -------     -------     -------      -------     -------     -------     -------
High     $27-1/2     $26-5/8     $26-7/8     $25-7/8      $29         $25         $24-1/8     $23-3/4
Low      $21         $24-1/8     $25-3/8     $23-5/8      $23-1/8     $23-1/2     $23         $19-3/4
                     Dividend per share:                              Dividend per share:
          .525        .525        .525         .525        .525       .525         .525        .525
Class A $3.625      1993 Price per share                            1994 Price per share
         -------------------------------------------     -------------------------------------------
         1st Qtr.    2nd Qtr.    3rd Qtr.    4th Qtr.     1st Qtr.    2nd Qtr.    3rd Qtr.    4th Qtr.
         -------     -------     -------     -------      -------     -------     -------     -------
High     $65-1/4     $65-1/4     $61         $56-3/4      $58-7/8     $54-1/2     $54         $54-1/2
Low      $55-1/4     $58-3/8     $55-1/4     $51          $49         $46         $51-5/8     $47-1/2
                     Dividend per share:                              Dividend per share:
          .90625      .90625      .90625      .90625       .90625      .90625      .90625      .90625
Class B $4.50       1993 Price per share                            1994 Price per share
         -------------------------------------------     -------------------------------------------
         1st Qtr.    2nd Qtr.    3rd Qtr.    4th Qtr.     1st Qtr.    2nd         3rd Qtr.    4th Qtr.
         -------     -------     -------     -------      -------     -------     -------     -------
High     $49-1/2     $49-7/8     $50-3/4     $50-3/4      $51-7/8     $49-1/2     $47-3/4     $46-3/8
Low      $42-1/8     $47-3/4     $49-1/8     $49          $48         $46-1/2     $45-7/8     $41
                     Dividend per share:                              Dividend per share:
         1.125       1.125       1.125       1.125        1.125       1.125       1.125       1.125

48 ARMCO INC.