Form 10-K405, Exhibit 13
period 1995-12-31
ARMCO INC
filed 1996-03-27
CIK 7383

                                                                    EXHIBIT 13
                        ARMCO SPECIALTY FLAT-ROLLED STEELS

MANAGEMENT'S DISCUSSION AND ANALYSIS
Three Years Ended December 31, 1995
(Dollars in millions, except per share data)


GENERAL

This discussion and analysis of Armco's financial results should be read together with the Consolidated Financial Statements and Notes on pages 31 through 46.

Operating Results

------------------------------------------------------------------------------
                                     1995        1994        1993
------------------------------------------------------------------------------
Net sales                         $1,559.9    $1,437.6    $1,664.0
Special charges                         --       (35.0)     (165.5)
Operating profit (loss)               69.0        39.2      (146.0)
Gain on sale of investments in
   joint ventures/related stock       27.2        62.6          --
Equity in income (loss) of
   equity companies                    0.6         5.5       (32.7)
Credit (provision) for income
   taxes                              (2.0)       28.7         7.3
Income (loss) from continuing
   operations                         23.5        65.8      (247.5)
Income (loss) from discontinued
   operations --
   National-Oilwell                    6.3        11.9        (8.7)
   AFSG companies to be sold            --          --       (45.0)
   Worldwide Grinding Systems           --          --       (25.8)
Income (loss) before extraordinary
   losses and cumulative effect of
   accounting changes                 29.8        77.7      (327.0)
Net income (loss)                 $   29.8    $   77.7    $ (641.8)
------------------------------------------------------------------------------

     1995 vs. 1994: Net sales increased in 1995 over 1994 because of strong markets and higher prices for stainless and electrical steels, and the addition of sales from Armco's modernized carbon and stainless steel producing facilities in Mansfield and Dover, Ohio, which resumed operations in April 1995. Mansfield and Dover, idled in March of 1994, recorded sales which were $52.1 higher in 1995 than in 1994. However, Armco's net sales in 1994 included $52.8 from Eastern Stainless Corporation (Eastern Stainless), which has since been divested. Excluding the results of Mansfield, Dover and Eastern Stainless, 1995 net sales were 9% higher than 1994 sales. Increased sales for the year in the Specialty Flat-Rolled Steels segment and by Sawhill Tubular, were partially offset by a decline in sales at Douglas Dynamics, LLC (Douglas Dynamics), Armco's snowplow and light truck equipment and accessories manufacturer.

During 1994, special charges totaling $35.0 were recorded for expenses associated with idling the Mansfield and Dover Operations and for employee benefit and other charges related to the sale of assets by Eastern Stainless. Both charges are more fully described in the discussion of BUSINESS SEGMENT RESULTS - Specialty Flat-Rolled Steels.

The overall results of the Butler, Coshocton and Zanesville Operations in the Specialty Flat-Rolled Steels segment exceeded 1994 operating profit by 22%. In addition, results improved at Sawhill Tubular. However, excluding special charges, operating profit in 1995 was down $5.2 from 1994, as higher losses generated by the ramp-up of the Mansfield Operations and lower profits from Douglas Dynamics more than offset the improvements.

Income from continuing operations in 1994 reflected the completion of an initial public offering and recapitalization of Armco Steel Company, L.P.
(ASC), related to which Armco recognized a pretax gain of $36.5, and a $30.0 tax benefit. Also in 1994, Armco sold 90% of its investment in North American Stainless (NAS) for $73.0 in cash, recognizing a $26.1 gain. In 1995, Armco sold, for $27.2, the 1,023,987 shares of AK Steel Holding Corporation (AK Steel) stock it had acquired during the recapitalization of ASC, recording a gain in the same amount. These transactions are more fully described in OTHER INVESTMENTS.

     1994 vs. 1993: Net sales in 1994 were substantially lower than in 1993 as a result of the absence, in 1994, of businesses that were sold or identified for divestment in the third quarter of 1993, and as a result of idling the operations at Mansfield and Dover.

The businesses that were sold or identified for divestment, and are therefore no longer consolidated, accounted for $189.4 of the sales reported in 1993, and sales from the Mansfield and Dover plants were $138.8 lower in 1994 than 1993, largely as a result of the idling. Sales from Eastern Stainless, which was divested in early 1995, were $59.4 lower during 1994 versus 1993. Partially offsetting these reductions was a 12% increase in net sales from the Butler, Coshocton and Zanesville Operations and a significant increase from Douglas Dynamics.

The operating loss in 1993 included $165.5 of special charges to cover estimated losses and reserve requirements for the ultimate disposal of a number of businesses. These charges are more fully described in the discussion of BUSINESS SEGMENT RESULTS - Fabricated Products.

Operating profit in 1994 improved over 1993 as a result of lower special charges, as well as strong performances from the Butler, Coshocton and Zanesville plants of the Specialty Flat-Rolled Steels segment and Douglas Dynamics. Partially offsetting these improvements were deteriorating results at Sawhill Tubular, losses of $86.0 at Mansfield and Dover and a $4.5 charge to increase environmental and litigation reserves.

Equity in income (loss) of equity companies was $5.5 of income in 1994 compared to a $32.7 loss in 1993, partially a result of improved performance by NAS. In addition, after recording a loss of $27.9 in 1993, Armco stopped recognizing the results from its investment in ASC when, following several years of losses, Armco's investment in that joint venture was reduced to zero. These businesses are more fully described in OTHER INVESTMENTS.

20 Armco Inc. * 1995 Annual Report

                        ARMCO SPECIALTY FLAT-ROLLED STEELS

In 1993, Armco signed a definitive agreement to sell the Armco Financial Services Group (AFSG) companies to be sold. Armco had previously signed a letter of intent to sell these businesses and, in 1993, recorded a charge of $45.0 to write down its investment in the companies to be sold to its revised estimate of net realizable value. The anticipated transaction was completed in April 1995.

Effective January 1, 1993, Armco adopted three new accounting pronouncements, with a net cumulative effect of reducing net income by $307.5. The standards are more fully described in ADOPTION OF MAJOR ACCOUNTING STANDARDS.

     Outlook: Armco expects increased sales from all of its specialty flat-rolled steel product lines in 1996. While demand may soften somewhat, Armco's expanded capacity should allow the company to service market sectors that its constrained capacity had previously prevented. Armco also expects the Mansfield Operations to complete its ramp up to full production by mid-1996. On the other hand, Douglas Dynamics is expecting a softer year in 1996 as it experiences a normal cyclical downturn. Armco's business outlook is discussed more fully in BUSINESS SEGMENT RESULTS.


BUSINESS SEGMENT RESULTS

During 1995, Armco realigned the management of its steel operations, combining all steel-producing facilities under common control. Armco's new business segments reflect this alignment.

Specialty Flat-Rolled Steels
Armco's Specialty Flat-Rolled Steels businesses produce and finish flat-rolled stainless, electrical and carbon steels at plants in Butler, Pennsylvania, and Coshocton, Dover, Mansfield and Zanesville, Ohio. The segment also includes the results of European trading companies that buy and sell steel and manufactured steel products. Through September 30, 1994, the segment also included stainless steel plate products, which were finished at Eastern Stainless, Armco's former 84%-owned subsidiary in Baltimore, Maryland. Armco stopped consolidating the results of Eastern Stainless on this date following a decision by Eastern Stainless to sell substantially all of its assets.

Results for the Specialty Flat-Rolled Steels segment:
------------------------------------------------------------------------------
                          1995              1994              1993
------------------------------------------------------------------------------
Customer sales         $1,277.0          $1,114.4          $1,206.4
Special charges              --             (35.0)               --
Operating profit           76.0              40.5              33.7
------------------------------------------------------------------------------

     1995 vs. 1994: The Mansfield and Dover Operations were idled from late in the first quarter of 1994 through the first quarter of 1995, though Dover began limited operations early in the first quarter of 1995. By mid-year, the Dover plant was fully operational. During the idle period, these operations sold only on-hand coil inventory. With the completion of its new thin-slab caster and modernized hot strip mill, Mansfield restarted in April 1995. The restart was hampered by process control system difficulties and, in the third quarter, the failure of the refractory lining and a skid in the new walking beam furnace. The furnace problems necessitated an unscheduled 17-day outage, halting the steel melting and casting operations. Early in the first quarter of 1996, the Mansfield facility was operating at approximately 70% of capacity.

Customer sales and shipments by major product line:
------------------------------------------------------------------------------
                                1995             1994             1993
                            ------------     ------------     ------------
(tons in thousands)         Sales   Tons     Sales   Tons     Sales   Tons
------------------------------------------------------------------------------
Automotive chrome         $  423.8   312   $  358.9   279   $  285.1   224
Electrical                   320.5   236      293.6   234      262.7   240
Specialty strip and sheet    269.0    99      222.8    91      254.2   110
Specialty semi-finished      130.5    78       80.2    64       39.8    31
Stainless plate                 --    --       52.8    22      116.7    54
Carbon                        94.1   214       62.1   125      200.1   406
Other                         39.1    --       44.0    --       47.8    --
------------------------------------------------------------------------------
    Total                 $1,277.0   939   $1,114.4   815   $1,206.4 1,065
------------------------------------------------------------------------------
Raw steel production               1,153              947            1,490
------------------------------------------------------------------------------

Customer sales in 1995 increased 15% over 1994 sales, as demand for most products remained strong throughout the year. Pricing also remained strong as a result of raw material surcharges on products containing nickel and chromium, January 1995 price increases for electrical steel and industry-wide price increases for chrome nickel products. Armco and other specialty steel producers add raw material surcharges to the price of their product to compensate for higher costs incurred when the price of key raw materials such as nickel, chromium or molybdenum rises above certain levels.

Armco's shipments of automotive chrome increased 12% in 1995, principally as a result of continued strength in North American light vehicle production and increased use of stainless steel in exhaust systems.

Shipments of electrical steel remained at a high level, sustained by strong demand for both grain oriented electrical steel used in utility distribution transformers and non-oriented electrical steel used in motors, generators and industrial apparatus. Armco's orders for non-oriented electrical steel were further increased by a 54-day strike at a major domestic competitor; however, Armco's ability to ship this product was limited by capacity constraints.

The increase in Armco's shipments of specialty strip and sheet was primarily attributable to broad-based increases in the automotive, consumer and industrial markets, especially in the first half of 1995. In the second half, demand slowed due to normal seasonal factors as well as liquidation of customer inventories.

Specialty semi-finished shipments of hot bands and slabs grew 22% in 1995 on strong demand from North American customers.

Customer sales for the segment were also affected by the idling and restart of the Mansfield and Dover Operations and by the divestment of Eastern Stainless. Sales by Mansfield and Dover increased by $52.1 in 1995. Eastern Stainless sales of $52.8 were recognized in 1994, before Armco stopped consolidating this business.

During 1994, Armco recognized a $20.0 special charge related to its decision to idle and restructure the Mansfield and Dover, Ohio plants, while installing a new thin-slab continuous caster. The special charge consisted of $11.2 for employee benefits, primarily group insurance and supplemental unemployment benefits, and $8.8 to write down inventories and fixed assets. At December 31, 1995, reserves established for these expenses had been substantially used for their intended purposes.

                                           Armco Inc. * 1995 Annual Report 21

                        ARMCO SPECIALTY FLAT-ROLLED STEELS

[Nine bar charts]

                      SPECIALTY FLAT-ROLLED STEELS - SALES
                                 % by Market
------------------------------------------------------------------------------
                                            1995        1994        1993
------------------------------------------------------------------------------
Automotive                                   40%         39%         23%
Industrial and Electrical Equipment          32%         34%         34%
Service Centers                               9%         12%         28%
Other/Conversion                             15%         10%          7%
Construction                                  2%          2%          6%
Appliances, Utensils and Cutlery              2%          3%          2%
------------------------------------------------------------------------------


                      SPECIALTY FLAT-ROLLED STEELS - SALES
                               % by Product Line
------------------------------------------------------------------------------
                                            1995        1994        1993
------------------------------------------------------------------------------
Automotive Chrome                            33%         32%         24%
Electrical                                   25%         26%         22%
Specialty Strip and Sheet                    21%         20%         21%
Specialty Semi-finished                      10%          7%          3%
Stainless Plate                               0%          5%         10%
Carbon                                        7%          6%         16%
Other                                         4%          4%          4%
------------------------------------------------------------------------------


                  SPECIALTY FLAT-ROLLED STEELS - TONS SHIPPED
                               % by Product Line
------------------------------------------------------------------------------
                                            1995        1994        1993
------------------------------------------------------------------------------
Automotive Chrome                            33%         34%         21%
Electrical                                   25%         29%         23%
Specialty Strip and Sheet                    10%         11%         10%
Specialty Semi-finished                       9%          8%          3%
Stainless Plate                               0%          3%          5%
Carbon                                       23%         15%         38%
------------------------------------------------------------------------------

Also in 1994, Eastern Stainless, facing a decline in market demand and selling prices for certain of its products, intense competition from both foreign and domestic sources, and increased production costs, decided to sell substantially all of its assets to Avesta Sheffield Holding Company (Avesta Sheffield), for cash and the assumption of certain liabilities. In the third quarter of 1994, Armco recognized a $15.0 special charge related to the Eastern Stainless decision. On March 14, 1995, the transaction was completed. Cash received on the sale was used by Eastern Stainless to satisfy normal operating and employee benefit obligations not assumed by Avesta Sheffield. The net liabilities not assumed by Avesta Sheffield or satisfied by the sale proceeds were assumed by Armco. On the date of sale, the net liabilities assumed by Armco, including amounts recorded at the establishment of the $15.0 special charge, totaled $53.0. Included in this amount was $48.1 of long-term employee benefit obligations, which will be settled over many years. Upon completion of the transaction, Eastern Stainless had no assets remaining as a corporate legal entity and was dissolved without any shareholder distribution.

Specialty Flat-Rolled Steels operating profit in 1995 was almost double that of 1994. Included in the 1995 operating results was a $104.2 operating loss from Mansfield, primarily as a result of the startup problems described above. The 1994 Specialty Flat-Rolled Steels operating profit included a $15.0 special charge for the divestment of Eastern Stainless and special charges and losses of $86.0 from the Mansfield and Dover Operations, primarily as a result of the idling. The remaining operations in this segment realized a 22% increase in operating profit from 1994 to 1995.

The Butler, Coshocton and Zanesville Operations achieved record-breaking production in 1995. Butler's melt shop cast 940,000 tons in 1995, which was 7% higher than 1994. In 1995, each operation achieved record shipments and profits.

Partially offsetting productivity gains and higher prices received for products were the effects of an unplanned outage at the Butler Operations, where the failure of a generator on one stand of the hot mill reduced efficiency during a six-week period. The failure caused the use of alternative, and more costly product routings, and resulted in lost sales.

     1994 vs. 1993: The Butler and Zanesville plants operated at full capacity in 1994, which limited production of certain product lines. Armco benefited from the strong economy and success in a trade case, which limited imports of certain electrical steels in the year. Customer sales and tons shipped decreased by 8% and 23%, respectively, in 1994 versus 1993, primarily reflecting the idling of operations at Mansfield and Dover, including the reduction in lower priced carbon steel sales. Declines were also experienced in shipments of chrome nickel stainless, non-oriented electrical and stainless plate. In the fourth quarter of 1994, Armco stopped consolidating Eastern Stainless sales. These reductions were partially offset by increases in automotive chrome, oriented electrical steel and specialty strip and sheet. The reduction in non-oriented electrical steel was primarily due to capacity constraints. While prices across most stainless and electrical steel product lines strengthened in 1994 compared to 1993, average sales dollars per ton were lower due to a change in product mix as automotive chrome and specialty semi-finished sales displaced sales of higher priced chrome nickel products.

22 Armco Inc. * 1995 Annual Report

                        ARMCO SPECIALTY FLAT-ROLLED STEELS

[Picture of melt shop and a bar chart with caption]

                  AVERAGE TONS CAST / MONTH - BUTLER MELT SHOP
                      1991                      50,000
                      1992                      59,000
                      1993                      66,000
                      1994                      73,000
                      1995                      78,000

These impressive productivity gains are the direct result of employee performance and equipment reliability.

During 1994, the Butler melt facility continued to run at full capacity, as raw steel production totaled 875,000 tons, an increase of 8% over 1993 Butler production.

Excluding the 1994 special charges, operating profit in 1994 more than doubled relative to 1993 profits. Improvements in yield and productivity and higher capacity utilization reduced operating cost per ton, while the synergies between the melting and finishing facilities, expected as a result of the 1992 Cyclops Industries, Inc. (Cyclops) acquisition, were more fully realized. As a result, operating profits for the Butler, Coshocton and Zanesville Operations increased 75% in 1994. Partially offsetting these gains, however, were the 1994 Mansfield and Dover Operations' special charge and losses of $86.0, which were $44.2 greater than the 1993 losses, due primarily to the idling.

     Outlook: Demand for specialty steels is expected to remain strong in 1996, with increased sales projected in all major product lines. Although North American auto and light truck production is expected to remain flat, automotive exhaust chrome sales are expected to rise on an increase in the average amount of stainless steel used in each vehicle. Specialty strip and sheet sales are expected to rise as Armco increases capacity to produce specialty chrome nickel and chrome steels and reenters the commodity chrome nickel market it left in early 1993. Sales of electrical steels are expected to increase as more capacity becomes available. Electrical steel shipments were constrained in 1994 and 1995 because of a lack of capacity, but as the Mansfield Operations begins to produce more automotive chrome product, the Butler Operations will have more capacity available for electrical steels. Shipments of carbon steel, which is produced only at the Mansfield facility, will increase as that plant ramps up. However, because stainless steels have much higher margins, they will have priority over carbon steel when loading the plant. Nevertheless, Armco expects to ship over 400,000 tons of carbon steel in 1996.

Results for this segment are heavily dependent on the new thin-slab continuous caster in Mansfield ramping up to full capacity, approximately 750,000 cast tons. Armco expects the Mansfield Operations to complete its ramp up by mid-1996. The high losses generated by the Mansfield and Dover Operations in 1995 should be drastically reduced in 1996, with these facilities returning to profitability in the second half of the year.

In the fourth quarter of 1994, Armco announced a strategic facilities plan under which it would spend up to $95.0 to upgrade and expand its specialty steel finishing facilities. The program is intended to reduce existing production constraints, increasing specialty steel finishing capacity by approximately 180,000 tons per year, particularly in electrical steels, specialty strip and sheet products, and non-automotive chrome stainless. Armco expects that the scheduled projects largely will be complete by mid-1996, with the full benefits of these projects available in the second half of the year.

Fabricated Products
At December 31, 1995, the Fabricated Products business segment included the results of Sawhill Tubular, a manufacturer of steel pipe and tubing, and Douglas Dynamics, a snowplow and light truck equipment and accessories manufacturer. At various times during the three-year period ended December 31, 1995, the segment included other businesses that have since been divested. During 1993, Armco took actions to restructure and/or divest several businesses in this segment that did not represent a strategic fit or offer growth potential or generate positive cash flow, resulting in substantial special charges in that year.

Results for the Fabricated Products segment:
------------------------------------------------------------------------------
                        1995              1994               1993
------------------------------------------------------------------------------
Customer sales         $282.9            $323.2            $ 457.6
Special charges            --                --             (165.5)
Operating profit (loss)  22.0              30.9             (141.7)
------------------------------------------------------------------------------

     1995 vs. 1994: Customer sales decreased by 12% in 1995 compared to 1994 primarily as a result of eliminating the sales of Bowman Metal Deck, a manufacturer of steel roof and floor decking, which was sold in December 1994, and lower sales by Douglas Dynamics. The severe winter weather in early 1994 led to the best sales year ever for Douglas Dynamics; however, the mild winter preceding the 1995 selling season resulted in lower annual snowplow sales. In spite of this, Douglas Dynamics' 1995 snowplow shipments were the third highest in its history. Sawhill Tubular sales were 3% higher in 1995 than 1994.

Lower operating profit in 1995 resulted from the reduced sales at Douglas Dynamics, which was partially offset by Sawhill Tubular's return to profitability. Douglas Dynamics cut its operating costs by reducing manpower to match the lower work load, decreasing the amount of production previously performed by outside parties and periodically ceasing production to control inventory levels at its Rockland, Maine facility. However, these actions could not offset the effects of the lower volume of snowplows and other equipment sales, and higher expenses related to new product development. Sawhill Tubular's return to profitability was driven by an increase in sales, complemented by

                                           Armco Inc. * 1995 Annual Report 23

                        ARMCO SPECIALTY FLAT-ROLLED STEELS

operational improvements and cost reduction programs, which not only led to the higher results, but also brought about permanent reductions in inventories.

     1994 vs. 1993: Customer sales decreased by 29% in 1994 compared to 1993, primarily due to the absence, in 1994, of businesses that were sold or are no longer consolidated. Those businesses sold or identified for divestment represented $189.4 in sales in the first nine months of 1993, before Armco stopped consolidating their results. Excluding the no-longer consolidated businesses from 1993, segment sales would have increased 21% in 1994 versus 1993. Record-setting sales at Douglas Dynamics, brought about by a substantial increase in snowplow shipments, accounted for much of the sales increase.

During 1994, Sawhill Tubular continued to experience problems with the integration of the continuous weld process and the stretch reduction mill, which was brought on-line in 1993. Throughout most of 1994, lower than anticipated yields and quality problems, along with higher operating costs, caused a further deterioration in operating results, despite a 9% increase in sales.

In 1993, consistent with its strategy to focus on the production of specialty flat-rolled steel, Armco sold its Brazilian sheet and strip operations, a welded tubing operation and a portion of its nonresidential construction business. Armco also announced plans to dispose of certain other businesses in the Fabricated Products segment. In conjunction with the plans for disposal of these businesses, Armco recorded special charges totaling $165.5 in 1993, reflected in the operating loss of the segment. The total charges included $52.1 for the excess of carrying value of net assets over anticipated proceeds on disposal, $78.0 for employee benefit costs, and $29.5 for estimated losses through the dates of disposal. Other components of the charges were expenses related to provisions for legal and environmental matters and recognition of previously deferred foreign currency translation adjustments, partially offset by pension curtailment gains. Most of the charges, particularly the asset writedown and employee benefit amounts, were either non-cash or will be paid over many years.

Absent the special charges from 1993, the increase in operating profit for 1994 was primarily attributable to Douglas Dynamics' higher sales of snowplows as a result of near record snowfalls in early 1994, low customer inventory and continued strong demand for four-wheel drive vehicles. This was partially offset by the net $12.2 of operating profit generated by businesses identified for sale in 1993. In addition, Bowman Metal Deck reduced its operating loss by $4.0 in 1994 compared to 1993, while Armco's tubular business losses increased by about the same amount.

     Outlook: Sales at Douglas Dynamics are expected to be lower in 1996 compared to 1995, as the snowplow industry continues to experience its normal cyclical change in volume. During this downturn, Armco expects to maintain market share and margins, but still anticipates a decrease in operating profits. New product sales at Douglas Dynamics are not expected to contribute significantly to profits in 1996.

During 1996, sales at Sawhill Tubular are expected to approximate 1995 levels, though continued operational improvements and cost reduction efforts are expected to result in slightly improved operating profits.

DISCONTINUED OPERATIONS

National-Oilwell
Effective April 1, 1987, Armco exchanged the business and certain net assets of its oil field business for a 50% interest in National-Oilwell, a joint venture equally owned by subsidiaries of Armco and USX Corporation (USX). USX also transferred its oil field equipment and services operation to the joint venture. National-Oilwell sells oil field tubular pipe and produces and sells drilling and production equipment and process pumps used in the world's oil and gas services industry.

Armco and USX reached a definitive agreement, dated September 22, 1995, to sell their respective partnership interests in National-Oilwell to an entity formed by Duff & Phelps/Inverness, First Reserve Funds and National-Oilwell management. The sale was completed on January 16, 1996. For its 50% interest, Armco received $77.0 in cash and receivables with a face value of $13.0. The receivables will be recorded at a discounted value of $10.6. After recording $2.1 for recognition of deferred foreign translation losses and miscellaneous expenses, no gain or loss will be recognized on the transaction.

Armco recognized equity income from National-Oilwell until September 22, 1995, when the definitive agreement was signed. After that date, Armco's investment in National-Oilwell was equal to its estimated net realizable value and no additional equity income was recorded. In 1995, 1994 and 1993, Armco recognized National-Oilwell equity income (loss) of $6.3, $11.9 and $(8.7), respectively.

Armco Financial Services Group (AFSG)
Prior to April 7, 1995, the Armco Financial Services Group consisted primarily of insurance companies that Armco intended to sell and that continued underwriting policies (AFSG companies to be sold), and companies that have stopped writing new business and are being liquidated (runoff companies).

AFSG Companies to be Sold
On April 7, 1995, Armco completed the sale of the AFSG companies to be sold to Vik Brothers Insurance Inc., a privately held, North Carolina-based property and casualty insurance holding company. The proceeds from the sale consisted of $64.2 in cash at the closing and $15.0 to be received in 1998. The latter amount is subject to potential adjustment for adverse experience in certain insurance reserves. Substantially all of these proceeds have been pledged as security for certain note obligations due to the runoff companies and will be retained in the investment portfolio of those companies.

Armco recorded a $45.0 charge in the fourth quarter of 1993 in connection with its decision to enter into this transaction. The charge was primarily taken to reduce Armco's investment in the AFSG companies to be sold to its estimated net realizable value. The charge also included recording reserves totaling approximately $11.5, primarily for

                                           Armco Inc. * 1995 Annual Report 25

                        ARMCO SPECIALTY FLAT-ROLLED STEELS

certain employee benefit liabilities Armco expected to retain after the sale. As part of the sale agreement, Armco received $4.2 in cash from the former companies to be sold and assumed an equal amount of additional employee benefit obligations from them. Concurrent with the sale, Armco transferred the cash and all of the above liabilities to the runoff companies reducing its investment in those companies by $11.5 in the second quarter of 1995.

Runoff Companies
The runoff companies have not written any new business for retention except for an immaterial amount of guaranteed renewable accident and health business. The number of policyholders of this business has decreased from approximately 4,000 at December 31, 1986 to 1,007 as of December 31, 1995. No charges have been recorded with respect to the runoff companies since the second quarter of 1990.

     Liquidity and Financial Resources: Claims are paid by using the investment portfolio of the runoff companies and the related investment income from such portfolio. The portfolio had a market value of $188.0 at December 31, 1995. The runoff companies believe the existing invested assets, related future income and other assets will provide sufficient funds to meet all future claims payments.

The loss reserves of the runoff companies net of reinsurance recoverables decreased to $118.7 at December 31, 1995 from $125.2 at December 31, 1994. The runoff companies estimate that 60% of the claims will be paid in the next five years and that substantially all of the claims will be paid by the year 2017. The ultimate amount of the claims as well as the timing of the claims payments are estimated based on an annual review of loss reserves performed by the runoff companies' independent and consulting actuaries.

     Outlook: Armco management continues to believe, based on current facts and circumstances and the opinions of outside counsel and advisors, that future charges, if any, resulting from the runoff companies will not be material to Armco's financial condition or liquidity. However, it is possible that due to fluctuations in Armco's results, future developments could have a material effect on the results of one or more future interim or annual periods.

Worldwide Grinding Systems
As part of Armco's strategy to focus on its specialty flat-rolled steel businesses, on September 28, 1993, Armco sold its Worldwide Grinding Systems' 50% interest in several wire-drawing operations for $33.0 in cash to Leggett & Platt Incorporated, its partner in these joint ventures. On November 11, 1993, Armco completed the sale of the balance of its Worldwide Grinding Systems segment to an investment firm, Bain Capital, in partnership with members of the operation's management. In this latter transaction, Armco received approximately $75.0 after certain purchase price adjustments. Armco recorded a charge of $40.0 for losses and expenses associated with the decision to dispose of this segment, including $5.8 to recognize previously unrealized foreign translation losses.

OTHER INVESTMENTS

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

On April 7, 1994, ASC completed an initial public offering and recapitalization. As part of this transaction, the business and assets of ASC were transferred to AK Steel, a newly formed, publicly traded company. In exchange for its interest in ASC, Armco received 1,023,987 shares of AK Steel common stock, representing approximately four percent of the outstanding shares. Due to the level of ownership interest, Armco did not account for AK Steel under the equity method and, as a result, Armco's results were not affected by AK Steel's net income or loss. In addition, Armco was released from certain obligations to make future cash payments to the former joint venture. The number of shares received and other terms of the restructuring and recapitalization were determined by arm's-length negotiations.

As a result of this transaction, Armco recognized a nonrecurring pretax gain in 1994 of $36.5, primarily as a result of its release from certain obligations and recognition of deferred pension curtailment gains established at ASC's formation. At the same time, Armco reevaluated its deferred tax asset position in light of this transaction and concluded that the amount of deferred tax asset, for which realization of a future benefit is more likely than not, had increased by $30.0.

In 1995, Armco sold all of its shares in AK Steel received as a result of the initial public offering and recapitalization for a total of $27.2, recognizing a gain of the same amount.

AK Steel currently hot rolls stainless steel for Armco under a toll-rolling agreement, which is in effect through the year 2002. AK Steel continues to purchase stainless steel from Armco.

North American Stainless (NAS)
Armco and Acerinox S.A. of Spain each owned a 50% partnership interest in NAS through their respective subsidiaries, First Stainless, Inc. and Stainless Steel Invest, Inc. In 1994, Armco's subsidiary sold 90% of its 50% equity interest in NAS to its partner for $73.0 in cash and Armco recorded a $26.1 gain on the sale. Armco decided to sell most of its investment in NAS because NAS needed cash infusions from its partners to expand its operations, while Armco chose to use its resources to support its core business operations. Through First Stainless, Inc., Armco maintains a 5% limited partnership interest in NAS. In connection with the transaction, Armco entered into an annual supply contract with NAS to provide the former joint venture with semi-finished stainless steel at market prices.

                                           Armco Inc. * 1995 Annual Report 27

                        ARMCO SPECIALTY FLAT-ROLLED STEELS

LIQUIDITY AND CAPITAL RESOURCES

At December 31, 1995, Armco had $136.8 of cash and cash equivalents, compared to $202.8 at December 31, 1994. In addition, at the end of 1994, Armco had $25.8 of short-term liquid investments. Armco held no short-term liquid investments at December 31, 1995. Cash, cash equivalents and liquid investments decreased $91.8 in 1995 primarily as a result of cash payments, which included $143.3 for capital expenditures, $54.8 for pension contributions and $20.9 for preferred stock dividends. Partially offsetting these cash outflows were $61.5 of net proceeds from the sale of businesses, assets and investments, including $27.2 for the sale of AK Steel stock, and cash generated from operations.

Capital expenditures in 1995 totaled $159.5, which included $143.3 of assets purchased for cash and $16.2 of assets acquired through direct project financing.

Inventories and trade payables increased 31% and 27%, respectively, during 1995, reflecting the increased level of business in the Specialty Flat-Rolled Steels segment, the restart of operations at Mansfield and Dover, and higher prices paid for raw materials. Trade receivables declined slightly as the increase generated at Mansfield and Dover was more than offset by decreased receivables at the other facilities in the Specialty Flat-Rolled Steels and Fabricated Products segments. Lower receivables were due in part to shorter average number of days outstanding, primarily for receivables in the Specialty Flat-Rolled Steels segment, and the lower sales by Douglas Dynamics. Inventories and trade receivables are expected to rise in 1996, primarily as Mansfield increases operating activity.

At December 31, 1995, Armco had a $170.0 revolving credit facility that was amended to expire on January 31, 1996. At December 31, 1995, $67.2 of the credit facility was used as support for letters of credit and $102.8 was available. Borrowings under the credit facility were secured by certain of Armco's inventories and receivables.

In January 1996, Armco replaced its amended revolving credit facility with two new bank credit facilities, totaling $170.0. Under a receivables facility, Armco sold substantially all its trade receivables to a newly created, wholly owned subsidiary, Armco Funding Corporation (AFC). Armco will sell additional receivables to AFC as they are generated. AFC has entered into a five-year revolving credit agreement with a group of banks providing up to $120.0 for revolving credit loans and letters of credit secured by AFC's receivables.

Under an inventory credit facility, Armco entered into a three-year revolving credit agreement with a group of banks providing up to $50.0 for revolving credit loans secured by Armco's inventories. The credit agreement subjects Armco to certain restrictions and covenants related to, among other things, minimum working capital, minimum net income, current ratio and interest coverage ratio requirements.

Armco has debt maturities of $25.8, $27.3 and $27.4 in 1996, 1997 and 1998, respectively. In 1999 and 2000, $127.5 and $157.7, respectively, will come due, primarily as a result of the maturity of the $100.0, 11.375% Senior Notes due 1999 and the $125.0, 9.375% Senior Notes due 2000.

Armco anticipates that its capital expenditures for 1996 will total approximately $50.0 to $60.0, including approximately $15.0 of the $95.0 strategic facilities plan, discussed above in the BUSINESS SEGMENT RESULTS - Specialty Flat-Rolled Steels. The remaining capital expenditures will be for normal replacement, environmental and expansion programs. In addition, Armco expects to contribute up to $65.0 to its major pension funds in 1996.

Armco expects that its 1996 cash requirements, including amounts for debt service, capital expenditures and pension payments, will be paid out of existing cash balances, cash generated from operations and proceeds from the sale of assets. On January 16, 1996, Armco sold its National-Oilwell joint venture, receiving $77.0 in cash.

On January 26, 1996, Armco's Board of Directors declared the regular quarterly dividends of $.525 per share on the $2.10 cumulative convertible preferred stock, Class A, and $.90625 per share on the $3.625 cumulative convertible preferred stock, Class A, each payable March 29, 1996 to shareholders of record on March 1, 1996. The Board of Directors also declared the regular quarterly dividend of $1.125 per share on the $4.50 cumulative convertible preferred stock, Class B, payable April 1, 1996, to shareholders of record on March 1, 1996. Payment of dividends on Armco's common stock is currently prohibited under the terms of certain of Armco's debt instruments and under the terms of its inventory credit facility. Armco does not anticipate paying a common stock dividend in the foreseeable future.

ENVIRONMENTAL MATTERS

Armco, in common with other United States manufacturers, is subject to various federal, state and local requirements for environmental controls relating to its operations. Armco has devoted, and will continue to devote, significant resources to control air and water pollutants, to dispose of wastes, and to remediate sites of past waste disposal. Armco estimates capital expenditures for pollution control in its manufacturing operations will be about $29.0 for the years 1996-2000, with the largest expenditures being made in the Specialty Flat-Rolled Steels segment. Approximately $5.0 is related to control of air pollution pursuant to regulations currently promulgated under the Clean Air Act, as amended, and corresponding state laws. These projections, which have been prepared internally and without independent engineering or other assistance, reflect Armco's analysis of both current and expected regulations. During the period 1991 through 1995, Armco's capital expenditures for pollution control projects amounted to approximately $28.1, including $18.1 in 1995. Statutory and regulatory requirements in this area continue to evolve and, accordingly, the type and magnitude of expenditures may change.

Armco has been named as a defendant, or identified as a potentially responsible party, in various governmental proceedings regarding cleanup of certain past waste disposal sites. Armco is also a defendant in various private lawsuits alleging property damage and personal injury from waste disposal sites. Joint and several liability could be imposed on Armco or other parties for these matters; thus, theoretically, one party could be held liable for all costs related to a site. While such governmental and private actions are being contested, the outcome of individual matters cannot be predicted with assurance. However, based on its experience with such cases and a review of current claims, Armco expects that in most cases any ultimate liability will be apportioned between Armco and other financially viable parties.

28 Armco Inc. * 1995 Annual Report

                        ARMCO SPECIALTY FLAT-ROLLED STEELS

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

Based on current facts and circumstances known to Armco, Armco's experience with site remediation, an understanding of current environmental laws and regulations, environmental assessments, the existence of other financially viable parties, expected remediation methods and the years in which Armco is expected to make payments toward each remediation (which range from the current year to 30 years or more in the future), Armco believes that the ultimate liability for environmental remediation matters identified to date, will not materially affect its consolidated financial condition or liquidity. However, it is possible that, due to fluctuations in Armco's operating results, future developments with respect to such matters could have a material effect on the results of operations of future interim or annual periods.

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

Also effective January 1, 1993, Armco recorded a cumulative effect credit of $135.6, or $1.31 per share, excluding the tax benefit related to the adoption of SFAS No. 106, for the adoption of Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes (SFAS No. 109). As a result of the adoption of SFAS No. 109, Armco has recorded, at December 31, 1995, a deferred tax asset of $328.5, net of a valuation allowance of $669.1. The ultimate realization of this asset depends on Armco's ability to generate sufficient taxable income in the future. As of December 31, 1995, Armco had capital and net operating loss (NOL) carryforwards of approximately $1,165.8, expiring between 1998 and 2010, with almost 80% expiring after the year 2000. Even though Armco has incurred tax losses for the past six years, management believes that it is more likely than not that it will generate taxable income sufficient to realize the recognized portion of the tax benefit associated with future deductible temporary differences and NOL and tax credit carryforwards prior to their expiration. This belief is based upon, among other factors, changes in operations that have occurred during the past four years, as well as consideration of available tax planning strategies. Specifically, cost savings associated with Armco's acquisition of Cyclops and capital investments are being realized, and are anticipated to continue to improve operating results. Business restructurings undertaken in the last four years included the sale of non-strategic units, some of which have been unprofitable. In addition, Armco expects to begin to recognize the operational benefits of the new thin-slab caster in Mansfield, Ohio and the capital improvement program currently underway. Armco has operated in a highly cyclical industry and consequently has had a history of generating and then utilizing significant amounts of NOL carryforwards. During the years 1987-1989, Armco utilized approximately $350.0 of NOL carryforwards. Management believes that the valuation allowance noted above is appropriate given the current projections of taxable income. If Armco is unable to generate sufficient taxable income in the future through operating results, increases in the valuation allowance will be required through a charge to expense. However, if Armco achieves sufficient profitability to utilize a greater portion of the total deferred tax asset, the valuation allowance will be reduced through a credit to income.

In 1993, Armco adopted Statement of Financial Accounting Standards No. 112, Employers' Accounting for Postemployment Benefits, recording an expense of $3.1 or $.03 per share for the cumulative effect of establishing additional liabilities for certain short-term and long-term disability plans.

In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of (SFAS No. 121). SFAS No. 121 establishes accounting standards for the impairment of long-lived assets, certain identifiable intangibles, and goodwill related to those assets to be held and used and for long-lived assets and certain identifiable intangibles to be disposed of. Armco intends to adopt SFAS No. 121 when required in 1996, but does not expect the adoption to have any material effect on its Statements of Consolidated Financial Position or Consolidated Operations.

In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (SFAS No. 123). SFAS No. 123 provides that companies may choose to change their method of accounting for stock options or, alternatively, continue to account for stock options under their current method and provide expanded footnote disclosures. Armco intends to adopt SFAS No. 123, when required in 1996, but not change its method of accounting for stock options.

                                           Armco Inc. * 1995 Annual Report 29

                        ARMCO SPECIALTY FLAT-ROLLED STEELS

Responsibility for Financial Reporting


Armco's management prepared the financial statements presented in this Annual Report in accordance with generally accepted accounting principles in the United States. These principles require choices among alternatives and numerous estimates of financial matters. Armco believes the accounting principles chosen are appropriate in the circumstances, and the estimates and judgements involved in Armco's financial reporting are reasonable and conservative.

Armco's management is responsible for the integrity and objectivity of the financial information presented in this Annual Report. Armco maintains a system of internal accounting control and a program of internal audits. They are designed to provide reasonable assurance that the financial reports are fairly presented and that Armco employees comply with stated policies and procedures, including policies on the ethical conduct of business. Armco continually reviews and updates its policies and system of internal accounting control as our businesses and business conditions change.

Management and the Audit Review Committee of the Board of Directors recommended, and the Board of Directors approved, the hiring of Deloitte & Touche LLP as independent auditors for Armco. Deloitte & Touche LLP expresses an informed professional opinion on Armco's financial statements.

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


/s/  J. F. Will                           /s/  David G. Harmer

James F. Will                             David G. Harmer
Chairman, President and                   Vice President and
Chief Executive Officer                   Chief Financial Officer



Independent Auditors' Report

Deloitte &
   Touche LLP
-------------
          [Deloitte & Touche LOGO]
                                                2500 One PPG Place
                                                Pittsburgh, PA 15222



Armco, Its Shareholders and Directors:

We have audited the statement of consolidated financial position of Armco Inc. and subsidiaries as of December 31, 1995 and 1994 and the related consolidated statements of operations and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Armco Inc. and subsidiaries at December 31, 1995 and 1994 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

As discussed in Notes 1, 2 and 3 to the financial statements, in 1993 Armco Inc. changed its methods of accounting for postretirement benefits other than pensions, income taxes, certain investments in debt and equity securities, and postemployment benefits.



/s/  Deloitte & Touche LLP


February 5, 1996

30 Armco Inc. * 1995 Annual Report

                        ARMCO SPECIALTY FLAT-ROLLED STEELS

STATEMENT OF CONSOLIDATED FINANCIAL POSITION
December 31, 1995 and 1994
-----------------------------------------------------------------------------
(Dollars in millions, except per share amounts)               1995      1994
-----------------------------------------------------------------------------
Assets
  Current assets
    Cash and cash equivalents (Note 1)                     $  136.8  $  202.8
    Short-term liquid investments (Note 1)                      --       25.8
    Accounts and notes receivable
      Trade (less allowance for doubtful accounts of
        $4.4 in 1995 and $4.1 in 1994)                        162.8     164.9
      Other                                                     6.6      18.4
    Inventories (Note 1)                                      216.2     165.5
    Net assets held for sale (Note 11)                         85.5      25.6
    Other                                                       5.9      46.0
------------------------------------------------------------------------------
     Total current assets                                     613.8     649.0
------------------------------------------------------------------------------

  Investments (Note 1)
    Investment in National-Oilwell (Note 11)                    --       79.5
    Investment in AFSG (Note 11)                               85.6      97.1
    Other (less allowance for impairment of $16.7 in
      1995 and $18.7 in 1994)                                  37.2      39.9

  Property, plant and equipment (net of accumulated deprec-
  iation of $539.8 in 1995 and $499.6 in 1994) (Note 1)       668.5     564.6
  Deferred tax asset - net (Note 3)                           326.1     321.8
  Goodwill and other intangible assets (Note 1)               145.9     156.4
  Other assets                                                 19.5      26.6
------------------------------------------------------------------------------
     Total assets                                          $1,896.6  $1,934.9
==============================================================================

Liabilities
  Current liabilities
    Accounts and notes payable
      Trade                                                $  148.2  $  116.3
      Other                                                     7.5       6.3
    Accrued salaries and wages                                 37.3      32.7
    Current portion of employee benefit obligations
      (Note 2)                                                132.8     130.7
    Other accruals                                             67.4      93.9
    Current portion of long-term debt (Note 4)                 25.8      10.5
------------------------------------------------------------------------------
        Total current liabilities                             419.0     390.4

  Long-term debt (Note 4)                                     361.6     363.8
  Long-term employee benefit obligations (Note 2)           1,165.9   1,221.9
  Other liabilities                                           180.5     177.3

  Commitments and contingencies (Notes 1, 4, 9 and 11)
------------------------------------------------------------------------------
Shareholders' deficit (Note 5)
  Preferred stock
     Class A                                                  137.6     137.6
     Class B                                                   48.3      48.3
  Common stock (authorized 150,000,000 shares of
    $.01 par value; issued and outstanding
    106,102,560 in 1995 and 105,089,146 in 1994)                1.1       1.1
  Additional paid-in capital                                  963.0     956.3
  Retained deficit                                         (1,378.5) (1,390.4)
  Unrealized gain on equity securities (Note 10)                --       31.6
  Other                                                        (1.9)     (3.0)
------------------------------------------------------------------------------
     Total shareholders' deficit                             (230.4)   (218.5)
------------------------------------------------------------------------------
  Total liabilities and shareholders' deficit             $ 1,896.6  $1,934.9
==============================================================================

See Notes to Financial Statements on pages 34 through 46.

                                            Armco Inc. * 1995 Annual Report 31

                        ARMCO SPECIALTY FLAT-ROLLED STEELS

STATEMENT OF CONSOLIDATED OPERATIONS
For the years ended December 31, 1995, 1994 and 1993
----------------------------------------------------------------------------
(Dollars in millions, except per share amounts)  1995      1994      1993
----------------------------------------------------------------------------
Net sales                                      $1,559.9  $1,437.6  $1,664.0
Cost of products sold                          (1,392.7) (1,267.0) (1,519.5)
Selling and administrative expenses               (98.2)    (96.4)   (125.0)
Special charges (Note 8)                            --      (35.0)   (165.5)
----------------------------------------------------------------------------
   Operating profit (loss)                         69.0      39.2    (146.0)

Interest income                                    11.8      10.5       5.0
Interest expense                                  (32.9)    (33.8)    (42.7)
Gain on sale of investments in joint ventures
   and related stock (Note 10)                     27.2      62.6       --
Equity in losses of Armco Steel Company, L.P.
   (Note 10)                                        --        --      (27.9)
Sundry other-net (Note 2)                         (49.6)    (41.4)    (43.2)
----------------------------------------------------------------------------
   Income (loss) before income taxes               25.5      37.1    (254.8)

Credit (provision)for income taxes (Note 3)        (2.0)     28.7       7.3
----------------------------------------------------------------------------
   Income (loss) from continuing operations        23.5      65.8    (247.5)

Discontinued operations (Note 11) -

   National-Oilwell
      Income (loss) from operations (net of
        taxes of $0.1 in 1995, $1.0 in 1994 and
        $1.9 in 1993)                               6.3      11.9      (8.7)

   AFSG companies to be sold
      Loss on disposal of business                  --        --      (45.0)

   Worldwide Grinding Systems
      Income from operations (net of taxes of
         $2.6 in 1993)                              --        --       14.2
      Loss on disposal of business                  --        --      (40.0)
----------------------------------------------------------------------------
   Income (loss) before extraordinary loss
      and cumulative effect of accounting changes  29.8      77.7    (327.0)

Extraordinary loss (Note 4)                         --        --       (7.3)
Cumulative effect of changes in accounting
  for postretirement and postemployment
  benefits and income taxes (Notes 2 and 3)         --        --     (307.5)
----------------------------------------------------------------------------
Net income (loss)                             $    29.8  $   77.7  $ (641.8)
----------------------------------------------------------------------------
Per share
  Income (loss) per share-primary (Note 1)
    Income (loss) from continuing operations  $    0.05  $   0.46  $  (2.56)
    Income (loss) from discontinued operations     0.06      0.11     (0.76)
----------------------------------------------------------------------------
      Income (loss) before extraordinary loss and
        cumulative effect of accounting changes    0.11      0.57     (3.32)
    Extraordinary loss                              --        --      (0.07)
    Cumulative effect of accounting changes         --        --      (2.96)
----------------------------------------------------------------------------
  Net income (loss)                           $    0.11  $   0.57  $  (6.35)
----------------------------------------------------------------------------
Dividends on preferred stock (Note 5)
    $2.10 Class A                             $    2.10  $   2.10  $   2.10
    $3.625 Class A                                 3.625     3.625     3.625
    $4.50 Class B                                  4.50      4.50      4.50
----------------------------------------------------------------------------

See Notes to Financial Statements on pages 34 through 46.

32 Armco Inc. * 1995 Annual Report

                        ARMCO SPECIALTY FLAT-ROLLED STEELS

STATEMENT OF CONSOLIDATED CASH FLOWS

For the years ended December 31, 1995, 1994 and 1993
------------------------------------------------------------------------------------
(Dollars in millions)                                      1995      1994      1993
------------------------------------------------------------------------------------
Cash Flows From Operating Activities:
   Net income (loss)                                    $  29.8   $  77.7   $(641.8)
   Adjustments to reconcile net income (loss) to net
     cash from operating activities:
      Depreciation and lease-right amortization            52.8      48.8      53.2
      (Income) loss from discontinued operations           (6.3)    (11.9)     79.5
      Net gain on sales of investments and facilities     (28.4)    (64.3)     (3.2)
      Deferred income tax benefit                           --      (30.0)      --
      (Gain) loss on retirement of debt                     --       (0.3)      7.3
      Equity in losses and undistributed (earnings)
        of associated companies                            (0.4)     (1.6)     34.1
      Special charges                                       --       35.0     165.5
      Cumulative effect of accounting changes               --        --      307.5
      Other                                                11.3      14.3      32.4
   Change in assets and liabilities, net of effects
     of dispositions:
      Accounts receivable                                   5.3      (7.6)    (28.5)
      Inventory                                           (50.8)     12.4       0.8
      Payables and accrued expenses                        49.5      (1.8)    (19.6)
      Other assets and liabilities - net                  (47.3)    (12.2)    (18.7)
------------------------------------------------------------------------------------
   Net cash provided by (used in) operating activities     15.5      58.5     (31.5)
------------------------------------------------------------------------------------
Cash Flows From Investing Activities:
      Net proceeds from the sale of businesses and assets  31.5      19.9     188.6
      Proceeds from the sale and maturity of liquid
        investments                                        29.7       --        2.0
      Proceeds from the sale of investments                30.0      89.4      20.4
      Purchase of liquid investments                       (6.0)    (24.5)      --
      Purchase of investments                              (1.2)     (8.8)     (0.6)
      Contributions to investees                           (2.0)     (7.7)    (22.4)
      Capital expenditures                               (143.3)    (86.9)    (53.9)
      Net cash provided by (used in) discontinued
        operations and businesses held for sale             1.0      (0.5)    (20.7)
      Other                                                 0.4       2.9      (2.5)
------------------------------------------------------------------------------------
   Net cash provided by (used in) investing activities    (59.9)    (16.2)    110.9
------------------------------------------------------------------------------------
Cash Flows From Financing Activities:
      Proceeds from issuance of debt                        5.0      15.0     125.0
      Principal payments on debt                           (8.1)    (24.3)   (165.7)
      Change in notes payable                              (0.1)     (0.8)     (3.7)
      Proceeds from issuance of common stock                2.4       2.8       2.1
      Dividends paid on preferred stock                   (20.9)    (14.8)    (18.2)
      Other                                                 --       (1.6)     (1.3)
------------------------------------------------------------------------------------
   Net cash used in financing activities                  (21.7)    (23.7)    (61.8)
------------------------------------------------------------------------------------
Effect Of Exchange Rate Changes On Cash                     0.1       0.7      (5.4)
------------------------------------------------------------------------------------
Net Change In Cash And Cash Equivalents                   (66.0)     19.3      12.2
Cash and cash equivalents:
   Beginning of year                                      202.8     183.5     171.3
------------------------------------------------------------------------------------
   End of year                                          $ 136.8   $ 202.8   $ 183.5
------------------------------------------------------------------------------------
Supplemental disclosures of cash flow information:
   Cash paid during the year for:
      Interest (net of interest capitalized)            $  31.2   $  31.1   $  44.5
      Income taxes                                          0.7       0.7       2.7
Supplemental schedule of non-cash investing and
  financing activities:
   Debt incurred or assets exchanged directly for property 16.2       9.5       --
   Issuance of restricted stock                             4.7       2.5       0.1
   Notes and stock received in partial payment for
     asset sales                                            --        7.7       --
------------------------------------------------------------------------------------

See Notes to Financial Statements on pages 34 through 46.

                                          Armco Inc. * 1995 Annual Report 33

                        ARMCO SPECIALTY FLAT-ROLLED STEELS

NOTES TO FINANCIAL STATEMENTS
(Dollars in millions, except per share amounts)

1:  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

General
The accompanying financial statements consolidate the accounts of Armco and all subsidiaries in which Armco has a controlling interest. The Worldwide Grinding Systems segment and the Armco Financial Services Group (AFSG) are included in discontinued operations (Note 11).

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Investments
Armco considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents. Cash equivalents, which consist primarily of commercial paper, repurchase agreements, Eurodollar time deposits and money market mutual funds, are stated at amortized cost plus accrued interest, which approximates market value.

Under the definitions provided in Statement of Financial Accounting Standards
(SFAS) No. 115, Accounting for Certain Investments in Debt and Equity Securities, Armco has invested assets of $145.2 and $239.6 at December 31, 1995 and 1994, respectively, which have been classified as held to maturity and are, therefore, recorded at amortized cost. These invested assets, which generally mature within one year, included $130.1 and $195.0, classified as Cash and cash equivalents, and $15.1 and $18.8 of collateral deposits, primarily reported in Other investments, at December 31, 1995 and 1994, respectively. At December 31, 1994, invested assets also included $24.8 of commercial paper in Short-term liquid investments stated at cost plus accrued interest. At December 31, 1994, investments of $32.3, which primarily consisted of the 1,023,987 shares of AK Steel Holding Corporation (AK Steel) common stock with a market value of $31.5, were classified as available for sale. In 1995, Armco sold all of its shares of AK Steel stock and recorded proceeds and a realized gain of $27.2 (Note 10).

At December 31, 1995, the Other investments in the Statement of Consolidated Financial Position included $14.3 of restricted collateral deposits and an investment of $8.2 representing Armco's 5% limited partnership interest in North American Stainless (NAS) (Note 10). The collateral deposits are primarily invested in certificates of deposit which mature within one year and are primarily for equipment financing, self-insurance programs, and environmental and litigation bonds. The classification as long-term is based on the expected term of the collateral requirement and not necessarily the maturity date of the underlying securities. At December 31, 1994, Other investments included $18.0 of restricted collateral deposits and $6.7 for the investment in NAS. At December 31, 1995, Armco had no material investments in derivative financial instruments.

Translation Of Foreign Currency
In 1993, Armco recorded in Sundry other-net $5.9 of foreign currency losses, primarily as a result of translating the financial statements of its Brazilian sheet and strip subsidiary, which was sold in that year.

Inventories
Inventories are valued at the lower of cost or market. Cost of inventories at most domestic operations is measured on the LIFO -- Last In, First Out -- method. Other inventories are measured principally at average cost. Inventory balances as of December 31, 1995 and 1994 were:

------------------------------------------------------------------------------
                                                   1995      1994
------------------------------------------------------------------------------
Inventories on LIFO:
Finished and semi-finished                        $226.8    $158.7
Raw materials and supplies                          24.8      24.8
Adjustment to state inventories at LIFO value      (57.3)    (41.1)
------------------------------------------------------------------------------
    Total                                          194.3     142.4
Inventories on average cost:
Finished and semi-finished                          15.5      14.8
Raw materials and supplies                           6.4       8.3
------------------------------------------------------------------------------
    Total                                           21.9      23.1
------------------------------------------------------------------------------
Total inventories                                 $216.2    $165.5
------------------------------------------------------------------------------

Liquidation of LIFO inventory layers caused by certain inventory reductions increased net income for 1995 by $0.3 and 1994 by $3.6, or $.03 per share.

Research And Development Costs
Armco conducts a broad range of research and development activities, including programs for its affiliated companies. These activities are aimed at improving existing products and manufacturing processes and developing new products and processes. Research and development costs are recorded as expense when incurred, reduced by amounts funded by affiliates. The amounts incurred in 1995, 1994 and 1993 were $14.0, $12.0 and $9.4, respectively, including $0.9 and $3.9 in 1994 and 1993, respectively, funded by affiliates.

34 Armco Inc. * 1995 Annual Report

                        ARMCO SPECIALTY FLAT-ROLLED STEELS

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

Armco's property, plant and equipment balances as of December 31, 1995 and 1994 were as follows:

------------------------------------------------------------------------------
                                               1995       1994
------------------------------------------------------------------------------
Land                                         $   26.6   $   25.8
Buildings                                        88.4       72.1
Machinery and Equipment                       1,039.4      858.6
Construction in Progress                         53.9      107.7
------------------------------------------------------------------------------
Total property, plant and equipment           1,208.3    1,064.2
Accumulated depreciation                       (539.8)    (499.6)
------------------------------------------------------------------------------
Property, plant and equipment-net            $  668.5   $  564.6
------------------------------------------------------------------------------

During 1995, 1994 and 1993, Armco expended $124.7, $109.9 and $125.1, respectively, for maintenance and repair of its property, plant and equipment. The decrease in spending in 1994 is largely attributable to the idling of the Mansfield Operations during most of the year.

Armco has commitments to purchase property, plant and equipment (including unexpended amounts relating to projects substantially under way) amounting to approximately $30.0 at December 31, 1995.

Goodwill And Other Intangible Assets
Goodwill and other intangible assets primarily include goodwill recorded in connection with the acquisition of Cyclops Industries, Inc. (Cyclops) on April 24, 1992. This goodwill is being amortized using the straight-line method over 40 years. Also included are goodwill and intangible assets acquired in the purchase of Douglas Dynamics, LLC on July 2, 1991. These assets are being amortized over their estimated useful lives, the majority of which do not exceed 17 years. Amortization expense for 1995, 1994 and 1993 was $6.9, $6.9 and $7.0, respectively. At December 31, 1995 and 1994, accumulated amortization of goodwill and other intangible assets was $28.4 and $21.5, respectively.

Armco assesses whether its goodwill and other intangible assets are impaired at each balance sheet date based on an evaluation of undiscounted projected cash flows through the remaining amortization period. If an impairment exists, the amount of such impairment is calculated based on the estimated fair value of the asset.

Earnings Per Share
Primary earnings per share is computed by deducting the amount of dividends on preferred stock from income (added to a loss). This amount is then divided by the weighted average number of common shares outstanding during the year, plus common equivalent shares outstanding if the common equivalent shares are dilutive. Common equivalent shares include dilutive stock options as if the options were exercised and the proceeds used to acquire common shares. Dilutive stock options give the right to buy shares at a price which is less than current market price. The fully diluted per share amounts are not presented in 1995, 1994 and 1993 because such amounts are antidilutive.

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

Concentrations Of Credit Risk
Armco is primarily a producer of stainless, electrical and carbon steels and steel products, which are sold to a number of markets, including automotive, industrial machinery and equipment, construction, power generation and appliances. Armco sells domestically to customers primarily in the midwestern and eastern United States, while a small amount of foreign sales is made to customers primarily in western Europe. Approximately 26% of trade receivables outstanding at December 31, 1995 are due from businesses that supply the U.S. automotive industry. Except in a few situations where the risk warrants it, Armco does not require collateral on trade receivables; and while it believes its trade receivables will be collected, Armco anticipates that in the event of default it would follow normal collection procedures. Overall, credit risk related to Armco's trade receivables is limited due to the large number of customers in differing industries and geographic areas.

Reclassifications
Certain amounts in prior year financial statements have been reclassified to conform to the 1995 presentation.

                                            Armco Inc. * 1995 Annual Report 35

                        ARMCO SPECIALTY FLAT-ROLLED STEELS

2:  PENSION AND OTHER EMPLOYEE BENEFITS

Pension Plans
Armco provides noncontributory pension benefits for most employees. Beginning January 1, 1994, the benefits for most hourly represented employees are based on a fixed dollar amount per year of service. Effective January 1, 1995, a new cash balance program was established and the pension benefits under the previous formulas were locked and frozen for most nonrepresented employees. Under the new cash balance program, future increases in earnings will not apply to prior service and certain lump sum distributions are available.

The qualified plans have been funded to meet the minimum funding requirements of the Employee Retirement Income Security Act of 1974. During 1994, contributions of $17.7 were made, of which $17.5 was an extra contribution required by a settlement with the Pension Benefit Guaranty Corporation (PBGC). Under the agreement with the PBGC, the $17.5 cannot be used to offset future minimum funding requirements until after 1999. During 1995, contributions of $54.8, which exceeded the minimum funding requirements, were made to the plans. As of December 31, 1995, funding credits of $27.0 were available to offset future minimum funding requirements.

The components of net periodic pension expense, including amounts related to divested units and assumptions used to determine such expenses, were as follows:

------------------------------------------------------------------------------
                                             1995       1994      1993
------------------------------------------------------------------------------
Cost of benefits earned in the period      $  13.7    $  19.1   $  20.4
Interest cost on the projected benefit
   obligation                                153.1      149.3     150.3
Actual loss (return) on plan assets         (354.0)      21.9    (256.9)
Net amortization and deferral                204.3     (163.7)    115.1
------------------------------------------------------------------------------
Net periodic pension expense               $  17.1    $  26.6   $  28.9
------------------------------------------------------------------------------
Weighted average discount rate                8.50%      7.25%     8.00%
Weighted average expected long-term rate
   of return on assets                        9.50%      8.25%     8.75%
Rate of future compensation increases         4.00%      4.00%     5.00%
------------------------------------------------------------------------------

Expense decreased in 1995 primarily due to the new cash balance pension provisions for most nonrepresented employees and the higher discount rate. The net periodic pension expense shown above includes $1.5 in 1994 and $3.7 in 1993, which were charged to previously established accruals for divested units.

Net curtailment and settlement losses on pensions of $5.2 and $23.8 in 1994 and 1993, respectively, mainly for reductions in the work force, were primarily recorded as special charges. Net curtailment losses in 1995 were $1.7. None of the curtailment and settlement losses were included in net periodic pension expense. Certain former Cyclops units that were identified for disposal in 1993 had hourly employees participating in multi-employer pension and welfare plans. The total expense for contributions to those programs, of $1.7 in 1995, $2.4 in 1994 and $1.7 in 1993, are not included in net periodic pension expense shown above.

The following table presents the funded status of pension plans using discount rates of 7% and 8.5% at December 31, 1995 and 1994, respectively. The assumed rate of future compensation increases was 4% in both years. Plan assets are primarily invested in U.S. and foreign equities and debt securities issued by the U.S. government, U.S. corporations and foreign entities. The funded status of the pension plans deteriorated during 1995 as a result of the decrease in the discount rate.

------------------------------------------------------------------------------
                                Plans for which   Plans for which
                                 Assets Exceed      Accumulated
                                  Accumulated         Benefits        Total
1995                               Benefits        Exceed Assets    All Plans
------------------------------------------------------------------------------
Actuarial present value of benefit
   obligations:
Vested benefits                      $ 3.8           $2,015.8        $2,019.6
Nonvested benefits                     0.1               54.7            54.8
------------------------------------------------------------------------------
Accumulated benefits                 $ 3.9           $2,070.5        $2,074.4
------------------------------------------------------------------------------
Projected benefit obligation         $ 5.2           $2,097.5        $2,102.7
Plan assets at fair value              4.9            1,908.6         1,913.5
------------------------------------------------------------------------------
Unfunded projected benefit obligation  0.3              188.9           189.2

Reconciliation of funded status
   to recorded amounts:
Unrecognized negative prior service     --                7.6             7.6
Unrecognized net gain (loss)          (0.8)              56.6            55.8
Unrecognized obligation                 --              (40.0)          (40.0)
Amount required to recognize minimum
   liability                            --                2.9             2.9
------------------------------------------------------------------------------
Accrued pension liability (benefit)  $(0.5)          $  216.0        $  215.5
------------------------------------------------------------------------------

1994
------------------------------------------------------------------------------
Actuarial present value of benefit
   obligations:
Vested benefits                      $31.4           $1,789.4        $1,820.8
Nonvested benefits                     1.3               46.1            47.4
------------------------------------------------------------------------------
Accumulated benefits                 $32.7           $1,835.5        $1,868.2
------------------------------------------------------------------------------

Projected benefit obligation         $33.5           $1,857.6        $1,891.1
Plan assets at fair value             38.7            1,686.4         1,725.1
------------------------------------------------------------------------------
Unfunded (overfunded) projected
   benefit obligation                 (5.2)             171.2           166.0

Reconciliation of funded status to
   recorded amounts:
Unrecognized negative prior service     --                6.9             6.9
Unrecognized net gain (loss)          (0.1)             127.0           126.9
Unrecognized net asset (obligation)    1.0              (49.1)          (48.1)
Amount required to recognize
   minimum liability                   --                 4.0             4.0
------------------------------------------------------------------------------
Accrued pension liability (benefit)  $(4.3)          $  260.0        $  255.7
------------------------------------------------------------------------------

36 Armco Inc. * 1995 Annual Report

                        ARMCO SPECIALTY FLAT-ROLLED STEELS

Retiree Health Care And Life Insurance Benefits
In addition to providing pension benefits, Armco provides certain health care and life insurance benefits to most retirees. Most employees become eligible for these benefits when they retire. Retiree health and life insurance benefits are funded as claims are paid. During 1993, Armco announced changes in the plans for certain nonrepresented employees and retirees that require either higher retiree contributions or an alternative managed care program. Also during 1993, new managed care programs applicable to future retirements were negotiated with most of Armco's represented hourly employees. Under a new retiree welfare program for nonrepresented employees, effective for new retirements on or after January 1, 1995, the retirees will contribute a higher share of future increases in health care costs, ranging from 50% to the full cost of future increases. Also in 1995, dental and vision coverage was eliminated for post-1983 nonrepresented retirees.

Effective January 1, 1993, Armco implemented the immediate recognition method of adopting SFAS No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions. The standard requires the accrual of expense for these benefits during the years an employee is actively employed, rather than the previous practice of expensing these benefits on a pay-as-you-go basis after the participant retired. The cumulative effect of recognizing this obligation resulted in an after-tax charge of $440.0, or $4.24 per share, as of January 1, 1993.

The components of the net periodic postretirement benefit expense, including amounts related to divested units but excluding the cumulative effect of adoption in 1993, and assumptions used to determine such expenses were as follows:

------------------------------------------------------------------------------
                                                   1995       1994      1993
------------------------------------------------------------------------------
Cost of benefits earned during the period         $ 5.6      $ 8.5     $11.2
Interest cost on accumulated postretirement
   benefit obligation                              74.7       66.8      79.1
Amortization of plan changes                       (3.7)      (1.4)      1.7
------------------------------------------------------------------------------
Net periodic postretirement benefit expense       $76.6      $73.9     $92.0
------------------------------------------------------------------------------

Weighted average discount rate                     8.50%      7.25%     8.00%
Current year health care trend rate - Pre-age 65  10.25%     11.25%    13.00%
Current year health care trend rate - Post-age 64  8.25%      8.25%    10.00%
Ultimate health care trend rate                    6.50%      5.25%     6.00%
Weighted average trend rate                        7.30%      6.25%     7.00%
------------------------------------------------------------------------------

In 1995, the impact of the higher discount rate more than offset the reduction in expense from plan amendments. The cost of benefits earned decreased in 1994 due to plan amendments and the divestment of operating units.

The net periodic expense shown above includes $2.4 in 1994 and $9.6 in 1993, which were charged to previously established accruals for divested units. Net curtailment gains (losses) on postretirement benefits of $10.2 in 1995, $(0.8) in 1994 and $4.4 in 1993 were not included in net periodic postretirement benefit expense.

Total claims paid were approximately $64.0 in 1995, $62.6 in 1994, and $63.9 in 1993.

The following table shows the funded status of the postretirement benefit plans and the amounts recognized in the Statement of Consolidated Financial Position as of December 31, 1995 and 1994:

------------------------------------------------------------------------------
                                                   1995           1994
------------------------------------------------------------------------------
Accumulated postretirement benefit obligation:
Retirees                                          $753.5         $726.2
Fully eligible active plan participants             84.2           71.4
Other active plan participants                      77.4          114.3
------------------------------------------------------------------------------
   Total                                           915.1          911.9
Plan assets at fair value                             --             --
------------------------------------------------------------------------------
Accumulated postretirement benefit obligation
   in excess of plan assets                        915.1          911.9

Reconciliation of obligation to recorded amounts:
Unrecognized negative prior service                 49.2           39.0
Unrecognized net gains                              78.3           87.3
------------------------------------------------------------------------------
Accrued postretirement benefit liability        $1,042.6       $1,038.2
------------------------------------------------------------------------------

Assumptions used to determine obligation:
Discount rate                                       7.00%          8.50%
Current year health care trend rate - Pre-age 65    9.25%         10.25%
Current year health care trend rate - Post-age 64   7.25%          8.25%
Ultimate health care trend rate                     5.00%          6.50%
Weighted average trend rate                         5.60%          7.30%
------------------------------------------------------------------------------

The current year health care trend rates are assumed to decrease one percentage point per year until they reach the ultimate rate. A one percentage point increase in the assumed health care trend rate would increase the accumulated postretirement benefit obligation as of January 1, 1995 by approximately $90.0, and increase the annual net periodic postretirement benefit expense by approximately $9.5 in 1995. The 1994 and 1993 amounts, above, have been restated to remove the balances associated with the Armco Financial Services Group.

Employee Benefit Obligations Of Former Business Units
Armco has recorded, in its employee benefit obligations, the present value of estimated pension and health care benefits for former employees associated with facilities that have been or are being discontinued. Sundry other-net includes interest costs of $38.5, $35.8 and $23.8 in 1995, 1994 and 1993, respectively, related to these liabilities. The increase in costs from 1993 to 1994 was primarily due to the addition of retirees from Worldwide Grinding Systems and other units divested in 1993, partially offset by lower interest rates. The increase from 1994 to 1995 was primarily due to higher interest rates.

Postemployment Benefits
Effective January 1, 1993, Armco adopted SFAS No. 112, Employers' Accounting for Postemployment Benefits, and recorded $3.1, or $.03 per share, of expense for the cumulative effect of establishing additional liabilities for certain short-term and long-term disability benefit plans.

                                            Armco Inc. * 1995 Annual Report 37

                        ARMCO SPECIALTY FLAT-ROLLED STEELS

3:  INCOME TAXES

Armco files a consolidated U. S. federal income tax return. This return includes all domestic companies 80% or more owned by Armco and the proportionate share of Armco's interest in partnership investments. State tax returns are filed on a consolidated, combined or separate basis depending on the applicable laws relating to Armco and its domestic subsidiaries.

The United States and foreign components of Income (loss) before income taxes consist of the following:

------------------------------------------------------------------------------
                                        1995        1994         1993
------------------------------------------------------------------------------
United States                           $22.8      $36.0       $(271.2)
Foreign                                   2.7        1.1          16.4
------------------------------------------------------------------------------
   Total                                $25.5      $37.1       $(254.8)
------------------------------------------------------------------------------

Income tax credits (provisions) for Armco and consolidated subsidiaries are as follows:

------------------------------------------------------------------------------
                                        1995        1994         1993
------------------------------------------------------------------------------
Current:
U. S. federal                           $  --      $  --      $   4.2
U. S. state                              (0.8)      (0.8)         4.9
Foreign                                  (1.2)      (0.5)        (1.8)
------------------------------------------------------------------------------
   Total                                 (2.0)      (1.3)         7.3

Deferred:
U.S. federal                               --       27.3           --
U. S. state                                --        2.7           --
   Total                                   --       30.0           --
------------------------------------------------------------------------------
Total credit (provision) for income
   taxes                                $(2.0)     $28.7      $   7.3
------------------------------------------------------------------------------

The following is a reconciliation of the statutory federal income tax rate applied to pretax book income with the provision for income taxes in the Statement of Consolidated Operations for the year 1995:

------------------------------------------------------------------------------
Federal taxes at statutory rate                                 $(8.9)
State income taxes, net of federal benefit                       (1.5)
Reduction in deferred tax valuation allowance                     8.4
------------------------------------------------------------------------------
Provision for income taxes                                      $(2.0)
------------------------------------------------------------------------------

During 1995, Armco's capital loss carryforward increased by $12.2 as losses associated with the Eastern Stainless asset sale and the sale of the ongoing insurance business (Notes 8 and 11) were only partially offset by a $27.2 gain on the sale of AK Steel stock (Note 10). Net operating loss carryforwards decreased $20.7, largely due to the elimination of loss carryforwards of $83.2, which were related to the former insurance and Eastern Stainless businesses, partially offset by a $66.0 net operating loss incurred in 1995. The difference between the pretax book income of $25.5 and the 1995 tax loss of $66.0 is primarily due to costs associated with employee benefits, pensions and restructuring actions, which had been accrued for financial accounting purposes in prior years, but actually paid in 1995. Tax basis depreciation for the year, which exceeded depreciation expense recorded on the books, and the elimination of the book gain on the sale of AK Steel stock were the other key factors contributing to the tax loss.

In 1994, the income tax benefit recognized of $28.7 was primarily the result of decreasing the beginning balance of the valuation allowance by $30.0 due to the effects, including the elimination of Armco Steel Company's (ASC) (Note
10) estimated future taxable losses, that the initial public offering and recapitalization of ASC had on management's assessment of the amount of deferred tax asset that is more likely than not to be realized in the future.

In 1993, Armco recorded income from tax benefits of $4.9 in Credit (provision) for income taxes on the Statement of Consolidated Operations; and income of $5.8, related to interest, in Sundry other-net, for settlements of state income tax issues. In addition, Armco reversed a federal tax reserve of $4.3 as a result of the resolution of certain tax issues. This amount was recorded in Credit (provision) for income taxes.

At December 31, 1995, Armco had capital and net operating loss (NOL) carryforwards for federal tax purposes expiring as follows:

------------------------------------------------------------------------------
                                        Year
                                      expires            Amount
------------------------------------------------------------------------------
Capital losses:                         1998            $   55.8
                                        2000                20.0
------------------------------------------------------------------------------
Total capital loss carryforward                         $   75.8
------------------------------------------------------------------------------

Net operating losses:                   1998            $   59.7
                                        1999               106.7
                                        2001               123.3
                                        2004                 9.1
                                        2005               130.3
                                        2006               239.3
                                        2007               186.9
                                        2008               133.3
                                        2009                35.4
                                        2010                66.0
------------------------------------------------------------------------------
Total NOL carryforward                                  $1,090.0
------------------------------------------------------------------------------

Included in the $1,090.0 NOL carryforward is $17.5 from separate return years of Armco subsidiaries for years prior to their inclusion in the consolidated group. These losses are subject to limitations regarding the offset of Armco's future taxable income and, if not used, will expire in the years 2004-2005. Armco has $830.0 in U.S. alternative minimum tax net operating losses. Additionally, Armco has $12.1 of alternative minimum tax credits that have no expiration.

Armco adopted SFAS No. 109, Accounting for Income Taxes, effective January 1, 1993. The cumulative effect of adopting SFAS No. 109, excluding a tax benefit of $170.3 for the cumulative effect of adoption of SFAS No. 106, was a benefit of $135.6 or $1.31 per share as of January 1, 1993.

38 Armco Inc. * 1995 Annual Report

                        ARMCO SPECIALTY FLAT-ROLLED STEELS

Deferred income taxes reflect the net tax effects of (a) temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes and (b) operating loss and tax credit carryforwards. At December 31, 1995 and 1994, the net deferred tax asset of $328.5 was included in the Statement of Consolidated Financial Position as follows:

------------------------------------------------------------------------------
                                                  1995          1994
------------------------------------------------------------------------------
Other current assets                            $  2.4      $    8.0
Deferred tax asset                               326.1         321.8
Other liabilities                                   --          (1.3)
------------------------------------------------------------------------------
Net deferred tax asset                          $328.5      $  328.5
------------------------------------------------------------------------------

Significant components of Armco's net deferred tax asset are as follows:

------------------------------------------------------------------------------
                                                  1995          1994
------------------------------------------------------------------------------
Tax effects of:
Operating loss and tax credit carryforwards   $  480.6      $  488.7
Employee benefits                                576.9         602.8
Property, plant and equipment                   (132.0)       (148.0)
Other (includes contingencies and other accruals) 72.1          86.3
------------------------------------------------------------------------------
   Gross deferred tax asset                      997.6       1,029.8

Valuation allowance                             (669.1)       (701.3)
------------------------------------------------------------------------------
Net deferred tax asset                          $328.5      $  328.5
------------------------------------------------------------------------------

Even though Armco has incurred tax losses for the past six fiscal years, management believes that it is more likely than not that it will generate taxable income sufficient to realize a portion of the tax benefit associated with future deductible temporary differences and NOL carryforwards prior to their expiration. This belief is based upon, among other factors, changes in operations that have occurred during the last four years, as well as consideration of available tax planning strategies. Specifically, cost savings, associated with Armco's acquisition of Cyclops and new capital investments, are being realized and are anticipated to continue to improve operating results. Armco has operated in a highly cyclical industry and consequently has had a history of generating and then utilizing significant amounts of NOL carryforwards. During the years 1987-1989, Armco utilized approximately $350.0 of NOL carryforwards. However, management believes that a valuation allowance is appropriate given the current estimates of future taxable income. If Armco is unable to generate sufficient taxable income in the future through operating results, increases in the valuation allowance will be required through a charge to expense. However, if Armco achieves sufficient profitability to utilize a greater portion of the deferred tax asset, the valuation allowance will be reduced through a credit to income.

United States income tax returns of Armco for 1991 and prior years have been subject to examination by the Internal Revenue Service and are closed to assessments. However, the NOL carryforwards from some of these years remain open to adjustment. Armco has been in a cumulative net operating loss carryforward position since 1983 and believes that it has sufficient loss carryforwards in excess of any potential audit adjustments that might be made by the Internal Revenue Service for any open years.


4:  LONG-TERM DEBT AND OTHER FINANCING

Long-Term Debt
At December 31, 1995 and 1994 Armco's long-term debt, less current maturities, was as follows:

------------------------------------------------------------------------------
                                                  1995          1994
------------------------------------------------------------------------------
Sinking fund debentures:
8.5% due 2001                                   $ 35.0        $ 39.8
9.2% due 2000                                     25.0          30.0

Notes payable:
9.375% due 2000                                  125.0         125.0
11.375% due 1999                                 100.0         100.0
7.875% due 1995-1996                                --           3.5
Variable rate (LIBOR plus 2.75%) due 1996-2001    38.6          44.6
5.0% due 2000                                     20.4           6.7

Pollution control revenue bonds - 8.125%          13.2          14.2
Other                                              4.4            --
------------------------------------------------------------------------------
Total                                           $361.6        $363.8
------------------------------------------------------------------------------

Maturities of existing long-term debt during the five years ending December 31, 2000, are as follows: 1996, $25.8; 1997, $27.3; 1998, $27.4, 1999, $127.5 and 2000, $157.7.

At December 31, 1995, the fair market value of Armco's long-term debt, including current maturities, was approximately $385.4. This amount was determined by calculating a value based on cash flow yield to maturity and comparing that amount to market information where possible. The fair market value estimate was based on pertinent information available to management as of December 31, 1995. Management is not aware of any significant factors that would alter this estimate since that date. The fair market value of Armco's long-term debt, including current maturities, at December 31, 1994 was approximately $347.6.

During 1995 and 1994, construction loan commitments provided $21.2 and $24.3, respectively, of financing in connection with the continuous caster at the Mansfield facility. The caster is pledged as collateral on these loans. At December 31, 1995 and 1994, $29.6 of long-term debt, including current maturities, was financing utilized to construct a cold rolling mill at Armco's Butler, Pennsylvania facility, included in the Specialty Flat-Rolled Steels segment. The cold rolling mill is pledged as collateral on this loan.

In 1993, Armco issued $125.0 of 9.375% Senior Notes due November 1, 2000 and retired debt with a face value of $125.0, recording an extraordinary loss of $7.3, or $.07 per share.

                                            Armco Inc. * 1995 Annual Report 39

                        ARMCO SPECIALTY FLAT-ROLLED STEELS

Bank Credit Agreements
At December 31, 1995, Armco had an amended credit agreement with a group of banks to provide a credit facility for borrowings up to $170.0 on a revolving credit basis, which was amended to expire on January 31, 1996 and secured by certain of Armco's receivables and inventories. As of the end of 1995, Armco had utilized $67.2 of the credit facility for letters of credit.

In January 1996, Armco replaced its amended revolving credit facility with two new bank credit facilities, totaling $170.0. Under a receivables facility Armco sold substantially all its trade receivables to a newly created wholly owned subsidiary, Armco Funding Corporation (AFC). Armco will sell additional receivables to AFC as they are generated. AFC has entered into a revolving credit agreement with a group of banks providing up to $120.0 for revolving credit loans and letters of credit secured by AFC's receivables. This facility has a five-year term.

Under an inventory credit facility, Armco entered into a three-year revolving credit agreement with a group of banks providing $50.0 for revolving credit loans secured by Armco's inventories. The credit agreement subjects Armco to certain restrictions and covenants related to, among other things, minimum working capital, minimum net income, current ratio and interest coverage ratio requirements.

Capitalized Interest
Armco capitalized interest on projects during construction of $5.1, $4.5 and $1.2 in 1995, 1994 and 1993, respectively. Capitalized interest for 1995 and 1994 primarily relates to the construction of the thin-slab caster in Mansfield, Ohio.

Long-Term Leases
Rental expense under operating leases was $7.7 in 1995, $7.2 in 1994 and $11.3 in 1993. At December 31, 1995, commitments to make future minimum lease payments for operating leases were $8.0 in 1996, $6.1 in 1997, $4.8 in 1998, $3.1 in 1999, $1.4 in 2000 and $2.6 in the year 2001 and thereafter.

5:  SHAREHOLDERS' DEFICIT

Preferred Stock
Armco has outstanding two classes of preferred stock. The two classes rank equally with respect to dividend payments, redemption and liquidation rights. The preferred stock ranks senior to Armco's common stock with respect to dividends and upon liquidation. At December 31, 1995 and 1994, there were authorized and issuable in series, 6,697,231 shares of Class A preferred stock with no par value and 5,000,000 shares of $1 par value Class B preferred stock.

Armco has two series of Class A preferred stock outstanding. The $2.10 Class A preferred stock pays cumulative dividends at the annual rate of $2.10 per share. Shareholders of the $2.10 Class A preferred stock have one vote per share and each share is convertible into 1.27 shares of Armco's common stock. This series of Class A preferred stock may be redeemed at Armco's option for $40 per share, plus accrued but unpaid dividends. The $2.10 Class A preferred stock had a total involuntary liquidation value of $25.5 at December 31, 1995 and 1994.

The $3.625 Class A preferred stock pays cumulative dividends at the annual rate of $3.625 per share. Shareholders of this series of Class A preferred stock are entitled to one vote per share and each share is convertible into
6.78 shares of Armco's common stock. The $3.625 Class A preferred stock may be redeemed at Armco's option at a current price of $52.5375 per share, plus accrued but unpaid dividends. This price declines at 12-month intervals, to $50 per share on and after October 15, 2002. The $3.625 preferred Class A stock had a total involuntary liquidation value of $135.0 at December 31, 1995 and 1994.

Armco's outstanding series of Class B preferred stock is nonvoting and pays cumulative dividends at the annual rate of $4.50 per share. Each share is convertible into 2.22 shares of Armco's common stock. The Class B preferred stock may be redeemed at Armco's option for $50 per share, plus accrued but unpaid dividends. The Class B preferred stock had a total involuntary liquidation value of $50.0 at December 31, 1995 and 1994.

During 1993, 25 shares Armco's Class A preferred stock were converted into Armco common stock. At December 31, 1993, 1994 and 1995, the number of shares outstanding and book value of Class A preferred stock were 4,397,231 and $137.6. At December 31, 1993, 1994 and 1995, Armco had outstanding 999,900 shares of Class B preferred stock with a book value of $48.3.

Common Stock
At December 31, 1995, 22,681,261 unissued shares of Armco's common stock were reserved for the conversion of preferred stock and 3,193,517 unissued shares of common stock were reserved for the exercise of stock options (Note 6).

Activity for the years 1993, 1994 and 1995 related to Armco's common stock was as follows:

------------------------------------------------------------------------------
                                                              Additional
                                                               Paid-in
                                      Shares     Par Value     Capital
------------------------------------------------------------------------------
Balance, December 31, 1992         103,512,133    $ 103.5       $845.5
Exercise of options                    585,458        0.2          2.8
Restricted stock issued -
  net of cancellations                  26,000         --          0.1
Par value reduction                         --     (102.7)       102.7
Other                                     (617)        --           --
------------------------------------------------------------------------------
Balance, December 31, 1993         104,122,974        1.0        951.1
Exercise of options                     29,378         --          0.2
Restricted stock issued -
  net of cancellations                 512,260        0.1          2.4
Issued for employee
  savings plan                         424,534         --          2.6
------------------------------------------------------------------------------
Balance, December 31, 1994         105,089,146        1.1        956.3
Exercise of options                    108,962         --          0.5
Restricted stock issued -
  net of cancellations                 587,596         --          4.1
Issued for employee
  savings plan                         314,544	         --          2.1
Directors' stock purchase
  plan                                   2,312         --           --
------------------------------------------------------------------------------
Balance, December 31, 1995         106,102,560    $   1.1       $963.0
------------------------------------------------------------------------------

40 Armco Inc. * 1995 Annual Report

                        ARMCO SPECIALTY FLAT-ROLLED STEELS

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

Dividends
Under the terms of the new inventory credit facility (Note 4), Armco cannot pay cash dividends on its common stock. In addition, under the terms of indentures for Armco's 11.375% Senior Notes due 1999 and 9.375% Senior Notes due 2000, Armco can pay a dividend on its common stock only if it meets certain financial tests described in the indentures. Armco does not expect to satisfy these tests in the near future and, therefore, Armco does not expect to be able to pay a common stock dividend or repurchase its capital stock. The payment of preferred stock dividends is prohibited if Armco is in default under the credit facility.

Under Ohio law, at December 31, 1995, the surplus from which Armco is permitted to pay dividends was $101.4. Under the terms of Ohio law, Armco is currently not permitted to purchase shares of its capital stock.

The Board of Directors at its January 1996 meeting declared the regular quarterly dividends payable on both series of Armco's Class A preferred stock and on its Class B preferred stock.

Retained Deficit And Other Shareholders' Equity (Deficit)
Activity for the years 1993, 1994 and 1995 related to Armco's retained deficit and other shareholders' equity (deficit) was as follows:

------------------------------------------------------------------------------
                                                      Net Unrealized
                                          Retained      Gains on
                                          Deficit   Equity Securities   Other
------------------------------------------------------------------------------
Balance, December 31, 1992               $  (790.7)       $  --        $ (1.9)
Net loss                                    (641.8)          --            --
Preferred stock dividends declared           (17.8)          --            --
Foreign currency translation adjustment         --           --           1.1
------------------------------------------------------------------------------
Balance, December 31, 1993                (1,450.3)          --          (0.8)
Net income                                    77.7           --            --
Preferred stock dividends declared           (17.8)          --            --
Adjustment to net unrealized gains              --         31.6            --
Foreign currency translation adjustment         --           --           0.5
Deferred compensation on restricted
  stock issued                                  --           --          (2.7)
------------------------------------------------------------------------------
Balance, December 31, 1994                (1,390.4)        31.6          (3.0)
Net income                                    29.8           --            --
Preferred stock dividends declared           (17.9)          --            --
Sale of equity securities                       --        (31.6)           --
Foreign currency translation adjustment         --           --           1.1
Amortization and cancellation of
  deferred compensation                         --           --           2.1
Deferred compensation on restricted
  stock issued                                  --           --          (2.1)
------------------------------------------------------------------------------
Balance, December 31, 1995               $(1,378.5)       $  --       $ (1.9)
------------------------------------------------------------------------------

6:  COMMON STOCK OPTIONS

Armco shareholders adopted Common Stock Option Plans in 1977, 1983 and 1988. In addition, stock options may be granted under the 1993 Long-Term Incentive Plan. These plans provide generally for granting options to purchase common stock for not less than 100% of the market price on the date the option is granted. The 1977, 1983 and 1988 Plans have expired as to new grants. For outstanding options containing stock appreciation rights, the excess of the market price of the stock over the option price is accrued. Although they may terminate earlier under certain conditions, stock options generally expire 10 years after they are granted. As of December 31, 1995, 1,328,400 shares of common stock were available for granting of awards under the 1993 Long-Term Incentive Plan.

                                            Armco Inc. * 1995 Annual Report 41

                        ARMCO SPECIALTY FLAT-ROLLED STEELS

The following is summarized information relating to Armco common stock options:

------------------------------------------------------------------------------
                                             Number      Option Price
                                            of Shares      Per Share
------------------------------------------------------------------------------
Options outstanding December  31
   1995                                     3,193,517    $4.75-13.69
   1994                                     3,097,496     3.24-13.69
   1993                                     3,015,774     3.24-19.38
------------------------------------------------------------------------------
Options exercisable December 31
   1995                                     1,524,536    $4.94-13.69
   1994                                     2,241,996     3.24-13.69
   1993                                     2,429,274     3.24-19.38
------------------------------------------------------------------------------
Options exercised (including stock
   appreciation rights)
   1995                                       347,646    $3.24- 5.94
   1994                                        42,389     3.24- 5.94
   1993                                       717,398     3.24- 7.00
------------------------------------------------------------------------------

In October 1995, the Financial Accounting Standards Board issued SFAS No. 123, Accounting for Stock-Based Compensation. SFAS No. 123 provides that companies may choose to change their method of accounting for stock options or, alternatively, continue to account for stock options under their current method and provide expanded footnote disclosures. Armco intends to adopt SFAS No. 123, when required in 1996, but not change its method of accounting for stock options.

7:  SEGMENT INFORMATION

During 1995, Armco realigned the management of its steel operations, combining all steel-producing facilities under common control. Reflecting this new alignment, at December 31, 1995, Armco's business segments were: (1) Specialty Flat-Rolled Steels, consisting of plants in Butler, Pennsylvania and Coshocton, Dover, Mansfield and Zanesville, Ohio that produce flat-rolled stainless, electrical and carbon steels for the industrial machinery and equipment, automotive, construction and service center markets; international trading companies, that buy and sell steel and manufactured steel products; and, until September 30, 1994, a stainless steel plate producer;
(2) Fabricated Products, consisting of operations in Sharon and Wheatland, Pennsylvania and Warren, Ohio that produce steel tubular products for the industrial machinery, construction and appliance markets, as well as plants in Milwaukee, Wisconsin, Rockland, Maine and Johnson City, Tennessee, that manufacture snowplows and other light truck equipment and accessories for four-wheel drive pickup trucks and utility vehicles. At various times during the three-year period ended December 31, 1995, the Fabricated Products segment also included other businesses that have since been divested or identified for disposal (Note 8). Such businesses included producers of stainless steel bar, rod and wire, and high temperature superalloys, and providers of nonresidential construction products and services.

Armco's industry segment information is as follows:

------------------------------------------------------------------------------
                                        1995        1994        1993
------------------------------------------------------------------------------
Customer sales:
Specialty Flat-Rolled Steels         $1,277.0    $1,114.4    $1,206.4
Fabricated Products                     282.9       323.2       457.6
------------------------------------------------------------------------------
Total                                $1,559.9    $1,437.6    $1,664.0
------------------------------------------------------------------------------

Intersegment sales: (1)
Specialty Flat-Rolled Steels         $    5.6    $     --    $    3.8
Fabricated Products                        --         0.6         1.3
------------------------------------------------------------------------------

Special charges: (2)
Specialty Flat-Rolled Steels         $     --    $  (35.0)   $     --
Fabricated Products                        --          --      (165.5)
------------------------------------------------------------------------------
Total                                $     --    $  (35.0)   $ (165.5)
------------------------------------------------------------------------------

Operating profit (loss): (3)
Specialty Flat-Rolled Steels         $   76.0    $   40.5    $   33.7
Fabricated Products                      22.0        30.9      (141.7)
Corporate general                       (29.0)      (32.2)      (38.0)
------------------------------------------------------------------------------
Total                                $   69.0    $   39.2    $ (146.0)
------------------------------------------------------------------------------

Capital expenditures:
Specialty Flat-Rolled Steels         $  153.6    $   89.4    $   37.9
Fabricated Products                       5.3         6.2        15.2
Corporate general                         0.6         0.8         0.8
------------------------------------------------------------------------------
Total                                $  159.5    $   96.4    $   53.9
------------------------------------------------------------------------------

Depreciation and lease-right amortization:
Specialty Flat-Rolled Steels         $   43.4    $   40.2    $   40.4
Fabricated Products                       7.6         6.6        10.7
Corporate general                         1.8         2.0         2.1
------------------------------------------------------------------------------
Total                                $   52.8    $   48.8    $   53.2
------------------------------------------------------------------------------

Identifiable assets:
Specialty Flat-Rolled Steels         $  913.6    $  746.5    $  824.1
Fabricated Products                     173.0       190.9       160.2
Corporate general (4)                   638.9       820.9       739.4
Discontinued operations                 171.1       176.6       181.0
------------------------------------------------------------------------------
Total                                $1,896.6    $1,934.9    $1,904.7
------------------------------------------------------------------------------

(1) Prices generally approximate cost. Intersegment sales are eliminated in consolidation. Sales between foreign and domestic companies are not material.

(2) See Note 8.

(3) Operating profit (loss) includes the effects of Special charges.

(4) Corporate general identifiable assets at December 31, 1995 included $130.8 of cash and liquid investments, current and noncurrent deferred tax assets of $328.5 and goodwill and other intangible assets of $123.2.

42 Armco Inc. * 1995 Annual Report

                        ARMCO SPECIALTY FLAT-ROLLED STEELS

8:  SPECIAL CHARGES

In 1994, Armco recorded a special charge of $20.0 for expenses associated with the temporary idling and restructuring of its steelmaking facilities in Mansfield and Dover, Ohio. The decision to idle the facilities came after the failure of a key piece of equipment at the Mansfield plant crippled production, and management undertook a study to determine if continuing losses could be reduced by idling the facilities. These facilities were idled from the first quarter of 1994. The Dover Operations started limited production in early 1995 and by mid-year was fully operational. The Mansfield plant remained idle until construction of a new thin-slab continuous caster and renovation of its hot strip mill were completed late in the first quarter of 1995. The special charge consisted of $11.2 for employee benefits, primarily group insurance and supplemental unemployment benefits; and $8.8 to write down inventories and fixed assets. At December 31, 1995, reserves established for these expenses had been used for their intended purpose.

In the third quarter of 1994, Armco recognized a charge of $15.0 related to a decision by Eastern Stainless Corporation to sell substantially all of its assets to Avesta Sheffield Holding Company, a stainless steel plate manufacturer, for cash and the assumption of certain liabilities. The anticipated transaction closed on March 14, 1995. Approximately $8.6 of the charge was to cover increases in pension and other employee benefit obligations, $1.8 was for the write down of assets and $4.6 was for losses, transaction fees and expenses. At December 31, 1995, the nonemployee benefit reserves had been used for their intended purposes, while much of the pension and other employee benefit liabilities will be paid out over many years.

In 1993, as part of its strategy to focus on the production of specialty flat-rolled steel, Armco sold its Brazilian operations and decided to exit a number of domestic businesses, recording special charges totaling $165.5. Of the total, $15.0 related to the sale of Armco do Brasil S.A. and the remainder was associated with the ultimate disposal of a nonresidential construction business, a tubing plant, stainless bar, rod and wire businesses, and a conversion systems business. The special charges primarily include $52.1 for the excess of carrying value of net assets over anticipated proceeds on disposal, $78.0 for employee benefit costs and $29.5 for estimated losses through the dates of disposal. Other components of the charges were expenses related to provisions for legal and environmental matters and recognition of previously deferred foreign currency translation adjustments, partially offset by pension curtailment gains. The employee benefit charges primarily relate to long-term retirement benefits that will be paid over many years.


9:  LITIGATION AND ENVIRONMENTAL MATTERS

There are various claims pending involving Armco and its subsidiaries regarding product liability, patent, employee benefits, antitrust, environmental matters, reinsurance and insurance arrangements, and other matters arising out of the conduct of Armco's business. The actual liability for legal claims against Armco at December 31, 1995 cannot be determined; but in Armco's opinion, based on current facts and circumstances, the ultimate liability resulting from such claims will not materially affect its consolidated financial position or liquidity. However, it is possible that due to fluctuations in Armco's operating results, future developments with respect to such matters could have a material effect on the results of operations in future interim or annual periods.

Like other manufacturers, Armco is subject to various environmental laws. These laws necessitate expenditures to meet environmental compliance requirements at Armco's facilities and to remediate sites where contamination has occurred. Compliance costs are either expensed as they are incurred or, when appropriate, are recorded as capital expenditures. Environmental exit costs are accrued when a decision is made to dispose of a property.

Armco is a defendant or a potentially responsible party in proceedings alleging liability for remediation, property damage or personal injury related to certain past waste disposal sites. Armco has also received claims for indemnification for some properties it has previously owned or leased. In most cases involving waste disposal sites, Armco is one of many potentially responsible parties. In these cases, joint and several liability could be imposed on Armco or other parties; thus, theoretically, one party could be held liable for all costs related to a site. However, based on its experience and a review of current claims, Armco believes that any ultimate liability will be apportioned between Armco and other financially viable parties, generally on the basis of volume and/or toxicity of wastes disposed at the specific sites. While such actions are being contested, the outcome of individual matters cannot be predicted with assurance. Armco accrues its estimate of remediation and other costs for sites where it is probable that a liability has been incurred and the amount can be reasonably estimated.

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

                                            Armco Inc. * 1995 Annual Report 43

                        ARMCO SPECIALTY FLAT-ROLLED STEELS

The recorded amounts are currently believed by management to be sufficient. However, such estimates could significantly change in future periods to reflect new laws or regulations, advances in technologies, additional sites requiring remediation, new requirements at existing sites and Armco's share of liability at multi-party sites. It is not possible to determine whether additional loss, due to such changed circumstances, will occur or to reasonably estimate the amount or range of any potential additional loss.

Armco believes, based on current facts and circumstances known to Armco, that the ultimate liability for pending claims, contingent liabilities and environmental matters identified to date will not materially affect its consolidated financial condition or liquidity. However, it is possible that, due to fluctuations in Armco's operating results, future developments with respect to such matters could have a material effect on the results of operations in future interim or annual periods.

In 1994, Armco recorded a $4.5 charge in Cost of products sold on the Statement of Consolidated Operations to increase environmental and litigation reserves. At December 31, 1995, Armco had recorded, in its Statement of Consolidated Financial Position, $13.0 in Other accruals and $74.5 in Other liabilities for estimated probable costs relating to legal and environmental matters.


10:  OTHER INVESTMENTS

Armco Steel Company, L.P. (ASC)
ASC was an equally owned limited partnership, formed in 1989, between subsidiaries of Armco and Kawasaki Steel Corporation. Losses incurred by ASC in subsequent years through 1993 reduced Armco's investment to zero, after which Armco stopped recording its equity in profits or losses related to the operations of ASC.

On April 7, 1994, ASC completed an initial public offering and recapitalization. As part of this transaction, the business and assets of ASC were transferred to AK Steel, a newly formed, publicly traded company. In exchange for its interest in ASC, Armco received 1,023,987 shares of AK Steel common stock, representing approximately four percent of the outstanding shares. Due to the level of ownership interest, Armco did not account for AK Steel under the equity method of accounting, and Armco's results were not affected by AK Steel's net income or loss. In addition, Armco was released from certain obligations to make future cash payments to the former joint venture. The number of shares received and other terms of the restructuring and recapitalization were determined by arm's-length negotiations.

As a result of the transaction, Armco recognized a nonrecurring pretax gain of $36.5 in 1994, primarily as a result of the release from certain obligations and recognition of deferred pension curtailment gains established at ASC's formation. At the same time, Armco reevaluated its deferred tax asset position in light of this transaction and concluded that the amount of deferred tax asset, for which realization of a future benefit was more likely than not, had increased by $30.0.

In 1995, Armco sold all of the shares in AK Steel it had received as a result of the initial public offering and recapitalization for a total of $27.2, recognizing a gain of the same amount.

Under a toll-rolling agreement that is in effect through the year 2002, AK Steel hot rolls stainless steel for Armco. AK Steel continues to purchase stainless steel from Armco.

North American Stainless (NAS)
Armco and Acerinox S.A. of Spain each owned a 50% partnership interest in NAS through their respective subsidiaries, First Stainless, Inc. and Stainless Steel Invest, Inc. In the third quarter of 1994, First Stainless, Inc. sold 90% of its 50% equity interest in NAS to its partner for $73.0 in cash and Armco recorded a $26.1 gain on the sale. Through its subsidiary, First Stainless, Inc., Armco maintains a 5% limited partnership interest in NAS. In connection with the transaction, Armco entered into an annual supply contract with NAS to provide the former joint venture with semifinished stainless steel at market prices.


11:  DISCONTINUED OPERATIONS

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

Armco and USX reached a definitive agreement, dated September 22, 1995, to sell their respective partnership interests in National-Oilwell to an entity formed by Duff & Phelps/Inverness, First Reserve Funds and National-Oilwell management. The sale was completed on January 16, 1996. For its 50% interest, Armco received $77.0 in cash, and receivables with a face value of $13.0. The receivables will be recorded at a discounted value of $10.6. After recording $2.1 for recognition of deferred foreign translation losses and miscellaneous expenses, no gain or loss was recognized on the transaction.

Armco recognized equity income from National-Oilwell until September 22, 1995, when the definitive agreement was signed. After that date, Armco's investment in National-Oilwell was equal to its estimated net realizable value and no additional equity income was recorded. The results of National-Oilwell are reported as discontinued operations on the Statement of Consolidated Operations. At December 31, 1995, Armco's $85.5 investment in the joint venture is reported in Net assets held for sale in the Statement of Consolidated Financial Position.

44 Armco Inc. * 1995 Annual Report

                        ARMCO SPECIALTY FLAT-ROLLED STEELS

The following is summarized financial information for National-Oilwell at December 31, 1995 and the nine months ended September 30, 1995; and December 31, 1994 and 1993 and the years then ended:

------------------------------------------------------------------------------
                                 1995           1994           1993
------------------------------------------------------------------------------
Current assets                  $265.1         $240.0         $296.5
Noncurrent assets                 22.9           28.3           47.0
Current liabilities               96.9           88.2          141.7
Noncurrent liabilities            13.1           18.2           31.1
Net sales                        400.1          562.1          627.3
Gross profit                      52.4           79.6           79.9
Special credits (charges)          7.4           13.9           (8.6)
Operating profit (loss)           17.0           29.1           (8.1)
Net income (loss)                 16.0           23.9          (17.5)
------------------------------------------------------------------------------

Armco received cash dividends from National-Oilwell of $1.0 and $15.5 in 1995 and 1994, respectively.

Armco Financial Services Group (AFSG)
Prior to April 7, 1995, the Armco Financial Services Group consisted primarily of insurance companies that Armco intended to sell and that continued underwriting policies (AFSG companies to be sold), and companies that have stopped writing new business and are being liquidated (runoff companies).

AFSG Companies to be Sold
On April 7, 1995, Armco completed the sale of the AFSG companies to be sold to Vik Brothers Insurance Inc., a privately held, North Carolina-based property and casualty insurance holding company. The proceeds from the sale consisted of $64.2 in cash at the closing and $15.0 to be received in 1998. The latter amount is subject to potential adjustment for adverse experience in certain insurance reserves. Substantially all of these proceeds have been pledged as security for certain note obligations due to the runoff companies and will be retained in the investment portfolio of those companies.

Armco recorded a $45.0 charge in the fourth quarter of 1993 in connection with its decision to enter into this transaction. The charge was primarily taken to reduce Armco's investment in the AFSG companies to be sold to its estimated net realizable value. The charge also included recording reserves totaling approximately $11.5, primarily for certain employee benefit liabilities Armco expected to retain after the sale. As part of the sale agreement, Armco received $4.2 in cash from the former companies to be sold and assumed an equal amount of additional employee benefit obligations from them. Concurrent with the sale, Armco transferred the cash and all of the above liabilities to the runoff companies, reducing its investment in those companies by $11.5 in 1995.

Runoff Companies
The runoff companies are accounted for as discontinued operations under the liquidation basis of accounting, whereby all future cash inflows and outflows are considered. Armco believes, based on current facts and circumstances, including the opinion of outside actuaries, that future changes in estimates of net losses relating to the ultimate liquidation of the runoff companies will not be material to Armco's financial position or liquidity. The following sets forth summarized financial information at December 31, 1995 for the runoff companies:

------------------------------------------------------------------------------
Assets:
Invested assets                                        $188.0
Reinsurance recoverable                                 114.8
Other                                                    23.6
------------------------------------------------------------------------------
  Total assets                                          326.4
Liabilities:
Losses and loss reserves (net of future
  investment income of $42.7)                           205.8
Other                                                    35.0
------------------------------------------------------------------------------
  Total liabilities                                     240.8
------------------------------------------------------------------------------
Net assets                                             $ 85.6
------------------------------------------------------------------------------

Currently, insurance regulators having supervisory authority over the runoff companies retain substantial control over certain transactions, including the payment of dividends to Armco.

There are various pending matters relating to litigation, arbitration and regulatory affairs, including matters related to Northwestern National Insurance Company, a runoff company currently involved in, among other matters, litigation with respect to certain reinsurance programs. The ultimate liability from such matters at December 31, 1995 cannot be determined; but, in Armco's opinion, based on current facts and circumstances and the views of outside counsel and advisors, any liability resulting will not materially affect Armco's financial position or liquidity. However, it is possible that due to fluctuations in Armco's results, future developments with respect to changes in the ultimate liability could have a material effect on future interim or annual results of operations.

Worldwide Grinding Systems
Armco's former Worldwide Grinding Systems segment consisted of foreign and domestic businesses that produced grinding balls and rods, abrasion-resistant castings, liners, process control systems and carbon wire rods. Armco also participated in grinding system and wire rod joint ventures in the United States and certain foreign countries through this segment.

On September 28, 1993, Armco completed the sale of its 50% joint venture interest in several wire-drawing operations and received $33.0 in net cash proceeds. On November 11, 1993, Armco sold the remaining businesses in this segment for $75.0, including certain post closing adjustments, and accordingly, the results of this segment are reported as discontinued operations. Armco recorded a charge of $40.0 for losses and expenses associated with the decision to dispose of this segment, including $5.8 to recognize previously unrealized foreign translation losses.

Worldwide Grinding Systems' net sales of $300.7 in the nine months ended September 30, 1993 are not included in Armco's consolidated net sales.

                                            Armco Inc. * 1995 Annual Report 45

                        ARMCO SPECIALTY FLAT-ROLLED STEELS

12:  QUARTERLY INFORMATION (Unaudited)

The following is quarterly information for Armco for 1995 and 1994:

------------------------------------------------------------------------------
                                    4th         3rd         2nd         1st
1995:                    Year       Qtr.        Qtr.        Qtr.        Qtr.
------------------------------------------------------------------------------
Net sales             $ 1,559.9   $ 396.8     $ 404.1     $ 390.6     $ 368.4
Cost of products sold  (1,392.7)   (358.9)     (364.1)     (342.0)     (327.7)
Gain on sale of
  stock (1)                27.2        --          --        25.9         1.3
Income from discontinued
  operation (2)             6.3        --         2.0         2.8         1.5
Net income (loss)          29.8      (8.4)       (0.1)       35.9         2.4

Per share:
  Income from
   discontinued operation  0.06        --        0.02        0.03        0.01
  Net income (loss)        0.11     (0.12)      (0.04)       0.30       (0.02)
------------------------------------------------------------------------------

1994:
Net sales             $ 1,437.6   $ 335.1     $ 368.0     $ 354.9     $ 379.6
Cost of products sold  (1,267.0)   (287.5)     (316.5)     (316.3)     (346.7)
Special charges (3)       (35.0)       --       (15.0)         --       (20.0)
Gain on investments in
  joint ventures (1)       62.6        --        26.1        36.5          --
Income from discontinued
  operation (2)            11.9       4.1         2.6         5.0         0.2
Net income (loss)          77.7       9.6        25.4        69.9       (27.2)

Per share:
  Income from
   discontinued operation  0.11      0.04        0.03        0.05          --
  Net income (loss)        0.57      0.05        0.20        0.63       (0.30)
------------------------------------------------------------------------------

(1) See Note 10.
(2)  Equity in the income of National-Oilwell (Note 11).
(3)  See Note 8.

Price Range and Dividends of Armco Stock
(Unaudited)

Common Stock        1994 Price per share             1995 Price per share
------------------------------------------------------------------------------
                1st     2nd     3rd     4th      1st     2nd     3rd     4th
                Qtr.    Qtr.    Qtr.    Qtr.     Qtr.    Qtr.    Qtr.    Qtr.
      High      6-7/8   6-3/8   6-5/8   7-3/8    7-1/4   7-1/2   7-3/4   6-1/2
      Low       4-5/8   4-1/2   5-1/2   5-7/8    6-1/8   6       5-7/8   5-3/8


------------------------------------------------------------------------------


Preferred Stock
Class a $2.10       1994 Price per share             1995 Price per share
------------------------------------------------------------------------------
                1st     2nd     3rd     4th      1st     2nd     3rd     4th
                Qtr.    Qtr.    Qtr.    Qtr.     Qtr.    Qtr.    Qtr.    Qtr.
      High     29      25      24-1/8  23-3/4   23-3/8  24-1/8  26-1/4  25-3/8
      Low      23-1/8  23-1/2  23      19-3/4   20      22-1/4  22 7/8  23-3/8

                   Dividend per share               Dividend per share
                 .525    .525    .525    .525     .525    .525    .525    .525
------------------------------------------------------------------------------


Class A $3.625      1994 Price per share             1995 Price per share
------------------------------------------------------------------------------
                1st     2nd     3rd     4th      1st     2nd     3rd     4th
                Qtr.    Qtr.    Qtr.    Qtr.     Qtr.    Qtr.    Qtr.    Qtr.
      High     58-7/8  54-1/2   54      54-1/2  54-1/4  56-1/4  57-3/4  51-7/8
      Low      49      46       51-5/8  47-1/2  48-3/8  48      49-3/8  47-5/8

                     Dividend per share               Dividend per share
               .90625  .90625  .90625   .90625  .90625  .90625  .90625  .90625
------------------------------------------------------------------------------


Class B $4.50       1994 Price per share             1995 Price per share
------------------------------------------------------------------------------
                1st     2nd     3rd     4th      1st     2nd     3rd     4th
                Qtr.    Qtr.    Qtr.    Qtr.     Qtr.    Qtr.    Qtr.    Qtr.
      High     51-7/8  49-1/2  47-3/4  46-3/8   46-3/4  49-1/4  50-3/8  49-1/4
      Low      48      46-1/2  45-7/8  41       41-1/2  45-5/8  48-5/8  47

                     Dividend per share               Dividend per share
                1.125   1.125   1.125   1.125    1.125   1.125   1.125   1.125
------------------------------------------------------------------------------

46  Armco Inc. * 1995 Annual Report
</TEXT