Form 10-K405, Exhibit 13
period 1996-12-31
ARMCO INC
filed 1997-03-24
CIK 7383

                                                                   EXHIBIT 13
RESTORING EARNINGS POWER . MANAGEMENT'S DISCUSSION AND ANALYSIS

MANAGEMENT'S DISCUSSION AND ANALYSIS
Three Years Ended December 31, 1996
(Dollars in millions, except per share data)


GENERAL

This discussion and analysis of Armco's financial results should be read together with the Consolidated Financial Statements and Notes on pages 23 through 37.

Operating Results

------------------------------------------------------------------------------
                                                 1996       1995       1994
------------------------------------------------------------------------------
Net sales                                      $1,724.0   $1,559.9   $1,437.6
Special charges                                    (8.8)       --       (35.0)
Operating profit                                   74.7       69.0       39.2
Gain on sale of investments in joint ventures
   and related stock                                --        27.2       62.6
Credit (provision) for income taxes                (1.4)      (2.0)      28.7
Income from continuing operations                  26.0       23.5       65.8
Income from discontinued operations:
   Aerospace and Strategic Materials                6.5        --         --
   National-Oilwell                                 --         6.3       11.9
Net income                                         32.5       29.8       77.7
Net income per common share                        0.14       0.11       0.57
------------------------------------------------------------------------------

1996 vs. 1995: Net sales in 1996 were 11% higher than in 1995, primarily due to higher shipments of automotive exhaust stainless, electrical and carbon steels in the Specialty Flat-Rolled Steels segment. Higher sales were also achieved by Douglas Dynamics, LLC, Armco's snowplow manufacturer, whose results are reported in the Fabricated Products business segment.

Operating profit increased 8% in 1996 due to a significant reduction in losses at Armco's Mansfield and Dover Operations in the Specialty Flat-Rolled Steels segment, an increase in profits from Douglas Dynamics and lower employee benefit costs. These improvements were offset, in part, by lower profits in the remainder of the Specialty Flat-Rolled Steels segment, due to higher imports and weak pricing in certain chrome nickel products plus higher sales of less profitable carbon steel. The decrease in Mansfield and Dover operating losses reflects improved operating practices and higher levels of production compared with 1995, which was a ramp-up period following a year-long idling of these facilities. Employee benefit expenses were lower in 1996 primarily as a result of increased funding of the pension plans during 1995 and 1996 and lower interest rates on Armco's liability for retiree health care and life insurance benefits.

Included in the 1996 operating profit were special charges totaling $8.8 for a loss on the sale of Armco's nonresidential construction business and a decision to exit a line of light truck equipment manufactured by Douglas Dynamics. Operating profit also included nonrecurring income totaling $8.6 from claim settlements, including the partial settlement of a business interruption insurance claim.

In 1995, Armco sold all of the shares of AK Steel Holding Corporation it had received in the initial public offering and recapitalization of Armco Steel Company, L.P., recognizing a gain of $27.2.

Included in income from continuing operations for 1996 was the above-mentioned special charges and claim settlements and a $6.3 gain, which resulted from the recognition of gains previously deferred in connection with asset sales at an industrial park owned by Armco. Armco elected to defer gains resulting from individual asset sales at this site because of uncertainty concerning realization of the carrying value of the remaining property. The gains were recognized following receipt, in March 1996, of an independent appraiser's report indicating that the remaining land, buildings and dock facilities in the park had a market value in excess of Armco's historical cost carrying value.

Income from discontinued operations in 1996 consisted of a $6.5 increase in the gain on the sale of Armco's Aerospace and Strategic Materials business segment related to a federal income tax settlement. In 1995, Armco recognized, in income from discontinued operations, equity income of $6.3 from National-Oilwell, a joint venture divested in January, 1996.

1995 vs. 1994: Net sales increased in 1995 over 1994 because of strong markets and higher prices for stainless and electrical steels, and the addition of sales from Armco's modernized facilities in Mansfield and Dover, Ohio, which resumed operations in April 1995. The Mansfield and Dover plants, idled in March of 1994, recorded sales which were $52.1 higher in 1995 than in 1994. However, Armco's net sales in 1994 included $52.8 from Eastern Stainless Corporation, which has since been divested. Excluding the results of Mansfield, Dover and Eastern Stainless, 1995 net sales were 9% higher than 1994 sales. Increased sales for the year in the Specialty Flat-Rolled Steels segment and by Sawhill Tubular, were partially offset by a decline in sales at Douglas Dynamics.

During 1994, special charges totaling $35.0 were recorded for expenses associated with idling the Mansfield and Dover Operations and for employee benefit and other charges related to the sale of assets by Eastern Stainless.

The results of the Butler, Coshocton and Zanesville Operations in the Specialty Flat-Rolled Steels segment exceeded 1994 operating profit by 22%. In addition, results improved at Sawhill Tubular. However, excluding special charges, operating profit in 1995 was down $5.2 from 1994, as higher losses generated by the ramp-up of the Mansfield Operations and lower profits from Douglas Dynamics more than offset the improvements.

Income from continuing operations in 1994 reflected the completion of an initial public offering and recapitalization of Armco Steel Company, L.P., for which Armco recognized a pretax gain of $36.5, and a $30.0 tax benefit. Also in 1994, Armco sold 90% of its investment in North American Stainless for $73.0 in cash, recognizing a $26.1 gain.

Outlook: With reasonably firm demand in most product lines, Armco's expanded capacity and improved productivity should allow its Specialty Flat-Rolled Steels segment to compete for more of the available market. Armco expects 1997 sales in the Fabricated Products segment to approximate 1996 levels; however, an expected decrease in operating profit on snowplows will be only partially offset by improved profits anticipated in the tubular business.


BUSINESS SEGMENT RESULTS

Specialty Flat-Rolled Steels

------------------------------------------------------------------------------
                                      1996        1995        1994
------------------------------------------------------------------------------
Customer sales                      $1,421.2    $1,277.0    $1,114.4
Special charges                          --          --        (35.0)
Operating profit                        72.9        76.0        40.5
------------------------------------------------------------------------------

Armco's Specialty Flat-Rolled Steels businesses produce and finish flat-rolled stainless, electrical and carbon steels at plants in Butler, Pennsylvania, and Coshocton, Dover, Mansfield and Zanesville, Ohio. The segment also includes the results of international trading companies that buy and sell steel and manufactured steel products. Through September 30, 1994, the segment included stainless steel plate products, which were produced by Eastern Stainless Corporation, Armco's former 84%-owned subsidiary in Baltimore, Maryland. Armco stopped consolidating its results on that date following a decision by Eastern Stainless to sell substantially all of its assets to a third party.

Customer sales and shipments by major product line and annual production were:

------------------------------------------------------------------------------
                                 1996             1995             1994
                             -----------      -----------      -----------
(tons in thousands)          Sales  Tons      Sales  Tons      Sales  Tons
------------------------------------------------------------------------------
Specialty flat-rolled*    $1,108.0   739   $1,013.3   647   $  875.3   604
Specialty semi-finished      133.9    97      130.5    78       80.2    64
Stainless plate                --     --        --     --       52.8    22
Galvanized and other carbon  144.2   304       94.1   214       62.1   125
Other                         35.1    --       39.1    --       44.0    --
------------------------------------------------------------------------------
Total                     $1,421.2 1,140   $1,277.0   939   $1,114.4   815
------------------------------------------------------------------------------
Cast production                    1,439            1,153              947
------------------------------------------------------------------------------

* The Specialty flat-rolled product line consists of automotive exhaust stainless, specialty strip and sheet, and electrical steels.

1996 vs. 1995: Customer sales in 1996 exceeded 1995 levels primarily due to higher sales of automotive exhaust stainless, electrical and galvanized steels. A 21% increase in shipped tons was made possible by progressively higher operating levels at Mansfield in the second half of 1996. The higher operating levels were achieved despite several planned outages necessary to complete equipment upgrades.

Average sales per ton in 1996 was lower than in the prior year, primarily due to higher import penetration in a number of product lines, increased sales of lower-priced carbon products, and the elimination of raw material price surcharges on certain stainless steels. Armco and other specialty steel producers add raw material surcharges to the price of their product to compensate for higher costs incurred when the price of key raw materials such as nickel, chromium or molybdenum rises above certain levels. In 1996, raw material prices fell below these levels.

Automotive exhaust stainless shipments reached record levels in 1996, as the Mansfield Operations shipped significantly more of this product line than in the prior year. Strong production of North American cars and light trucks, and increased use of stainless in exhaust systems stimulated current year demand.

Shipments of electrical steel products increased as a result of generally good market conditions and some easing of capacity constraints. Driven by housing starts, demand remained strong for grain oriented electrical steel used in utility distribution transformers. However, shipments of non-oriented electrical steel used in motors and generators suffered under pressure from imports, which increased substantially in the second half of the year.

Specialty strip and sheet shipments declined slightly in the year-to-year comparison due to softer market conditions and increased import penetration. Average sales per ton were lower in 1996 compared to 1995 as a result of the elimination of raw material surcharges and base price erosion, resulting from an increased level of imports.

Specialty semi-finished shipments increased in 1996, primarily due to export sales. A reduction in average sales per ton reflected worldwide market softness and the elimination of raw material surcharges. Sales of specialty semi-finished products have also been adversely affected by import competition.

Armco's carbon steel shipments increased in 1996 compared to 1995. In the first half of 1996, Armco exited the lower-priced carbon hot band market, shifting the carbon steel product mix to more galvanized steel thereby increasing average sales per ton in the year-to-year comparison.

During 1996, operating profit for this segment was lower than in 1995 due to price erosion on specialty strip and sheet and specialty semi-finished products and several planned equipment outages, including outages necessary to upgrade Armco's finishing facilities as part of the strategic facilities plan. The outages and the subsequent process of restarting and returning these facilities to full capability contributed to higher costs and lower yields. To meet demand during this period, Armco used outside processors to finish some of its stainless steels, resulting in increased costs.

Specialty Flat-Rolled Steels' 1996 operating profit included $8.6 of income from various claims settlements, including the partial settlement of a business interruption insurance claim for a 1995 unplanned outage. The outage resulted in the use of alternative and more costly product routings, and lost sales.

Operating profit in 1996 also included a $39.5 loss from the Mansfield and Dover Operations, compared to a loss of $104.2 in 1995 while Mansfield was ramping up. The 1996 loss was due, in part, to a number of planned and unplanned equipment outages and to higher than expected operating costs.

RESTORING EARNINGS POWER

[NINE BAR CHARTS APPEAR HERE]
                  SPECIALTY FLAT-ROLLED STEELS - SALES - BY MARKET
------------------------------------------------------------------------------
                                            1996        1995        1994
------------------------------------------------------------------------------
Automotive                                   44%         40%         39%
Industrial and Electrical Equipment          28%         32%         34%
Service Centers                              12%          9%         12%
Other                                        16%         19%         15%
------------------------------------------------------------------------------


               SPECIALTY FLAT-ROLLED STEELS - SALES - BY PRODUCT LINE
------------------------------------------------------------------------------
                                            1996        1995        1994
------------------------------------------------------------------------------
Specialty flat-rolled                        78%         79%         78%
Specialty semi-finished                       9%         10%          7%
Stainless plate                               0%          0%          5%
Galvanized and other carbon                  10%          7%          6%
Other                                         3%          4%          4%
------------------------------------------------------------------------------


                 SPECIALTY FLAT-ROLLED STEELS - TONS SHIPPED
------------------------------------------------------------------------------
                                            1995        1994        1993
------------------------------------------------------------------------------
Specialty flat-rolled                        65%         68%         74%
Specialty semi-finished                       8%          9%          8%
Stainless plate                               0%          0%          3%
Galvanized and other carbon                  27%         23%         15%
------------------------------------------------------------------------------

1995 vs. 1994: The Mansfield and Dover Operations were idled from March 1994 through the first quarter of 1995, although Dover began limited operations early in the first quarter of 1995. By mid-year, the Dover plant was fully operational. With the completion of its new thin-slab caster and modernized hot strip mill, Mansfield restarted in April 1995. The restart was hampered by process control system difficulties and the failure of the refractory lining and a skid in the new walking beam furnace. The furnace problems necessitated an unscheduled 17-day outage.

Customer sales in 1995 increased 15% over 1994 sales, as demand for most products remained strong throughout the year. Pricing also remained strong as a result of raw material surcharges on products containing nickel, chromium and molybdenum, January 1995 price increases for electrical steel and industry-wide price increases for chrome nickel products.

Armco's shipments of automotive exhaust stainless increased in 1995, principally as a result of continued strength in North American car and light truck production and increased use of stainless steel in exhaust systems.

Shipments of electrical steel remained at a high level, sustained by strong demand for both grain oriented and non-oriented electrical steels. Armco's orders for non-oriented electrical steel were further increased in 1995 by a 54-day strike at a major domestic competitor; however, Armco's ability to ship this product was limited by capacity constraints.

The increase in Armco's shipments of specialty strip and sheet was primarily attributable to broad-based increases in the automotive, consumer and industrial markets, especially in the first half of 1995, as well as the strike mentioned above. In the second half, demand slowed due to normal seasonal factors as well as liquidation of customer inventories.

Specialty semi-finished shipments, which consist of hot bands and slabs, grew 22% in 1995 on strong demand from North American customers.

Customer sales for the segment were also affected by the idling and restart of the Mansfield and Dover Operations and by the divestment of Eastern Stainless. Sales by Mansfield and Dover increased by $52.1 in 1995. Eastern Stainless sales of $52.8 were recognized in 1994, before Armco stopped consolidating the results of this business as a result of the divestment.

During 1994, Armco recognized a $20.0 special charge related to its decision to idle and restructure the Mansfield and Dover, Ohio plants, while installing a new thin-slab continuous caster. The special charge consisted of $11.2 for employee benefits, primarily group insurance and supplemental unemployment benefits, and $8.8 to write down inventories and fixed assets.

In 1994, Eastern Stainless decided to sell substantially all of its assets for cash and the assumption of certain liabilities and Armco recognized a $15.0 special charge related to that decision. On March 14, 1995, the transaction was completed. Net liabilities not assumed by the buyer or satisfied by the sale proceeds were assumed by Armco. On the date of sale, the net liabilities assumed by Armco, including amounts recorded at the establishment of the $15.0 special charge, totaled $53.0.

Specialty Flat-Rolled Steels operating profit in 1995 was almost double that of 1994. Included in the 1995 operating results was a $104.2 operating loss from the Mansfield and Dover Operations, primarily as a result of the startup problems described above. The 1994 Specialty Flat-Rolled Steels operating profit included losses of $86.0 from the Mansfield and Dover Operations, primarily as a result of the idling. The remaining operations in this segment realized a 22% increase in operating profit from 1994 to 1995.

Outlook: The strategic facilities upgrades were completed during 1996 and Armco believes that it is now positioned to operate its plants without major disruptions throughout 1997. Armco plans to focus on improving productivity and quality at its specialty flat-rolled steels operations and anticipates further cost reductions as these improvements are made.

Improved results for this segment are dependent, in part, on steady production from the Mansfield Operations. Based on fourth quarter 1996 results, Mansfield has demonstrated its ability to produce quality products at stable operating levels, providing this business segment with the capacity and flexibility required to meet expected market conditions.

Automotive exhaust stainless sales are expected to remain strong supported by North American vehicle sales and an increase in the average amount of stainless steel used in each vehicle. Stable housing starts are expected to continue to stimulate demand for oriented electrical steels, while high levels of lower-priced imports continue to adversely affect non-oriented product sales. In the near term, worldwide oversupply and higher levels of import penetration are expected to have a continued adverse effect on pricing for specialty strip and sheet and specialty semi-finished products. Prices and demand for Armco's galvanized steels, however, are expected to remain stable through the first half of 1997.

Low-priced foreign imports of specialty steels increased in 1996, adversely affecting volume and pricing experienced by domestic companies like Armco. As a result, industry trade groups have begun to gather data to determine whether there are grounds for trade cases against some foreign producers. However, no trade cases have been filed to date and there can be no assurance that sufficient grounds will be found to warrant future filing of trade cases or, in the event, trade cases are filed, that a favorable result will be obtained.

Fabricated Products

------------------------------------------------------------------------------
                                        1996        1995        1994
------------------------------------------------------------------------------
Customer sales                         $302.8      $282.9      $323.2
Special charges                          (8.8)        --          --
Operating profit                         22.8        22.0        30.9
------------------------------------------------------------------------------

The Fabricated Products business segment includes the results of Sawhill Tubular, a manufacturer of steel pipe and tubing, and Douglas Dynamics, a manufacturer of snowplows and ice control products.

1996 vs. 1995: Customer sales in this segment were 7% above last year's level, largely due to higher sales at Douglas Dynamics. Snowplow shipments in 1996 were the second highest achieved in Douglas Dynamics' history, due to near record snowfalls and strong light truck sales. Although Sawhill Tubular's shipment volumes increased in the year-to-year comparison, this was offset by lower prices caused by increased domestic competitive pressures and a high level of imports.

In 1996, Armco recorded a special charge of $5.9 for the estimated loss on the sale of its nonresidential construction business. In 1996, Armco negotiated an agreement to sell the business and the sale was effective January 1, 1997. The charge primarily relates to the writedown of assets and recognition of additional employee benefit liabilities.

Also in 1996, Armco recorded a $2.9 special charge primarily for the writedown of inventories and severance costs related to the decision to discontinue a line of light truck equipment manufactured by Douglas Dynamics. Excluding this special charge, Douglas Dynamics' operating profit was substantially higher than 1995. Increased sales and cost reductions related to the elimination of production outsourcing were partially offset by higher fixed manufacturing, administrative and selling costs, primarily related to the introduction of new products.

Sawhill Tubular recorded a decrease in operating profits primarily as a result of higher costs for steel hot bands compared to product selling prices.

1995 vs. 1994: Customer sales decreased by 12% in 1995 compared to 1994 primarily as a result of eliminating the sales of Bowman Metal Deck, a manufacturer of steel roof and floor decking, which was sold in December 1994, and lower sales by Douglas Dynamics. The severe winter weather in early 1994 led to the best sales year in Douglas Dynamics' history; however, the mild winter preceding the 1995 selling season resulted in lower annual snowplow sales. Sawhill Tubular sales were 3% higher than 1994.

Lower operating profit in 1995 resulted from the reduced sales at Douglas Dynamics, which was partially offset by Sawhill Tubular's return to profitability. Douglas Dynamics cut operating costs by reducing manpower to match lower order backlog, decreasing the amount of production previously performed by outside parties and periodically ceasing production to control inventory levels. However, these actions could not fully offset the effects of the lower sales volume of snowplows and other equipment sales, and higher expenses related to new product development. Sawhill Tubular's return to profitability was driven by increased sales, complemented by operational improvements and cost reduction programs, which not only led to improved results, but also brought about reductions in inventories.

Outlook: Sales at Douglas Dynamics are expected to be lower in 1997 compared to 1996, as the snowplow industry continues to experience its normal cyclical change in volume. During this downturn, Armco expects to maintain market share and margins, but still anticipates a decrease in operating profits.

Sales at Sawhill Tubular in 1997 are anticipated to be above 1996 levels, reflecting increased volume and stable, though depressed, pricing. Higher sales and a reduction in manufacturing costs are expected to result in improved operating profit.


DISCONTINUED OPERATIONS

Aerospace and Strategic Materials

Oregon Metallurgical Corporation (Oremet), formerly 80% owned by Armco, was part of the Aerospace and Strategic Materials business segment that Armco sold in 1985. Prior to the sale, Armco filed a suit on behalf of Oremet in the U.S. Claims Court, claiming refunds and interest on federal and state taxes. Pursuant to the sales agreement, Armco retained the benefit of its share of any proceeds of this action, net of taxes imposed on Oremet and the buyer. In 1988, as a result of a favorable settlement with the Internal Revenue Service
(IRS), Armco recorded a $15.2 net of tax adjustment to the gain on the sale of this business segment. In 1996, Armco and Oremet reached agreement with the IRS that the 1988 refund of taxes and interest should not itself have been taxable to Oremet, further increasing the net proceeds, resulting in Armco recording an additional $6.5 gain on the sale.

National-Oilwell

National-Oilwell, which sells oil field tubular pipe, and produces and sells drilling and production equipment and process pumps used in the world's oil and gas services industry, was a joint venture equally owned by subsidiaries of Armco and USX Corporation.

Armco and USX reached a definitive agreement, dated September 22, 1995, to sell their respective partnership interests in National-Oilwell to an entity formed by Duff & Phelps/Inverness, First Reserve Funds and National-Oilwell management. The sale was completed on January 16, 1996. For its 50% interest, Armco received $77.0 in cash, and receivables with a face value of $13.0. The receivables were recorded at a discounted value of $10.6. After recording $2.1 for recognition of deferred foreign translation losses and miscellaneous expenses, no gain or loss was recognized on the transaction.

RESTORING EARNINGS POWER

Armco Financial Services Group (AFSG)

AFSG consists of insurance companies that have stopped writing new business and are being liquidated. These companies have not written any new business for retention except for an immaterial amount of guaranteed renewable accident and health business since 1986. The number of policyholders of this business has decreased from approximately 4,000 at December 31, 1986 to 1,007 at December 31, 1995 and 870 at December 31, 1996.

Liquidity and Financial Resources: Claims are paid by using AFSG's investment portfolio and the related investment income from such portfolio. The portfolio had a market value of $172.3 at December 31, 1996. AFSG believes the existing invested assets, related future income and other assets will provide sufficient funds to meet all future claims payments.

AFSG's loss reserves net of reinsurance recoverables decreased to $102.2 at December 31, 1996 from $118.7 at December 31, 1995. AFSG estimates that 60% of the claims will be paid in the next five years and that substantially all of the claims will be paid by the year 2017. The ultimate amount of the claims as well as the timing of the claims payments are estimated based on an annual review of loss reserves performed by AFSG's independent and consulting actuaries.

Outlook: Armco management continues to believe, based on current facts and circumstances and the opinions of outside counsel and advisors, that future charges, if any, resulting from the runoff of AFSG will not be material to Armco's financial condition or liquidity. However, it is possible that due to fluctuations in Armco's results, future developments could have a material effect on the results of one or more future interim or annual periods.


OTHER INVESTMENTS

Armco Steel Company, L.P. (ASC)

On April 7, 1994, ASC, a limited partnership 50% owned by a subsidiary of Armco, completed an initial public offering and recapitalization. As part of this transaction, the business and assets of ASC were transferred to AK Steel Holding Corporation, a newly formed, publicly traded company. In exchange for its interest in ASC, Armco received 1,023,987 shares of AK Steel common stock, representing approximately four percent of the outstanding shares. The number of shares received and other terms of the restructuring and recapitalization were determined by arm's-length negotiations.

As a result of the transaction, in 1994 Armco recognized a nonrecurring pretax gain of $36.5, primarily as a result of its release from certain obligations to make future cash payments to the former joint venture and recognition of deferred pension curtailment gains established at ASC's formation. In light of this transaction, Armco also concluded that the realizable amount of its deferred tax asset had increased and so recorded a tax benefit of $30.0.

In 1995, Armco sold all of the AK Steel common stock it had received as a result of the initial public offering and recapitalization for a total of $27.2, recognizing a gain of the same amount.

Under a toll-rolling agreement that is in effect through the year 2002, AK Steel hot rolls stainless steel for Armco.

North American Stainless (NAS)

Armco and Acerinox S.A. of Spain each owned a 50% partnership interest in NAS through their respective subsidiaries, First Stainless, Inc. and Stainless Steel Invest, Inc. NAS operates a state-of-the-art chrome nickel stainless steel finishing plant in Carrollton, Kentucky. In 1994, Armco's subsidiary sold 90% of its 50% equity interest in NAS to its partner for $73.0 in cash and Armco recorded a $26.1 gain on the sale. Armco decided to sell most of its investment in NAS because NAS needed cash infusions from its partners to expand its operations, while Armco chose to use its resources to support its core business operations. In connection with the transaction, Armco entered into an annual supply contract with NAS to provide the former joint venture with semi-finished stainless steel at market prices.


LIQUIDITY AND CAPITAL RESOURCES

At December 31, 1996, Armco had $168.9 of cash and cash equivalents, compared to $136.8 at December 31, 1995. Cash and cash equivalents increased $32.1 during 1996, primarily as a result of net proceeds of $77.0 from the sale of National-Oilwell, $15.7 of net proceeds from the sale of other assets and investments, and cash generated from operations. Partially offsetting these inflows were cash payments, which included $59.8 for capital expenditures, $41.2 for pension plan funding, $24.3 of principal payments on debt and $17.8 for preferred stock dividends.

Inventories increased 14% during 1996, reflecting increased production levels in the Specialty Flat-Rolled Steels segment. Trade receivables and payables, primarily in the Specialty Flat-Rolled Steels segment, declined 16% and 8%, respectively. The decrease in receivables was the result of timelier customer payments and lower product prices. The decline in payables primarily reflects lower prices for purchased raw materials and reduced capital expenditures.

At December 31, 1996, Armco had in place two bank credit facilities, totaling $170.0. Under a receivables facility, Armco sells substantially all its trade receivables to a wholly owned subsidiary, Armco Funding Corporation (AFC). In January 1996, AFC entered into a five-year revolving credit agreement with a group of banks providing up to $120.0 for revolving credit loans and letters of credit secured by AFC's receivables. At December 31, 1996, there were no outstanding borrowings under this credit facility; however, $69.9 of the facility was used as support for letters of credit.

In January 1996, Armco entered into a three-year revolving credit agreement with a group of banks providing up to $50.0 for revolving credit loans secured by Armco's inventories. The credit agreement subjects Armco to certain restrictions and covenants related to, among other things, minimum working capital, minimum net income, current ratio and interest coverage ratio requirements. At December 31, 1996, there were no outstanding borrowings under this credit facility.

Armco has debt maturities of $27.2 and $27.4 in 1997 and 1998, respectively. In 1999 and 2000, $127.5 and $157.6, respectively, will come due, primarily as a result of the maturity of the $100.0, 11.375% Senior Notes due 1999 and the $125.0, 9.375% Senior Notes due 2000.

Armco anticipates that its capital expenditures for 1997 will total approximately $70.0, of which approximately $18.5 relates to finishing facilities expansion projects. Armco expects that its 1997 cash requirements, including amounts for debt service, preferred stock dividends and capital expenditures, will be paid out of existing cash balances and cash generated from operations.

On January 24, 1997, Armco's Board of Directors declared the regular quarterly dividends of $.525 per share on the $2.10 cumulative convertible preferred stock, Class A, and $.90625 per share on the $3.625 cumulative convertible preferred stock, Class A, each payable March 31, 1997 to shareholders of record on February 28, 1997. The Board of Directors also declared the regular quarterly dividend of $1.125 per share on the $4.50 cumulative convertible preferred stock, Class B, payable April 1, 1997, to shareholders of record on February 28, 1997. Payment of dividends on Armco's common stock is currently prohibited under the terms of certain of Armco's debt instruments and under the terms of its inventory credit facility. Armco does not anticipate paying a common stock dividend in the foreseeable future.


ENVIRONMENTAL MATTERS

Armco, in common with other United States manufacturers, is subject to various federal, state and local requirements for environmental controls relating to its operations. Armco has devoted, and will continue to devote, significant resources to control air and water pollutants, to dispose of wastes and to remediate sites of past waste disposal. Armco estimates capital expenditures for pollution control in its manufacturing operations will be about $20.0 for the years 1997-2001, with the largest expenditures being made in the Specialty Flat-Rolled Steels segment. Approximately $7.5 is related to control of air pollution pursuant to regulations currently promulgated under the Clean Air Act, as amended, and corresponding state laws. These projections, which have been prepared internally and without independent engineering or other assistance, reflect Armco's analysis of both current and expected regulations. During the period 1991 through 1996, Armco's capital expenditures for pollution control projects amounted to approximately $35.8, including $7.7 in 1996. Statutory and regulatory requirements in this area continue to evolve and, accordingly, the type and magnitude of expenditures may change.

Armco has been named as a defendant, or identified as a potentially responsible party, in various governmental proceedings regarding cleanup of certain past waste disposal sites. Armco is also a defendant in various private lawsuits alleging property damage and personal injury from waste disposal sites. Joint and several liability could be imposed on Armco or other parties for some of these matters; thus, theoretically, one party could be held liable for all costs related to a site. While such governmental and private actions are being contested, the outcome of individual matters cannot be predicted with assurance. However, based on its experience with such cases and a review of current claims, Armco expects that in most cases any ultimate liability will be apportioned between Armco and other financially viable parties.

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

On October 10, 1996, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants issued Statement of Position 96-1, Environmental Remediation Liabilities. The Statement provides authoritative guidance on specific accounting issues that are present in the recognition, measurement, display and disclosure of environmental remediation liabilities. Armco intends to adopt the Statement, when required in 1997, but does not expect the adoption to have a material effect on its Statements of Consolidated Financial Position or Consolidated Income.

RESTORING EARNINGS POWER . OPINION

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

Armco's management is responsible for the integrity and objectivity of the financial information presented in this Annual Report. Armco maintains a system of internal accounting control and a program of internal audits. They are designed to provide reasonable assurance that the financial reports are fairly presented and that Armco employees comply with stated policies and procedures, including policies on the ethical conduct of business. Armco continually reviews and updates its policies and system of internal accounting control as businesses and business conditions change.

Management and the Audit Review Committee of the Board of Directors recommended, and the Board of Directors approved, the hiring of Deloitte & Touche LLP as independent auditors for Armco. Deloitte & Touche LLP expresses an informed professional opinion on Armco's financial statements.

The Audit Review Committee, composed solely of independent outside directors, oversees Armco's public financial reporting. The Audit Review Committee meets periodically with management, Deloitte & Touche LLP and Armco's internal auditors, both individually and jointly, to discuss internal accounting control and financial reporting matters. Deloitte & Touche LLP and Armco's internal auditors have free access to the Audit Review Committee to discuss any matters.

We believe Armco's internal control system, combined with the activities of the internal and independent auditors and the Audit Review Committee, provides you reasonable assurance of the integrity of our financial reporting.


/s/  J. F Will                            /s/  Jerry W. Albright

James F. Will                             Jerry W. Albright
Chairman, President and                   Vice President and
Chief Executive Officer                   Chief Financial Officer



Independent Auditors' Report


Deloitte &
   Touche LLP                                   2500 One PPG Place
-------------                                   Pittsburgh, PA 15222
           [Deloitte & Touche LLP LOGO]


Armco, Its Shareholders and Directors:

We have audited the statement of consolidated financial position of Armco Inc. and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Armco Inc. and subsidiaries at December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

/s/  Deloitte & Touche LLP

February 5, 1997

RESTORING EARNINGS POWER . INCOME

STATEMENT OF CONSOLIDATED INCOME
For the years ended December 31, 1996, 1995 and 1994
(Dollars in millions, except per share amounts)

----------------------------------------------------------------------------
                                                 1996      1995      1994
----------------------------------------------------------------------------
Net sales                                      $1,724.0  $1,559.9  $1,437.6
Cost of products sold                          (1,549.7) (1,392.7) (1,267.0)
Selling and administrative expenses               (90.8)    (98.2)    (96.4)
Special charges (Note 8)                           (8.8)      --      (35.0)
----------------------------------------------------------------------------
   Operating profit                                74.7      69.0      39.2

Interest income                                    10.1      11.8      10.5
Interest expense                                  (36.3)    (32.9)    (33.8)
Gain on sale of investments in joint ventures
   and related stock (Note 10)                      --       27.2      62.6
Sundry other-net (Note 2)                         (21.1)    (49.6)    (41.4)
----------------------------------------------------------------------------
   Income before income taxes                      27.4      25.5      37.1

Credit (provision) for income taxes (Note 3)       (1.4)     (2.0)     28.7
----------------------------------------------------------------------------
   Income from continuing operations               26.0      23.5      65.8

Discontinued operations (Note 11) -

   Aerospace and Strategic Materials
      Gain on disposal of business                  6.5       --        --

   National-Oilwell
      Income from operations (net of income taxes
        of $0.1 in 1995 and $1.0 in 1994)           --        6.3      11.9
----------------------------------------------------------------------------
Net income                                    $    32.5  $   29.8  $   77.7
----------------------------------------------------------------------------

Income per share-primary (Note 1)
  Income from continuing operations           $    0.08  $   0.05  $   0.46
  Income from discontinued operations              0.06      0.06      0.11
----------------------------------------------------------------------------
Net income                                    $    0.14  $   0.11  $   0.57
----------------------------------------------------------------------------

Dividends on preferred stock (Note 5)
    $2.10 Class A                             $    2.10  $   2.10  $   2.10
    $3.625 Class A                                 3.625     3.625     3.625
    $4.50 Class B                                  4.50      4.50      4.50
----------------------------------------------------------------------------

See Notes to Consolidated Financial Statements on pages 26 through 37.

RESTORING EARNINGS POWER . FINANCIAL POSITION

STATEMENT OF CONSOLIDATED FINANCIAL POSITION
December 31, 1996 and 1995
(Dollars in millions, except per share amounts)
------------------------------------------------------------------------------
                                                              1996      1995
------------------------------------------------------------------------------
Assets
  Current assets
    Cash and cash equivalents (Note 1)                     $  168.9  $  136.8
    Accounts and notes receivable
      Trade (less allowance for doubtful accounts of
        $3.8 in 1996 and $4.4 in 1995)                        137.4     162.8
      Other                                                    12.2       6.6
    Inventories (Note 1)                                      246.9     216.2
    Investment in National-Oilwell (Note 11)                    --       85.5
    Other                                                       6.4       5.9
------------------------------------------------------------------------------
  Total current assets                                        571.8     613.8
------------------------------------------------------------------------------

  Investments
    Investment in Armco Financial Services Group (Note 11)     85.6      85.6
    Other (less allowance for impairment of $12.7 in
      1996 and $16.7 in 1995)  (Note 1)                        52.4      37.2

  Property, plant and equipment (net of accumulated deprec-
     iation of $597.6 in 1996 and $539.8 in 1995) (Note 1)    670.1     668.5
  Deferred tax asset - net (Note 3)                           325.8     326.1
  Goodwill and other intangible assets (Note 1)               144.8     145.9
  Other assets                                                 17.3      19.5
------------------------------------------------------------------------------
Total assets                                               $1,867.8  $1,896.6
------------------------------------------------------------------------------

Liabilities
  Current liabilities
    Trade accounts payable                                 $  136.3  $  148.2
    Employment-related liabilities (Note 2)                   115.1     172.4
    Other accruals                                             79.6      72.6
    Current portion of long-term debt (Note 4)                 27.2      25.8
------------------------------------------------------------------------------
  Total current liabilities                                   358.2     419.0
------------------------------------------------------------------------------

  Long-term debt (Note 4)                                     344.3     361.6
  Long-term employee benefit obligations (Note 2)           1,200.2   1,165.9
  Other liabilities                                           177.1     180.5

  Commitments and contingencies (Notes 1, 4, 9 and 11)
------------------------------------------------------------------------------

Shareholders' deficit (Note 5)
  Preferred stock
     Class A                                                  137.6     137.6
     Class B                                                   48.3      48.3
  Common stock (authorized 150,000,000 shares of
    $.01 par value; issued and outstanding
    106,457,166 in 1996 and 106,102,560 in 1995)                1.1       1.1
  Additional paid-in capital                                  965.0     963.0
  Accumulated deficit                                      (1,363.9) (1,378.5)
  Other                                                        (0.1)     (1.9)
------------------------------------------------------------------------------
  Total shareholders' deficit                                (212.0)   (230.4)
------------------------------------------------------------------------------
Total liabilities and shareholders' deficit                $1,867.8  $1,896.6
------------------------------------------------------------------------------

See Notes to Consolidated Financial Statements on pages 26 through 37.

24

RESTORING EARNINGS POWER . CASH FLOWS

STATEMENT OF CONSOLIDATED CASH FLOWS

For the years ended December 31, 1996, 1995 and 1994
------------------------------------------------------------------------------
(Dollars in millions)                                 1996     1995     1994
------------------------------------------------------------------------------
Cash flows from operating activities:
  Net income                                         $ 32.5   $ 29.8   $ 77.7
  Adjustments to reconcile net income to net
    cash from operating activities:
    Depreciation                                       58.7     52.8     48.8
    Undistributed earnings from discontinued operations  -      (6.3)   (11.9)
    Net gain on sales of investments and facilities    (8.9)   (28.4)   (64.3)
    Deferred income tax benefit                          -        -     (30.0)
    Special charges                                     8.8       -      35.0
    Other                                               6.3     10.9     12.4
  Change in assets and liabilities:
    Trade accounts and notes receivable                22.8      6.1     (9.9)
    Inventory                                         (33.3)   (50.8)    12.4
    Payables and accrued operating expenses           (13.2)    34.4     (1.8)
    Employee benefits obligations                     (17.4)   (26.4)    20.2
    Other assets and liabilities - net                (13.7)    (6.6)   (30.1)
------------------------------------------------------------------------------
  Net cash provided by operating activities            42.6     15.5     58.5
------------------------------------------------------------------------------
Cash flows from investing activities:
    Net proceeds from the sale of businesses
      and assets                                       14.0     31.5     19.9
    Proceeds from the sale and maturity of
      liquid investments                                 -      29.7       -
    Proceeds from the sale of investments              78.7     30.0     89.4
    Purchase of liquid investments                     (0.3)    (6.0)   (24.5)
    Purchase of investments                            (0.1)    (1.2)    (8.8)
    Contributions to investees                         (3.0)    (2.0)    (7.7)
    Capital expenditures                              (59.8)  (143.3)   (86.9)
    Other                                              (2.6)     1.4      2.4
------------------------------------------------------------------------------
  Net cash provided by (used in) investing activities  26.9    (59.9)   (16.2)
------------------------------------------------------------------------------
Cash flows from financing activities:
    Proceeds from issuance of debt                      5.5      5.0     15.0
    Principal payments on debt                        (24.3)    (8.1)   (24.3)
    Proceeds from issuance of common stock               -       2.4      2.8
    Dividends paid on preferred stock                 (17.8)   (20.9)   (14.8)
    Other                                              (0.8)      -      (1.7)
------------------------------------------------------------------------------
  Net cash used in financing activities               (37.4)   (21.6)   (23.0)
------------------------------------------------------------------------------
Net change in cash and cash equivalents                32.1    (66.0)    19.3
  Cash and cash equivalents:
    Beginning of year                                 136.8    202.8    183.5
------------------------------------------------------------------------------
    End of year                                      $168.9   $136.8   $202.8
------------------------------------------------------------------------------
Supplemental disclosures of cash flow information:
  Cash paid during the year for:
    Interest                                         $ 35.1   $ 31.2   $ 31.1
    Income taxes                                        0.1      0.7      0.7

Supplemental schedule of noncash investing and financing activities:

  Debt incurred or assets exchanged directly
    for property                                         -      16.2      9.5
  Issuance of restricted stock                          2.1      4.7      2.5
  Notes receivable and stock in partial payment
    for asset sales                                    10.6       -       7.7
------------------------------------------------------------------------------

See Notes to Consolidated Financial Statements on pages 26 through 37.

RESTORING EARNINGS POWER . NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in millions, except per share amounts)

1  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

General
The accompanying financial statements consolidate the accounts of Armco and all subsidiaries in which Armco has a controlling interest.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Investments
Armco considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents. Cash equivalents which consist primarily of commercial paper, repurchase agreements, Eurodollar time deposits and money market mutual funds are stated at amortized cost plus accrued interest, which approximates fair value.

Under the definitions provided in Statement of Financial Accounting Standards
(SFAS) No. 115, Accounting for Certain Investments in Debt and Equity Securities, Armco has securities which have been classified as held to maturity and are, therefore, recorded at amortized cost. At December 31, 1996 and 1995, the securities were as follows:

------------------------------------------------------------------------------
                                                      1996       1995
------------------------------------------------------------------------------
     Cash equivalents                               $ 139.5     $ 130.1
     Restricted collateral deposits                    15.5        15.1
------------------------------------------------------------------------------
     Total securities                               $ 155.0     $ 145.2
------------------------------------------------------------------------------

The restricted collateral deposits are primarily invested in certificates of deposit which mature within one year and are principally for equipment financing, self-insurance programs, and environmental and litigation bonds. These securities are primarily reported in Other investments. The classification as long-term is based on the expected term of the collateral requirement and not necessarily the maturity date of the underlying securities.

Also included in Other investments at December 31, 1996 were receivables from the sale of National-Oilwell, recorded at a discounted value of $10.6, which approximates fair value. At December 31, 1996 and 1995, Other investments included $11.2 and $8.2, respectively, for Armco's limited partnership interest in North American Stainless (Note 10). It is not practicable to estimate the fair value of this closely held limited partnership, where Armco's ownership interest is approximately 5%. At December 31, 1996 and 1995, Armco had no material investments in derivative financial instruments.

Inventories
Inventories are valued at the lower of cost or market. Cost of inventories at most domestic operations is measured on the LIFO -- Last In, First Out -- method. Other inventories are measured principally at average cost. Inventory balances as of December 31, 1996 and 1995 were as follows:

------------------------------------------------------------------------------
                                                   1996      1995
------------------------------------------------------------------------------
Inventories on LIFO:
Finished and semi-finished                       $ 259.0    $ 226.8
Raw materials and supplies                          21.4       24.8
Adjustment to state inventories at LIFO value      (52.8)     (57.3)
------------------------------------------------------------------------------
Total                                              227.6      194.3
------------------------------------------------------------------------------
Inventories on average cost:
Finished and semi-finished                          11.9       15.5
Raw materials and supplies                           7.4        6.4
------------------------------------------------------------------------------
Total                                               19.3       21.9
------------------------------------------------------------------------------
Total inventories                                $ 246.9    $ 216.2
------------------------------------------------------------------------------

Liquidation of LIFO inventory layers caused by certain inventory reductions (reduced)/increased net income by $(0.1) in 1996, $0.3 in 1995 and $3.6 or $.03 per share in 1994.

Research and Development Costs
Armco conducts a broad range of research and development activities. These activities are aimed at improving existing products and manufacturing processes and developing new products and processes. Research and development costs are recorded as expense when incurred. The amounts incurred in 1996, 1995 and 1994 were $13.1, $14.0 and $12.0, respectively.

Property, Plant and Equipment
Depreciation is computed using the straight-line method based on the estimated useful lives of the related assets. Leasehold improvements are depreciated over the shorter of the life of the related asset or the life of the lease. Generally, Armco depreciates its property, plant and equipment at annual rates of 5% for land improvements, 3% - 5% for buildings and 5% - 33% for machinery and equipment.

Armco's property, plant and equipment balances as of December 31, 1996 and 1995 were as follows:

------------------------------------------------------------------------------
                                                1996        1995
------------------------------------------------------------------------------
Land                                         $   26.6    $   26.6
Buildings                                        90.8        88.4
Machinery and equipment                       1,117.5     1,039.4
Construction in progress                         32.8        53.9
------------------------------------------------------------------------------
Total property, plant and equipment           1,267.7     1,208.3
Accumulated depreciation                       (597.6)     (539.8)
------------------------------------------------------------------------------
Property, plant and equipment-net            $  670.1    $  668.5
------------------------------------------------------------------------------

During 1996, 1995 and 1994, Armco expended $153.9, $124.7 and $109.9, respectively, for maintenance and repair of its property, plant and equipment. The increase in spending in 1996 and 1995 is largely attributable to expenses related to major facility upgrades and the restart in 1995 of the Mansfield Operations, which was idled in 1994.

Armco has commitments to purchase property, plant and equipment (including unexpended amounts relating to projects substantially under way) amounting to approximately $16.7 at December 31, 1996.

Goodwill and Other Intangible Assets
Goodwill and other intangible assets primarily include goodwill recorded in connection with the acquisition of Cyclops Industries, Inc. on April 24, 1992. This goodwill is being amortized using the straight-line method over 40 years. Also included are goodwill and intangible assets acquired in the purchase of Douglas Dynamics, LLC on July 2, 1991. These assets are being amortized over their estimated useful lives, the majority of which do not exceed 17 years. Annual amortization expense for 1996, 1995 and 1994 was $6.9. At December 31, 1996 and 1995, accumulated amortization of goodwill and other intangible assets was $35.3 and $28.4, respectively.

Armco assesses whether its goodwill and other intangible assets are impaired when required by SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, based on an evaluation of undiscounted projected cash flows through the remaining amortization period. If an impairment exists, the amount of such impairment is calculated based on the estimated fair value of the asset.

Earnings Per Share
Primary earnings per share is computed by deducting the amount of dividends on preferred stock from income. This amount is divided by the weighted average number of common shares outstanding during the year, plus common equivalent shares outstanding if the common equivalent shares are dilutive. Common equivalent shares include dilutive stock options as if the options were exercised and the proceeds used to acquire common shares. Dilutive stock options give the right to buy shares at a price which is less than current market price. The fully diluted per share amounts are not presented in 1996, 1995 and 1994 because such amounts are antidilutive.

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

Concentrations of Credit Risk
Armco is primarily a producer of stainless, electrical and carbon steels and steel products, which are sold to a number of markets, including automotive, industrial machinery and equipment, construction, power generation and appliances. Armco sells domestically to customers primarily in the midwestern and eastern United States, while 10% of sales are to foreign customers primarily in Canada, Mexico and western Europe. Approximately 24% of trade receivables outstanding at December 31, 1996 are due from businesses that supply the U.S. automotive industry. Except in a few situations where the risk warrants it, Armco does not require collateral on trade receivables; and while it believes its trade receivables will be collected, Armco anticipates that in the event of default it would follow normal collection procedures. Overall, credit risk related to Armco's trade receivables is limited due to the large number of customers in differing industries and geographic areas.

Reclassifications
Certain amounts in prior year financial statements have been reclassified to conform to the 1996 presentation.


2  PENSION AND OTHER EMPLOYEE BENEFITS

Pension Plans
Armco provides noncontributory pension benefits for most employees. The benefits for most hourly represented employees are based on a fixed dollar amount per year of service. Effective January 1, 1995, a cash balance program was established and the pension benefits under the previous formulas were locked and frozen for most nonrepresented employees. Under the cash balance program, future increases in earnings will not apply to prior service and lump sum distributions are available.

The qualified plans have been funded to meet the minimum funding requirements of the Employee Retirement Income Security Act of 1974. During 1996 and 1995, contributions of $41.2 and $54.8, respectively, which exceeded the minimum funding requirements, were made to the plans. As of December 31, 1996, funding credits of $53.8 were available to offset future minimum funding requirements.

The components of net periodic pension cost, including amounts related to divested units and assumptions used to determine such expenses, were as follows:

------------------------------------------------------------------------------
                                             1996       1995       1994
------------------------------------------------------------------------------
Cost of benefits earned during the year    $  15.6    $  13.7    $  19.1
Interest cost on the projected benefit
  obligation                                 141.0      153.1      149.3
Actual loss (return) on plan assets         (252.1)    (354.0)      21.9
Net amortization and deferral                112.0      204.3     (163.7)
------------------------------------------------------------------------------
Net periodic pension cost                  $  16.5    $  17.1    $  26.6
------------------------------------------------------------------------------

Weighted average discount rate                7.00%      8.50%      7.25%
Weighted average expected long-term rate
  of return on assets                         8.00%      9.50%      8.25%
Rate of future compensation increases         4.00%      4.00%      4.00%
------------------------------------------------------------------------------

Net periodic pension cost decreased in 1995 primarily due to changes in the pension provisions for most nonrepresented employees and the higher discount rate. Net periodic pension expense in 1994 includes $1.5, which was charged to previously established accruals for divested units.

Net curtailment and settlement losses on pensions of $5.2 in 1994, mainly for reductions in the work force, were primarily recorded as special charges. A curtailment loss of $1.7 was recorded in 1995. Curtailment and settlement losses are not included in the net periodic pension cost above. Certain units that were previously identified for disposal had hourly employees participating in multi-employer pension and welfare plans. The total expense for contributions to those programs, of $1.1 in 1996, $1.7 in 1995, and $2.4 in 1994, are not included in net periodic pension cost shown above.

RESTORING EARNINGS POWER

The following table presents the funded status of pension plans using discount rates of 7.75% and 7% at December 31, 1996 and 1995, respectively. The assumed rate of future compensation increases was 4% in both years. Plan assets are primarily invested in U.S. and foreign equities and debt securities issued by the U.S. government, U.S. corporations and foreign entities. The funded status of the pension plans improved during 1996 as a result of favorable investment returns, the increase in the discount rate, and discretionary contributions to the plans by Armco.

------------------------------------------------------------------------------
                                      Plans for which Plans for which
                                       Assets Exceed    Accumulated
                                        Accumulated      Benefits     Total
  1996                                   Benefits      Exceed Assets All Plans
------------------------------------------------------------------------------
Actuarial present value of benefit
  obligations:
Vested benefits                          $1,242.3       $  705.6     $1,947.9
Nonvested benefits                           33.2            8.2         41.4
------------------------------------------------------------------------------
Accumulated benefit obligation           $1,275.5       $  713.8     $1,989.3
------------------------------------------------------------------------------

Projected benefit obligation             $1,283.5       $  716.8     $2,000.3
Plan assets at fair value                 1,316.1          691.4      2,007.5
------------------------------------------------------------------------------
Projected benefit obligation greater
  (less) than plan assets                   (32.6)          25.4         (7.2)

Reconciliation of funded status to
  recorded amounts:
Unrecognized negative prior service (cost)    4.0           (8.5)        (4.5)
Unrecognized net gain                       148.6           82.3        230.9
Unrecognized transition obligation          (29.7)          (4.0)       (33.7)
Amount required to recognize minimum
  liability                                   --             8.2          8.2
------------------------------------------------------------------------------
Accrued pension liability               $    90.3       $  103.4     $  193.7
------------------------------------------------------------------------------

  1995
------------------------------------------------------------------------------
Actuarial present value of benefit
  obligations:
Vested benefits                         $     3.8       $2,015.8     $2,019.6
Nonvested benefits                            0.1           54.7         54.8
------------------------------------------------------------------------------
Accumulated benefit obligation          $     3.9       $2,070.5     $2,074.4
------------------------------------------------------------------------------

Projected benefit obligation            $     5.2       $2,097.5     $2,102.7
Plan assets at fair value                     4.9        1,908.6      1,913.5
------------------------------------------------------------------------------
Projected benefit obligation greater than
  plan assets                                 0.3          188.9        189.2

Reconciliation of funded status to recorded
  amounts:
Unrecognized negative prior service           --             7.6          7.6
Unrecognized net gain (loss)                 (0.8)          56.6         55.8
Unrecognized transition obligation            --           (40.0)       (40.0)
Amount required to recognize minimum
  liability                                   --             2.9          2.9
------------------------------------------------------------------------------
Accrued pension liability (benefit)     $    (0.5)      $  216.0     $  215.5
------------------------------------------------------------------------------

Retiree Health Care and Life Insurance Benefits
In addition to providing pension benefits, Armco provides various health care and life insurance benefits to most retirees. Most employees become eligible for these benefits when they retire. Retiree health and life insurance benefits are funded as claims are paid.

The components of the net periodic postretirement benefit cost and assumptions used to determine such expenses were as follows:

------------------------------------------------------------------------------
                                                     1996     1995     1994
------------------------------------------------------------------------------
Cost of benefits earned during the year             $ 4.9    $ 5.6    $ 8.5
Interest cost on accumulated postretirement
  benefit obligation                                 61.8     74.7     66.8
Amortization of plan changes                         (3.8)    (3.7)    (1.4)
------------------------------------------------------------------------------
Net periodic postretirement benefit cost            $62.9    $76.6    $73.9
------------------------------------------------------------------------------

Weighted average discount rate                       7.00%    8.50%    7.25%
Current year health care trend rate - Pre-age 65     9.25%   10.25%   11.25%
Current year health care trend rate - Post-age 64    7.25%    8.25%    8.25%
Ultimate health care trend rate                      5.00%    6.50%    5.25%
Weighted average trend rate                          5.60%    7.30%    6.25%
------------------------------------------------------------------------------

Net periodic postretirement benefit cost in 1996 decreased primarily due to the lower discount rate and additional plan amendments.

Net curtailment gains (losses) on postretirement benefits of $10.2 in 1995 and $(0.8) in 1994 were not included in net periodic postretirement benefit cost.

Total claims paid were approximately $55.2 in 1996, $64.0 in 1995 and $62.6 in 1994.

The following table shows the funded status of the postretirement benefit plans and the amounts recognized in the Statement of Consolidated Financial Position as of December 31, 1996 and 1995:

------------------------------------------------------------------------------
                                                   1996           1995
------------------------------------------------------------------------------
Accumulated postretirement benefit obligation:
Retirees                                         $ 672.0        $ 753.5
Fully eligible active plan participants             59.7           84.2
Other active plan participants                      51.5           77.4
------------------------------------------------------------------------------
Total                                              783.2          915.1
Plan assets at fair value                            --             --
------------------------------------------------------------------------------
Accumulated postretirement benefit obligation
in excess of plan assets                           783.2          915.1

Reconciliation of obligation to recorded amounts:
Unrecognized negative prior service                 76.7           49.2
Unrecognized net gains                             190.3           78.3
------------------------------------------------------------------------------
Accrued postretirement benefit liability        $1,050.2       $1,042.6
------------------------------------------------------------------------------

Assumptions used to determine obligation:
Discount rate                                       7.75%          7.00%
Current year health care trend rate - Pre-age 65    8.25%          9.25%
Current year health care trend rate - Post-age 64   6.25%          7.25%
Ultimate health care trend rate                     5.75%          5.00%
Weighted average trend rate                         6.00%          5.60%
------------------------------------------------------------------------------

28

The accumulated postretirement benefit obligation decreased in 1996 primarily due to favorable claims experience, use of Medicare risk HMO's beginning in 1996, and certain changes in retiree benefit programs.

The current year health care trend rates are assumed to decrease one percentage point per year until they reach the ultimate rate. A one percentage point increase in the assumed health care trend rate would increase the accumulated postretirement benefit obligation as of December 31, 1996 by approximately $70.0, and increase the annual net periodic postretirement benefit cost by approximately $7.0.

Employee Benefit Obligations of Former Business Units
Armco has recorded, in its employee benefit obligations, the present value of estimated pension and health care benefits for former employees associated with facilities that have been divested. Sundry other-net includes interest costs of $22.1, $38.5 and $35.8 in 1996, 1995 and 1994, respectively, related to these liabilities. The decrease in costs in 1996 was primarily due to increased funding of the pension plans during 1995 and 1996 and lower interest rates on Armco's accrued other postretirement benefit obligations.


3  INCOME TAXES

Armco files a consolidated U. S. federal income tax return. This return includes all domestic companies 80% or more owned by Armco and the proportionate share of Armco's interest in partnership investments. State tax returns are filed on a consolidated, combined or separate basis depending on the applicable laws relating to Armco and its domestic subsidiaries.

The United States and foreign components of Income before income taxes consist of the following:

------------------------------------------------------------------------------
                                       1996        1995        1994
------------------------------------------------------------------------------
United States                         $24.4       $22.8       $ 36.0
Foreign                                 3.0         2.7          1.1
------------------------------------------------------------------------------
Total                                 $27.4       $25.5       $ 37.1
------------------------------------------------------------------------------

Provisions (credits) for income taxes for Armco and consolidated subsidiaries are as follows:

------------------------------------------------------------------------------
                                       1996        1995        1994
------------------------------------------------------------------------------
Current:
U. S. state                           $ --        $ 0.8       $  0.8
Foreign                                 1.4         1.2          0.5
------------------------------------------------------------------------------
Total                                   1.4         2.0          1.3

Deferred:
U.S. federal                            --          --         (27.3)
U. S. state                             --          --          (2.7)
------------------------------------------------------------------------------
Total                                   --          --         (30.0)
------------------------------------------------------------------------------
Provision (credit) for income taxes   $ 1.4       $ 2.0       $(28.7)
------------------------------------------------------------------------------

The following is a reconciliation of the statutory federal income tax rate applied to pretax book income with the provision for income taxes in the Statement of Consolidated Income for the year 1996:

------------------------------------------------------------------------------
   Federal taxes at statutory rate                      $  9.6
   State income taxes, net of federal benefit              1.6
   Reduction in deferred tax valuation allowance          (9.8)
------------------------------------------------------------------------------
   Provision for income taxes                           $  1.4
------------------------------------------------------------------------------

During 1996, Armco's capital loss carryforward increased by $45.0 due to a tax loss associated with the sale of National-Oilwell (Note 11). Net operating loss carryforwards increased due to the $43.0 net operating loss for tax purposes incurred in 1996. The difference between the pretax book income of $27.4 and the 1996 tax loss of $43.0 is primarily due to costs associated with employee benefits, pensions and restructuring actions, which had been accrued for financial accounting purposes in prior years, but actually paid in 1996. Tax basis depreciation for the year, which exceeded depreciation expense recorded on the books, was another key factor contributing to the tax loss.

In 1994, the income tax benefit recognized of $28.7 was primarily the result of decreasing the beginning balance of the deferred tax asset valuation allowance by $30.0 due to the effects, including the elimination of Armco Steel Company's (ASC) (Note 10) estimated future taxable losses, that the initial public offering and recapitalization of ASC had on management's assessment of the amount of deferred tax asset that is more likely than not to be realized in the future.

At December 31, 1996, Armco had capital and net operating loss (NOL) carryforwards for federal tax purposes expiring as follows:

------------------------------------------------------------------------------
                Year                  Capital
              expires                  losses              NOL
------------------------------------------------------------------------------
                1998                   $ 56.0           $   59.7
                1999                      --               106.7
                2000                    117.4                --
                2001                     45.0              123.3
                2004                      --                 9.1
                2005                      --               130.3
                2006                      --               239.3
                2007                      --               186.9
                2008                      --               133.3
                2009                      --                35.4
                2010                      --                53.5
                2011                      --                43.0
------------------------------------------------------------------------------
     Total loss carryforwards          $218.4           $1,120.5
------------------------------------------------------------------------------

Armco has $797.0 in U.S. alternative minimum tax net operating losses. Additionally, Armco has $11.4 of alternative minimum tax credits that have no expiration.

RESTORING EARNINGS POWER

Deferred income taxes reflect the net tax effects of (a) temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes and (b) operating loss and tax credit carryforwards. At December 31, 1996 and 1995, the net deferred tax asset, included in the Statement of Consolidated Financial Position, was as follows:

------------------------------------------------------------------------------
                                                   1996        1995
------------------------------------------------------------------------------
Other current assets                              $  2.7      $  2.4
Deferred tax asset                                 325.8       326.1
------------------------------------------------------------------------------
Net deferred tax asset                            $328.5      $328.5
------------------------------------------------------------------------------

Major components of Armco's net deferred tax asset are as follows:

------------------------------------------------------------------------------
                                                      1996      1995
------------------------------------------------------------------------------
Tax effects of:
Operating loss and tax credit carryforwards         $  539.5  $  480.6
Employee benefits                                      565.4     576.9
Other assets (incl. contingencies and accruals)        159.0     214.0
------------------------------------------------------------------------------
Gross deferred tax asset                             1,263.9   1,271.5

Valuation allowance                                   (644.4)   (669.1)
------------------------------------------------------------------------------
Deferred tax asset                                     619.5     602.4

Property, plant and equipment                         (138.4)   (132.0)
Other liabilities                                     (152.6)   (141.9)
------------------------------------------------------------------------------
Deferred tax liabilities                              (291.0)   (273.9)
------------------------------------------------------------------------------
Net deferred tax asset                              $  328.5  $  328.5
------------------------------------------------------------------------------

Even though Armco has incurred tax losses for the past seven fiscal years, management believes that it is more likely than not that Armco will generate taxable income sufficient to realize a portion of the tax benefit associated with future deductible temporary differences and NOL carryforwards prior to their expiration. This belief is based upon, among other factors, changes in operations that have occurred during the last five years, as well as consideration of available tax planning strategies. Specifically, cost savings associated with new capital investments are being realized and are expected to continue to improve operating results. Armco has operated in a highly cyclical industry and, consequently, has had a history of generating and then utilizing significant amounts of NOL carryforwards. During the years 1987-1989, Armco utilized approximately $350.0 of NOL carryforwards. However, management believes that a valuation allowance is appropriate given the current estimates of future taxable income. If Armco is unable to generate sufficient taxable income in the future through operating results, increases in the valuation allowance will be required through a charge to income. However, if Armco achieves sufficient profitability to utilize a greater portion of the deferred tax asset, the valuation allowance will be reduced through a credit to income.

United States income tax returns of Armco for 1992 and prior years have been subject to examination by the Internal Revenue Service and are closed to assessments. However, the NOL carryforwards from some of these years remain open to adjustment. Armco has been in a cumulative net operating loss carryforward position since 1983 and believes that it has sufficient loss carryforwards in excess of any potential audit adjustments that might be made by the Internal Revenue Service for any open years.

4  LONG-TERM DEBT AND OTHER FINANCING

Long-Term Debt
At December 31, 1996 and 1995, Armco's long-term debt, less current maturities, was as follows:

------------------------------------------------------------------------------
                                                      1996        1995
------------------------------------------------------------------------------
Sinking fund debentures:
   8.5% due 2001                                     $ 28.5      $ 35.0
   9.2% due 2000                                       20.0        25.0

Notes payable:
   9.375% due 2000                                    125.0       125.0
   11.375% due 1999                                   100.0       100.0
   Variable rate (LIBOR plus 2.75%) due 2001           31.2        38.6
   5.0% due 2000                                       15.3        20.4

Pollution control revenue bonds due 2005 - 8.125%      12.1        13.2
Variable rate economic development revenue bonds
   due 2020 (1996 average 3.71%)                        8.5         --
Other                                                   3.7         4.4
------------------------------------------------------------------------------
Total                                                $344.3      $361.6
------------------------------------------------------------------------------

Maturities of existing long-term debt during the five years ending December 31, 2001, are as follows: 1997, $27.2; 1998, $27.4; 1999, $127.5; 2000,
$157.6; and 2001, $15.7.

At December 31, 1996, the fair value of Armco's long-term debt, including current maturities, was approximately $369.0. This amount was determined by calculating a value based on cash flow yield to maturity and comparing that amount to market information where possible. The fair value estimate was based on pertinent information available to management as of December 31, 1996. Management is not aware of any significant factors that would materially alter this estimate since that date. The fair value of Armco's long-term debt, including current maturities, at December 31, 1995 was approximately $385.4.

At December 31, 1996 and 1995, $38.2 and $45.5, respectively, of long-term debt, including current maturities, represented financing utilized to construct the thin-slab caster at the Mansfield, Ohio facility. The caster is pledged as collateral on these loans. At December 31, 1996 and 1995, $26.7 and $29.6, respectively, of long-term debt, including current maturities, was financing utilized to construct a cold rolling mill at Armco's Butler, Pennsylvania facility. The cold rolling mill is pledged as collateral on this loan.

Bank Credit Agreements
At December 31, 1996, Armco had in place two bank credit facilities, totaling $170.0. Under a receivables facility, Armco sells substantially all its trade receivables to a wholly owned subsidiary, Armco Funding Corporation (AFC). In January 1996, AFC entered into a five-year revolving credit agreement with a group of banks providing up to $120.0 for revolving credit loans and letters of credit secured by AFC's receivables. At December 31, 1996, there were no outstanding borrowings under this credit facility; however, $69.9 of the facility was used as support for letters of credit.

In January 1996, Armco entered into a three-year revolving credit agreement with a group of banks providing $50.0 for revolving credit loans secured by Armco's inventories. This credit agreement subjects Armco to certain restrictions and covenants related to, among other things, minimum working capital, minimum net income, current ratio and interest coverage ratio requirements. At December 31, 1996, there were no outstanding borrowings under this credit facility.

Capitalized Interest
Armco capitalized interest on projects during construction of $0.8, $5.1 and $4.5 in 1996, 1995 and 1994, respectively. Capitalized interest for 1995 and 1994 primarily relates to the construction of the thin-slab caster in Mansfield, Ohio.

Long-Term Leases
Rental expense under operating leases was $7.7 in 1996, $7.7 in 1995 and $7.2 in 1994. At December 31, 1996, commitments to make future minimum lease payments for operating leases are $7.6 in 1997, $5.2 in 1998, $3.4 in 1999, $2.1 in 2000, $1.4 in 2001 and $1.7 in the year 2002 and thereafter.


5  SHAREHOLDERS' DEFICIT

Preferred Stock
Armco has outstanding two classes of preferred stock. The two classes rank equally with respect to dividend payments, redemption and liquidation rights. The preferred stock ranks senior to Armco's common stock with respect to dividends and upon liquidation. At December 31, 1996 and 1995, there were authorized and issuable in series, 6,697,231 shares of Class A preferred stock with no par value and 5,000,000 shares of $1 par value Class B preferred stock.

Armco has two series of Class A preferred stock outstanding. The $2.10 Class A preferred stock pays cumulative dividends at the annual rate of $2.10 per share. Shareholders of the $2.10 Class A preferred stock have one vote per share and each share is convertible into 1.27 shares of Armco's common stock. This series of Class A preferred stock may be redeemed at Armco's option for $40 per share, plus accrued but unpaid dividends. The $2.10 Class A preferred stock had a total involuntary liquidation value of $25.5 at December 31, 1996 and 1995.

The $3.625 Class A preferred stock pays cumulative dividends at the annual rate of $3.625 per share. Shareholders of this series of Class A preferred stock are entitled to one vote per share and each share is convertible into
6.78 shares of Armco's common stock. The $3.625 Class A preferred stock may be redeemed at Armco's option at a current price of $52.175 per share, plus accrued but unpaid dividends. This price declines at 12-month intervals, to $50 per share on and after October 15, 2002. The $3.625 preferred Class A stock had a total involuntary liquidation value of $135.0 at December 31, 1996 and 1995.

Armco's outstanding series of Class B preferred stock is nonvoting and pays cumulative dividends at the annual rate of $4.50 per share. Each share is convertible into 2.22 shares of Armco's common stock. The Class B preferred stock may be redeemed at Armco's option for $50 per share, plus accrued but unpaid dividends. The Class B preferred stock had a total involuntary liquidation value of $50.0 at December 31, 1996 and 1995.

At December 31, 1996, 1995 and 1994, the number of shares outstanding and book value of Class A preferred stock were 4,397,231 and $137.6. At December 31, 1996, 1995 and 1994, Armco had outstanding 999,900 shares of Class B preferred stock with a book value of $48.3.

Common Stock
At December 31, 1996, 22,681,261 unissued shares of Armco's common stock were reserved for the conversion of preferred stock and 3,536,258 unissued shares of common stock were reserved for the exercise of stock options and other stock awards (Note 6).

Activity for the years 1994, 1995 and 1996 related to Armco's common stock was as follows:

------------------------------------------------------------------------------
                                                               Additional
                                                                 Paid-in
                                     Shares         Par Value    Capital
------------------------------------------------------------------------------
Balance, December 31, 1993        104,122,974        $ 1.0       $ 951.1
Exercise of options                    29,378          --            0.2
Restricted stock issued -
   net of cancellations               512,260          0.1           2.4
Issued for employee savings plan      424,534          --            2.6
------------------------------------------------------------------------------
Balance, December 31, 1994        105,089,146          1.1         956.3
Exercise of options                   108,962          --            0.5
Restricted stock issued -
   net of cancellations               587,596          --            4.1
Issued for employee savings plan      314,544          --            2.1
Directors' stock purchase plan          2,312          --            --
------------------------------------------------------------------------------
Balance, December 31, 1995        106,102,560          1.1         963.0
Exercise of options                     3,100          --            --
Restricted stock issued -
   net of cancellations               347,313          --            2.0
Directors' stock purchase plan          4,193          --            --
------------------------------------------------------------------------------
Balance, December 31, 1996        106,457,166        $ 1.1       $ 965.0
------------------------------------------------------------------------------

Shareholder Rights Plan
On February 23, 1996, Armco adopted a Shareholder Rights Plan designed to deter coercive takeover tactics and prevent an acquirer from gaining control of Armco without offering a fair price to all of Armco's shareholders. This plan replaces the plan adopted by Armco in 1986, which expired in 1996.

RESTORING EARNINGS POWER

Under the terms of the plan, preferred stock purchase rights were distributed as a dividend at the rate of one right for each share of common stock held as of the close of business on June 26, 1996. Until the rights become exercisable, common stock issued will also have one right attached. Each right will entitle shareholders to buy one two-hundredth of a share of a currently unissued series of Class A participating preferred stock of Armco at an exercise price of $20. Each right will thereafter entitle the holder to receive upon exercise, common stock or, in certain circumstances, preferred stock or other securities or assets of the company having a value of $40. The rights will be exercisable only if a person or group acquires beneficial ownership of 20% or more of Armco's common stock or announces a tender or exchange offer, after which such person or group would beneficially own 20% or more of the common stock or if the Board of Directors declares any person to be an "adverse person" as defined in the plan. A total of 750,000 shares of Class A participating preferred stock have been reserved for issuance upon exercise of the rights.

Armco, except as otherwise provided in the plan, will generally be able to redeem the rights at $0.0025 per right at any time during a ten-day period following public announcement that a 20% position in Armco has been acquired or after the effective date the Board of Directors declares any person to be an "adverse person." During this ten-day period, Armco may also extend the time during which it may redeem the rights. The rights are not exercisable until the expiration of the redemption period. The rights will expire on June 26, 2006.

Dividends
Under the terms of the inventory credit facility (Note 4), Armco cannot pay cash dividends on its common stock. In addition, under the terms of indentures for Armco's 11.375% Senior Notes due 1999 and 9.375% Senior Notes due 2000, Armco can pay a dividend on its common stock only if it meets certain financial tests described in the indentures. Armco does not expect to satisfy these tests and, therefore, Armco does not expect to be able to pay a common stock dividend or repurchase its capital stock in the near future. The payment of preferred stock dividends is prohibited if Armco is in default under the credit facility.

Under Ohio law, at December 31, 1996, the surplus from which Armco is permitted to pay dividends was $89.3. Under the terms of Ohio law, Armco is currently not permitted to purchase shares of its capital stock.

The Board of Directors at its January 1997 meeting declared the regular quarterly dividends payable on both series of Armco's Class A preferred stock and on its Class B preferred stock.

Accumulated Deficit and Other Shareholders' Equity (Deficit)
Activity for the years 1994, 1995 and 1996 related to Armco's accumulated deficit and other shareholders' equity (deficit) was as follows:

------------------------------------------------------------------------------
                                                      Net Unrealized
                                        Accumulated     Gains on
                                          Deficit   Equity Securities   Other
------------------------------------------------------------------------------
Balance, December 31, 1993              $(1,450.3)       $  --         $ (0.8)
Net income                                   77.7           --            --
Preferred stock dividends declared          (17.8)          --            --
Adjustment to net unrealized gains            --           31.6           --
Foreign currency translation adjustment       --            --            0.5
Deferred compensation on restricted
  stock issued                                --            --           (2.7)
------------------------------------------------------------------------------
Balance, December 31, 1994               (1,390.4)         31.6          (3.0)
Net income                                   29.8           --            --
Preferred stock dividends declared          (17.9)          --            --
Sale of equity securities                     --          (31.6)          --
Foreign currency translation adjustment       --            --            1.1
Amortization and cancellation of
   deferred compensation                      --            --            2.1
Deferred compensation on restricted
  stock issued                                --            --           (2.1)
------------------------------------------------------------------------------
Balance, December 31, 1995               (1,378.5)          --           (1.9)
Net income                                   32.5           --            --
Preferred stock dividends declared          (17.9)          --            --
National-Oilwell foreign currency
  translation (Note 11)                       --            --            1.4
Foreign currency translation adjustment       --            --           (0.4)
Amortization and cancellation of
   deferred compensation                      --            --            2.0
Deferred compensation on restricted
  stock issued                                --            --           (1.2)
------------------------------------------------------------------------------
Balance, December 31, 1996              $(1,363.9 )      $  --        $ (0.1 )
------------------------------------------------------------------------------

6  COMMON STOCK OPTIONS

Armco shareholders adopted Common Stock Option Plans in 1983 and 1988. In addition, stock options may be granted under the 1993 and 1996 long-term incentive plans. These plans provide for granting options to purchase common stock for not less than 100% of the market price on the date the option is granted. The 1983 and 1988 Plans have expired as to new grants. For outstanding options containing stock appreciation rights, the excess of the market price of the stock over the option price is accrued. The vesting period for stock options granted under the long-term incentive plans is two years from the date of grant and, although they may terminate earlier under certain conditions, all stock options generally expire 10 years after the grant date. The long-term incentive plans also provide for issuing stock, subject to restrictions as to sale and forfeiture over a three to five-year period. As of December 31, 1996, 2,686,640 shares of common stock were available for granting of awards under the long-term incentive plans.

During 1994, 1995 and 1996, stock option activity was as follows:

------------------------------------------------------------------------------
                                                            Weighted Average
1994                                              Shares     Exercise Price
------------------------------------------------------------------------------
Outstanding at January 1,                       3,015,774         $  8.98
Granted                                           464,000            4.75
Exercised                                         (42,389)           4.98
Forfeited                                         (23,750)           7.38
Expired                                          (316,139)          12.57
------------------------------------------------------------------------------
Outstanding at December 31,                     3,097,496            8.05
------------------------------------------------------------------------------
Exercisable at December 31,                     2,241,996            8.85
------------------------------------------------------------------------------

1995
------------------------------------------------------------------------------
Outstanding at January 1,                       3,097,496         $  8.05
Granted                                         1,019,333            6.58
Exercised                                        (347,646)           5.06
Forfeited                                         (56,566)           6.23
Expired                                          (519,100)          10.20
------------------------------------------------------------------------------
Outstanding at December 31,                     3,193,517            7.58
------------------------------------------------------------------------------
Exercisable at December 31,                     1,524,536            9.10
------------------------------------------------------------------------------

1996
------------------------------------------------------------------------------
Outstanding at January 1,                       3,193,517         $  7.58
Granted                                           947,158            5.24
Exercised                                          (3,100)           4.94
Forfeited                                        (159,645)           6.15
Expired                                          (441,672)           9.38
------------------------------------------------------------------------------
Outstanding at December 31,                     3,536,258            6.80
------------------------------------------------------------------------------
Exercisable at December 31,                     1,741,811            7.66
------------------------------------------------------------------------------

The following relates to the options outstanding at December 31, 1996:

------------------------------------------------------------------------------
                                                     Exercise Price Ranges
                                               $4.56 - $7.56  $10.13 - $13.69
------------------------------------------------------------------------------
Options outstanding:
Number of shares                                  2,984,758        551,500
Weighted average exercise price                       $5.90         $11.65
Average remaining contractual life                  7 years        2 years
Options exercisable:
Number of shares                                  1,190,311        551,500
Weighted average exercise price                       $5.82         $11.65
------------------------------------------------------------------------------

In 1996, Armco adopted SFAS No. 123, Accounting for Stock-Based Compensation. SFAS No. 123 provides that companies may choose to change their method of accounting for stock options to a fair value method using an option pricing model. Armco uses the intrinsic value approach specified in Accounting Principle Board Opinion No. 25 in accounting for stock options and did not change from this method upon adoption of the new standard. Had Armco changed its accounting method, its net income for 1996 would have been reduced by $1.7 to $30.8, or $.12 per share. Net income for 1995 would have been reduced by $1.3 to $28.5, or $.10 per share. These pro forma adjustments were calculated using the Black-Scholes option pricing model to value all stock options granted since January 1, 1995, under the following assumptions in each year:

------------------------------------------------------------------------------
                                          1996              1995
------------------------------------------------------------------------------
   Risk free interest rate                5.5%             7.75%
   Expected volatility                     30%               35%
   Expected life of options            5 years           5 years
   Expected dividends                     none              none
------------------------------------------------------------------------------

Based on the option pricing model, options granted during 1996, 1995 and 1994 had fair values of $1.90, $2.91 and $1.93 per share, respectively.

During 1996, 1995 and 1994, Armco issued to certain employees 570,158, 660,762 and 534,060 shares of common stock, subject to restrictions, with weighted-average grant-date fair values of $5.69, $6.63 and $4.75 per share, respectively. Total compensation cost recognized in income for stock-based employee compensation awards was $1.1 in 1996, $2.2 in 1995 and $1.3 in 1994.

RESTORING EARNINGS POWER

7  SEGMENT INFORMATION

The following are Armco's business segments: (1) Specialty Flat-Rolled Steels, consisting of plants in Butler, Pennsylvania and Coshocton, Dover, Mansfield and Zanesville, Ohio that produce flat-rolled stainless, electrical and carbon steels for the automotive, industrial machinery and equipment, construction and service center markets; international trading companies, that buy and sell steel and manufactured steel products; and, until September 30, 1994, a stainless steel plate producer; and (2) Fabricated Products, consisting of operations in Sharon and Wheatland, Pennsylvania and Warren, Ohio that produce steel tubular products for the industrial machinery, construction and appliance markets, as well as plants in Milwaukee, Wisconsin, Rockland, Maine and Johnson City, Tennessee, that manufacture snowplows and ice control equipment for light trucks, including four-wheel drive pickup trucks and utility vehicles.

Armco's industry segment information is as follows:

------------------------------------------------------------------------------
                                             1996        1995        1994
------------------------------------------------------------------------------
Customer sales:
Specialty Flat-Rolled Steels              $1,421.2    $1,277.0    $1,114.4
Fabricated Products                          302.8       282.9       323.2
------------------------------------------------------------------------------
Total                                     $1,724.0    $1,559.9    $1,437.6
------------------------------------------------------------------------------

Operating profit: (1)
Specialty Flat-Rolled Steels                 $72.9       $76.0       $40.5
Fabricated Products                           22.8        22.0        30.9
Corporate general                            (21.0)      (29.0)      (32.2)
------------------------------------------------------------------------------
Total                                     $   74.7    $   69.0    $   39.2
------------------------------------------------------------------------------

Capital expenditures:
Specialty Flat-Rolled Steels              $   55.9    $  153.6    $   89.4
Fabricated Products                            3.1         5.3         6.2
Corporate general                              0.8         0.6         0.8
------------------------------------------------------------------------------
Total                                     $   59.8    $  159.5    $   96.4
------------------------------------------------------------------------------

Depreciation:
Specialty Flat-Rolled Steels              $   50.4    $   43.4    $   40.2
Fabricated Products                            6.7         7.6         6.6
Corporate general                              1.6         1.8         2.0
------------------------------------------------------------------------------
Total                                     $   58.7    $   52.8    $   48.8
------------------------------------------------------------------------------

Identifiable assets:
Specialty Flat-Rolled Steels              $1,052.1    $1,034.8    $  871.0
Fabricated Products                          163.2       173.0       190.9
Corporate general (2)                        566.9       517.7       696.4
Discontinued operations                       85.6       171.1       176.6
------------------------------------------------------------------------------
Total                                     $1,867.8    $1,896.6    $1,934.9
------------------------------------------------------------------------------

(1) In 1996, operating profit for the Fabricated Products segment includes special charges totaling $8.8. In 1994, operating profit for the Specialty Flat-Rolled Steels segment includes special charges totaling $35.0. (See Note
8).

(2) Corporate general identifiable assets at December 31, 1996 includes $163.0 of cash and cash equivalents and deferred tax assets of $328.5 (See Note 3).

During 1996 and 1995, operations in the Specialty Flat-Rolled Steels segment sold $2.5 and $5.6, respectively, of its products to the Fabricated Products segment. Sales from the Fabricated Products segment to the Specialty Flat-Rolled Steels segment were not material. Sales between foreign and domestic companies are also not material. Intersegment sales are eliminated in consolidation and prices generally approximate cost.


8  SPECIAL CHARGES

In the fourth quarter of 1996, Armco recognized a special charge of $5.9 to record a change in the estimated loss on the sale of its nonresidential construction business. In 1993, Armco decided to exit this business, along with several other operations. Armco continued to operate the construction business while attempting to complete a sale. In 1996, Armco negotiated a sale agreement and the business was sold effective January 1, 1997. Based on the agreement, the 1996 charge primarily relates to the writedown of certain assets and recognition of additional employee benefit liabilities.

Also in the fourth quarter of 1996, Armco recorded a $2.9 special charge primarily for the writedown of inventory and severance costs related to its decision to discontinue a line of light truck equipment manufactured by Armco's snowplow and ice control equipment business.

In 1994, Armco recorded a special charge of $20.0 for expenses associated with the temporary idling and restructuring of its steelmaking facilities in Mansfield and Dover, Ohio. The decision to idle the facilities came after the failure of a key piece of equipment at the Mansfield plant crippled production, and management undertook a study to determine if losses could be reduced by idling the facilities. These facilities were idled commencing in March 1994. The Dover plant started limited production in early 1995 and by mid-year was fully operational. The Mansfield plant remained idle until construction of a new thin-slab continuous caster and renovation of its hot strip mill were completed late in the first quarter of 1995. The special charge consisted of $11.2 for employee benefits, primarily group insurance and supplemental unemployment benefits; and $8.8 to write down inventories and fixed assets. Reserves established for these charges have been used for their intended purpose.

Also in 1994, Armco recognized a charge of $15.0 related to a decision by Eastern Stainless Corporation to sell substantially all of its assets to Avesta Sheffield Holding Company, a stainless steel plate manufacturer, for cash and the assumption of certain liabilities. The sale closed on March 14, 1995. Approximately $8.6 of the charge was to cover increases in pension and other employee benefit obligations, $1.8 was for the writedown of assets and $4.6 was for operating losses, transaction fees and expenses. At December 31, 1996, the nonemployee benefit reserves had been used for their intended purposes, while the pension and other employee benefit liabilities will be paid out over many years.

9  LITIGATION AND ENVIRONMENTAL MATTERS

There are various claims pending involving Armco and its subsidiaries regarding product liability, patent, employee benefits, antitrust, environmental matters, reinsurance and insurance arrangements, and other matters arising out of the conduct of Armco's business. The actual liability for legal claims against Armco at December 31, 1996 cannot be determined; but in Armco's opinion, based on current facts and circumstances, the ultimate liability resulting from such claims will not materially affect its consolidated financial position or liquidity. However, it is possible that due to fluctuations in Armco's operating results, future developments with respect to such matters could have a material effect on the results of operations in future interim or annual periods.

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

In establishing reserves, Armco assesses the range of possible liability and determines the most likely outcome for its liabilities within the range of reasonably estimated outcomes. Costs are estimated based on experience with site remediation, an understanding of current environmental laws and regulations, environmental assessments, the existence of other financially viable parties, expected remediation methods and the years in which Armco is expected to make payments toward each remediation (which range from the current year to 30 years or more in the future). Liabilities are not discounted. These estimates are reviewed quarterly to assess changed conditions, including current interpretation of environmental laws and regulations. Adjustments are made if changed conditions have a significant effect on cost estimates. Reserves have not been adjusted for expected recoveries from insurers or other parties.

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

At December 31, 1996, Armco had recorded, in its Statement of Consolidated Financial Position, $17.5 in Other accruals and $67.0 in Other liabilities for estimated probable costs relating to legal and environmental matters.


10  OTHER INVESTMENTS

Armco Steel Company, L.P. (ASC)
On April 7, 1994, ASC, a limited partnership 50% owned by a subsidiary of Armco, completed an initial public offering and recapitalization. As part of this transaction, the business and assets of ASC were transferred to AK Steel Holding Corporation, a newly formed, publicly traded company. In exchange for its interest in ASC, Armco received 1,023,987 shares of AK Steel common stock, representing approximately four percent of the outstanding shares. The number of shares received and other terms of the restructuring and recapitalization were determined by arm's-length negotiations.

As a result of the transaction, in 1994 Armco recognized a nonrecurring pretax gain of $36.5, primarily as a result of its release from certain obligations to make future cash payments to the former joint venture and recognition of deferred pension curtailment gains established at ASC's formation. At the same time, Armco reevaluated its deferred tax asset position in light of this transaction and concluded that the amount of deferred tax asset, for which realization of a future benefit was more likely than not, had increased by $30.0. This amount was recorded as a tax benefit.

In 1995, Armco sold all of the shares in AK Steel it had received as a result of the initial public offering and recapitalization for a total of $27.2, recognizing a gain of the same amount.

Under a toll-rolling agreement that is in effect through the year 2002, AK Steel hot rolls stainless steel for Armco.

RESTORING EARNINGS POWER

North American Stainless (NAS)
Armco and Acerinox S.A. of Spain each owned a 50% partnership interest in NAS through their respective subsidiaries, First Stainless, Inc. and Stainless Steel Invest, Inc. In 1994, First Stainless, Inc. sold 90% of its 50% equity interest in NAS to its partner for $73.0 in cash, recording a $26.1 gain on the sale. In connection with the transaction, Armco entered into an annual supply contract with NAS to provide the former joint venture with semi-finished stainless steel at market prices.


11  DISCONTINUED OPERATIONS

Aerospace and Strategic Materials
Oregon Metallurgical Corporation (Oremet), formerly 80% owned by Armco, was part of the Aerospace and Strategic Materials business segment that Armco sold in 1985. Prior to the sale, Armco filed a suit on behalf of Oremet in the U.S. Claims Court, claiming refunds and interest on federal and state taxes. Pursuant to the sales agreement, Armco retained the benefit of its share of any proceeds of this action, net of taxes imposed on Oremet and the buyer. In 1988, as a result of a settlement with the Internal Revenue Service (IRS), Armco recorded a $15.2 net of tax adjustment to its gain on the sale of this business segment. In 1996, Armco and Oremet reached agreement with the IRS that the 1988 refund of taxes and interest should not itself have been taxable to Oremet, further increasing the net proceeds, and resulting in Armco recording an additional $6.5 gain on the sale.

National-Oilwell
National-Oilwell, which sells oil field tubular pipe, and produces and sells drilling and production equipment and process pumps used in the world's oil and gas services industry, was a joint venture equally owned by subsidiaries of Armco and USX Corporation.

Armco and USX reached a definitive agreement, dated September 22, 1995, to sell their respective partnership interests in National-Oilwell to an entity formed by Duff & Phelps/Inverness, First Reserve Funds and National-Oilwell management. The sale was completed on January 16, 1996. For its 50% interest, Armco received $77.0 in cash, and receivables with a face value of $13.0. The receivables were recorded at a discounted value of $10.6. After recording $2.1 for recognition of deferred foreign translation losses and miscellaneous expenses, no gain or loss was recognized on the transaction.

Armco recognized equity income from National-Oilwell until September 22, 1995, when the definitive agreement was signed. After that date, Armco's investment in National-Oilwell was equal to its estimated net realizable value and no additional equity income was recorded. The results of National-Oilwell are reported as discontinued operations in the Statement of Consolidated Income.

Armco Financial Services Group (AFSG)
AFSG consists of insurance companies that have stopped writing new business and are being liquidated. These companies are accounted for as discontinued operations under the liquidation basis of accounting, whereby all future cash inflows and outflows are considered. Armco believes, based on current facts and circumstances, including the opinion of outside actuaries, that future changes in estimates of net losses relating to the ultimate liquidation of AFSG will not be material to Armco's financial position or liquidity. The following sets forth AFSG's summarized financial information at December 31, 1996:

------------------------------------------------------------------------------
Assets:
Invested assets                                        $172.3
Reinsurance recoverable                                 107.4
Other                                                    18.2
------------------------------------------------------------------------------
Total assets                                            297.9
------------------------------------------------------------------------------

Liabilities:
Losses and loss reserves (net of future investment
   income of $45.3)                                     184.9
Other                                                    27.4
------------------------------------------------------------------------------
Total liabilities                                       212.3
------------------------------------------------------------------------------
Net assets                                             $ 85.6
------------------------------------------------------------------------------

Currently, insurance regulators having supervisory authority over the AFSG companies retain substantial control over certain transactions, including the payment of dividends to Armco.

There are various pending matters relating to litigation, arbitration and regulatory affairs, including matters related to Northwestern National Insurance Company, an AFSG company currently involved in, among other matters, litigation with respect to certain reinsurance programs. The ultimate liability from such matters at December 31, 1996 cannot be determined; but, in Armco's opinion, based on current facts and circumstances and the views of outside counsel and advisors, any liability resulting will not materially affect Armco's financial position or liquidity. However, it is possible that due to fluctuations in Armco's results, future developments with respect to changes in the ultimate liability could have a material effect on future interim or annual results of operations.

12  QUARTERLY INFORMATION (Unaudited)

------------------------------------------------------------------------------
                                          4th       3rd       2nd       1st
1996:                           Year      Qtr.      Qtr.      Qtr.      Qtr.
------------------------------------------------------------------------------
Net sales                   $ 1,724.0   $ 413.6   $ 429.2   $ 450.8   $ 430.4
Cost of products sold        (1,549.7)   (360.0)   (381.2)   (415.6)   (392.9)
Special charges (1)              (8.8)     (8.8)      --        --        --
Income from discontinued
  operation (2)                   6.5       --        6.5       --        --
Net income (loss)                32.5      13.2      16.4      (4.0)      6.9

Per share:
  Income from discontinued
    operation                    0.06       --       0.06       --        --
  Net income (loss)              0.14      0.08      0.11     (0.08)     0.02
------------------------------------------------------------------------------

1995:
------------------------------------------------------------------------------
Net sales                   $ 1,559.9   $ 396.8   $ 404.1   $ 390.6   $ 368.4
Cost of products sold        (1,392.7)   (358.9)   (364.1)   (342.0)   (327.7)
Gain on sale of
  stock (3)                      27.2       --        --       25.9       1.3
Income from discontinued
  operation (2)                   6.3       --        2.0       2.8       1.5
Net income (loss)                29.8      (8.4)     (0.1)     35.9       2.4

Per share:
  Income from discontinued
    operation                    0.06      --        0.02      0.03      0.01
  Net income (loss)              0.11     (0.12)    (0.04)     0.30     (0.02)
------------------------------------------------------------------------------

(1)  See Note 8.
(2)  See Note 11.
(3)  See Note 10.

PRICE RANGE AND DIVIDENDS OF ARMCO STOCK (Unaudited)
------------------------------------------------------------------------------
                                        1st        2nd        3rd        4th
                                        Qtr.       Qtr.       Qtr.       Qtr
------------------------------------------------------------------------------
Common Stock
1996 price per share:  High          $ 6 1/2    $ 6        $ 5 1/8    $ 4 5/8
                       Low             5 1/4      4 3/4      4 1/8      3 5/8

1995 price per share:  High            7 1/4      7 1/2      7 3/4      6 1/2
                       Low             6 1/8      6          5 7/8      5 3/8
------------------------------------------------------------------------------

Preferred Stock Class A $2.10
Quarterly dividend per share: .525
1996 price per share:  High           24 1/2     24 1/4     23 5/8     24
                       Low            23 1/2     22 3/4     22         22 1/8

1995 price per share:  High           23 3/8     24 1/8     26 1/4     25 3/8
                       Low            20         22 1/4     22 7/8     23 3/8
------------------------------------------------------------------------------

Preferred Stock Class A $3.625
Quarterly dividend per share: .90625
1996 price per share:  High           52         51 1/4     47 3/8     45 1/4
                       Low            49 5/8     47         44 1/4     42 3/8

1995 price per share:  High           54 1/4     56 1/4     57 3/4     51 7/8
                       Low            48 3/8     48         49 3/8     47 5/8
------------------------------------------------------------------------------

Preferred Stock Class B $4.50
Quarterly dividend per share: 1.125
1996 price per share:  High           49 3/8     49 3/4     47 5/8     47 1/2
                       Low            47 1/2     46 3/4     45 3/4     45 3/8

1995 price per share:  High           46 3/4     49 1/4     50 3/8     49 1/4
                       Low            41 1/2     45 5/8     48 5/8     47
------------------------------------------------------------------------------

                                                                           37