Form 10-K405, Exhibit 13
period 1997-12-31
ARMCO INC
filed 1998-03-17
CIK 7383

                                                                    EXHIBIT 13
MANAGEMENT'S DISCUSSION AND ANALYSIS
Three Years Ended December 31, 1997
(Dollars in millions, except per share data)
----------------------------------------------------------------------
GENERAL

This discussion and analysis of Armco's financial results should be read together with the Consolidated Financial Statements and Notes on pages 25 through 38.
Operating Results
-----------------

----------------------------------------------------------------------
                                      1997         1996        1995
----------------------------------------------------------------------
Net sales                           $1,829.3     $1,724.0    $1,559.9
Special charges                         --           (8.8)       --
Operating profit                       105.4         74.7        69.0
Gain on sale of AK Steel stock          --           --          27.2
Sundry other - net                      (1.1)       (21.1)      (49.6)
Income from continuing operations       77.1         26.0        23.5
Income from discontinued operations      2.7          6.5         6.3
Extraordinary loss on retirement
  of debt                               (3.0)        --          --
Net income                              76.8         32.5        29.8
Net income per common share*            0.55         0.14        0.11
----------------------------------------------------------------------

*  Basic and diluted earnings per share are equal.

1997 vs. 1996: Armco's 1997 net sales increased 6% over 1996 primarily as a result of higher shipments of specialty steels and tubular products. Partially offsetting the higher shipments of specialty steel products was a decline in prices across the stainless and electrical steel product lines, primarily due to intense global competition.

Operating profit increased 41% in 1997 primarily as a result of lower costs in the manufacturing operations, the consolidation of Greens Port Industrial Park, which in the prior year was an investment held for sale, and lower employee benefit expenses. Benefit expenses were lower as a result of favorable investment returns on pension plan assets and lower than expected increases in medical benefit costs.

Included in the 1996 operating profit were special charges totaling $8.8 for a loss on the sale of Armco's nonresidential construction business and a decision to exit a line of light truck equipment manufactured by Douglas Dynamics LLC, Armco's snowplow and ice control products manufacturer. Operating profit in 1996 also included nonrecurring income of $8.6 from claim settlements, including a business interruption insurance claim.

Income from continuing operations in 1997 included a $4.0 gain on the settlement of certain partially impaired long-term receivables. Included in Income from continuing operations for 1996 were the above-mentioned special charges and claim settlements and a $6.3 gain, which resulted from the recognition of gains in connection with asset sales at Greens Port.
18  Armco Annual Report

Sundry other - net expense decreased in 1997 as a result of lower expenses related to long-term benefit obligations for former employees of Armco facilities that have been shut down or divested. The reductions were a result of favorable investment returns on pension plan assets and lower than expected increases in medical benefit costs.

Income from discontinued operations consisted of additional gains on the sale of Armco's Aerospace and Strategic Materials business segment of $2.7 in 1997 and $6.5 in 1996 related to tax settlements subsequent to the sale of the business.

During 1997, Armco issued $150.0 of 9% Senior Notes due 2007, using the proceeds to retire several existing debt issues. Armco recorded a $3.0 extraordinary loss upon retiring certain of this outstanding debt.

1996 vs. 1995: Net sales in 1996 were 11% higher than in 1995, primarily due to higher shipments of automotive exhaust stainless, electrical and carbon steels in the Specialty Flat-Rolled Steels segment. Higher sales were also achieved by Douglas Dynamics.

Operating profit increased 8% in 1996 due to a reduction in losses at Armco's Mansfield and Dover Operations in the Specialty Flat-Rolled Steels segment, an increase in profits from Douglas Dynamics and lower employee benefit expenses. These improvements were offset, in part, by lower profits in the remainder of the Specialty Flat-Rolled Steels segment, due to higher imports and weak pricing in certain chrome nickel products. The decrease in Mansfield and Dover operating losses reflected improved operating practices and higher levels of production compared with 1995, which was a ramp-up period following a year-long idling of these facilities. Employee benefit expenses were lower in 1996 primarily as a result of increased funding of the pension plans during 1995 and 1996 and lower interest rates on Armco's liability for retiree health care and life insurance benefits.

In 1995, Armco sold all of the shares of AK Steel Holding Corporation it had received in the initial public offering and recapitalization of Armco Steel Company, LP, recognizing a gain of $27.2.

Sundry other - net expense decreased in 1996 from 1995 as a result of lower employee benefit expenses related to facilities that have been divested or shut down and the $6.3 gain related to Greens Port asset sales. Employee benefit expenses were lower primarily due to increased funding of the pension plans during 1995 and 1996 and lower interest rates on Armco's accrued other postretirement benefit liabilities.

In 1995, Armco recognized, in income from discontinued operations, equity income of $6.3 from National-Oilwell, a joint venture divested in January 1996.
                                                       Armco Annual Report  19

Outlook for 1998: Armco expects modest volume increases and further cost reductions in the Specialty Flat-Rolled Steels segment, but anticipates no immediate relief from import-driven competitive pricing. Overall results for the Fabricated Products segment are expected to be somewhat lower in 1998 compared to 1997. Favorable trends with respect to lower employee benefit expenses should continue in 1998.


BUSINESS SEGMENT RESULTS

Specialty Flat-Rolled Steels
----------------------------

----------------------------------------------------------------------
                                      1997        1996        1995
----------------------------------------------------------------------
Customer sales                      $1,497.0    $1,421.2    $1,277.0
Operating profit                        88.6        72.9        76.0
----------------------------------------------------------------------

Armco's Specialty Flat-Rolled Steels businesses produce and finish flat-rolled stainless, electrical and carbon steels at plants in Butler, Pennsylvania, and Coshocton, Dover, Mansfield and Zanesville, Ohio. The segment also includes the results of international trading companies that buy and sell steel and manufactured steel products.

Customer sales and shipments by major product line and annual production were:

------------------------------------------------------------------------------
                                 1997              1996              1995
------------------------------------------------------------------------------
(tons in thousands)          Sales   Tons      Sales   Tons      Sales   Tons
------------------------------------------------------------------------------
Specialty flat-rolled*    $1,103.0    757   $1,108.0    739   $1,013.3    647
Specialty semi-finished      198.8    168      133.9     97      130.5     78
Galvanized and other carbon  165.1    306      144.2    304       94.1    214
Other                         30.1     --       35.1     --       39.1     --
------------------------------------------------------------------------------
    Total                 $1,497.0  1,231   $1,421.2  1,140   $1,277.0    939
------------------------------------------------------------------------------
Cast production                     1,448             1,439             1,153
------------------------------------------------------------------------------

* The Specialty flat-rolled product line consists of automotive exhaust stainless, specialty sheet and strip, and electrical steels.

1997 vs. 1996: Customer sales in 1997 were 5% higher than in 1996 on an 8% increase in tons shipped. A decrease in the segment's overall average sales per ton resulted from increased shipments of lower priced specialty semi-finished steels, partially offset by a change in the mix of carbon steel shipments from hot bands to higher priced galvanized steel products.

A 3% reduction in average sales per ton of specialty flat-rolled products reflected increased import competition on certain grades of chrome nickel stainless and cold rolled non-oriented electrical steels and elimination of most of the remaining surcharges on stainless steel. Armco and other specialty steel producers add raw material surcharges to the price of their product to compensate for higher costs incurred when the price of key raw materials such as nickel, chromium or molybdenum rises above certain levels. Such surcharges were minimal in 1997 and the second half of 1996.

Specialty semi-finished shipments increased substantially in 1997 over 1996, primarily as a result of increased sales of chrome nickel hot bands. However, a 14% reduction in average sales per ton reflected worldwide overcapacity.

Shipments of galvanized carbon steel increased in 1997, but the increased tons were offset by the elimination of carbon hot band shipments. In the first half of 1996, Armco exited the lower priced hot band market, shifting to higher priced galvanized steel products and thus increasing average sales per ton by 14% in the year-to-year comparison.

Specialty Flat-Rolled Steels' 1996 operating profit included $8.6 of income from various claim settlements, including a business interruption insurance claim. Excluding the claim settlements, operating profit increased in 1997 primarily as a result of lower costs due to facilities upgrades, more stable operating conditions and lower employee benefit expenses. Costs in 1996 were adversely affected by several planned outages, including outages necessary to upgrade Armco's finishing facilities as part of the strategic facilities plan. The outages and the subsequent process of restarting and returning these facilities to full capability contributed to higher costs and lower yields. To meet demand during this period, Armco substantially increased its use of outside processors to finish some of its stainless steels, resulting in higher costs.

1996 vs. 1995: Customer sales in 1996 exceeded 1995 levels primarily due to higher sales of automotive exhaust stainless, electrical and galvanized steels. A 21% increase in shipped tons was made possible by higher operating levels at Mansfield compared with 1995, which was a ramp-up period following a year-long idling for installation of new equipment. The higher operating levels were achieved despite several planned outages necessary to complete additional equipment upgrades.

Shipments of specialty flat-rolled steel products increased 14% in 1996 over 1995 driven by strong production of North American vehicles and housing starts. Partially offsetting the stronger demand for automotive exhaust stainless and grain oriented electrical steels were lower shipments of non-oriented electrical steel and specialty sheet and strip, which were both adversely affected by import competition. Specialty semi-finished shipments also increased in 1996, primarily in export sales. However, prices for most stainless steel products, including semi-finished, fell in 1996 primarily due to pressure from imported steel and reductions in raw material surcharges.

Armco's carbon steel shipments increased in 1996 compared to 1995. In the first half of 1996, Armco exited the lower-priced carbon hot band market, shifting the carbon steel product mix to more galvanized steel, thereby increasing average sales per ton in the year-to-year comparison.

During 1996, operating profit for this segment was lower than in 1995 due to price erosion on specialty stainless steels and semi-finished products and several planned outages necessary to complete equipment upgrades.

Outlook for 1998: Armco anticipates modest increases in volume and further cost reductions for most product lines during the next twelve months. However, during that period, excess global capacity and higher levels of import penetration are expected to have a continued adverse effect on pricing.

Automotive exhaust stainless shipments are expected to remain strong supported by North American vehicle sales and increased export sales. Stable housing starts are expected to continue to stimulate demand for oriented electrical steels, while high levels of lower-priced imports continue to adversely affect non-oriented electrical steel product sales.

[A THREE-BAR CHART APPEARS HERE]
SPECIALTY FLAT-ROLLED STEELS
SALES BY MARKET
----------------------------------------------------------------------
                                             97        96        95
----------------------------------------------------------------------

AUTOMOTIVE                                   39%       44%       40%
INDUSTRIAL & ELECTRICAL EQUIPEMENT           27%       28%       32%
SERVICE CENTERS                              12%       12%        9%
OTHER/CONVERSION                             22%       16%       19%
----------------------------------------------------------------------

20  Armco Annual Report

In late 1997, Armco management decided to eliminate production of carbon steel products at its Mansfield Operations and concentrate on producing the more profitable stainless steel products. Armco's Dover Operations, which galvanizes carbon steel formerly produced at Mansfield, will purchase carbon steel from other sources for galvanizing.

Low-priced foreign imports of specialty steels remained high in 1997, adversely affecting volume and pricing experienced by domestic companies like Armco. As a result, industry trade groups are gathering data to determine whether there are grounds for trade cases against some foreign producers. However, no trade cases have been filed to date and there can be no assurance of the outcome if cases are filed.

Fabricated Products
-------------------

<CAPTION
----------------------------------------------------------------------
                                     1997        1996        1995
----------------------------------------------------------------------
Customer sales                      $332.3      $302.8      $282.9
Special charges                       --          (8.8)       --
Operating profit                      41.9        22.8        22.0
----------------------------------------------------------------------

The Fabricated Products business segment includes the results of Sawhill Tubular, a manufacturer of steel pipe and tubing; Douglas Dynamics, a manufacturer of snowplows and ice control products; and, effective January 1, 1997, Greens Port Industrial Park, which leases land, buildings and rail car storage facilities and operates a deep water loading dock on the Houston Ship Channel.

1997 vs. 1996: Customer sales increased in 1997 primarily due to higher shipments at Sawhill Tubular and the consolidation of Greens Port. Higher sales at Sawhill were a result of volume increases along most major product lines.

Douglas Dynamics' and Sawhill's operating profit improved in 1997. Douglas Dynamics' results improved due to manufacturing efficiencies achieved during the year and reduced operating expenses following the decision in 1996 to exit certain unprofitable product lines. The increase in Sawhill's profits was driven by higher volume as well as lower costs.

In 1996, Armco recorded a special charge of $5.9 for an estimated loss on the sale of its nonresidential construction business. In 1996, Armco negotiated an agreement to sell the business and the sale was effective January 1, 1997. The charge primarily relates to the writedown of assets and recognition of additional employee benefit liabilities.

Also in 1996, Armco recorded a $2.9 special charge primarily for the writedown of assets and severance costs related to the decision to discontinue a line of light truck equipment manufactured by Douglas Dynamics.

1996 vs. 1995: Customer sales in 1996 were 7% above 1995 levels, largely due to higher sales at Douglas Dynamics. Snowplow shipments in 1996 were the second highest achieved in Douglas Dynamics' history, due to near record snowfalls and strong light truck sales. Although Sawhill Tubular's shipment volumes increased in the year-to-year comparison, this was offset by lower sales prices caused by increased domestic competitive pressures and a high level of imports.

Excluding the special charge in 1996, Douglas Dynamics' operating profit was substantially higher than in 1995 due to increased sales and cost reductions. Sawhill Tubular's operating profits decreased primarily as a result of higher costs for steel hot bands.

Outlook for 1998: Douglas Dynamics' snowplow shipments are expected to be somewhat lower in 1998. However, the actual level of sales will depend on the level of four-wheel drive light truck sales and snowfalls in the markets Douglas Dynamics serves.

Sawhill Tubular's sales and profitability are expected to exceed 1997's levels due to anticipated continued higher volumes and lower costs.


DISCONTINUED OPERATIONS

Aerospace and Strategic Materials
---------------------------------
Armco sold its Aerospace and Strategic Materials business segment in 1985. Pursuant to the sales agreement, Armco retained the benefit of its share of any net proceeds of certain tax refund claims it had filed prior to the sale. In 1996, Armco received a federal tax refund and recorded a $6.5 increase to its gain on the sale of the segment. In 1997, Armco recognized another $2.7 gain for state and federal tax refunds.

Armco Financial Services Group (AFSG)
-------------------------------------
AFSG consists of insurance companies that have stopped writing new business and are being liquidated. These companies have not written any new business for retention since 1986 except for an immaterial amount of guaranteed renewable accident and health business. The number of policyholders of this business has decreased from approximately 4,000 at December 31, 1986 to 870 at December 31, 1996 and 713 at December 31, 1997.

In March 1997, a group of international insurance companies, previously affiliated with AFSG and sold in 1991, filed an application for voluntary liquidation in the United Kingdom. Northwestern National Insurance Company, one of the AFSG companies, is currently investigating its exposure with respect to transactions entered into with these companies. Armco believes that its investment in AFSG will not be materially affected as a result of pending claims or contingent liabilities related to this matter.

Liquidity and Financial Resources: Claims are paid from AFSG's investment portfolio and the related investment income from such portfolio. The portfolio had a market value of $174.9 at December 31, 1997. AFSG believes the existing invested assets, related future income and other assets will provide sufficient funds to meet all future claims payments.

AFSG's loss reserves net of reinsurance recoverables decreased to $88.1 at December 31, 1997 from $102.2 at December 31, 1996. AFSG estimates that 67% of the claims will be paid in the next five years and that substantially all of the claims will be paid by the year 2017. The ultimate amount of the claims as well as the timing of the claims payments are estimated based on an annual review of loss reserves performed by AFSG's independent and consulting actuaries.

Outlook: Armco management continues to believe, based on current facts and circumstances and the opinions of outside counsel and advisors, that future charges, if any, resulting from the liquidation of AFSG will not be material to Armco's financial condition or liquidity. However, it is possible that, due to fluctuations in Armco's operating results, future developments could have a material effect on the results of one or more future interim or annual periods.
                                                       Armco Annual Report  21

POSTRETIREMENT EMPLOYEE BENEFIT LIABILITIES

Armco maintains pension and other postretirement benefit plans for employees and retirees of its current operating locations as well as for retirees of businesses that have been shut down or divested. Each year, Armco commissions its outside actuary to calculate the present value of future obligations associated with these plans. With this information, and following the guidance in Statement of Financial Accounting Standards (SFAS) No. 87, Employers' Accounting for Pensions, and SFAS No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions, Armco records the expenses and liabilities of its retirement benefit plans. The following compares the most current actuarially determined obligations, net of plan assets, with the accrued liabilities recorded in Employment-related liabilities and Long-term employee benefit liabilities in the Consolidated Balance Sheets at December 31, 1997:

---------------------------------------------------------------
                                           Other Postretirement
                               Pensions         Benefits
---------------------------------------------------------------
Projected benefit obligations  $2,099.0         $  755.2
Plan assets                     2,106.4             --
---------------------------------------------------------------
Obligations greater (less)
 than plan assets                  (7.4)           755.2

Accrued liabilities               189.4          1,037.7
---------------------------------------------------------------
Accrued liabilities in excess
 of obligations                $  196.8         $  282.5
---------------------------------------------------------------

The total accrued liabilities in excess of current estimated obligations was $479.3 for 1997. Of this amount, $419.3 relates to unrecognized net gains which arose primarily as a result of favorable investment returns on pension plan assets and lower than expected increases in medical benefit costs. Unrecognized net gains to the extent they exceed 10% of the larger of the benefit obligations or plan assets are amortized into income over the average remaining service life of active participants, which at Armco is currently about 15 years. The majority of the remaining difference relates to unrecognized negative prior service costs and an unrecognized transition obligation, which are also amortized over a long period of time. These amounts and their effect on consolidated income are more fully described in Note 2, Pension and Other Employee Benefits, in the Notes to the Consolidated Financial Statements


LIQUIDITY AND CAPITAL RESOURCES

At December 31, 1997, Armco had $194.9 of cash, cash equivalents and short-term liquid investments, compared to $169.2 at December 31, 1996. Cash, cash equivalents and short-term liquid investments increased $25.7 during 1997, primarily as a result of $90.8 of cash generated from operations and proceeds from the sale of businesses, assets and investments of $22.8, partially offset by cash payments including $41.9 for capital expenditures, $26.6 for net debt retirement and $17.9 for preferred stock dividends.

In September 1997, Armco issued $150.0 of 9% Senior Notes due 2007, using the proceeds to retire $100.0 of 11-3/8% Senior Notes due 1999, $20.0 of 9.2% Sinking Fund Debentures due 2000 and $28.5 of 8.5% Sinking Fund Debentures due 2001. Following the refinancing of its long-term debt, Armco has debt maturities of $38.2, $7.0 and $132.2 in 1998, 1999 and 2000, respectively. Debt maturing in 1998 includes prepayment of $22.3 of variable rate private placement notes, and debt maturing in 2000 includes $125.0 of 9-3/8% Senior Notes, which are callable in November 1998.

At December 31, 1997, Armco had in place two bank credit facilities, totaling $170.0. Under a receivables facility, Armco sells substantially all its trade receivables to a wholly owned subsidiary, Armco Funding Corporation (AFC). In January 1996, AFC entered into a five-year revolving credit agreement with a group of banks providing up to $120.0 for revolving credit loans and letters of credit secured by an available borrowing base of AFC's receivables. At December 31, 1997, there were no outstanding borrowings under this credit facility. However, $56.8 of the facility was used as support for letters of credit and $26.6 was available for borrowing.

In January 1996, Armco entered into a three-year revolving credit agreement with a group of banks providing up to $50.0 for revolving credit loans secured by Armco's inventories. The credit agreement subjects Armco to certain restrictions and covenants related to, among other things, minimum working capital, minimum net income, current ratio and interest coverage ratio requirements. At December 31, 1997, there were no outstanding borrowings under this credit facility. Armco expects to enter into a new revolving credit agreement to replace this facility when it expires at the end of 1998. Under both bank credit facilities, a total of $76.6 was available for borrowing at December 31, 1997.

Inventories increased 9% during 1997, reflecting increased production levels at Douglas Dynamics and Sawhill Tubular. Trade receivables and payables, primarily in the Specialty Flat-Rolled Steels segment, increased 7% and 9%, respectively. These increases were the result of higher operating levels.

Armco anticipates that its capital expenditures for 1998 will total approximately $60.0 to $70.0. Armco expects that its 1998 cash requirements, including amounts for capital expenditures, debt service and preferred stock dividends will be paid out of existing cash balances and cash generated from operations.

On January 23, 1998, Armco's Board of Directors declared the regular quarterly dividends of $.525 per share on the $2.10 cumulative convertible preferred stock, Class A, and $.90625 per share on the $3.625 cumulative convertible preferred stock, Class A, each payable March 31, 1998 to shareholders of record on February 27, 1998. The Board of Directors also declared the regular quarterly dividend of $1.125 per share on the $4.50 cumulative convertible preferred stock, Class B, payable April 1, 1998, to shareholders of record on February 27, 1998. Payment of dividends on Armco's common stock is currently prohibited under the terms of certain of Armco's debt instruments and under the terms of its inventory credit facility. Armco does not anticipate paying a common stock dividend in the near term.

[A BAR GRAPH APPEARS HERE]
CASH, CASH EQUIVALENTS AND
SHORT-TERM LIQUID INVESTMENTS
$ MILLIONS
---------------------------------------------------------------
                                         95      96      97
---------------------------------------------------------------
                                       $137    $169    $195
---------------------------------------------------------------

Armco's cash position grew by 15% in 1997. Armco ended the year with $195 million in cash, cash equivalents and short-term liquid investments.

22  Armco Annual Report

ENVIRONMENTAL MATTERS

Armco, as a U. S. manufacturer, is subject to various federal, state and local environmental requirements. Armco estimates capital expenditures for pollution control in its manufacturing operations will be about $30.0 for the years 1998-2002, with the largest expenditures being made in the Specialty Flat-Rolled Steels segment. Approximately $8.0 is related to control of air pollution pursuant to regulations currently promulgated under the Clean Air Act, as amended, and corresponding state laws. These projections, which have been prepared internally and without independent engineering or other assistance, reflect Armco's analysis of current laws and regulations. The type and magnitude of these projected expenditures can change based on changes in applicable laws and regulations, such as recent proposals to modify air requirements, and availability of new technologies. Although it cannot predict precisely how changes in environmental requirements will affect its businesses, Armco does not believe such requirements would affect its competitive position. During the period 1993 through 1997, Armco's capital expenditures for pollution control projects amounted to approximately $36.1, including $2.2 in 1997.

Armco has been named as a defendant, or identified as a potentially responsible party in various pending claims regarding past waste disposal sites. Joint and several liability could be imposed on Armco or other parties for some of these matters; thus, theoretically, one party could be held liable for all costs related to a site. However, while the outcome of these matters cannot be predicted with assurance, Armco's experience has been that in most cases, ultimate liability is apportioned among Armco and other financially viable parties.

Armco has been and may in the future be subject to other types of environmental claims. These claims included contractual indemnification related to previously divested properties. If Armco disposes of additional properties, it may incur additional environmental exit costs. Armco accrues such costs when a decision is made to dispose of a property or a sale is recorded. In addition, costs may be incurred for penalties or other requirements as a result of administrative actions by government agencies. Periodically, there are also claims alleging property damage or personal injury in conjunction with waste disposal sites. Armco accrues for these matters when it is probable that a liability has been incurred and it is possible to reasonably estimate the amount or range.

While the outcome of environmental matters cannot be predicted with assurance, Armco believes that the ultimate liability for such matters, identified to date, will not materially affect its consolidated financial condition or liquidity. This belief is based on current facts and circumstances known to Armco, including current laws and regulations as well as Armco's experience with site redemption. However, it is possible that due to fluctuations in Armco's operating results or changes in the facts or circumstances of these matters, future developments with respect to such matters could have a material effect on the results of operations of future interim or annual periods. It is not possible to determine whether additional loss will occur or to reasonably estimate the amount or range of any such loss.


THE YEAR 2000 ISSUE

Many financial, information and operational computer systems in use today may not be able to appropriately interpret dates after December 31, 1999, because such systems allow only two digits to indicate the year in a date. This could have adverse consequences on the operations and integrity of information processing, causing safety, operational and financial problems. Armco is in the process of determining the extent to which its systems are year 2000 compliant. In 1997, Armco began to update or replace non-compliant systems and anticipates that it will be able to complete this process before the year 2000. Armco also is reviewing whether its suppliers expect to be in compliance. The financial impact of making the required changes is not expected to be material to Armco's consolidated financial condition, liquidity or results of operations.


FORWARD-LOOKING STATEMENTS

Certain statements made in this Management's Discussion & Analysis, in the Notes to Consolidated Financial Statements and in the Letter to Shareholders contained in this Annual Report, reflect management's estimates and beliefs and are intended to be, and are hereby identified as, "forward-looking statements" for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These include statements in the foregoing paragraphs entitled Outlook for 1998, Armco Financial Services Group
(AFSG), Liquidity and Capital Resources, Environmental Matters and The Year 2000 Issue; and in Note 1, Summary of Significant Accounting Policies, relating to Concentration of Credit Risk; Note 9, Litigation and Environmental Matters; and Note 11, Discontinued Operations, relating to AFSG.

Armco cautions readers that such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those expected by management. These factors include, but are not limited to, the following: risks of a downturn in the general economy or in the highly cyclical steel industry; changes in demand for Armco's products; unplanned plant outages, equipment failures or labor difficulties; actions by Armco's foreign and domestic competitors; unexpected outcomes of major litigation and contingencies; changes in U.S. trade policy and actions respecting imports; disruptions in the supply of raw materials, actions by reinsurance companies with which AFSG does business or foreign or domestic insurance regulators, and changes in application or scope of environmental regulations applicable to Armco.


NEW ACCOUNTING STANDARDS

During 1997, the Financial Accounting Standards Board (FASB) issued SFAS No. 130, Reporting Comprehensive Income. SFAS No. 130 requires the display of a new expanded measure of income with the same prominence as net income. Armco will adopt SFAS No. 130 in 1998, but anticipates that the difference between its reported net income and the new measure of income will be minor.

Also during 1997, the FASB issued SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, which establishes standards for determining reportable operating segments and the information about segments to be reported. Armco will adopt SFAS No. 131 when required in 1998. While Armco anticipates no material change in the composition of its Specialty Flat-Rolled Steels segment, adoption of this standard will likely result in changes to the Fabricated Products segment and to the discussion and disclosures for all segments.
                                                       Armco Annual Report  23

RESPONSIBILITY FOR FINANCIAL REPORTING


Armco's management prepared the financial statements presented in this Annual Report in accordance with generally accepted accounting principles in the United States. These principles require choices among alternatives and numerous estimates of financial matters. Armco believes the accounting principles chosen are appropriate in the circumstances, and the estimates and judgments involved in Armco's financial reporting are reasonable and conservative.

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



/s/  James F. Will

James F. Will
Chairman, President and
Chief Executive Officer



/s/  Jerry W. Albright

Jerry W. Albright
Vice President and
Chief Financial Officer









INDEPENDENT AUDITORS' REPORT


Deloitte &                          2500 One PPG Place
   Touche LLP                       Pittsburgh, PA 15222
--------------
          [D&T LOGO]



Armco, Its Shareholders and Directors:

We have audited the accompanying consolidated balance sheets of Armco Inc. and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Armco Inc. and subsidiaries at December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.



/s/  Deloitte & Touche LLP


February 9, 1998

24  Armco Annual Report

CONSOLIDATED STATEMENTS OF INCOME
 For the years ended December 31, 1997, 1996 and 1995
------------------------------------------------------------------------
(Dollars in millions, except
  per share amounts)
                                            1997       1996        1995
------------------------------------------------------------------------
 Net sales                             $1,829.3    $1,724.0    $1,559.9

 Cost of products sold                 (1,623.9)   (1,548.4)   (1,392.7)
 Selling and administrative expenses     (100.0)      (92.1)      (98.2)
 Special charges (Note 7)                   -          (8.8)        -
------------------------------------------------------------------------
  Operating profit                        105.4        74.7        69.0

 Interest income                           10.6        10.1        11.8
 Interest expense                         (35.5)      (36.3)      (32.9)
 Gain on sale of AK Steel stock
  (Note 10)                                 -           -          27.2
 Sundry other - net (Note 2)               (1.1)      (21.1)      (49.6)
------------------------------------------------------------------------
  Income before income taxes               79.4        27.4        25.5

 Provision for income taxes (Note 3)       (2.3)       (1.4)       (2.0)
------------------------------------------------------------------------
  Income from continuing operations        77.1        26.0        23.5

 Discontinued operations (Note 11)
    Aerospace and Strategic Materials
      Gain on disposal of business          2.7         6.5         --
    National-Oilwell
      Income from operations                -           --          6.3
------------------------------------------------------------------------
  Income before extraordinary loss         79.8        32.5        29.8

 Extraordinary loss on retirement
    of debt (Note 4)                       (3.0)        -           --
------------------------------------------------------------------------
 Net income                               $76.8       $32.5       $29.8
------------------------------------------------------------------------

 Basic and diluted earnings
    per share (Note 1)
    Income from continuing operations     $0.55       $0.08       $0.05
    Income from discontinued operations    0.03        0.06        0.06
    Extraordinary loss on retirement
    of debt                               (0.03)        --          --
------------------------------------------------------------------------
 Net income                               $0.55       $0.14       $0.11
------------------------------------------------------------------------

 Cash dividends per share (Note 5)
    $2.10 Class A                         $2.10        $2.10      $2.10
    $3.625 Class A                         3.625        3.625      3.625
    $4.50 Class B                          4.50         4.50       4.50
------------------------------------------------------------------------

 See Notes to Consolidated Financial Statements on pages 28 through 38.

                                                 Armco Annual Report  25

CONSOLIDATED BALANCE SHEETS
 December 31, 1997 and 1996
------------------------------------------------------------------------
 (Dollars in millions, except per share amounts)       1997        1996
------------------------------------------------------------------------
 ASSETS
  Current assets
    Cash and cash equivalents (Note 1)              $  189.9   $  168.9
    Short-term liquid investments                        5.0        0.3
    Accounts and notes receivable
      Trade (less allowance for doubtful accounts
        of $4.0 in 1997 and $3.8 in 1996)              147.0      137.4
      Other                                              9.6       12.2
    Inventories (Note 1)                               268.0      246.9
    Other current assets                                17.9        6.1
------------------------------------------------------------------------
  Total current assets                                 637.4      571.8
------------------------------------------------------------------------

  Investments
     Investment in Armco Financial Services Group
       (Note 11)                                        85.6       85.6
     Other (less allowance for impairment of
        $8.1 in 1997 and $12.7 in 1996)                 30.3       52.4

  Property, plant and equipment (net of accumulated
    depreciation of $653.0 in 1997 and $597.6 in 1996)
    (Note 1)                                           652.5      670.1

  Deferred tax asset (Note 3)                          319.3      325.8
  Goodwill and other intangible assets (Note 1)        137.4      144.8
  Other assets                                          18.8       17.3
------------------------------------------------------------------------
 Total assets                                       $1,881.3   $1,867.8
------------------------------------------------------------------------

 LIABILITIES
  Current liabilities
     Trade accounts and notes payable                 $148.9     $136.3
     Employment-related liabilities (Note 2)           126.4      115.1
     Other current liabilities                          72.8       79.6
     Current portion of long-term debt (Note 4)         38.2       27.2
------------------------------------------------------------------------
  Total current liabilities                            386.3      358.2
------------------------------------------------------------------------

  Long-term debt (Note 4)                              306.9      344.3
  Long-term employee benefit liabilities (Note 2)    1,178.1    1,200.2
  Other long-term liabilities                          162.5      177.1
  Commitments and contingencies (Notes 1, 9 and 11)

 SHAREHOLDERS' DEFICIT (Note 5)
  Preferred stock - Class A                           137.6       137.6
  Preferred stock - Class B                            48.3        48.3
  Common stock (authorized 150,000,000 shares of
     $0.01 par value; issued and outstanding
     107,129,561 in 1997 and 106,457,166 in 1996)       1.1         1.1
  Additional paid-in capital                          967.7       965.0
  Accumulated deficit                              (1,305.0)   (1,363.9)
  Other                                                (2.2)       (0.1)
------------------------------------------------------------------------
  Total shareholders' deficit                        (152.5)     (212.0)
------------------------------------------------------------------------
 Total liabilities and shareholders' deficit       $1,881.3    $1,867.8
------------------------------------------------------------------------

 See Notes to Consolidated Financial Statements on pages 28 through 38.

26  Armco Annual Report

CONSOLIDATED STATEMENTS OF CASH FLOWS
For the years ended December 31, 1997, 1996 and 1995
------------------------------------------------------------------------------
(Dollars in millions)                               1997      1996      1995
------------------------------------------------------------------------------
Cash flows from operating activities:
  Net income                                      $  76.8   $  32.5  $  29.8
  Adjustments to reconcile net income to
    net cash provided
    by operating activities:
    Depreciation expense                             61.3      58.7     52.8
    Undistributed earnings from
      discontinued operations                         --        --      (6.3)
    Net gain on sales of investments and assets      (4.5)     (8.9)   (28.4)
    Extraordinary loss on retirement of debt          3.0       --       --
    Special charges                                   --        8.8      --
    Other                                             6.4       6.3     10.9
  Change in assets and liabilities:
    Trade accounts and notes receivable              (9.1)     22.8      6.1
    Inventories                                     (21.4)    (33.3)   (50.8)
    Payables and accrued operating expenses          22.1     (13.2)    34.4
    Employee benefit liabilities                    (13.5)    (17.4)   (26.4)
    Other assets and liabilities - net              (30.3)    (13.7)    (6.6)
------------------------------------------------------------------------------
  Net cash provided by operating activities          90.8      42.6     15.5
------------------------------------------------------------------------------
Cash flows from investing activities:
    Net proceeds from the sale of businesses
      and assets                                      7.7      14.0     31.5
    Proceeds from the sale and maturity of
      liquid investments                              0.3       --      29.7
    Proceeds from the sale of investments            15.1      78.7     30.0
    Purchase of liquid investments                   (5.0)     (0.3)    (6.0)
    Contributions to investees                        -        (3.0)    (2.0)
    Capital expenditures                            (41.9)    (59.8)  (143.3)
    Other                                            (0.2)     (2.7)     0.2
------------------------------------------------------------------------------
  Net cash (used in) provided by investing
    activities                                      (24.0)     26.9    (59.9)
------------------------------------------------------------------------------
Cash flows from financing activities:
    Proceeds from issuance of debt                  151.1       5.5      5.0
    Payments on debt                               (177.7)    (24.3)    (8.1)
    Dividends paid on preferred stock               (17.9)    (17.9)   (20.9)
    Proceeds from issuance of common stock            0.1       --       2.4
    Other                                            (1.4)     (0.7)     --
------------------------------------------------------------------------------
  Net cash used in financing activities             (45.8)    (37.4)   (21.6)
------------------------------------------------------------------------------
Net change in cash and cash equivalents              21.0      32.1    (66.0)
  Cash and cash equivalents:
    Beginning of year                               168.9     136.8    202.8
------------------------------------------------------------------------------
    End of year                                   $ 189.9   $ 168.9  $ 136.8
------------------------------------------------------------------------------

Supplemental disclosures of cash flow information:
  Cash paid during the year for:
    Interest                                       $ 34.7   $  35.1  $  31.2
    Income taxes                                      2.8       0.1      0.7

Supplemental schedule of noncash investing
  and financing activities:
    Debt incurred or assets exchanged directly
      for property                                    --       --       16.2
    Issuance of restricted stock                      2.6       2.1      4.7
    Notes receivable and stock in partial
      payment for asset sales                         0.3      10.6      --
------------------------------------------------------------------------------

See Notes to Consolidated Financial Statements on pages 28 through 38.

                                                       Armco Annual Report  27

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in millions, except per share amounts)

---------------------------------------------------------------------------
NOTE 1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
---------------------------------------------------------------------------
GENERAL
The accompanying financial statements consolidate the accounts of Armco and all subsidiaries in which Armco has a controlling interest.

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

INVESTMENTS
Armco considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents. Cash equivalents consist of commercial paper, repurchase agreements, Eurodollar time deposits and other money market instruments, including mutual funds.

Under the definitions provided in Statement of Financial Accounting Standards
(SFAS) No. 115, Accounting for Certain Investments in Debt and Equity Securities, Armco has securities which have been classified as held to maturity and are, therefore, recorded at amortized cost. The carrying amounts for these securities approximate fair value due to the short maturities of the instruments. At December 31, 1997 and 1996, these securities were as follows:

---------------------------------------------------------------------------
                                                      1997        1996
---------------------------------------------------------------------------
   Cash equivalents                                  $180.4      $139.5
   Short-term liquid investments                        5.0         0.3
   Restricted collateral deposits                      15.5        15.2
---------------------------------------------------------------------------
   Total securities                                  $200.9      $155.0
---------------------------------------------------------------------------

The restricted collateral deposits are primarily invested in certificates of deposit which mature within one year and are principally used as security for equipment financing, self-insurance programs, and environmental and litigation bonds. These securities are reported in Other current assets or Other investments. The classification is determined based on the expected term of the collateral requirement and not necessarily the maturity date of the underlying securities.

At December 31, 1997 and 1996, Other investments also included $11.2 for Armco's limited partnership interest in North American Stainless. It is not practicable to estimate the fair value of this closely held limited partnership, in which Armco's ownership interest is less than 5%. Included in Other investments at December 31, 1996 were receivables from the sale of National-Oilwell, recorded at a discounted value of $10.6, which approximated fair value (Note 11). These receivables were collected by Armco during 1997. At December 31, 1997 and 1996, Armco had no material investments in derivative financial instruments.

INVENTORIES
Inventories are valued at the lower of cost or market. Cost of inventories at most domestic operations is measured on the LIFO -- Last In, First Out -- method. Other inventories are measured principally at average cost. Inventory balances as of December 31, 1997 and 1996 were as follows:

---------------------------------------------------------------------------
                                                   1997       1996
---------------------------------------------------------------------------
Inventories on LIFO:
Finished and semi-finished                        $271.2     $259.0
Raw materials and supplies                          25.8       21.4
Adjustment to state inventories at LIFO value      (54.0)     (52.8)
---------------------------------------------------------------------------
Total                                              243.0      227.6
---------------------------------------------------------------------------
Inventories on average cost:
Finished and semi-finished                          19.9       11.9
Raw materials and supplies                           5.1        7.4
---------------------------------------------------------------------------
Total                                               25.0       19.3
---------------------------------------------------------------------------
Total inventories                                 $268.0     $246.9
---------------------------------------------------------------------------

RESEARCH AND DEVELOPMENT COSTS
Armco conducts a broad range of research and development activities. These activities are aimed at improving existing products and manufacturing processes and developing new products and processes. Research and development costs are recorded as expense when incurred. The amounts incurred in 1997, 1996 and 1995 were $15.3, $13.1 and $14.0, respectively.

PROPERTY PLANT AND EQUIPMENT
Depreciation is computed using the straight-line method based on the estimated useful lives of the related assets. Leasehold improvements are depreciated over the shorter of the life of the related asset or the life of the lease. Generally, Armco depreciates its property, plant and equipment at annual rates of 5% for land improvements, 3% to 5% for buildings and 5% to 33% for machinery and equipment.
28  Armco Annual Report

Armco's property, plant and equipment balances as of December 31, 1997 and 1996 were as follows:

---------------------------------------------------------------------------
                                                1997        1996
---------------------------------------------------------------------------
Land                                         $   28.1    $   26.6
Buildings                                        93.2        90.8
Machinery and equipment                       1,156.9     1,117.5
Construction in progress                         27.3        32.8
---------------------------------------------------------------------------
Total property, plant and equipment           1,305.5     1,267.7
Accumulated depreciation                       (653.0)     (597.6)
---------------------------------------------------------------------------
Property, plant and equipment-net            $  652.5    $  670.1
---------------------------------------------------------------------------

Armco had commitments to purchase property, plant and equipment (including unexpended amounts relating to projects substantially underway) totaling approximately $19.0 at December 31, 1997.

GOODWILL AND OTHER INTANGIBLE ASSETS
Goodwill and other intangible assets primarily include goodwill recorded in connection with the acquisition of Cyclops Industries, Inc. on April 24, 1992. This goodwill is being amortized using the straight-line method over 40 years. Also included are goodwill and intangible assets acquired in the purchase of Douglas Dynamics, LLC on July 2, 1991. These assets are being amortized over their estimated useful lives, the majority of which do not exceed 17 years. Annual amortization expense for 1997, 1996 and 1995 was $6.5, $6.9 and $6.9, respectively. At December 31, 1997 and 1996, accumulated amortization of goodwill and other intangible assets was $36.5 and $35.3, respectively.

Armco assesses whether its goodwill and other intangible assets are impaired as required by SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, based on an evaluation of undiscounted projected cash flows through the remaining amortization period. If an impairment exists, the amount of such impairment is calculated based on the estimated fair value of the asset.

EARNINGS PER SHARE
Basic earnings per share (EPS) is computed by dividing income available to common shareholders by the weighted-average number of common shares outstanding for the year. In arriving at income available to common shareholders, preferred stock dividends of $17.9 were deducted in each year presented. Diluted EPS reflects the potential dilution that could occur if dilutive securities and other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of Armco.

Average shares outstanding for basic EPS was 107 million in 1997. The calculation of diluted EPS in 1997 included the assumed conversion of the $3.625 Class A preferred stock into common stock, the effect of which would be to decrease preferred dividends by $9.8 and increase average shares outstanding by 18.3 million shares. This change had no effect on the calculated EPS amount. Average shares outstanding for both basic and diluted EPS was 106.6 million for 1996 and 106 million for 1995.

At December 31, 1997, 1996 and 1995, 5.4 million shares of preferred stock, which were convertible into 22.7 million common shares, were outstanding. All of these potential common shares were excluded from the computation of diluted EPS for 1996 and 1995, and approximately 4.4 million of the potential common shares were excluded for 1997 because their inclusion would have had an antidilutive effect on EPS. At December 31, 1997, 1996 and 1995 substantially all of the 2.2 million, 1.7 million and 1.5 million, respectively, of the exercisable stock options and stock appreciation rights were excluded from the computation of diluted EPS because the options' exercise prices were greater than the average market price of the common shares.

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

CONCENTRATION OF CREDIT RISK
Armco is primarily a producer of stainless, electrical and galvanized carbon steels and steel products, which are sold to a number of markets, including automotive, industrial machinery and equipment, construction, power distribution and appliances. Armco sells domestically to customers primarily in the Midwestern and Eastern United States, while approximately 10% of sales are to foreign customers, primarily in Canada, Mexico and Western Europe. Approximately 21% of trade receivables outstanding at December 31, 1997 are due from businesses that supply the U.S. automotive industry. Except in a few situations where the risk warrants it, Armco does not require collateral on trade receivables; and while it believes its trade receivables will be collected, Armco anticipates that in the event of default it would follow normal collection procedures. Overall, credit risk related to Armco's trade receivables is limited due to the large number of customers in differing industries and geographic areas.

RECLASSIFICATIONS
Certain amounts in prior year financial statements have been reclassified to conform to the 1997 presentation.
                                                       Armco Annual Report  29

---------------------------------------------------------------------------
NOTE 2 PENSION AND OTHER EMPLOYEE BENEFITS
---------------------------------------------------------------------------
PENSION PLANS
Armco provides noncontributory pension benefits to most employees. The qualified plans have been funded to meet the minimum funding requirements of the Employee Retirement Income Security Act of 1974. During 1996 and 1995, contributions of $41.2 and $54.8, respectively, which exceeded the minimum funding requirements, were made to the plans. As of December 31, 1997, funding credits of $52.8 were available to offset future minimum funding requirements.

The components of net periodic pension cost, including amounts related to divested units, and assumptions used to determine such expenses are as follows:

---------------------------------------------------------------------------
                                             1997       1996       1995
---------------------------------------------------------------------------
Cost of benefits earned during the year    $  15.4    $  15.6   $  13.7
Interest cost on the projected
  benefit obligation                         147.8      141.0     153.1
Return on plan assets
  Actual                                    (300.6)    (252.1)   (354.0)
  Deferral                                   133.1      104.8     197.8
Net amortization                               5.2        7.2       6.5
---------------------------------------------------------------------------
Net periodic pension cost                  $   0.9    $  16.5   $  17.1
---------------------------------------------------------------------------

Weighted average discount rate                7.75%      7.00%     8.50%
Weighted average expected long-term rate
  of return on assets                         8.75%      8.00%     9.50%
Rate of future compensation increases         4.00%      4.00%     4.00%
---------------------------------------------------------------------------

Net periodic pension cost decreased in 1997 primarily due to continued favorable returns on pension plan assets.

The following table presents the funded status of pension plans using discount rates of 7% and 7.75% for 1997 and 1996, respectively. The assumed rate of future compensation increases was 4% in both years.

-----------------------------------------------------------------------------
                                    Plans for which  Plans for which
                                     Assets Exceed    Accumulated
                                      Accumulated       Benefits      Total
  1997                                  Benefits     Exceed Assets  All Plans
-----------------------------------------------------------------------------
Actuarial present value of
  benefit obligations:
Vested benefits                        $2,034.5           $ 15.6     $2,050.1
Nonvested benefits                         28.8              0.6         29.4
-----------------------------------------------------------------------------
Accumulated benefit obligation         $2,063.3            $16.2     $2,079.5
-----------------------------------------------------------------------------

Projected benefit obligation           $2,079.7            $19.3     $2,099.0
Plan assets at fair value               2,105.2              1.2      2,106.4
-----------------------------------------------------------------------------
Projected benefit obligation greater
  (less) than plan assets                 (25.5)            18.1         (7.4)
Reconciliation of funded status to
  recorded amounts:
Unrecognized negative prior
  service (cost)                            2.3             (6.5)        (4.2)
Unrecognized net gain (loss)              224.3             (0.6)       223.7
Unrecognized transition obligation        (27.1)            (0.3)       (27.4)
Amount required to recognize
  minimum liability                        --                4.7          4.7
-----------------------------------------------------------------------------
Accrued pension liability              $  174.0           $ 15.4     $  189.4
-----------------------------------------------------------------------------

  1996
-----------------------------------------------------------------------------
Actuarial present value of
  benefit obligations:
Vested benefits                        $1,242.3           $705.6     $1,947.9
Nonvested benefits                         33.2              8.2         41.4
-----------------------------------------------------------------------------
Accumulated benefit obligation         $1,275.5           $713.8     $1,989.3
-----------------------------------------------------------------------------

Projected benefit obligation           $1,283.5           $716.8     $2,000.3
Plan assets at fair value               1,316.1            691.4      2,007.5
-----------------------------------------------------------------------------
Projected benefit obligation greater
  (less) than plan assets                 (32.6)            25.4         (7.2)

Reconciliation of funded status to
  recorded amounts:
Unrecognized negative prior service (cost)  4.0             (8.5)        (4.5)
Unrecognized net gain                     148.6             82.3        230.9
Unrecognized transition obligation        (29.7)            (4.0)       (33.7)
Amount required to recognize
  minimum liability                         --               8.2          8.2
-----------------------------------------------------------------------------
Accrued pension liability              $   90.3           $103.4     $  193.7
-----------------------------------------------------------------------------

30  Armco Annual Report

Plan assets are primarily invested in U.S. and foreign equities and debt securities issued by the U.S. government, U.S. corporations and foreign entities.

In addition to the defined benefit pension plans, most employees are eligible to participate in various defined contribution plans. Total company expense related to these plans was $6.7, $2.9 and $4.4 for 1997, 1996 and 1995, respectively. A portion of the expense of these plans varies based on Armco's profitability.

RETIREE HEALTH CARE AND LIFE INSURANCE BENEFITS
In addition to providing pension benefits, Armco provides various health care and life insurance benefits to most retirees. Retiree health and life insurance benefits are funded as claims are paid.

The components of the net periodic postretirement benefit cost and assumptions used to determine such expenses are as follows:

-----------------------------------------------------------------------------
                                                     1997     1996     1995
-----------------------------------------------------------------------------
Cost of benefits earned during the year             $  4.1   $  4.9   $  5.6
Interest cost on accumulated postretirement
  benefit obligation                                  58.3     61.8     74.7
Amortization of deferred gains and plan changes      (15.0)    (3.8)    (3.7)
-----------------------------------------------------------------------------
Net periodic postretirement benefit cost             $47.4    $62.9    $76.6
-----------------------------------------------------------------------------

  Weighted average discount rate                      7.75%    7.00%    8.50%
  Current year health care trend rate - Pre-age 65    8.25%    9.25%   10.25%
  Current year health care trend rate - Post-age 64   6.25%    7.25%    8.25%
  Ultimate health care trend rate                     5.75%    5.00%    6.50%
  Weighted average trend rate                         6.00%    5.60%    7.30%
-----------------------------------------------------------------------------

Net periodic postretirement benefit cost decreased in 1997 primarily due to the decrease in the accumulated postretirement benefit obligation at the end of 1996 resulting primarily from favorable claims experience.

Net curtailment gains of $10.2 in 1995 were not included in net periodic postretirement benefit cost.

Total claims paid were approximately $60.0 in 1997, $55.2 in 1996 and $64.0 in 1995.

The following table presents the funded status of the postretirement benefit plans for 1997 and 1996:

-----------------------------------------------------------------------------
                                                  1997           1996
-----------------------------------------------------------------------------
Accumulated postretirement benefit obligation:
Retirees                                        $  643.7       $  672.0
Fully eligible active plan participants             48.7           59.7
Other active plan participants                      62.8           51.5
-----------------------------------------------------------------------------
Total                                              755.2          783.2
Plan assets at fair value                            --             --
-----------------------------------------------------------------------------
Accumulated postretirement benefit obligation
in excess of plan assets                           755.2          783.2

Reconciliation of obligation to recorded amounts:
Unrecognized negative prior service                 86.9           76.7
Unrecognized net gains                             195.6          190.3
-----------------------------------------------------------------------------
Accrued postretirement benefit liability        $1,037.7       $1,050.2
-----------------------------------------------------------------------------

Assumptions used to determine obligation:
Discount rate                                       7.00%          7.75%
Current year health care trend rate - Pre-age 65    7.25%          8.25%
Current year health care trend rate - Post-age 64   5.25%          6.25%
Ultimate health care trend rate                     5.00%          5.75%
Weighted average trend rate                         5.10%          6.00%
-----------------------------------------------------------------------------

The current year health care trend rates are assumed to decrease one percentage point per year until they reach the ultimate rate. A one percentage point increase in the assumed health care trend rate would increase the accumulated postretirement benefit obligation for 1997 by approximately $66.0, and increase the annual net periodic postretirement benefit cost by approximately $5.6.

EMPLOYEE BENEFIT OBLIGATIONS OF FORMER BUSINESS UNITS
Included in employee benefit liabilities is the present value of estimated pension and health care benefits for former employees associated with facilities that have been divested. Sundry other-net includes costs of $2.0, $22.1 and $38.5 in 1997, 1996 and 1995, respectively, related to these liabilities. The decrease in costs in 1997 was primarily due to continuing favorable investment returns on pension plan assets and favorable experience on health care claims.
                                                       Armco Annual Report  31

---------------------------------------------------------------------------
NOTE 3 INCOME TAXES
---------------------------------------------------------------------------
Armco files a consolidated U. S. federal income tax return. This return includes all domestic companies 80% or more owned by Armco and the proportionate share of Armco's interest in partnership investments. State tax returns are filed on a consolidated, combined or separate basis depending on the applicable laws relating to Armco and its domestic subsidiaries.

The United States and foreign components of Income before income taxes consist of the following:

-----------------------------------------------------------------------------
                                       1997        1996        1995
-----------------------------------------------------------------------------
United States                         $ 77.8      $ 24.4      $ 22.8
Foreign                                  1.6         3.0         2.7
-----------------------------------------------------------------------------
Total                                 $ 79.4      $ 27.4      $ 25.5
-----------------------------------------------------------------------------

Provisions for current income taxes for Armco and consolidated subsidiaries are as follows:

-----------------------------------------------------------------------------
                                       1997        1996        1995
-----------------------------------------------------------------------------
U. S. federal                         $  1.2      $  --       $  --
U. S. state                              0.3         --          0.8
Foreign                                  0.8         1.4         1.2
-----------------------------------------------------------------------------
Total                                 $  2.3      $  1.4      $  2.0
-----------------------------------------------------------------------------

The following is a reconciliation of the statutory federal income tax rate applied to Income before income taxes with the provision for income taxes:

-----------------------------------------------------------------------------
                                       1997        1996        1995
-----------------------------------------------------------------------------
Federal taxes at statutory rate       $ 27.8      $  9.6      $  8.9
State taxes, net of federal benefit      4.0         1.6         1.5
Change in deferred
  tax valuation allowance              (29.5)       (9.8)       (8.4)
-----------------------------------------------------------------------------
Total                                 $  2.3       $ 1.4      $  2.0
-----------------------------------------------------------------------------

During 1997, Armco's net operating loss carryforwards decreased by approximately $19.0 due to taxable income generated in the year, and by $17.4 due to the elimination of loss carryforwards which were related to companies leaving the consolidated group. Armco's capital loss carryforward decreased by approximately $6.0 of taxable capital gains generated in the year. The difference between pretax book income of $79.4 and 1997 taxable income is primarily due to costs associated with employee benefits and restructuring actions, which had been accrued for financial accounting purposes in prior years, but actually paid in 1997; and tax basis depreciation, which exceeded depreciation expense recorded in the financial statements.

At December 31, 1997, Armco had capital loss and net operating loss (NOL) carryforwards for federal tax purposes expiring as follows:

-----------------------------------------------------------------------------
                Year                    Capital
              expiring                   loss              NOL
-----------------------------------------------------------------------------
                1998                    $ 52.4          $   40.7
                1999                       --              106.7
                2000                     117.4               --
                2001                      43.6             123.3
                2004                       --                9.1
                2005                       --              130.3
                2006                       --              239.3
                2007                       --              186.9
                2008                       --              128.8
                2009                       --               31.1
                2010                       --               46.3
                2011                       --               34.6
-----------------------------------------------------------------------------
    Total loss carryforwards            $213.4          $1,077.1
-----------------------------------------------------------------------------

Armco has $731.4 in U.S. alternative minimum tax net operating losses. Additionally, Armco has $12.7 of alternative minimum tax credits that have no expiration.

Deferred income taxes reflect the net tax effects of (a) temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes and (b) operating loss and tax credit carryforwards. At December 31, 1997 and 1996, the net deferred tax asset, included on the Consolidated Balance Sheets, was as follows:

-----------------------------------------------------------------------------
                                                    1997        1996
-----------------------------------------------------------------------------
Other current assets                              $  9.2      $  2.7
Deferred tax asset                                 319.3       325.8
-----------------------------------------------------------------------------
Net deferred tax asset                            $328.5      $328.5
-----------------------------------------------------------------------------

Major components of Armco's net deferred tax asset are as follows:

-----------------------------------------------------------------------------
                                                    1997        1996
-----------------------------------------------------------------------------
Tax effects of:
Operating loss and tax credit carryforwards     $  522.2    $  539.5
Employee benefits                                  556.4       565.4
Other assets (including contingencies
  and accruals)                                    133.5       159.0
-----------------------------------------------------------------------------
Gross deferred tax asset                         1,212.1     1,263.9

Valuation allowance                               (593.0)     (644.4)
-----------------------------------------------------------------------------
Deferred tax asset                                 619.1       619.5

Property, plant and equipment                     (148.8)     (138.4)
Other liabilities                                 (141.8)     (152.6)
-----------------------------------------------------------------------------
Deferred tax liability                            (290.6)     (291.0)
-----------------------------------------------------------------------------
Net deferred tax asset                          $  328.5    $  328.5
-----------------------------------------------------------------------------

32  Armco Annual Report

Management believes it is more likely than not that Armco will generate future taxable income sufficient to realize that portion of the tax benefit associated with future deductible temporary differences and NOL carryforwards, represented by the $328.5, above. Armco prepares a calculation in which it estimates future income and schedules the future effects of temporary differences and NOL carryforwards. Because any forecast has inherent uncertainties and because of the structural changes Armco has undergone over the last eight years, Armco uses what it believes to be conservative estimates and assumptions. Considering all available evidence, both positive and negative, Armco periodically determines if there has been a significant change in the net deferred tax asset. During the last several years, based on forecasts and consideration of available evidence, Armco believes that there has been no significant change in the amount of its net deferred tax asset. Therefore, amounts that would otherwise have been recognized as a provision for income taxes have been offset by a change in the valuation allowance.

Armco's belief that realization of its net deferred tax asset is more likely than not is based on, among other factors, changes in operations that have occurred during the 1990s, as well as consideration of available tax planning strategies. Specifically, cost savings resulting from new capital investments are being realized and are expected to continue to improve operating results. Armco has operated in a highly cyclical industry and, consequently, has had a history of generating and then utilizing significant amounts of NOL carryforwards. In 1997, Armco utilized approximately $19.0 of the NOL carryforwards. This represents the first year of taxable income in the last eight years. However, if Armco is unable to generate sufficient taxable income in the future through operating results, increases in the valuation allowance may be required through a charge to income. On the other hand, if Armco achieves sufficient profitability to utilize a greater portion of the deferred tax asset, the valuation allowance will be reduced through a credit to income.

United States income tax returns of Armco for 1993 and prior years have been subject to examination by the Internal Revenue Service and are closed to assessments. However, the NOL carryforwards from some of these years remain open to adjustment. Armco has been in a cumulative NOL carryforward position since 1983 and believes that it has sufficient loss carryforwards in excess of any potential audit adjustments that might be made by the Internal Revenue Service for any open years.


---------------------------------------------------------------------------
NOTE 4 LONG-TERM DEBT AND OTHER FINANCING
---------------------------------------------------------------------------
LONG-TERM DEBT
At December 31, 1997 and 1996, Armco's long-term debt was as follows:

---------------------------------------------------------------------------
                                                       1997        1996
---------------------------------------------------------------------------
Sinking fund debentures:
  8.5% due 2001                                       $ --       $ 35.0
  9.2% due 2000                                         --         25.0

Notes payable:
  9% due 2007                                         150.0         --
  9-3/8% due 2000                                     125.0       125.0
  11-3/8% due 1999                                      --        100.0
  Variable rate (LIBOR plus 2.75%) due 2001            31.2        40.1
  5% due 2000                                          15.3        20.4

Pollution control revenue bonds due 2005 - 8-1/8%      12.1        13.2
Variable rate economic development revenue bonds
   due 2020 (1997 average 3.88%)                        8.5         8.5
Other                                                   3.0         4.3
---------------------------------------------------------------------------
Total debt                                            345.1       371.5

Less current maturities                               (38.2)      (27.2)
---------------------------------------------------------------------------
Long-term debt                                       $306.9      $344.3
---------------------------------------------------------------------------

Maturities of existing long-term debt during the five years ending December 31, 2002, are as follows: 1998, $38.2; 1999, $7.0; 2000, $132.2; 2001, $2.2 and 2002, $2.3. The 1998 maturities include prepayment of $22.3 of variable rate private placement notes payable.

At December 31, 1997, the fair value of Armco's long-term debt, including current maturities, was approximately $347.4. This amount was determined by calculating a value based on cash flow yield to maturity and comparing that amount to market information where possible. The fair value estimate was based on pertinent information available to management as of December 31, 1997. Management is not aware of any significant factors that would materially alter this estimate since that date. The fair value of Armco's long-term debt, including current maturities, at December 31, 1996 was approximately $369.0.
                                                       Armco Annual Report  33

In September 1997, Armco issued $150.0 of 9% Senior Notes due 2007, using the proceeds to retire $100.0 of 11-3/8% Senior Notes due 1999, $20.0 of 9.2% Sinking Fund Debentures due 2000 and $28.5 of 8.5% Sinking Fund Debentures due 2001. Armco recorded a $3.0 extraordinary loss upon retiring certain of its outstanding debt.

At December 31, 1997 and 1996, $50.2 and $64.9, respectively, of long-term debt, including current maturities, represented financing utilized to construct certain of Armco's fixed assets, which are pledged as collateral on these loans.

BANK CREDIT AGREEMENTS
At December 31, 1997, Armco had in place two bank credit facilities, totaling $170.0. Under a receivables facility, Armco sells substantially all its trade receivables to a wholly owned subsidiary, Armco Funding Corporation (AFC). In January 1996, AFC entered into a five-year revolving credit agreement with a group of banks providing up to $120.0 for revolving credit loans and letters of credit secured by AFC's receivables. At December 31, 1997, there were no outstanding borrowings under this credit facility; however, $56.8 of the facility was used as support for letters of credit and $26.6 was available for borrowing.

In January 1996, Armco entered into a three-year revolving credit agreement with a group of banks providing $50.0 for revolving credit loans secured by Armco's inventories. This credit agreement subjects Armco to certain restrictions and covenants related to, among other things, minimum working capital, minimum net income, current ratio and interest coverage ratio requirements. At December 31, 1997, there were no outstanding borrowings under this credit facility. Armco expects to enter into a new revolving credit agreement to replace this facility when it expires at the end of 1998. Under both bank credit facilities, a total of $76.6 was available for borrowing at December 31, 1997.

CAPITALIZED INTEREST
Armco capitalized interest on projects during construction of $0.4, $0.8 and $5.1 in 1997, 1996 and 1995, respectively. Capitalized interest for 1995 primarily relates to the construction of the thin-slab caster in Mansfield, Ohio.

LONG-TERM LEASES
Rental expense under operating leases was $6.9 in 1997, $7.7 in 1996 and $7.7 in 1995. At December 31, 1997, commitments to make future minimum lease payments for operating leases are $5.7 in 1998, $3.9 in 1999, $2.4 in 2000, $1.8 in 2001, $2.2 in 2002 and $0.6 thereafter.


---------------------------------------------------------------------------
NOTE 5 SHAREHOLDERS' DEFICIT
---------------------------------------------------------------------------
PREFERRED STOCK
Armco has outstanding two classes of preferred stock. The two classes rank equally with respect to dividend payments, redemption and liquidation rights. The preferred stock ranks senior to Armco's common stock with respect to dividends and upon liquidation. At December 31, 1997 and 1996, there were authorized and issuable in series, 6,697,231 shares of Class A preferred stock with no par value and 5,000,000 shares of $1 par value Class B preferred stock.

Armco has two series of Class A preferred stock outstanding. The $2.10 Class A preferred stock pays cumulative dividends at the annual rate of $2.10 per share. Shareholders of the $2.10 Class A preferred stock have one vote per share and each share is convertible into 1.27 shares of Armco's common stock. This series of Class A preferred stock may be redeemed at Armco's option for $40 per share, plus accrued but unpaid dividends. The $2.10 Class A preferred stock had a total involuntary liquidation value of $25.5 at December 31, 1997 and 1996.

The $3.625 Class A preferred stock pays cumulative dividends at the annual rate of $3.625 per share. Shareholders of this series of Class A preferred stock are entitled to one vote per share and each share is convertible into
6.78 shares of Armco's common stock. The $3.625 Class A preferred stock may be redeemed at Armco's option at a current price of $51.8125 per share, plus accrued but unpaid dividends. This price declines at 12-month intervals, to $50 per share on and after October 15, 2002. The $3.625 preferred Class A stock had a total involuntary liquidation value of $135.0 at December 31, 1997 and 1996.

Armco's outstanding series of Class B preferred stock is nonvoting and pays cumulative dividends at the annual rate of $4.50 per share. Each share is convertible into 2.22 shares of Armco's common stock. The Class B preferred stock may be redeemed at Armco's option for $50 per share, plus accrued but unpaid dividends. The Class B preferred stock had a total involuntary liquidation value of $50.0 at December 31, 1997 and 1996.

At December 31, 1997, 1996 and 1995 the number of shares outstanding and book value of Class A preferred stock were 4,397,231 and $137.6. At December 31, 1997, 1996 and 1995, Armco had outstanding 999,900 shares of Class B preferred stock with a book value of $48.3.

COMMON STOCK
At December 31, 1997, 22,681,261 unissued shares of Armco's common stock were reserved for the conversion of preferred stock and 3,510,134 unissued shares of common stock were reserved for the exercise of stock options (Note 6).

Activity for the years 1995, 1996 and 1997 related to Armco's common stock was as follows:

---------------------------------------------------------------------------
                                                             Additional
                                                                Paid-in
                                       Shares     Par Value     Capital
---------------------------------------------------------------------------
Balance, December 31, 1994        105,089,146        $1.1        $956.3
Exercise of options                   108,962          --           0.5
Restricted stock issued -
  net of cancellations                587,596          --           4.1
Issued for employee savings plan      314,544          --           2.1
Directors' stock purchase plan          2,312          --           --
---------------------------------------------------------------------------
Balance, December 31, 1995        106,102,560          1.1        963.0
Exercise of options                     3,100          --           --
Restricted stock issued -
  net of cancellations                347,313          --          2.0
Directors' stock purchase plan          4,193          --          --
---------------------------------------------------------------------------
Balance, December 31, 1996        106,457,166          1.1        965.0
Exercise of options                    25,500          --           --
Restricted stock issued -
  net of cancellations                643,013          --           2.7
Directors' stock purchase plan          3,882          --           --
---------------------------------------------------------------------------
Balance, December 31, 1997        107,129,561         $1.1       $967.7
---------------------------------------------------------------------------

SHAREHOLDER RIGHTS PLAN
In 1996, Armco adopted a Shareholder Rights Plan designed to deter coercive takeover tactics and prevent an acquirer from gaining control of Armco without offering a fair price to all of Armco's shareholders. Under the terms of the plan, preferred stock purchase rights were distributed as a dividend at the rate of one right for each share of common stock held as of the close of business on June 26, 1996. Until the rights become exercisable, common stock issued will also have one right attached. Each right will entitle shareholders to buy one two-hundredth of a share of a currently unissued series of Class A participating preferred stock of Armco at an exercise price of $20. Each right will thereafter entitle the holder to receive upon exercise, common stock or, in certain circumstances, preferred stock or other securities or assets of the company having a value of $40. The rights will be exercisable only if a person or group acquires beneficial ownership of 20% or more of Armco's common stock or announces a tender or exchange offer, after which such person or group would beneficially
34  Armco Annual Report
own 20% or more of the common stock or if the Board of Directors declares any person to be an "adverse person" as defined in the plan. A total of 750,000 shares of Class A participating preferred stock have been reserved for issuance upon exercise of the rights.

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

DIVIDENDS
Under the terms of the inventory credit facility (Note 4), Armco cannot pay cash dividends on its common stock. In addition, under the terms of indentures for Armco's 9-3/8% Senior Notes due 2000, Armco can pay a dividend on its common stock only if it meets certain financial tests described in the indentures. Armco does not currently satisfy these tests. The payment of preferred stock dividends is prohibited if Armco is in default under the credit facility.

At December 31, 1997, the surplus from which Armco is permitted to pay dividends under Ohio law was $118.3. Under the terms of Ohio law, Armco is currently not permitted to purchase shares of its capital stock.

The Board of Directors at its January 1998 meeting declared the regular quarterly dividends payable on both series of Armco's Class A preferred stock and on its Class B preferred stock.

ACCUMULATED DEFICIT AND OTHER SHAREHOLDERS' EQUITY (DEFICIT)
Activity for the years 1995, 1996 and 1997 related to Armco's accumulated deficit and other shareholders' equity (deficit) was as follows:

---------------------------------------------------------------------------
                                                 Net Unrealized
                                    Accumulated     Gains on
                                      Deficit   Equity Securities  Other
---------------------------------------------------------------------------
Balance, December 31, 1994           $(1,390.4)     $ 31.6        $(3.0)
Net income                                29.8         --           --
Preferred stock dividends declared       (17.9)        --           --
Sale of equity securities                  --        (31.6)         --
Foreign currency translation adjustment    --          --           1.1
Amortization and cancellation of
  deferred compensation                    --          --           2.1
Deferred compensation on restricted
  stock issued                             --          --          (2.1)
---------------------------------------------------------------------------
Balance, December 31, 1995            (1,378.5)        --          (1.9)
Net income                                32.5         --           --
Preferred stock dividends declared       (17.9)        --           --
National-Oilwell foreign currency
  translation (Note 11)                    --          --           1.4
Foreign currency translation adjustment    --          --          (0.4)
Amortization and cancellation of
  deferred compensation                    --          --           2.0
Deferred compensation on restricted
  stock issued                             --          --          (1.2)
---------------------------------------------------------------------------
Balance, December 31, 1996            (1,363.9)        --          (0.1)
Net income                                76.8         --           --
Preferred stock dividends declared       (17.9)        --           --
Foreign currency translation adjustment    --          --          (1.4)
Amortization and cancellation of
  deferred compensation                    --          --           1.7
Deferred compensation on restricted
  stock issued                             --          --          (2.4)
---------------------------------------------------------------------------
Balance, December 31, 1997           $(1,305.0)     $  --         $(2.2)
---------------------------------------------------------------------------

---------------------------------------------------------------------------
NOTE 6 COMMON STOCK OPTIONS
---------------------------------------------------------------------------
Armco shareholders adopted a common stock option plan in 1988 and a long-term incentive plan in 1993. In addition, stock options may be granted under a 1996 long-term incentive plan. These plans provide for granting options to purchase common stock for not less than 100% of the market price on the date the option is granted. The 1988 plan has expired as to new stock option grants. For outstanding options containing stock appreciation rights, the excess of the market price of the stock over the option price is accrued. The vesting period for stock options granted under the long-term incentive plans is two years from the date of grant and, although they may terminate earlier under certain conditions, stock options generally expire 10 years after the grant date. A 1988 restricted stock plan and the long-term incentive plans also provide for issuing stock, subject to restrictions as to sale and forfeiture over a three- to five-year period. At December 31, 1997, 2,273,884 shares of common stock were available for granting of awards under these plans.

During 1995, 1996 and 1997, stock option activity was as follows:

---------------------------------------------------------------------------
                                                           Weighted Average
1995                                              Shares     Exercise Price
---------------------------------------------------------------------------
Outstanding at January 1                        3,097,496          $ 8.05
Granted                                         1,019,333            6.58
Exercised                                        (347,646)           5.06
Forfeited                                         (56,566)           6.23
Expired                                          (519,100)          10.20
---------------------------------------------------------------------------
Outstanding at December 31                      3,193,517            7.58
---------------------------------------------------------------------------
Exercisable at December 31                      1,524,536            9.10
---------------------------------------------------------------------------

1996
---------------------------------------------------------------------------
Outstanding at January 1                        3,193,517          $ 7.58
Granted                                           947,158            5.24
Exercised                                          (3,100)           4.94
Forfeited                                        (159,645)           6.15
Expired                                          (441,672)           9.38
---------------------------------------------------------------------------
Outstanding at December 31                      3,536,258            6.80
---------------------------------------------------------------------------
Exercisable at December 31                      1,741,811            7.66
---------------------------------------------------------------------------

1997
---------------------------------------------------------------------------
Outstanding at January 1                        3,536,258          $ 6.80
Granted                                           472,201            4.13
Exercised                                         (25,500)           4.76
Forfeited                                          (8,700)           6.39
Expired                                          (464,125)          10.27
---------------------------------------------------------------------------
Outstanding at December 31                      3,510,134            6.00
---------------------------------------------------------------------------
Exercisable at December 31                      2,161,324            6.72
---------------------------------------------------------------------------

The following relates to the options outstanding at December 31, 1997:

---------------------------------------------------------------------------
Exercise Price Ranges                       $4.09 - $7.56   $10.13 - $12.06
---------------------------------------------------------------------------
Options outstanding:
Number of shares                              3,271,034         239,100
Weighted average exercise price                  $5.62           $11.22
Average remaining contractual life              7 years          1 year
Options exercisable:
Number of shares                              1,922,224         239,100
Weighted average exercise price                  $6.16           $11.22
---------------------------------------------------------------------------

                                                       Armco Annual Report  35

In 1996, Armco adopted SFAS No. 123, Accounting for Stock-Based Compensation. SFAS No. 123 provides that companies may change their method of accounting for stock options to a fair value method using an option pricing model. Armco uses the intrinsic value approach specified in Accounting Principle Board Opinion No. 25 in accounting for stock options and did not change from this method upon adoption of the new standard. Had Armco changed its accounting method, its net income for 1997 would have been reduced by $1.2 to $75.6, or $.54 per share. Net income for 1996 would have been reduced by $1.7 to $30.8, or $.12 per share and net income for 1995 would have been reduced by $1.3 to $28.5, or $.10 per share. These pro forma adjustments were calculated using the Black-Scholes option pricing model to value all stock options granted since January 1, 1995, under the following assumptions in each year:

---------------------------------------------------------------------------
                                     1997       1996       1995
---------------------------------------------------------------------------
      Risk free interest rate       6.25%       5.5%      7.75%
      Expected volatility             35%        30%        35%
      Expected life of options    5 years    5 years    5 years
      Expected dividends             none       none       none
---------------------------------------------------------------------------

Based on the option pricing model, options granted during 1997, 1996 and 1995 had fair values of $1.72, $1.90 and $2.91 per share, respectively.

During 1997, 1996 and 1995, Armco issued to certain employees 646,013, 570,158 and 660,762 shares of common stock, subject to restrictions, with weighted-average grant-date fair values of $4.07, $5.69 and $6.63 per share, respectively. Total compensation cost recognized in income for stock-based employee compensation awards was $1.6 in 1997, $1.1 in 1996 and $2.2 in 1995.


---------------------------------------------------------------------------
NOTE 7 SPECIAL CHARGES
---------------------------------------------------------------------------
In 1996, Armco recognized a special charge of $5.9 to record a change in the estimated loss on the sale of its nonresidential construction business. In 1993, Armco decided to exit this business, along with several other operations. Armco continued to operate the construction business while attempting to complete a sale. In 1996, Armco negotiated a sale agreement and the business was sold effective January 1, 1997. Based on the agreement, the 1996 charge primarily relates to the writedown of certain assets and recognition of additional employee benefit liabilities.

Also in 1996, Armco recorded a $2.9 special charge primarily for the writedown of assets and severance costs related to its decision to discontinue a line of light truck equipment manufactured by Armco's snowplow and ice control equipment business.


---------------------------------------------------------------------------
NOTE 8 SEGMENT INFORMATION
---------------------------------------------------------------------------
The following are Armco's business segments: (1) Specialty Flat-Rolled Steels, consisting of plants in Butler, Pennsylvania and Coshocton, Dover, Mansfield and Zanesville, Ohio that produce and finish flat-rolled stainless, electrical and carbon steels for the automotive, industrial machinery and equipment, construction and service center markets and international trading companies, that buy and sell steel and manufactured steel products; and (2) Fabricated Products, consisting of operations in Sharon and Wheatland, Pennsylvania and Warren, Ohio that produce steel pipe and tubular products for the industrial machinery, construction and appliance markets, plants in Milwaukee, Wisconsin, Rockland, Maine and Johnson City, Tennessee, that manufacture snowplows and ice control equipment for light trucks, including four-wheel drive pickup trucks and, effective January 1, 1997, Greens Port Industrial Park, which leases land, buildings and rail car storage facilities and operates a deep water loading dock on a ship channel in Houston, Texas.

Armco's industry segment information is as follows:

---------------------------------------------------------------------------
                                              1997        1996        1995
---------------------------------------------------------------------------
Customer sales:
Specialty Flat-Rolled Steels              $1,497.0    $1,421.2    $1,277.0
Fabricated Products                          332.3       302.8       282.9
---------------------------------------------------------------------------
Total                                     $1,829.3    $1,724.0    $1,559.9
---------------------------------------------------------------------------

Operating profit: (1)
Specialty Flat-Rolled Steels              $   88.6    $   72.9    $   76.0
Fabricated Products                           41.9        22.8        22.0
Corporate general                            (25.1)      (21.0)      (29.0)
---------------------------------------------------------------------------
Total                                     $  105.4    $   74.7    $   69.0
---------------------------------------------------------------------------

Capital expenditures:
Specialty Flat-Rolled Steels              $   31.4    $   55.9    $  153.6
Fabricated Products                            8.1         3.1         5.3
Corporate general                              2.4         0.8         0.6
---------------------------------------------------------------------------
Total                                     $   41.9    $   59.8    $  159.5
---------------------------------------------------------------------------

Depreciation:
Specialty Flat-Rolled Steels              $   52.6    $   50.4    $   43.4
Fabricated Products                            7.2         6.7         7.6
Corporate general                              1.5         1.6         1.8
---------------------------------------------------------------------------
Total                                     $   61.3    $   58.7    $   52.8
---------------------------------------------------------------------------

Identifiable assets:
Specialty Flat-Rolled Steels              $1,038.3    $1,052.1    $1,034.8
Fabricated Products                          179.1       163.2       173.0
Corporate general (2)                        578.3       566.9       517.7
Discontinued operations                       85.6        85.6       171.1
---------------------------------------------------------------------------
Total                                     $1,881.3    $1,867.8    $1,896.6
---------------------------------------------------------------------------

(1) In 1996, operating profit for the Fabricated Products segment includes special charges totaling $8.8 (See Note 7).

(2) Corporate general identifiable assets at December 31, 1997 includes $187.0 of cash and cash equivalents and net deferred tax assets of $328.5 (See Note
3).

36  Armco Annual Report

---------------------------------------------------------------------------
NOTE 9 LITIGATION AND ENVIRONMENTAL MATTERS
---------------------------------------------------------------------------
Armco and its subsidiaries are involved in various pending claims regarding product liability, patent, employee benefits, environmental matters, reinsurance and insurance arrangements, and other matters arising out of the conduct of Armco's business. The actual liability for legal claims against Armco at December 31, 1997 cannot be determined; but in Armco's opinion, based on current facts and circumstances, the ultimate liability resulting from such claims will not materially affect its consolidated financial position or liquidity. However, it is possible that due to fluctuations in Armco's operating results, future developments with respect to such matters could have a material effect on the results of operations in future interim or annual periods.

Like other manufacturers, Armco is subject to various environmental laws. These laws necessitate expenditures to meet environmental compliance requirements at Armco's facilities and to remediate sites where contamination has occurred. Compliance costs are either expensed as they are incurred or, when appropriate, are recorded as capital expenditures. Environmental exit costs are accrued when a decision is made to dispose of a property or a sale is recorded.

Armco is a defendant or a potentially responsible party in proceedings alleging liability for remediation, property damage or personal injury related to certain past waste disposal sites. Armco has also received claims for indemnification for some properties it has previously owned or leased. In most cases involving past waste disposal sites, Armco is one of many potentially responsible parties. In these cases, joint and several liability could be imposed on Armco or other parties; thus, theoretically, one party could be held liable for all costs related to a site. However, based on its experience and a review of current claims, Armco believes that any ultimate liability will be apportioned among Armco and other financially viable parties. Armco accrues its estimate of remediation and other costs for sites where it is probable that a liability has been incurred and the amount can be reasonably estimated.

In establishing reserves, Armco assesses the range of reasonably estimated outcomes and determines the most likely outcome for its liabilities within the range. Costs are estimated based on experience with site remediation, an understanding of current environmental laws and regulations, environmental assessments, the existence of other financially viable parties, expected remediation methods and the years in which Armco is expected to make payments toward each remediation (which range from the current year to 30 years or more in the future). These liabilities are not discounted. The cost estimates are reviewed quarterly to assess changed conditions, including current interpretation of environmental laws and regulations. Adjustments are made if changed conditions have a significant effect on cost estimates. Reserves have not been adjusted for expected recoveries from insurers or other parties.

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

At December 31, 1997, Armco had recorded on its Consolidated Balance Sheets, $18.8 in Other current liabilities and $53.6 in Other long-term liabilities for estimated probable costs relating to legal and environmental matters.


---------------------------------------------------------------------------
NOTE 10 OTHER INVESTMENTS
---------------------------------------------------------------------------
In 1995, Armco sold the 1,023,987 shares of AK Steel Holding Corporation common stock it had received as a result of an initial public offering and recapitalization of its former joint venture, Armco Steel Company, LP. The stock was sold for a total of $27.2 and Armco recognized a gain of the same amount.

Under a toll-rolling agreement that is in effect through the year 2002, AK Steel hot rolls stainless steel for Armco.


---------------------------------------------------------------------------
NOTE 11 DISCONTINUED OPERATIONS
---------------------------------------------------------------------------
AEROSPACE AND STRATEGIC MATERIALS
Oregon Metallurgical Corporation (Oremet), formerly 80% owned by Armco, was part of the Aerospace and Strategic Materials business segment that Armco sold in 1985. Prior to the sale, Armco filed a suit on behalf of Oremet in the U.S. Claims Court, claiming refunds and interest on federal and state taxes. Pursuant to the sales agreement, Armco retained the benefit of its share of any proceeds of this action, net of taxes imposed on Oremet and the buyer. In 1996, Armco and Oremet reached agreement with the Internal Revenue Service that a previous refund of taxes and interest should not itself have been taxable to Oremet, further increasing the net proceeds, which resulted in Armco recording an additional $6.5 gain on the sale. In 1997, Armco received an additional $2.7 in state and federal tax refunds.

NATIONAL-OILWELL
National-Oilwell was a joint venture equally owned by subsidiaries of Armco and USX Corporation. Armco and USX reached a definitive agreement, dated September 22, 1995, to sell their respective partnership interests in National-Oilwell. The sale was completed on January 16, 1996. Armco recognized equity income from National-Oilwell until September 22, 1995, when the definitive agreement was signed. After that date, Armco's investment in National-Oilwell equaled its estimated net realizable value and no additional equity income or gain or loss was recorded on the sale. The results of National-Oilwell are reported as discontinued operations in the Consolidated Statements of Income.
                                                       Armco Annual Report  37

ARMCO FINANCIAL SERVICES GROUP (AFSG)
AFSG consists of insurance companies that have stopped writing new business and are being liquidated. These companies are accounted for as discontinued operations under the liquidation basis of accounting, whereby all future cash inflows and outflows are considered. Armco believes, based on current facts and circumstances, including the opinion of outside actuaries, that future changes in estimates of net losses relating to the ultimate liquidation of AFSG will not be material to Armco's financial position or liquidity. The following sets forth AFSG's summarized financial information at December 31, 1997:

---------------------------------------------------------------------------
Assets:
Invested assets                                        $174.9
Reinsurance recoverable                                  96.9
Other                                                    19.4
---------------------------------------------------------------------------
Total assets                                            291.2
---------------------------------------------------------------------------
Liabilities:
Losses and loss reserves (net of future investment
  income of $37.3)                                      185.0
Other                                                    20.6
---------------------------------------------------------------------------
Total liabilities                                       205.6
---------------------------------------------------------------------------
Net assets                                             $ 85.6
---------------------------------------------------------------------------

At December 31, 1997, AFSG's invested assets included $10.0 each of Armco's 9% Senior Notes due 2007 and 9-3/8% Senior Notes due 2000 (Note 4).

Currently, insurance regulators having supervisory authority over the AFSG companies retain substantial control over certain transactions, including the payment of dividends to Armco.

In March 1997, a group of international insurance companies, previously affiliated with AFSG and sold in 1991, filed an application for voluntary liquidation in the United Kingdom. Northwestern National Insurance Company, one of the AFSG runoff companies, is currently investigating its exposure with respect to transactions entered into with these companies. Armco believes that its investment in AFSG will not be materially affected as a result of pending claims or contingent liabilities related to this matter.

There are various pending matters relating to litigation, arbitration and regulatory affairs, including the above mentioned voluntary liquidation. The ultimate liability from such matters at December 31, 1997 cannot be determined but, in Armco's opinion, based on current facts and circumstances and the views of outside counsel and advisors, any liability resulting will not materially affect Armco's financial position or liquidity. However, it is possible that due to fluctuations in Armco's results, future developments with respect to changes in the ultimate liability could have a material effect on future interim or annual results of operations.


---------------------------------------------------------------------------
NOTE 12 QUARTERLY INFORMATION (UNAUDITED)
---------------------------------------------------------------------------

---------------------------------------------------------------------------
                                           4th      3rd      2nd      1st
1997                             Year      Qtr.     Qtr.     Qtr.     Qtr.
---------------------------------------------------------------------------
Net sales                   $ 1,829.3    $ 436.4  $ 461.3  $ 490.3  $ 441.3
Cost of products sold        (1,623.9)    (387.4)  (402.9)  (436.1)  (397.5)
Income from discontinued
  operation (1)                   2.7        1.4      --       1.3      --
Income before
  extraordinary loss             79.8       19.2     29.7     21.5      9.4
Extraordinary loss (2)           (3.0)       --      (3.0)     --       --
Net income                       76.8       19.2     26.7     21.5      9.4

Basic earnings per share:
  Income from discontinued
    operation                    0.03       0.01      --      0.01      --
  Income before
    extraordinary loss           0.58       0.14     0.24     0.16     0.05
  Extraordinary loss            (0.03)       --     (0.03)     --       --
  Net income                     0.55       0.14     0.21     0.16     0.05

Diluted earnings per share:
  Income from discontinued
    operation                    0.03       0.01      --      0.01      --
  Income before
    extraordinary loss           0.58       0.14     0.22     0.16     0.05
  Extraordinary loss            (0.03)       --     (0.02)     --       --
  Net income                     0.55       0.14     0.20     0.16     0.05


1996
---------------------------------------------------------------------------
Net sales                   $ 1,724.0    $ 413.6  $ 429.2  $ 450.8  $ 430.4
Cost of products sold        (1,548.4)    (360.0)  (382.8)  (414.3)  (391.3)
Special charges (3)              (8.8)      (8.8)     --       --       --
Income from discontinued
  operation (1)                   6.5        --       6.5      --       --
Net income (loss)                32.5       13.2     16.4     (4.0)     6.9

Basic earnings per share:
  Income from discontinued
    operation                    0.06        --      0.06      --       --
  Net income (loss)              0.14       0.08     0.11    (0.08)    0.02

Diluted earnings per share:
  Income from discontinued
    operation                    0.06        --      0.06      --       --
  Net income (loss)              0.14       0.08     0.11    (0.08)    0.02
---------------------------------------------------------------------------

(1) See Note 11.
(2) See Note 4.
(3) See Note 7.

38  Armco Annual Report

PRICE RANGE AND DIVIDENDS OF ARMCO STOCK (UNAUDITED)
                               1997                                1996
---------------------------------------------------------------------------------------
                  4th      3rd      2nd      1st      4th      3rd      2nd      1st
                  Qtr.     Qtr.     Qtr.     Qtr.     Qtr.     Qtr.     Qtr.     Qtr.
---------------------------------------------------------------------------------------
Common Stock:
Price per share:
   High        $ 6 3/16 $ 6 3/8  $ 4 1/8  $ 4 7/8  $ 4 5/8  $ 5 1/8  $ 6      $ 6 1/2
   Low           4 1/2    3 13/16  3 3/8    3 3/8    3 5/8    4 1/8    4 3/4    5 1/4

PREFERRED STOCK
  CLASS A $2.10:
Quarterly dividend
  per share: $.525
Price per share:
   High         26 3/16  26       23 7/8   24       24       23 5/8   24 1/4   24 1/2
   Low          24 1/4   23 1/2   21 1/4   21       22 1/8   22       22 3/4   23 1/2

PREFERRED STOCK
  CLASS A $3.625:
Quarterly dividend
  per share: $.90625
Price per share:
   High         51 3/4   52 1/8   42 7/8   43 1/4   45 1/4   47 3/8   51 1/4   52
   Low          46 3/8   42 7/8   41 1/4   39       42 3/8   44 1/4   47       49 5/8

PREFERRED STOCK
  CLASS B $4.50:
Quarterly dividend
  per share: $1.125
Price per share:
   High         51 3/16  51 3/4   49       49 1/2   47 1/2   47 5/8   49 3/4   49 3/8
   Low          49 5/8   48 9/16  47       46 1/4   45 3/8   45 3/4   46 3/4   47 1/2
--------------------------------------------------------------------------------------

                                                    Armco Annual Report 39