Form 10-K405, Exhibit 13
period 1998-12-31
ARMCO INC
filed 1999-03-12
CIK 7383

                                                                    Exhibit 13
MANAGEMENT'S DISCUSSION AND ANALYSIS
Three Years Ended December 31, 1998
(Dollars in millions, except per share amounts)

GENERAL
This discussion and analysis of Armco's financial results should be read together with the Consolidated Financial Statements and Notes on pages 23 through 35.

Operating Results

------------------------------------------------------------------------------
                                                   1998      1997      1996
------------------------------------------------------------------------------
Net sales                                        $1,706.5  $1,829.3  $1,724.0
Special charges                                       -         -        (8.8)
Operating profit                                    107.6     105.4      74.7
Sundry other - net                                   27.7      (1.1)    (21.1)
Income from continuing operations                   109.6      77.1      26.0
Income from discontinued operations                   -         2.7       6.5
Extraordinary loss on retirement of debt              -        (3.0)      -
Cumulative effect of a change in accounting
   for postretirement benefits                      237.5       -         -
Net income                                          347.1      76.8      32.5
Basic earnings per share
   Income from continuing operations                 0.85      0.55      0.08
   Net income                                        3.05      0.55      0.14
Diluted earnings per share
   Income from continuing operations                 0.81      0.55      0.08
   Net income                                        2.69      0.55      0.14
------------------------------------------------------------------------------

1998 vs. 1997: Net sales in 1998 declined 7% from 1997 levels primarily due to reduced pricing across all steel and tubular product lines, lower volume in the specialty semi-finished and galvanized steel lines and lower snowplow and tubular product shipments. Sales volume for Armco's higher margin specialty flat-rolled steels increased 9%, somewhat offsetting these declines.

Operating profit increased 2% despite lower sales, reflecting increased volume of higher margin steel products, lower operating costs, lower pension and retiree medical benefit expenses, and a one-time gain of $7.1 from a settlement with a vendor. Postretirement employee benefit expenses in 1998 were again lower as a result of prior years' favorable investment returns on pension plan assets and lower than expected increases in medical benefit costs.

The change in sundry other - net between 1997 and 1998 is primarily the result of pension income and lower medical expenses in 1998 related to retirement benefits for former employees of Armco facilities that have been shut down or divested. The pension income resulted from favorable investment returns on pension plan assets related to the former facilities, and lower medical expenses were due to lower than expected benefit cost increases. Income of $24.2 in 1998 and expense of $2.0 in 1997 was included in sundry other - net for these benefits. Sundry other - net in 1998 also included an additional gain of $1.1 for the vendor settlement mentioned previously. In 1997, sundry other - net included a $4.0 gain for the settlement of certain partially impaired long-term receivables.

In 1998, income from continuing operations included $4.3 for the favorable settlement of certain state tax issues.

In 1997, Armco recorded $2.7 of income from discontinued operations for a tax refund related to a previously divested company.

Also in 1997, Armco recorded a $3.0 extraordinary loss upon the early retirement of debt, which was refinanced by a senior note offering.

Effective January 1, 1998, Armco changed its method of accounting for unrecognized net gains and losses related to its obligations for pensions and other postretirement benefits. Armco recognized income of $237.5, or $2.20 per share of common stock ($1.88 per diluted share), for the cumulative effect of this accounting change. Under the newly adopted method, Armco recognizes into income, as a fourth quarter adjustment, any unrecognized net gains and losses that exceed 10% of the larger of the benefit obligations or plan assets, and amortizes amounts inside this 10% corridor over the average remaining service life of active participants (approximately 15 years). Adoption of the new method increased 1998 income from continuing operations by $3.0 or $0.03 per share of common stock.

[A BAR CHART APPEARS HERE]
EMPLOYEE BENEFIT EXPENSE/INCOME OF DIVESTED BUSINESS UNITS
$ MILLIONS

                       95      96      97      98
Expense               $39     $22      $2      -
Income                 -       -        -     $24

Favorable returns on pension plan assets and lower than expected medical cost increases have contributed to continuing lower expense in sundry other - net.

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

Included in the 1996 operating profit were special charges totaling $8.8 for a loss on the sale of Armco's nonresidential construction

16  Armco 1998 Annual Report
business and a decision to exit a line of light truck equipment manufactured by Douglas Dynamics, LLC, Armco's snowplow and ice control products manufacturer. Operating profit in 1996 also included nonrecurring income of $8.6 from claim settlements, including a business interruption insurance claim.

Sundry other - net expense decreased in 1997 as a result of lower expenses related to long-term benefit obligations for former employees of Armco facilities that have been shut down or divested. Included in sundry other - net for 1996 was the recognition of $6.3 of gains in connection with asset sales at Greens Port.

Income from discontinued operations consisted of additional gains of $2.7 in 1997 and $6.5 in 1996 for tax refunds related to a previously divested company.

Outlook for 1999: Armco expects modest volume increases in the Specialty Flat-Rolled Steels segment. Assuming a favorable outcome in the stainless flat-rolled steel trade cases filed with the U.S. Department of Commerce and the International Trade Commission in 1998, Armco expects stainless sheet and strip pricing to stabilize and possibly improve in the latter half of 1999. Overall results for the Specialty Flat-Rolled Steels segment are expected to be negatively affected by higher retiree benefit expenses, primarily due to lower expected returns on pension plan assets.

Results for the other segments are expected to improve somewhat in 1999 compared to 1998.


BUSINESS SEGMENT RESULTS
Specialty Flat-Rolled Steels

------------------------------------------------------------------------------
                                                   1998      1997      1996
------------------------------------------------------------------------------
Net sales                                        $1,418.9  $1,497.0  $1,421.2
Income from continuing operations                   105.7      91.3      72.9
------------------------------------------------------------------------------

Armco's Specialty Flat-Rolled Steels businesses produce and finish flat-rolled stainless, electrical and galvanized carbon steels at plants in Butler, Pennsylvania, and Coshocton, Dover, Mansfield and Zanesville, Ohio. The segment also includes results of international trading companies that buy and sell steel and manufactured steel products.

Net sales and shipments by major product line were as follows:

------------------------------------------------------------------------------
                                        1998           1997           1996
                                    Sales   Tons   Sales   Tons   Sales   Tons
------------------------------------------------------------------------------
(tons in thousands)
Specialty flat-rolled*            $1,133.4   826 $1,103.0   757 $1,108.0   739
Specialty semi-finished              122.5   125    198.8   168    133.9    97
Galvanized and other carbon          129.9   245    165.1   306    144.2   304
Other                                 33.1    -      30.1    -      35.1    -
------------------------------------------------------------------------------
    Total                         $1,418.9 1,196 $1,497.0 1,231 $1,421.2 1,140
------------------------------------------------------------------------------

* The Specialty flat-rolled product line consists of automotive exhaust stainless, stainless sheet and strip, and electrical steels.

[A BAR CHART APPEARS HERE]

SPECIALTY FLAT-ROLLED STEELS SALES BY MARKETS
                                       96      97      98
Automotive                             44%     39%     42%
Industrial & Electrical Equipment      28%     27%     30%
Service Centers                        12%     12%     10%
Other/Conversion                       16%     22%     18%

Armco is shipping more value-added specialty steels to the automotive and industrial markets.

1998 vs. 1997: Net sales for the Specialty Flat-Rolled Steels segment decreased 5% in 1998 primarily as a result of lower pricing in all product lines and reduced shipments in specialty semi-finished and galvanized steels. Record import levels continued to depress pricing across most stainless and electrical steel product lines.

Specialty flat-rolled steel volume increased 9% on the strength of record shipments of automotive exhaust stainless and the highest electrical steel shipments in almost 20 years. Automotive exhaust stainless demand was driven by high levels of North American vehicle production, while electrical steel sales were stimulated by strong housing starts and demand for electrical machinery and equipment. However, lower prices, particularly for stainless sheet and strip products, reduced average sales per ton in this product line by 6%.

Specialty semi-finished shipments and average sales per ton decreased by 26% and 17%, respectively, reflecting worldwide market softness, excess capacity and increased imports.

Galvanized carbon steel shipments, produced by the Dover Operations from purchased steel coils, decreased 20% due to increased competition and low-priced imports.

Income from continuing operations in 1998 increased $14.4 over 1997, primarily as a result of increased sales of higher margin automotive exhaust stainless and electrical steels, lower operating and raw material costs, a $7.1 gain from a settlement with a vendor, and reduced pension and other retiree benefit expenses. In addition, increased efficiencies and higher yields were made possible by a number of cost reduction and productivity improvement initiatives. These improvements were partially offset by the continuing deterioration in selling prices.

1997 vs. 1996: Net sales in 1997 were 5% higher than in 1996 on an 8% increase in tons shipped. A decrease in the segment's overall average sales per ton resulted from increased shipments of lower priced specialty semi-finished steels, partially offset by a change in the mix of carbon steel shipments from hot bands to higher priced galvanized steel products.

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

Specialty semi-finished shipments increased substantially in 1997 over 1996, primarily as a result of increased sales of chrome nickel hot bands. However, average sales per ton declined 14%, reflecting worldwide overcapacity.

                                                  Armco 1998 Annual Report  17

Shipments of galvanized carbon steel increased in 1997, but the increased tons were offset by the elimination of carbon hot band shipments. In the first half of 1996, Armco exited the lower priced hot band market, shifting to higher priced galvanized steel products and thus increasing average sales per ton by 14% in the year-to-year comparison.

Specialty Flat-Rolled Steels' 1996 income from continuing operations included an $8.6 credit from various claim settlements, including a business interruption insurance claim. Excluding the claim settlements, income increased in 1997 primarily as a result of lower costs due to facilities upgrades, more stable operating conditions and lower employee benefit expenses. Costs in 1996 were adversely affected by several planned outages, including outages necessary to upgrade Armco's finishing facilities as part of the strategic facilities plan. The outages and the subsequent process of restarting and returning these facilities to full capability contributed to higher costs and lower yields. To meet demand during this period, Armco substantially increased its use of outside processors to finish some of its stainless steels, resulting in higher costs.

Outlook for 1999: Armco anticipates stable volume and further cost reductions for most product lines during the next twelve months. Although automotive exhaust stainless shipments are expected to remain strong, supported by North American vehicle sales, tons shipped may decline slightly from 1998's record level. Stable housing starts are expected to continue to stimulate demand for oriented electrical steels, while high levels of lower priced imports continue to adversely affect non-oriented electrical steel product sales.

In recent years, record levels of imports have depressed pricing on specialty steel products in the U.S. In June 1998, Armco and other domestic producers of flat-rolled stainless sheet and strip products filed petitions with the U.S. Department of Commerce and the International Trade Commission charging eight foreign countries with violations of U.S. trade laws. A finding that unfairly traded imports have caused injury to domestic producers could result in tariffs that may help slow the flood of imports. On July 24, 1998, the International Trade Commission issued its preliminary finding that there has been injury to domestic producers. On November 10, 1998, the U.S. Department of Commerce announced preliminary results in the subsidy investigations, establishing countervailing duty rates for companies in France, Italy and South Korea. On December 17, 1998, a preliminary determination on antidumping margins was announced by the U.S. Department of Commerce for companies in those three countries, as well as in Germany, Japan, Mexico, Taiwan and the United Kingdom. Final antidumping determinations are expected to be announced in the second quarter of 1999.

In addition, with respect to electrical steels, in mid-1999 the U.S. Department of Commerce and the International Trade Commission are expected to review existing antidumping and countervailing duties involving Italian and Japanese producers to determine whether these protections should be extended for another five years. The failure to obtain or extend meaningful tariff protections for any of the products Armco sells could adversely affect prices and reduce profitability.

Assuming a favorable outcome in the stainless sheet and strip trade cases, Armco expects prices for these products to stabilize in the first half of 1999 and show some improvement in the latter half of the year. Prices for certain electrical and semi-finished steels, however, are expected to be lower than in 1998.

Overall results for the Specialty Flat-Rolled Steels segment are expected to be negatively affected by higher retiree benefit expenses, primarily due to lower expected returns on pension plan assets.

[A TABLE APPEARS HERE]

UNION CONTRACT EXPIRATION DATES
BUTLER OPERATIONS
  Hourly                   9/30/2001
  Represented Non-exempt   9/30/2002
  Plant Protection         9/30/2002

ZANESVILLE OPERATIONS
  Hourly                   5/20/2000
  Represented Non-exempt   5/20/2000

MANSFIELD OPERATIONS
  Hourly                    9/1/1999
  Plant Protection         11/1/1999

DOVER OPERATIONS
  Hourly                    9/1/1999
  Represented Non-exempt    9/1/1999

SAWHILL TUBULAR DIVISION
  Sharon Hourly            9/30/1999
  Warren Hourly            9/30/2000
  Wheatland Hourly         1/31/2000

[A BAR CHART APPEARS HERE]

SPECIALTY FLAT-ROLLED STEELS EXPORT SALES
$ MILLIONS
                         95      96      97      98
                        $86     $116    $138    $149

Despite weak foreign economies and a strong U.S. dollar, international markets are important areas for growth.

Tubular Products

------------------------------------------------------------------------------
                                                   1998      1997      1996
------------------------------------------------------------------------------
Net sales                                         $192.7    $209.4    $189.6
Income from continuing operations                    2.4       5.6       0.8
------------------------------------------------------------------------------

The Tubular Products business segment represents the results of Sawhill Tubular, a manufacturer of steel pipe and tubing. Sawhill has plants in Sharon and Wheatland, Pennsylvania and Warren, Ohio.

1998 vs. 1997: Net sales decreased on lower volume and selling prices, which reflected a general oversupply in the market, including a high level of imported pipe, and market softness in certain products. Although some cost savings were achieved in 1998, income decreased as a direct result of lower sales and margins.

1997 vs. 1996: Net sales increased 10% in 1997 primarily due to higher shipments along most major product lines, as well as modest price increases. Sawhill's income improved in 1997, driven by higher volume and lower operating costs.

Outlook for 1999: Sawhill Tubular's sales and profitability are expected to remain flat with slight volume increases, offset by increasing pressure on pricing from excess capacity and imported pipe.

Armco has been, and continues to be, in negotiations for the sale of Sawhill Tubular. However, no assurance can be given that a sale will be completed.

18  Armco 1998 Annual Report

Other Businesses

------------------------------------------------------------------------------
                                                   1998      1997      1996
------------------------------------------------------------------------------
Net sales                                          $94.9    $122.9    $113.2
Special charge                                       -         -        (2.9)
Income from continuing operations                   28.2      36.1      23.3
------------------------------------------------------------------------------

The Other Businesses segment includes the results of Douglas Dynamics, LLC, a manufacturer of snowplows and ice control products, with plants in Milwaukee, Wisconsin, Rockland, Maine and Johnson City, Tennessee; and Greens Port Industrial Park, which leases land, buildings and rail car storage facilities and operates a deep water loading dock on the Houston Ship Channel.

1998 vs. 1997: Although light truck sales were strong, lower net sales reflected significantly below average snowfall during the 1997/1998 winter in Douglas Dynamics' major markets, resulting in lower income from continuing operations. Greens Port's results improved during 1998 as all phases of its business posted increases in revenues and profits over last year.

1997 vs. 1996: The segment's income from continuing operations, excluding the special charge, improved 38% in 1997, due to manufacturing efficiencies achieved during the year at Douglas Dynamics and reduced operating expenses following the decision in 1996 to exit certain unprofitable product lines. In 1996, a $2.9 special charge was recorded in this segment primarily for the writedown of assets and severance costs related to the decision to discontinue a line of light truck equipment manufactured by Douglas Dynamics. In addition, 1997 results increased with the consolidation of Greens Port, which in the prior year was an investment held for sale.

Outlook for 1999: Douglas Dynamics' 1999 sales will depend on the level of four-wheel drive light truck sales and total snowfalls in its major markets. Based on early snowfalls, snowplow shipments are expected to be somewhat higher in 1999. Greens Port's results are expected to continue to improve due to recent facility expansions.

DISCONTINUED OPERATIONS
Aerospace and Strategic Materials
Armco sold its Aerospace and Strategic Materials business segment in 1985. Pursuant to the sales agreement, Armco retained the benefit of its share of any net proceeds of certain tax refund claims for periods prior to the sale. In 1996, Armco received a federal tax refund and recorded a $6.5 increase to its gain on the sale of the segment. In 1997, Armco recognized another $2.7 gain for state and federal tax refunds.

Armco Financial Services Group (AFSG)
Armco's investment in AFSG represents the net assets of its discontinued insurance and finance leasing businesses, which have been largely liquidated. The insurance companies, including Northwestern National Insurance Company
(NNIC), have stopped writing new business and are being "run off." These insurance companies have not written any new business for retention since 1986 except for an immaterial amount of guaranteed renewable accident and health business.

In March 1997, North Atlantic Insurance Company, a group of international insurance companies previously affiliated with AFSG but sold in 1991, filed an application for voluntary liquidation in the United Kingdom. As a result of this voluntary liquidation filing, certain claims have been asserted against NNIC by insureds of North Atlantic. NNIC is defending these claims as well as pursuing related claims against third parties and North Atlantic.

Liquidity and Financial Resources: AFSG is accounted for as a discontinued operation under the liquidation basis of accounting, whereby future cash inflows and outflows are considered. AFSG believes the existing invested assets, related future income and other assets it owns will provide sufficient funds to meet all future claims payments and other liabilities.

The loss reserves, net of reinsurance recoverables and future investment income, decreased to $59.9 at December 31, 1998 from $88.1 at December 31, 1997. AFSG estimates that 60% of the claims will be paid in the next five years and that substantially all of the claims will be paid by the year 2017. The ultimate amount of the claims as well as the timing of claims payments are estimated based on an annual review of loss reserves performed by independent and consulting actuaries.

Outlook: Armco management continues to believe, based on current facts and circumstances and the opinions of outside counsel and advisors, that future charges, if any, resulting from the liquidation of AFSG, including matters related to the voluntary liquidation of North Atlantic, will not be material to Armco's financial condition or liquidity. However, it is possible that, due to fluctuations in Armco's operating results, future developments could have a material effect on the results of one or more future interim or annual periods.

[A BAR CHART APPEARS HERE]

LONG-TERM DEBT MATURITIES
$ MILLIONS
                     99      00      01      02      03
                    $117     $6      $1      $1      $0

In January 1999, Armco redeemed the remaining $111 million of a senior note issue. Armco has no major debt due until 2007.

LIQUIDITY AND CAPITAL RESOURCES
At December 31, 1998, Armco had $270.8 of cash, cash equivalents and short-term liquid investments, compared to $194.9 at December 31, 1997. Cash, cash equivalents and short-term liquid investments increased $75.9 during 1998, primarily as a result of $95.2 of cash generated by operations and $74.4 from the issuance of new 8-7/8% 10-year Senior Notes in December. Major cash payments during the year included $32.6 of capital expenditures, $51.2 for debt retirement and $17.7 for preferred stock dividends.

The net proceeds of the new debt issue, along with other existing cash balances, were used to retire Armco's 9-3/8% Senior Notes due 2000 on January 14, 1999. Holders of the 9-3/8% Senior Notes were notified on December 15, 1998 of Armco's intention to redeem this issue. At December 31, 1998, $111.0 of these notes were outstanding, all of which were retired, resulting in the recognition of an extraordinary loss of $2.8 in the first quarter of 1999. Armco has no other material debt payments due until the year 2007.

                                                  Armco 1998 Annual Report  19

At December 31, 1998, Armco had in place two bank credit facilities, totaling $170.0. In 1998, the terms of these facilities were extended and both will expire in 2001.

Under a receivables facility, Armco sells substantially all its trade receivables to a wholly owned subsidiary, Armco Funding Corporation (AFC). In 1998, AFC and its bank group amended its revolving credit agreement to provide, depending on its available borrowing base, up to $100.0 for loans and letters of credit secured by AFC's receivables. At December 31, 1998, there were no outstanding borrowings under this credit facility. However, $61.1 of the facility was used as support for letters of credit.

In 1998, Armco and its bank group amended its inventory facility to provide, depending on its available borrowing base, up to $70.0 for loans and letters of credit secured by Armco's inventories. The credit agreement subjects Armco to certain restrictions and covenants related to, among other things, minimum net worth, leverage ratio and interest coverage ratio requirements. At December 31, 1998, there were no outstanding borrowings or letters of credit under this facility. Under both bank credit facilities, a total of $93.3 was available for borrowing at December 31, 1998.

Armco anticipates that its capital expenditures for 1999 will total approximately $50.0 to $60.0. Armco expects that its 1999 cash requirements, including amounts for capital expenditures, debt service and preferred stock dividends will be paid out of existing cash balances and cash generated from operations.

In prior years, certain of Armco's financing arrangements included covenants that prohibited the payment of common stock dividends. These prohibitions have been eliminated; however, at December 31, 1998, certain outstanding financing arrangements contain financial tests which must be met before dividends can be paid. Currently, Armco meets these covenant requirements and is not prohibited from paying dividends under the terms of its credit facilities, long-term debt issues or under Ohio law.

Armco is permitted to purchase shares of its capital stock under the terms of Ohio law only to the extent that it has positive equity surplus. At December 31,1998, Armco had a negative equity surplus balance of $8.3.

On January 22, 1999, Armco's Board of Directors declared the regular quarterly dividends of $.525 per share on the $2.10 cumulative convertible preferred stock, Class A, and $.90625 per share on the $3.625 cumulative convertible preferred stock, Class A, each payable March 31, 1999 to shareholders of record on February 26, 1999. The Board of Directors also declared the regular quarterly dividend of $1.125 per share on the $4.50 cumulative convertible preferred stock, Class B, payable April 1, 1999, to shareholders of record on February 26, 1999.

[A BAR CHART APPEARS HERE]

CASH AND LIQUID INVESTMENTS
$ MILLIONS
                    95      96      97      98
                   $137    $169    $195    $271

Operations are generating strong cash flow, which is making it possible to reduce debt. Late in 1998, Armco issued $75 million of debt, which with other available funds, was used to redeem the remaining $111 million of higher interest rate debt in January 1999.

ENVIRONMENTAL MATTERS
In common with other U.S. manufacturers, Armco is subject to various federal, state and local environmental requirements. Armco has spent substantial amounts of money to control air and water pollution pursuant to applicable environmental requirements. Armco has also spent, and will continue to spend, substantial amounts for proper handling and disposal of waste material and for the environmental investigation and cleanup of properties. During the period 1994 through 1998, Armco's capital expenditures for pollution control projects amounted to $36.4, including $1.4 in 1998. Along with capital investments and operating costs relating to environmental matters, from time to time Armco has been and may be subject to penalties and other requirements as a result of administrative action by regulatory agencies.

Statutory and regulatory requirements in this area continue to evolve and, accordingly, Armco cannot predict with certainty the type and magnitude of expenditures that will be required in the future. However, total expenditures for capital projects for pollution control during the five-year period from 1999 through 2003 are estimated to be approximately $29.0. Of this amount, approximately $7.4 is related to control of air pollution as required by amendments to the federal Clean Air Act, corresponding state laws and implementing regulations. A substantial portion of these capital expenditures is also attributable to the control of water pollution under the Clean Water Act. Although it cannot predict precisely how changes in environmental requirements will affect its businesses, Armco does not believe such requirements would affect its competitive position.

Armco is, and may in the future be, subject to other types of environmental claims and costs, for which it accrues when it is probable that a liability has been incurred and it is possible to reasonably estimate the amount or range of any such loss.

Armco is a defendant, or identified as a potentially responsible party in various pending claims regarding waste disposal sites. Joint and several liability could be imposed on Armco or other parties for these or similar matters; thus, theoretically, one party could be held liable for all costs related to a site. Though the outcome of such matters cannot be predicted with assurance, Armco's experience has been that, in most cases, ultimate liability is apportioned among Armco and other financially viable parties. Periodically, there are claims alleging property damage or personal injury in conjunction with waste disposal or releases. Armco is also subject to claims for contractual indemnification related to previously divested properties. If Armco disposes of additional properties, it may incur additional environmental exit costs. Armco accrues exit costs when it decides to dispose of a property or records a sale.

20  Armco 1998 Annual Report

While the outcome of environmental matters cannot be predicted with assurance, Armco believes that the ultimate liability for such matters, identified to date, will not materially affect its consolidated financial condition or liquidity. This belief is based on current facts and circumstances known to Armco, including current laws and regulations as well as Armco's experience with site remediation. However, it is possible that due to fluctuations in Armco's operating results, changes in the facts or circumstances of known matters, or the addition of significant new matters, environmental liabilities could have a material effect on the results of operations of future interim or annual periods. It is not possible to determine whether additional loss will occur or to reasonably estimate the amount or range of any such loss.

THE YEAR 2000 ISSUE
Many existing computer systems may not be able to appropriately interpret dates after December 31, 1999 because such systems allow only two digits to indicate a year in the date field. If not corrected, many computers and computer applications could fail or create erroneous results, causing safety, operational and financial problems. If such a failure were to occur to certain of its computer systems, Armco's manufacturing and financial systems could be temporarily shut down, resulting in a material adverse effect on its financial condition, liquidity and results of operations. In addition, the failure of vendor computer systems could cause interruption of deliveries of key supplies or utilities, which might result in similar material adverse impacts. Because of the complexity of the issues and the number of parties involved, Armco cannot reasonably predict with certainty the nature or likelihood of such impacts.

However, Armco, using its internal staff and outside consultants, is actively addressing this situation and anticipates that it will not experience a material adverse impact to its operations, liquidity or financial condition related to systems under its control. Armco has completed an assessment of substantially all business information, manufacturing and facility control systems to identify areas of concern. Armco is in the process of modifying or replacing noncompliant computer hardware and software used internally. In addition, Armco has surveyed its suppliers in regard to their Year 2000 preparations, focusing on those suppliers most critical to its operations. Armco intends to continue to monitor the Year 2000 compliance efforts of its suppliers and to obtain, to the extent possible, assurances that they will be able to deliver their products and services without interruption.

To prepare for the reasonably likely worst case scenario, Armco is developing a contingency plan designed to mitigate the effects on its operations in case certain of its systems or suppliers fail to perform as planned. This plan is expected to be completed by the end of the second quarter of 1999. Contingency planning will consist of providing all required resources to repair internal systems should they fail at critical times, as well as establishing additional inventories and back-up procedures in the event suppliers are unable to deliver raw materials and services in a timely manner.

Armco has prioritized its efforts, planning to complete work on noncompliant systems in the most critical areas first, with the expectation that virtually all Year 2000 compliance activities, including system testing, will be completed by September 30, 1999. In this process, Armco has redirected its systems resources from noncritical projects to Year 2000 compliance activities, resulting in an immaterial increase in expense. In 1998, Armco spent approximately $6.0 on Year 2000 compliance activities and currently anticipates spending an additional $11.0 in 1999. These expenditures, which are expected to consist primarily of capital expenditures, outside consultants and internal personnel costs, have been and will be funded out of operating cash flows.

NEW ACCOUNTING STANDARD
In 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities (SFAS No. 133). Armco intends to adopt the new standard when required in 2000. Armco does not expect that SFAS No. 133 will have a material effect on its financial statements; however, its effect, if any, will depend on Armco's exposure to derivative instruments at the time of adoption and thereafter.

FORWARD-LOOKING STATEMENTS
Certain statements made in this Management's Discussion & Analysis, in the Notes to Consolidated Financial Statements and in the Letter to Shareholders contained in this Annual Report, reflect management's estimates and beliefs and are intended to be, and are hereby identified as, "forward-looking statements" for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These include statements in the foregoing paragraphs entitled Outlook for 1999, Armco Financial Services Group
(AFSG), Liquidity and Capital Resources, Environmental Matters, The Year 2000 Issue and New Accounting Standard; and in Note 1, Summary of Significant Accounting Policies, relating to Concentration of Credit Risk and New Accounting Standard; Note 9, Litigation and Environmental Matters; and Note 10, Discontinued Operations, relating to AFSG.

Armco cautions readers that such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those currently expected by management. In addition to those noted in the statements themselves, these factors include, but are not limited to, the following: risks of a downturn in the general economy or in the highly cyclical steel industry; volatility in financial markets, which may affect invested pension plan assets and the calculation of benefit plan liabilities and expenses; changes in demand for Armco's products; unplanned plant outages, equipment failures or labor difficulties; actions by Armco's foreign and domestic competitors; unexpected outcomes of major litigation and contingencies; changes in U.S. trade policy and actions respecting imports; disruptions in the supply of raw materials; actions by reinsurance companies with which AFSG does business, or foreign or domestic insurance regulators; and changes in application or scope of environmental regulations applicable to Armco.

                                                  Armco 1998 Annual Report  21

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



/s/  Jerry W. Albright

Jerry W. Albright
Vice President and
Chief Financial Officer


INDEPENDENT AUDITORS' REPORT


Deloitte &                          2500 One PPG Place
   Touche LLP                       Pittsburgh, PA 15222
--------------
          [D&T LOGO]



Armco, Its Shareholders and Directors:

We have audited the accompanying consolidated balance sheets of Armco Inc. and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income and comprehensive income and of cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Armco Inc. and subsidiaries at December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.

As discussed in Note 2 to the financial statements, in 1998 Armco Inc. changed its method of amortizing unrecognized net gains and losses related to its obligations for pension and other postretirement benefits.

/s/  Deloitte & Touche LLP


February 5, 1999

22  Armco 1998 Annual Report

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
For the years ended December 31, 1998, 1997 and 1996
------------------------------------------------------------------------------
(Dollars in millions, except per share amounts)  1998       1997       1996
------------------------------------------------------------------------------
 Net sales                                    $ 1,706.5  $ 1,829.3  $ 1,724.0

 Cost of products sold                         (1,503.1)  (1,623.9)  (1,548.4)
 Selling and administrative expenses              (95.8)    (100.0)     (92.1)
 Special charges (Note 7)                           -          -         (8.8)
------------------------------------------------------------------------------
 Operating profit                                 107.6      105.4       74.7

 Interest income                                    9.0       10.6       10.1
 Interest expense                                 (28.9)     (35.5)     (36.3)
 Sundry other - net (Note 2)                       27.7       (1.1)     (21.1)
------------------------------------------------------------------------------
 Income before income taxes                       115.4       79.4       27.4

 Provision for income taxes (Note 3)               (5.8)      (2.3)      (1.4)
------------------------------------------------------------------------------
 Income from continuing operations                109.6       77.1       26.0

 Discontinued operation - Gain on disposal of
 Aerospace and Strategic Materials  (Note 10)       -          2.7        6.5
------------------------------------------------------------------------------
 Income before extraordinary loss and
   cumulative effect of an accounting change      109.6       79.8       32.5

 Extraordinary loss on retirement of debt
   (Note 4)                                         -         (3.0)       -
 Cumulative effect of a change in accounting
   for postretirement benefits (Note 2)           237.5        -          -
------------------------------------------------------------------------------
 Net income                                       347.1       76.8       32.5

 Foreign currency translation adjustments           0.3       (1.4)       1.1
 Minimum pension liability adjustment              (2.6)       -          -
------------------------------------------------------------------------------
 Comprehensive income                         $   344.8  $    75.4  $    33.6
------------------------------------------------------------------------------
 Basic earnings per share (Note 1)
   Income from continuing operations          $    0.85  $    0.55  $    0.08
   Income from discontinued operations              -         0.03       0.06
   Extraordinary loss on retirement of debt         -        (0.03)       -
   Cumulative effect of an accounting change       2.20        -          -
------------------------------------------------------------------------------
   Net income                                 $    3.05  $    0.55  $    0.14
------------------------------------------------------------------------------
 Diluted earnings per share (Note 1)
   Income from continuing operations          $    0.81  $    0.55  $    0.08
   Income from discontinued operations              -         0.03       0.06
   Extraordinary loss on retirement of debt         -        (0.03)       -
   Cumulative effect of an accounting change       1.88        -          -
------------------------------------------------------------------------------
   Net income                                 $    2.69  $    0.55  $    0.14
------------------------------------------------------------------------------
 Pro forma presentation assuming accounting
   change applied retroactively
   Income before extraordinary loss and
     cumulative effect of an
     accounting change                        $   109.6  $    83.5  $    33.6
   Basic earnings per share                        0.85       0.61       0.15
   Diluted earnings per share                      0.81       0.59       0.15

   Net income                                 $   109.6  $    80.5  $    33.6
   Basic earnings per share                        0.85       0.60       0.15
   Diluted earnings per share                      0.81       0.58       0.15

 Dividends on preferred stock (Note 5)
   $2.10 Class A                              $    2.10  $    2.10  $    2.10
   $3.625 Class A                                  3.625      3.625      3.625
   $4.50 Class B                                   4.50       4.50       4.50
------------------------------------------------------------------------------

See Notes to Consolidated Financial Statements on pages 26 through 35.

                                                  Armco 1998 Annual Report  23

CONSOLIDATED BALANCE SHEETS
December 31, 1998 and 1997
------------------------------------------------------------------------------
 (Dollars in millions, except per share amounts)            1998       1997
------------------------------------------------------------------------------
ASSETS
 Current assets
  Cash and cash equivalents (Note 1)                      $  263.8  $   189.9
  Short-term liquid investments                                7.0        5.0
  Accounts receivable
   Trade (less allowance for doubtful accounts of
    $3.4 in 1998 and $4.0 in 1997)                           146.7      147.0
   Other                                                      11.2        9.6
  Inventories (Note 1)                                       250.7      268.0
  Other current assets                                        13.4       17.9
------------------------------------------------------------------------------
 Total current assets                                        692.8      637.4
------------------------------------------------------------------------------
 Investments
  Investment in Armco Financial Services Group (Note 10)      85.6       85.6
  Other (less allowance for impairment of $8.7 in 1998
   and $8.1 in 1997)                                          28.4       30.3

 Property, plant and equipment (net of accumulated deprec-
  iation of $714.3 in 1998 and $653.0 in 1997) (Note 1)      621.8      652.5

 Deferred tax asset (Note 3)                                 315.8      319.3
 Goodwill and other intangible assets (Note 1)               128.6      137.4
 Other assets                                                 20.8       18.8
------------------------------------------------------------------------------
 Total assets                                             $1,893.8  $ 1,881.3
------------------------------------------------------------------------------
LIABILITIES
 Current liabilities
  Trade accounts and notes payable                        $  115.7  $   148.9
  Employment-related liabilities (Note 2)                    128.0      126.4
  Other current liabilities                                   56.5       72.8
  Current portion of long-term debt (Note 4)                 116.9       38.2
------------------------------------------------------------------------------
 Total current liabilities                                   417.1      386.3
------------------------------------------------------------------------------
 Long-term debt (Note 4)                                     250.7      306.9
 Long-term employee benefit liabilities (Note 2)             898.0    1,178.1
 Other long-term liabilities                                 149.3      162.5
 Commitments and contingencies (Notes 1, 9 and 10)

SHAREHOLDERS' EQUITY (DEFICIT) (Note 5)
 Preferred stock - Class A                                   137.6      137.6
 Preferred stock - Class B                                    48.3       48.3
 Common stock (authorized 150,000,000 shares of $0.01 par
  value; issued and outstanding 107,908,385 in 1998 and
  107,129,561 in 1997)                                         1.1        1.1
 Additional paid-in capital                                  972.0      967.7
 Accumulated deficit                                        (975.8)  (1,305.0)
 Other                                                        (4.5)      (2.2)
------------------------------------------------------------------------------
 Total shareholders' equity (deficit)                        178.7     (152.5)
------------------------------------------------------------------------------
Total liabilities and shareholders' equity (deficit)      $1,893.8  $ 1,881.3
------------------------------------------------------------------------------

See Notes to Consolidated Financial Statements on pages 26 through 35.

24  Armco 1998 Annual Report

CONSOLIDATED STATEMENTS OF CASH FLOWS
For the years ended December 31, 1998, 1997 and 1996
------------------------------------------------------------------------------
(Dollars in millions)                                1998     1997     1996
------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
 Net income                                         $ 347.1  $  76.8  $  32.5
 Adjustments to reconcile net income to net cash
  provided by operating activities:
  Depreciation expense                                 63.3     61.3     58.7
  Net gain on disposal of investments and facilities   (0.8)    (4.5)    (8.9)
  Loss on retirement of debt                            -        3.0      -
  Special charges                                       -        -        8.8
  Cumulative effect of accounting change             (237.5)     -        -
  Other                                                 5.8      6.4      6.3
  Changes in assets and liabilities:
   Trade accounts receivable                            1.3     (9.1)    22.8
   Inventories                                         18.6    (21.4)   (33.3)
   Payables and accrued operating expenses            (25.1)    22.1    (13.2)
   Employee benefit obligations                       (48.8)   (13.5)   (17.4)
   Other assets and liabilities - net                 (28.7)   (30.3)   (13.7)
------------------------------------------------------------------------------
 Net cash provided by operating activities             95.2     90.8     42.6
------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES
 Net proceeds from the sale of businesses and assets    1.7      7.7     14.0
 Proceeds from the sale and maturity of
   liquid investments                                   5.6      0.3      -
 Proceeds from the sale of investments                  6.0     15.1     78.7
 Purchase of liquid investments                        (7.6)    (5.0)    (0.3)
 Contributions to investees                             -        -       (3.0)
 Capital expenditures                                 (32.6)   (41.9)   (59.8)
 Other                                                  0.2     (0.2)    (2.7)
------------------------------------------------------------------------------
 Net cash (used in) provided by investing activities  (26.7)   (24.0)    26.9
------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES
 Proceeds from issuance of debt                        74.4    151.1      5.5
 Payments on debt                                     (51.2)  (177.7)   (24.3)
 Dividends paid on preferred stock                    (17.7)   (17.9)   (17.9)
 Other                                                 (0.1)    (1.3)    (0.7)
------------------------------------------------------------------------------
 Net cash provided by (used in) financing activities    5.4    (45.8)   (37.4)
------------------------------------------------------------------------------
Net increase in cash and cash equivalents              73.9     21.0     32.1
Cash and cash equivalents:
 Beginning of year                                    189.9    168.9    136.8
------------------------------------------------------------------------------
 End of year                                        $ 263.8  $ 189.9  $ 168.9
------------------------------------------------------------------------------
Supplemental disclosures of cash flow information:
 Cash paid during the year for:
   Interest (net of capitalized interest)           $  28.8  $  34.7  $  35.1
   Income taxes                                         2.5      2.8      0.1

Supplemental schedule of non-cash investing
 and financing activities:
 Issuance of restricted stock                           4.0      2.7      2.0
 Notes receivable in partial payment
  for asset sales                                       -        0.3     10.6
------------------------------------------------------------------------------

See Notes to Consolidated Financial Statements on pages 26 through 35.

                                                  Armco 1998 Annual Report  25

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in millions, except per share amounts)

------------------------------------------------------------------------------
1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

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

INVESTMENTS
Armco considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents. Cash equivalents consist of commercial paper, corporate notes, time deposits and other money market instruments, including mutual funds.

Under the definitions provided in Statement of Financial Accounting Standards
(SFAS) No. 115, Accounting for Certain Investments in Debt and Equity Securities, Armco has securities which have been classified as held to maturity and are, therefore, recorded at amortized cost. The carrying amounts for these securities approximate fair value due to the short maturities of the instruments. At December 31, 1998 and 1997, these securities were as follows:

------------------------------------------------------------------------------
                                                             1998     1997
------------------------------------------------------------------------------
Cash equivalents                                            $256.7   $180.4
Short-term liquid investments                                  7.0      5.0
Restricted collateral deposits                                10.1     15.5
------------------------------------------------------------------------------
Total securities                                            $273.8   $200.9
------------------------------------------------------------------------------

The restricted collateral deposits are primarily invested in certificates of deposit which mature within one year and are principally used as security for self-insurance programs and environmental and litigation bonds. These securities are reported in other current assets or other investments. The classification is determined based on the expected term of the collateral requirement and not necessarily the maturity date of the underlying securities.

At December 31, 1998 and 1997, other investments also included $11.2 for Armco's limited partnership interest in North American Stainless. It is not practicable to estimate the fair value of this closely held limited partnership, in which Armco's ownership interest is less than 5%. At December 31, 1998 and 1997, Armco had no material investments in derivative financial instruments.

INVENTORIES
Inventories are valued at the lower of cost or market. Cost of inventories at most domestic operations is measured on the LIFO - Last In, First Out - method. Other inventories are measured principally at average cost. Inventory balances at December 31, 1998 and 1997 were as follows:

------------------------------------------------------------------------------
                                                            1998        1997
------------------------------------------------------------------------------
Inventories on LIFO
Finished and semi-finished                                 $254.7      $280.3
Raw materials and supplies                                   15.8        25.8
Adjustment to state inventories at LIFO value               (37.2)      (54.0)
------------------------------------------------------------------------------
Total                                                       233.3       252.1
------------------------------------------------------------------------------
Inventories on average cost
Finished and semi-finished                                   12.3        10.8
Raw materials and supplies                                    5.1         5.1
------------------------------------------------------------------------------
Total                                                        17.4        15.9
------------------------------------------------------------------------------
Total inventories                                          $250.7      $268.0
------------------------------------------------------------------------------

RESEARCH AND DEVELOPMENT COSTS
Armco conducts a broad range of research and development activities. These activities are aimed at improving existing products and manufacturing processes and developing new products and processes. Research and development costs are recorded as expense when incurred. The amounts incurred in 1998, 1997 and 1996 were $14.2, $15.3 and $13.1, respectively.

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

Armco's property, plant and equipment balances at December 31, 1998 and 1997 were as follows:

------------------------------------------------------------------------------
                                                             1998       1997
------------------------------------------------------------------------------
Land                                                      $   28.8   $   28.1
Buildings                                                     95.7       93.2
Machinery and equipment                                    1,185.6    1,156.9
Construction in progress                                      26.0       27.3
------------------------------------------------------------------------------
Total property, plant and equipment                        1,336.1    1,305.5

Accumulated depreciation                                    (714.3)    (653.0)
------------------------------------------------------------------------------
Property, plant and equipment-net                         $  621.8   $  652.5
------------------------------------------------------------------------------

Armco had commitments to purchase property, plant and equipment (including unexpended amounts relating to projects substantially underway) totaling approximately $17.8 at December 31, 1998.

GOODWILL AND OTHER INTANGIBLE ASSETS
Goodwill and other intangible assets primarily consist of goodwill recorded in connection with the acquisition of Cyclops Industries, Inc. on April 24, 1992. This goodwill is being amortized using the straight-line method over 40 years. Also included are goodwill and other intangible assets acquired in the purchase of Douglas Dynamics, LLC on July 2, 1991. These assets are being amortized over their estimated

26 Armco 1998 Annual Report
useful lives, the majority of which do not exceed 17 years. Annual amortization expense for 1998, 1997 and 1996 was $6.1, $6.5 and $6.9, respectively. At December 31, 1998 and 1997, accumulated amortization of goodwill and other intangible assets was $42.6 and $36.5, respectively.

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

EARNINGS PER SHARE
The following information was used in the calculation of basic and diluted earnings per share:

------------------------------------------------------------------------------
                                                       1998    1997    1996
------------------------------------------------------------------------------
Income from continuing operations
Income as reported                                    $109.6  $ 77.1  $ 26.0
Less: Preferred stock dividends                        (17.9)  (17.9)  (17.9)
------------------------------------------------------------------------------
Income available to common shareholders - Basic         91.7    59.2     8.1

Assumed conversion of $3.625 Class A
   preferred stock                                       9.8     9.8     -
------------------------------------------------------------------------------
Income available to common shareholders - Diluted     $101.5  $ 69.0  $  8.1
------------------------------------------------------------------------------
Common shares (in millions)
Weighted average shares outstanding - Basic            107.8   107.0   106.6
Assumed exercise of stock options                        0.1     -       -
Assumed conversion of $3.625 Class A
   preferred stock                                      18.3    18.3     -
------------------------------------------------------------------------------
Weighted average shares outstanding - Diluted          126.2   125.3   106.6
------------------------------------------------------------------------------

At the end of each year, Armco had outstanding exercisable stock options and convertible preferred stock whose exercise or conversion could, under certain circumstances, further dilute earnings per share. The following shares of potentially issuable common stock were not included in the above weighted average shares outstanding because to do so would have had an antidilutive effect on earnings per share in the years presented:

------------------------------------------------------------------------------
                                                           1998   1997   1996
------------------------------------------------------------------------------
Common shares (in millions)
Exercisable stock options                                   2.7    2.2    1.7
Convertible preferred stock (Note 5)
   $2.10 Class A                                            2.2    2.2    2.2
   $3.625 Class A                                            -      -    18.3
   $4.50 Class B                                            2.2    2.2    2.2
------------------------------------------------------------------------------

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

CONCENTRATION OF CREDIT RISK
Armco is primarily a producer of stainless and electrical steels and steel products, which are sold to a number of markets, including automotive, industrial machinery and equipment, construction, power distribution and appliances. Armco sells domestically to customers primarily in the Midwestern and Eastern United States, while approximately 12% of sales are to foreign customers, primarily in Canada, Mexico and Western Europe. Approximately 37% of trade receivables outstanding at December 31, 1998 are due from businesses that supply the U.S. automotive industry. Except in a few situations where the risk warrants it, Armco does not require collateral on trade receivables; and while it believes its trade receivables will be collected, Armco anticipates that in the event of default it would follow normal collection procedures. Overall, credit risk related to Armco's trade receivables is limited due to the large number of customers in differing industries and geographic areas.

NEW ACCOUNTING STANDARD
In 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities (SFAS No. 133). Armco intends to adopt the new standard when required in 2000. Armco does not expect that SFAS No. 133 will have a material effect on its financial statements; however, its effect, if any, will depend on Armco's exposure to derivative instruments at the time of adoption and thereafter.

FAIR VALUE
The fair value of financial instruments is disclosed in Notes 1 and 4.


------------------------------------------------------------------------------
2. PENSION AND OTHER POSTRETIREMENT BENEFITS

Armco provides noncontributory pension benefits to most employees and provides various health care and life insurance benefits to most retirees. Retiree health and life insurance benefits are funded as claims are paid. Pension benefits are funded as required. As of December 31, 1998, pension funding credits of $57.3 were available to offset future minimum funding requirements of the Employee Retirement Income Security Act of 1974.

The components of net periodic benefit cost, including amounts related to divested units, are as follows:

------------------------------------------------------------------------------
                              Pension Benefits            Other Benefits
                         -------------------------- --------------------------
                           1998     1997     1996     1998     1997     1996
------------------------------------------------------------------------------
Cost of benefits earned
  during the year        $ 16.8    $ 15.4   $ 15.6    $ 4.4    $ 4.1    $ 4.9
Interest cost             140.4     147.8    141.0     50.7     58.3     61.8
Expected return on
  plan assets            (186.2)   (167.5)  (147.3)     -        -        -
Amortization of unrecog-
  nized net obligation      6.3       6.4      6.4      -        -        -
Amortization of prior
  service cost              1.0       0.9      0.4     (9.0)    (7.3)    (3.8)
Amortization of losses
  (gains)                  (7.6)*    (2.1)     0.4     (5.1)*   (7.7)     -
------------------------------------------------------------------------------
Net periodic benefit
                cost     $(29.3)*   $ 0.9    $16.5    $41.0*   $47.4    $62.9
------------------------------------------------------------------------------

* Note: Amount excludes the cumulative effect of a change in accounting in 1998.

                                                  Armco 1998 Annual Report  27

Effective January 1, 1998, Armco changed its method of amortizing unrecognized net gains and losses related to its obligations for pensions and other postretirement benefits. In 1998, Armco recognized income of $237.5, or $2.20 per share of common stock ($1.88 per diluted share), for the cumulative effect of this accounting change.

At the time it originally adopted the standards governing accounting for pensions and other postretirement benefits, Armco chose to use a minimum amortization method whereby unrecognized net gains and losses, to the extent they exceeded 10% of the larger of the benefit obligations or plan assets, were amortized over the average remaining service life of active participants. At Armco, the average remaining service life is approximately 15 years. Use of this method, however, resulted in the accumulation of $419.3 of unrecognized net gains for pensions and other postretirement benefits through 1997. Under the new accounting method, Armco recognizes into income, as a fourth quarter adjustment, any unrecognized net gains and losses which exceed the 10% corridor, as described above, and amortizes amounts inside the corridor over the average remaining service life of active participants. Adoption of the new method increased 1998 income from continuing operations by approximately $3.0, or $0.03 per share of common stock.

------------------------------------------------------------------------------
                                        Pension Benefits    Other Benefits
                                       ------------------ --------------------
                                          1998      1997     1998       1997
------------------------------------------------------------------------------
Change in Benefit Obligation
Benefit obligation at beginning of
  the year                             $2,099.0  $2,000.3  $ 755.2  $   783.2
Service cost                               16.8      15.4      4.4        4.1
Interest cost                             140.4     147.8     50.7       58.3
Plan participants' contributions            -         -        8.5        7.8
Actuarial losses (gains)                   37.2     138.5     23.9      (14.0)
Plan amendments                            15.0       0.4    (18.0)     (16.4)
Benefits paid                            (199.1)   (203.4)   (66.5)     (67.8)
------------------------------------------------------------------------------
Benefit obligation at year end         $2,109.3  $2,099.0  $ 758.2  $   755.2
------------------------------------------------------------------------------
Change in plan assets
Fair value of plan assets at beginning
  of year                              $2,106.4  $2,007.5  $   -    $     -
Actual return on plan assets              166.1     300.6      -          -
Employer contributions                      2.0       1.7     58.0       60.0
Plan participants' contributions            -         -        8.5        7.8
Benefits paid                            (199.1)   (203.4)   (66.5)     (67.8)
------------------------------------------------------------------------------
Fair value of plan assets at year end  $2,075.4  $2,106.4  $   -    $     -
------------------------------------------------------------------------------
Funded status                          $  (33.9) $    7.4  $(758.2) $  (755.2)
Unrecognized net gain                     (41.4)   (223.7)   (47.3)    (195.6)
Unrecognized prior service cost            18.2       4.2    (96.0)     (86.9)
Unrecognized transition obligation         21.0      27.4      -          -
------------------------------------------------------------------------------
Net amount recognized                  $  (36.1) $ (184.7) $(901.5) $(1,037.7)
------------------------------------------------------------------------------
Detail of Balance Sheet Amounts:
Accrued benefit liability              $  (42.7) $ (189.4) $(901.5) $(1,037.7)
Intangible asset                            4.0       4.7      -          -
Accumulated other comprehensive income      2.6       -        -          -
------------------------------------------------------------------------------
Net amount recognized                  $  (36.1) $ (184.7) $(901.5) $(1,037.7)
------------------------------------------------------------------------------

The following are weighted-average assumptions as of December 31:

------------------------------------------------------------------------------
                                        Pension Benefits    Other Benefits
                                       ------------------ --------------------
                                          1998      1997     1998     1997
------------------------------------------------------------------------------
Discount rate                            6.75%     7.00%     6.75%    7.00%
Expected return on plan assets           8.75%     9.25%      -        -
Rate of compensation increase            4.00%     4.00%     4.00%    4.00%
------------------------------------------------------------------------------

At December 31, 1998, pension plan assets include 3.6 million shares of Armco common stock with a fair value of $15.7. No Armco stock was held by the plans at December 31,1997.

For measurement purposes, a 4.75% annual increase in health care costs is assumed for post-age 64 retirees. Health care costs for pre-age 65 retirees are assumed to increase 6% in 1999. This rate declines annually until it reaches 4.75% in 2001 and thereafter.

Assumed health care cost trend rates have a significant effect on the amounts reported for health care plans. A one percentage-point change in assumed health care cost trend rates would have the following effects:

------------------------------------------------------------------------------
                                            One Percentage-   One Percentage-
                                            Point Increase    Point Decrease
------------------------------------------------------------------------------
Increase (decrease) in total of service and
  interest cost components                     $  5.6             $ (5.0)
Increase (decrease) in postretirement
  benefit obligation                             63.5              (57.5)
------------------------------------------------------------------------------

The projected benefit obligation, accumulated benefit obligation and fair value of plan assets for plans with accumulated benefit obligations in excess of plan assets, including unfunded nonqualified pension plans, was $24.4, $19.4 and $1.3, respectively, at December 31, 1998, and $19.3, $16.2 and $1.2,
respectively, at December 31, 1997.

In addition to the defined benefit pension plans, most employees are eligible to participate in various defined contribution plans. Total company expense related to these plans was $7.4, $6.7 and $2.9 for 1998, 1997 and 1996, respectively. A portion of the expense of these plans varies based on Armco's profitability.

28  Armco 1998 Annual Report

EMPLOYEE BENEFIT OBLIGATIONS OF FORMER BUSINESS UNITS
Included in employee benefit liabilities is the present value of estimated pension and health care benefits for former employees associated with facilities that have been divested. Sundry other-net includes income of $24.2 in 1998 and expense of $2.0 and $22.1 in 1997 and 1996, respectively, related to these liabilities. The decrease in costs in 1997 and 1998 was primarily due to continuing favorable investment returns on pension plan assets and lower than expected increases in medical benefit costs.

------------------------------------------------------------------------------
3. INCOME TAXES

Armco files a consolidated U.S. federal income tax return. This return includes all domestic companies 80% or more owned by Armco and the proportionate share of Armco's interest in partnership investments. State tax returns are filed on a consolidated, combined or separate basis depending on the applicable laws relating to Armco and its domestic subsidiaries.

The United States and foreign components of income before income taxes consist of the following:

------------------------------------------------------------------------------
                                                    1998     1997     1996
------------------------------------------------------------------------------
United States                                      $113.2    $77.8    $24.4
Foreign                                               2.2      1.6      3.0
------------------------------------------------------------------------------
Total                                              $115.4    $79.4    $27.4
------------------------------------------------------------------------------

Provisions for income taxes for Armco and consolidated subsidiaries are as follows:

------------------------------------------------------------------------------
                                                    1998     1997     1996
------------------------------------------------------------------------------
Current
U.S. federal                                        $1.0     $1.2     $ -
U.S. state                                           0.2      0.3       -
Foreign                                              1.1      0.8      1.4
------------------------------------------------------------------------------
Total                                                2.3      2.3      1.4
------------------------------------------------------------------------------
Deferred
U.S. federal                                         3.5       -        -
------------------------------------------------------------------------------
Total                                               $5.8     $2.3     $1.4
------------------------------------------------------------------------------

The following is a reconciliation of the statutory federal income tax rate applied to income before income taxes with the provision for income taxes:

------------------------------------------------------------------------------
                                                    1998     1997     1996
------------------------------------------------------------------------------
Federal taxes at statutory rate                    $ 40.4   $ 27.8   $  9.6
State taxes, net of federal benefit                   0.1      0.2      -
Change in deferred tax valuation allowance          (34.7)   (25.7)    (8.2)
------------------------------------------------------------------------------
Total                                              $  5.8   $  2.3   $  1.4
------------------------------------------------------------------------------

During 1998, Armco's net operating loss carryforwards decreased by approximately $54.3 due to taxable income generated in the year. Armco's capital loss carryforward decreased by approximately $50.4, of which $14.3 was the result of taxable capital gains generated in the year, and $36.1 was due to the expiration of unused capital losses available from 1993. The difference between pretax book income of $115.4 and 1998 taxable income is primarily due to costs associated with employee benefits, environmental and restructuring actions, which had been accrued for financial accounting purposes in prior years, but actually paid in 1998; and additional net deductions resulting from the 1998 operations of the Armco Financial Services Group.

At December 31, 1998, Armco had capital loss and net operating loss (NOL) carryforwards for federal tax purposes expiring as follows:

------------------------------------------------------------------------------
      Year                                         Capital
    expiring                                        loss                NOL
------------------------------------------------------------------------------
      1999                                          $  -             $  106.7
      2000                                           117.4                -
      2001                                            46.0              123.3
      2004                                             -                  9.1
      2005                                             -                129.4
      2006                                             -                238.6
      2007                                             -                186.2
      2008                                             -                125.2
      2009                                             -                 29.9
      2010                                             -                 44.4
      2011                                             -                 31.1
------------------------------------------------------------------------------
   Total loss carryforwards                         $163.4           $1,023.9
------------------------------------------------------------------------------

Armco has $698.0 in U.S. alternative minimum tax net operating losses. Additionally, Armco has $13.0 of alternative minimum tax credits that have no expiration.

Deferred income taxes reflect the net tax effects of (a) temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes and (b) operating loss and tax credit carryforwards. At December 31, 1998 and 1997, the net deferred tax asset, included on the Consolidated Balance Sheets, was as follows:

------------------------------------------------------------------------------
                                                               1998     1997
------------------------------------------------------------------------------
Other current assets                                          $  9.2   $  9.2
Deferred tax asset                                             315.8    319.3
------------------------------------------------------------------------------
Net deferred tax asset                                        $325.0   $328.5
------------------------------------------------------------------------------

                                                  Armco 1998 Annual Report  29

Major components of Armco's year-end net deferred tax asset are as follows:

------------------------------------------------------------------------------
                                                              1998      1997
------------------------------------------------------------------------------
Tax effects of
Operating loss and tax credit carryforwards                $  478.4  $  522.2
Employee benefits                                             433.0     556.4
Other assets (including contingencies and accruals)           123.8     133.5
------------------------------------------------------------------------------
Gross deferred tax asset                                    1,035.2   1,212.1

Valuation allowance                                          (448.6)   (593.0)
------------------------------------------------------------------------------
Deferred tax asset                                            586.6     619.1
------------------------------------------------------------------------------

Property, plant and equipment                                (155.1)   (148.8)
Other liabilities                                            (106.5)   (141.8)
------------------------------------------------------------------------------
Deferred tax liability                                       (261.6)   (290.6)
------------------------------------------------------------------------------
Net deferred tax asset                                     $  325.0  $  328.5
------------------------------------------------------------------------------

Management believes it is more likely than not that Armco will generate future taxable income sufficient to realize that portion of the tax benefit associated with future deductible temporary differences and NOL carryforwards, represented by the $325.0 net deferred tax asset. Armco prepares a calculation annually in which it estimates future income and schedules the future effects of temporary differences and NOL carryforwards. Because any forecast has inherent uncertainties and because of the structural changes Armco has undergone over the last nine years, Armco uses what it believes to be conservative estimates and assumptions. Considering all available evidence, both positive and negative, Armco periodically determines if there has been a significant change in the net deferred tax asset. During the last several years, based on forecasts and consideration of available evidence, Armco believes that there has been no significant change in the amount of its net deferred tax asset.

Armco's belief that realization of its net deferred tax asset is more likely than not is based on, among other factors, changes in operations that have occurred during the 1990s, as well as consideration of available tax planning strategies. Specifically, cost savings resulting from new capital investments are being realized and are expected to continue to improve operating results. Armco has operated in a highly cyclical industry and, consequently, has had a history of generating and then utilizing significant amounts of NOL carryforwards. In 1997 and 1998, in addition to using its temporary differences, principally related to employee benefit obligations, to reduce taxable income, Armco utilized approximately $70.0 of its NOL carryforwards. These were the first two years of taxable income for Armco after seven years of tax losses. However, if Armco is unable to generate sufficient taxable income in the future through operating results, increases in the valuation allowance may be required through a charge to income. On the other hand, if Armco achieves sufficient profitability to utilize a greater portion of the deferred tax asset, the valuation allowance will be reduced through a credit to income.

United States income tax returns of Armco for 1994 and prior years have been subject to examination by the Internal Revenue Service and are closed to assessments. However, the NOL carryforwards from some of these years remain open to adjustment. Armco has been in a cumulative NOL carryforward position since 1983 and believes that it has sufficient loss carryforwards in excess of any potential audit adjustments that might be made by the Internal Revenue Service for any open years.


------------------------------------------------------------------------------
4. LONG-TERM DEBT AND OTHER FINANCING

LONG-TERM DEBT
At December 31, 1998 and 1997, Armco's long-term debt was as follows:

------------------------------------------------------------------------------
                                                              1998      1997
------------------------------------------------------------------------------
Senior notes
   8-7/8% due 2008                                          $  75.0   $   -
   9% due 2007                                                150.0     150.0
   9-3/8% due 2000                                            111.0     125.0

Variable rate loan (LIBOR plus 2.75%) due 2001                  -        31.2
5% loan due 2000                                               10.2      15.3
8-1/8% pollution control revenue bonds due 2005                 -        12.1
Variable rate revenue refunding bonds due 2008
   (1998 average 3.53%)                                        12.1       -
Variable rate economic development revenue bonds
    due 2020 (1998 average 3.67%)                               7.3       8.5
Other                                                           2.0       3.0
------------------------------------------------------------------------------
Total debt                                                    367.6     345.1

Less current maturities                                      (116.9)    (38.2)
------------------------------------------------------------------------------
Long-term debt                                              $ 250.7   $ 306.9
------------------------------------------------------------------------------

Maturities of existing long-term debt during the five years ending December 31, 2003, are as follows: 1999, $116.9; 2000, $5.9; 2001, $0.8; 2002, $0.8 and
2003, zero. The 1999 maturities include the January 14, 1999 redemption of $111.0 of the 9-3/8% Senior Notes. These notes were redeemed with the proceeds of the December 1998 issuance of $75.0 of 8-7/8% Senior Notes due 2008 and other available funds. In the first quarter of 1999, Armco recognized an extraordinary loss of $2.8 related to this redemption.

30  Armco 1998 Annual Report

At December 31, 1998, the fair value of Armco's long-term debt, including current maturities, was approximately $372.9. This amount was determined by calculating a value based on cash flow yield to maturity and comparing that amount to market information where possible. The fair value estimate was based on pertinent information available to management as of December 31, 1998. Management is not aware of any significant factors that would materially alter this estimate since that date. The fair value of Armco's long-term debt, including current maturities, at December 31, 1997, was approximately $347.4.

At December 31, 1998 and 1997, $13.2 and $50.2, respectively, of long-term debt, including current maturities, represented financing utilized to construct certain of Armco's fixed assets, which are pledged as collateral on these loans.

During 1997, Armco recorded an extraordinary loss upon retiring certain of its outstanding debt of $3.0 or $0.03 per share of common stock.

BANK CREDIT AGREEMENTS
At December 31, 1998, Armco had in place two bank credit facilities, totaling $170.0. In 1998, the terms of these facilities were extended and both will expire in 2001.

Under a receivables facility, Armco sells substantially all its trade receivables to a wholly owned subsidiary, Armco Funding Corporation (AFC). In 1998, AFC and its bank group amended its revolving credit agreement to provide, depending on its available borrowing base, up to $100.0 for loans and letters of credit secured by AFC's receivables. At December 31, 1998, there were no outstanding borrowings under this credit facility; however, $61.1 of the facility was used as support for letters of credit.

In 1998, Armco and its bank group amended its revolving credit agreement to provide, depending on its available borrowing base, up to $70.0 for loans and letters of credit secured by Armco's inventories. This credit agreement subjects Armco to certain restrictions and covenants related to, among other things, minimum net worth, leverage ratio and interest coverage ratio requirements. At December 31, 1998, there were no outstanding borrowings or letters of credit under this facility. Under both bank credit facilities, a total of $93.3 was available for borrowing at December 31, 1998.

LONG-TERM LEASES
Rental expense under operating leases was $6.7 in 1998, $6.9 in 1997 and $7.7 in 1996. At December 31, 1998, commitments to make future minimum lease payments for operating leases are $4.3 in 1999, $2.9 in 2000, $2.4 in 2001, $3.0 in 2002, $1.3 in 2003 and $1.2 thereafter.


------------------------------------------------------------------------------
5. SHAREHOLDERS' EQUITY (DEFICIT)

PREFERRED STOCK
Armco has outstanding two classes of preferred stock that rank equally with respect to dividend payments, redemption and liquidation rights. The preferred stock ranks senior to Armco's common stock with respect to dividends and upon liquidation. At December 31, 1998 and 1997, there were authorized and issuable in series, 6,697,231 shares of Class A preferred stock with no par value and 5,000,000 shares of $1 par value Class B preferred stock.

Armco has two series of Class A and one series of Class B preferred stock outstanding. Except as noted, the following relates to each issue at December 31, 1998 and 1997:

------------------------------------------------------------------------------
                                                  $2.10     $3.625     $4.50
                                                 Class A    Class A   Class B
------------------------------------------------------------------------------
Number of shares outstanding                    1,697,231  2,700,000   999,900
Total book value of shares outstanding               $7.2     $130.4     $48.3
Per share data:
   Cumulative dividend (annual rate)                $2.10     $3.625     $4.50
   Common stock conversion rate                      1.27       6.78      2.22
   Redemption price (at Armco's option)            $40.00     $51.45*   $50.00
   Liquidation value                               $15.00     $50.00    $50.00
   Voting rights                                   1 vote     1 vote   No vote
------------------------------------------------------------------------------

* Price as of December 31, 1998. This price declines at 12-month intervals to $50 per share on and after October 15, 2002.

COMMON STOCK
At December 31, 1998, 22,681,261 unissued shares of Armco's common stock were reserved for the conversion of preferred stock and 4,343,247 unissued shares of common stock were reserved for the exercise of stock options (see Note 6).

Activity for the years 1996, 1997 and 1998 related to Armco's common stock was as follows:

------------------------------------------------------------------------------
                                                                    Additional
                                                                      Paid-in
                                             Shares     Par Value     Capital
------------------------------------------------------------------------------
Balance, December 31, 1995                106,102,560      $1.1         $963.0
Exercise of options                             3,100        -             -
Restricted stock issued -
  net of cancellations                        347,313        -             2.0
Directors' stock purchase plan                  4,193        -             -
------------------------------------------------------------------------------
Balance, December 31, 1996                106,457,166       1.1          965.0
Exercise of options                            25,500        -             -
Restricted stock issued -
  net of cancellations                        643,013        -             2.7
Directors' stock purchase plan                  3,882        -             -
------------------------------------------------------------------------------
Balance, December 31, 1997                107,129,561       1.1          967.7
Exercise of options                            62,900        -             0.3
Restricted stock issued -
  net of cancellations                        707,802        -             4.0
Directors' stock purchase plan                  8,122        -             -
------------------------------------------------------------------------------
Balance, December 31, 1998                107,908,385      $1.1         $972.0
------------------------------------------------------------------------------

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

                                                  Armco 1998 Annual Report  31

20% or more of Armco's common stock or announces a tender or exchange offer, after which such person or group would beneficially own 20% or more of the common stock, or if the Board of Directors declares any person to be an "adverse person" as defined in the plan. A total of 750,000 shares of Class A participating preferred stock have been reserved for issuance upon exercise of the rights.

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

ACCUMULATED DEFICIT, DEFERRED COMPENSATION AND ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)
Activity for the years 1996, 1997 and 1998 related to Armco's accumulated deficit, deferred compensation and accumulated other comprehensive income
(loss) was as follows:

------------------------------------------------------------------------------
                                                            Accumulated Other
                                                              Comprehensive
                                                              Income (Loss)
                                                          --------------------
                                                          Foreign     Minimum
                                Accumulated   Deferred    Currency    Pension
                                  Deficit   Compensation Translation Liability
------------------------------------------------------------------------------
Balance, December 31, 1995        $(1,378.5)    $(2.8)      $ 0.9       $ -
Net income                             32.5       -           -           -
Preferred stock dividends declared    (17.9)      -           -           -
National-Oilwell foreign currency
  translation                           -         -           1.4         -
Foreign currency translation
  adjustment                            -         -          (0.4)        -
Amortization and cancellation of
  deferred compensation                 -         2.0         -           -
Deferred compensation on
  restricted stock issued               -        (1.2)        -           -
------------------------------------------------------------------------------
Balance, December 31, 1996         (1,363.9)     (2.0)        1.9         -
Net income                             76.8       -           -           -
Preferred stock dividends declared    (17.9)      -           -           -
Foreign currency translation
  adjustment                            -         -          (1.4)        -
Amortization and cancellation of
  deferred compensation                 -         1.7         -           -
Deferred compensation on
  restricted stock issued               -        (2.4)        -           -
------------------------------------------------------------------------------
Balance, December 31, 1997         (1,305.0)     (2.7)        0.5         -
Net income                            347.1       -           -           -
Preferred stock dividends declared    (17.9)      -           -           -
Foreign currency translation
  adjustment                            -         -           0.3         -
Amortization and cancellation of
  deferred compensation                 -         2.0         -           -
Deferred compensation on
  restricted stock issued               -        (2.0)        -           -
Minimum pension liability
  adjustment                            -         -           -          (2.6)
------------------------------------------------------------------------------
Balance, December 31, 1998        $  (975.8)    $(2.7)      $ 0.8       $(2.6)
------------------------------------------------------------------------------

DIVIDENDS
In prior years, certain of Armco's financing arrangements included covenants that prohibited the payment of common stock dividends. These prohibitions have been eliminated; however, at December 31, 1998, certain outstanding financing arrangements contain financial tests which must be met before dividends can be paid. Currently, Armco meets these covenant requirements and is not prohibited from paying dividends under the terms of its credit facilities, long-term debt issues or under Ohio law.

Armco is permitted to purchase shares of its capital stock under the terms of Ohio law only to the extent that it has positive equity surplus. At December 31,1998, Armco had a negative equity surplus balance of $8.3.

The Board of Directors at its January 1999 meeting declared the regular quarterly dividends payable on both series of Armco's Class A preferred stock and on its Class B preferred stock.


------------------------------------------------------------------------------
6. COMMON STOCK OPTIONS

Armco maintains plans that provide for granting options to purchase common stock for not less than 100% of its market price on the date the option is granted. The vesting period for stock options granted under these plans is two years from the date of grant and, although they may terminate earlier under certain conditions, stock options generally expire 10 years after the grant date. Armco also has plans that provide for issuing stock, subject to restrictions as to sale and forfeiture over a three- to five-year period. Under certain circumstances, this vesting schedule may be accelerated by one year.

At December 31, 1998, 5,492,769 shares of common stock were available for granting of awards under these plans. During 1996, 1997 and 1998, stock option activity was as follows:

------------------------------------------------------------------------------
                                                              Weighted Average
                                                      Shares   Exercise Price
------------------------------------------------------------------------------
Outstanding at December 31, 1995                    3,193,517       $ 7.58
Granted                                               947,158         5.24
Exercised                                              (3,100)        4.94
Forfeited                                            (159,645)        6.15
Expired                                              (441,672)        9.38
------------------------------------------------------------------------------
Outstanding at December 31, 1996                    3,536,258         6.80
Granted                                               472,201         4.13
Exercised                                             (25,500)        4.76
Forfeited                                              (8,700)        6.39
Expired                                              (464,125)       10.27
------------------------------------------------------------------------------
Outstanding at December 31, 1997                    3,510,134         6.00
Granted                                             1,117,239         5.31
Exercised                                             (62,900)        4.74
Forfeited                                             (34,926)        5.46
Expired                                              (186,300)        8.83
------------------------------------------------------------------------------
Outstanding at December 31, 1998                    4,343,247         5.72
------------------------------------------------------------------------------

The total number of options exercisable at the end of each year was as follows:

------------------------------------------------------------------------------
                                                              Weighted Average
                                                      Shares   Exercise Price
------------------------------------------------------------------------------
1996                                                1,741,811        $7.66
1997                                                2,161,324         6.72
1998                                                2,756,807         6.16
------------------------------------------------------------------------------

32  Armco 1998 Annual Report

The following relates to the options outstanding at December 31, 1998:

------------------------------------------------------------------------------
Exercise Price Ranges                                $4.09 - $7.56   $12.06
------------------------------------------------------------------------------
Options outstanding
Number of shares                                        4,219,347   123,900
Weighted average exercise price                             $5.54    $12.06
Average remaining contractual life                        7 years    1 year

Options exercisable
Number of shares                                        2,632,907   123,900
Weighted average exercise price                             $5.88    $12.06
------------------------------------------------------------------------------

In 1996, Armco adopted SFAS No. 123, Accounting for Stock-Based Compensation. SFAS No. 123 provides that companies may change their method of accounting for stock options to a fair value method using an option pricing model. Armco uses the intrinsic value approach specified in Accounting Principles Board Opinion No. 25 in accounting for stock options and did not change from this method upon adoption of the new standard. Had Armco changed its accounting method, its net income for 1998 would have been reduced by $1.7 to $345.4, or $3.04 per basic share and $2.67 per diluted share. Net income for 1997 would have been reduced by $1.2 to $75.6, or $0.54 per basic and diluted share, and net income for 1996 would have been reduced by $1.7 to $30.8, or $0.12 per basic and diluted share. These pro forma adjustments were calculated using the Black-Scholes option pricing model under the following assumptions in each year:

------------------------------------------------------------------------------
                                                     1998     1997     1996
------------------------------------------------------------------------------
Risk free interest rate                              5.5%    6.25%      5.5%
Expected volatility                                   40%      35%       30%
Expected life of options                          5 years  5 years   5 years
Expected dividends                                   None     None      None
------------------------------------------------------------------------------

Based on the option pricing model, options granted during 1998, 1997 and 1996 had fair values of $2.32, $1.72 and $1.90 per share, respectively.

During 1998, 1997 and 1996, Armco issued to certain employees 786,562, 646,013 and 570,158 shares of common stock, subject to restrictions, with weighted average grant-date fair values of $5.31, $4.07 and $5.69 per share, respectively. Total compensation cost recognized in income for stock-based employee compensation awards was $1.7 in 1998, $1.6 in 1997 and $1.1 in 1996.


------------------------------------------------------------------------------
7. SPECIAL CHARGES

In 1996, Armco recognized a special charge of $5.9 to record a loss on the sale of its nonresidential construction business, which was sold effective January 1, 1997. The charge primarily related to the writedown of assets and recognition of additional employee benefit liabilities.

Also in 1996, Armco recorded a $2.9 special charge primarily for the writedown of assets and severance costs related to its decision to discontinue a line of light truck equipment manufactured by Armco's snowplow and ice control products business.


------------------------------------------------------------------------------
8. SEGMENT INFORMATION

Armco's reportable operating segments are three separately managed business units that offer different products and services. They are: (1) Specialty Flat-Rolled Steels, consisting of plants in Butler, Pennsylvania and Coshocton, Dover, Mansfield and Zanesville, Ohio that produce and finish flat-rolled stainless, electrical and galvanized carbon steels for the automotive, industrial machinery and equipment, construction, and service center markets; and international trading companies, that buy and sell steel and manufactured steel products. (2) Tubular Products, consisting of Sawhill Tubular with operations in Sharon and Wheatland, Pennsylvania and Warren, Ohio that produce steel pipe and tubular products for the industrial machinery, construction and appliance markets. And, (3) Other Businesses, consisting of Douglas Dynamics, LLC with plants in Milwaukee, Wisconsin, Rockland, Maine and Johnson City, Tennessee, that manufacture snowplows and ice control equipment for four-wheel drive light trucks and Greens Port Industrial Park, which leases land, buildings and rail car storage facilities and operates a deep water loading dock on a ship channel in Houston, Texas. A substantial portion of the Other Businesses segment represents the snowplow and ice control products business.

Accounting policies of the segments are the same as those described in the summary of significant accounting policies in Note 1. Armco's management evaluates segment performance based on income from continuing operations. Armco does not allocate interest expense, interest income, income tax expense or employee benefits for certain divested businesses to its segments.

Armco's segment information is as follows:

------------------------------------------------------------------------------
                                                    1998      1997      1996
------------------------------------------------------------------------------
Net sales
Specialty Flat-Rolled Steels                     $1,418.9  $1,497.0  $1,421.2
Tubular Products                                    192.7     209.4     189.6
Other Businesses                                     94.9     122.9     113.2
------------------------------------------------------------------------------
Total                                            $1,706.5  $1,829.3  $1,724.0
------------------------------------------------------------------------------

Income from continuing operations
Specialty Flat-Rolled Steels                     $  105.7  $   91.3  $   72.9
Tubular Products                                      2.4       5.6       0.8
Other Businesses                                     28.2      36.1      23.3
Corporate                                           (26.7)    (55.9)    (71.0)
------------------------------------------------------------------------------
Total                                            $  109.6  $   77.1  $   26.0
------------------------------------------------------------------------------

Depreciation
Specialty Flat-Rolled Steels                     $   54.2  $   52.6  $   50.4
Tubular Products                                      4.5       4.3       4.1
Other Businesses                                      3.0       2.9       2.6
Corporate                                             1.6       1.5       1.6
------------------------------------------------------------------------------
Total                                            $   63.3  $   61.3  $   58.7
------------------------------------------------------------------------------

Capital expenditures
Specialty Flat-Rolled Steels                     $   22.2  $   31.4  $   55.9
Tubular Products                                      2.8       2.6       1.4
Other Businesses                                      4.6       5.5       1.7
Corporate                                             3.0       2.4       0.8
------------------------------------------------------------------------------
Total                                            $   32.6  $   41.9  $   59.8
------------------------------------------------------------------------------

Total assets
Specialty Flat-Rolled Steels                     $  871.2  $  923.7  $  934.2
Tubular Products                                    103.6     100.5      92.8
Other Businesses                                     76.7      78.6      70.4
Corporate                                           756.7     692.9     684.8
Discontinued operations                              85.6      85.6      85.6
------------------------------------------------------------------------------
Total                                            $1,893.8  $1,881.3  $1,867.8
------------------------------------------------------------------------------

                                                  Armco 1998 Annual Report  33

Total assets include the following assets reported in Corporate:

------------------------------------------------------------------------------
                                                    1998      1997      1996
------------------------------------------------------------------------------
Cash and liquid investments                        $268.5    $192.0    $162.5
Deferred taxes                                      325.0     328.5     328.5
Goodwill and other intangibles                      114.7     121.0     126.0
Other - net                                          48.5      51.4      67.8
------------------------------------------------------------------------------
Total Corporate                                    $756.7    $692.9    $684.8
------------------------------------------------------------------------------

Other Businesses income from continuing operations for 1996 includes a $2.9 special charge (see Note 7).

Armco's net sales to customers located outside the United States totaled $196.7, $185.4 and $165.4 for 1998, 1997 and 1996, respectively.

------------------------------------------------------------------------------
9. LITIGATION AND ENVIRONMENTAL MATTERS

Armco and its subsidiaries are involved in various pending claims regarding product liability, patent, employee benefits, environmental matters, reinsurance and insurance arrangements, and other matters arising out of the conduct of Armco's business. The actual liability for legal claims against Armco at December 31, 1998 cannot be determined, but in Armco's opinion, based on current facts and circumstances, the ultimate liability resulting from such claims will not materially affect its consolidated financial position or liquidity. However, it is possible that due to fluctuations in Armco's operating results, future developments with respect to such matters could have a material effect on its results of operations in future interim or annual periods.

In common with other U.S. manufacturers, Armco is subject to various federal, state and local environmental laws. These laws necessitate expenditures to meet environmental compliance requirements at Armco's facilities and to remediate sites where contamination has occurred. Compliance costs are either expensed as they are incurred or, when appropriate, are recorded as capital expenditures. Environmental exit costs are accrued when a decision is made to dispose of a property or a sale is recorded.

Armco is a defendant, or identified as a potentially responsible party, in proceedings alleging liability for remediation, property damage or personal injury related to certain waste disposal sites. Armco has also received claims for indemnification for some properties it has previously owned or leased. In most cases involving waste disposal sites, Armco is one of many potentially responsible parties. In these cases, joint and several liability could be imposed on Armco or other parties; thus, theoretically, one party could be held liable for all costs related to a site. However, based on its experience and a review of current claims, Armco believes that any ultimate liability will be apportioned among Armco and other financially viable parties. Armco accrues its estimate of remediation and other costs for sites where it is probable that a liability has been incurred and the amount can be reasonably estimated.

In establishing liabilities, Armco assesses the range of reasonably estimated outcomes and determines the most likely outcome for its liabilities within the range. Costs are estimated based on experience with site remediation, an understanding of current environmental laws and regulations, environmental assessments, the existence of other financially viable parties, expected remediation methods and the years in which Armco is expected to make payments toward each remediation (which range from the current year to 30 years or more in the future). These liabilities are not discounted. The cost estimates are reviewed regularly to assess changed conditions, including current interpretations of environmental laws and regulations, and changes in remediation technology and methods. Adjustments are made if changed conditions have a significant effect on cost estimates. Liabilities have not been adjusted for expected recoveries from insurers or other parties.

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

At December 31, 1998, Armco had recorded on its Consolidated Balance Sheets, $11.4 in other current liabilities and $50.4 in other long-term liabilities for estimated probable costs relating to legal and environmental matters.



------------------------------------------------------------------------------
10. DISCONTINUED OPERATIONS

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

ARMCO FINANCIAL SERVICES GROUP (AFSG)
Armco's investment in AFSG represents the net assets of its discontinued insurance and finance leasing businesses, which have been largely liquidated. The insurance companies, including Northwestern National Insurance Company
(NNIC), have stopped writing new business and are being "run off." These companies are accounted for as discontinued operations under the liquidation basis of accounting, whereby future cash inflows and outflows are considered. Armco believes, based on current facts and circumstances, including the opinion of outside actuaries, that future changes in estimates of net losses relating to the ultimate liquidation of AFSG will not be material to Armco's financial position or liquidity. The following sets forth AFSG's consolidated summarized financial information at December 31, 1998:

------------------------------------------------------------------------------
Assets
Invested assets                                                      $151.9
Reinsurance recoverable                                                79.1
Other                                                                  12.2
------------------------------------------------------------------------------
Total assets                                                          243.2
------------------------------------------------------------------------------

Liabilities
Losses and loss reserves (net of future investment
   income of $35.1)                                                   139.0
Other                                                                  18.6
------------------------------------------------------------------------------
Total liabilities                                                     157.6
------------------------------------------------------------------------------
Net assets                                                           $ 85.6
------------------------------------------------------------------------------

34  Armco 1998 Annual Report

At December 31, 1998, AFSG's invested assets included $23.0 of various Senior Notes of Armco. On January 14, 1999, AFSG tendered $5.0 of the Senior Notes, which were redeemed by Armco on that date (see Note 4).

Currently, insurance regulators having supervisory authority over the AFSG insurance companies retain substantial control over certain transactions, including the payment of dividends to Armco.

In March 1997, North Atlantic Insurance Company, a group of international insurance companies previously affiliated with AFSG but sold in 1991, filed an application for voluntary liquidation in the United Kingdom. As a result of this voluntary liquidation filing, certain claims have been asserted against NNIC by insureds of North Atlantic. NNIC is defending these claims as well as pursuing related claims against third parties and North Atlantic.

There are various pending matters relating to litigation, arbitration and regulatory affairs, including the above-mentioned voluntary liquidation. The ultimate liability from such matters at December 31, 1998 cannot be determined but, in Armco's opinion, based on current facts and circumstances and the views of outside counsel and advisors, any liability resulting will not materially affect Armco's financial position or liquidity. However, it is possible that due to fluctuations in Armco's results, future developments with respect to changes in the ultimate liability could have a material effect on future interim or annual results of operations.


------------------------------------------------------------------------------
11. QUARTERLY INFORMATION (UNAUDITED)

------------------------------------------------------------------------------
                               1998        4Q        3Q        2Q        1Q
------------------------------------------------------------------------------
Net sales                   $ 1,706.5   $ 393.3   $ 415.4   $ 450.1   $ 447.7
Cost of products sold        (1,503.1)   (342.0)   (360.6)   (396.1)   (404.4)
Income from discon-
   tinued operations (1)          -         -         -         -         -
Income before extra-
   ordinary loss and
   cumulative effect of
   an accounting change         109.6      27.5      30.7      31.1      20.3
Extraordinary loss (2)            -         -         -         -         -
Cumulative effect of a
   change in accounting
   for postretirement
   benefits (3)                 237.5       -         -         -       237.5
Net income                      347.1      27.5      30.7      31.1     257.8

Basic earnings per share
Income from discon-
   tinued operations             -          -         -         -         -
Income before extra-
   ordinary loss and
   cumulative effect of
   an accounting change         0.85       0.21      0.24      0.25      0.15
Extraordinary loss               -          -         -         -         -
Cumulative effect of a
     change in accounting
     for postretirement
     benefits                   2.20        -         -         -        2.21
Net income                      3.05       0.21      0.24      0.25      2.36

Diluted earnings per share
Income from discon-
   tinued operations             -          -         -         -         -
Income before extra-
   ordinary loss and
   cumulative effect of
   an accounting change         0.81       0.20      0.23      0.23      0.15
Extraordinary loss               -          -         -         -         -
Cumulative effect of a
     change in accounting
     for postretirement
     benefits                   1.88        -         -         -        1.89
Net income                      2.69       0.20      0.23      0.23      2.04

------------------------------------------------------------------------------
                               1997        4Q        3Q        2Q        1Q
------------------------------------------------------------------------------
Net sales                   $ 1,829.3   $ 436.4   $ 461.3   $ 490.3   $ 441.3
Cost of products sold        (1,623.9)   (387.4)   (402.9)   (436.1)   (397.5)
Income from discontinued
   operation (1)                  2.7       1.4       -         1.3       -
Income before extra-
   ordinary loss and
   cumulative effect of
   an accounting change          79.8      19.2      29.7      21.5       9.4
Extraordinary loss (2)           (3.0)      -        (3.0)      -         -
Cumulative effect of a
   change in accounting
   for postretirement
   benefits (3)                   -         -         -         -         -
Net income                       76.8      19.2      26.7      21.5       9.4

Basic earnings per share
Income from discontinued
   operation                     0.03      0.01       -        0.01       -
Income before extra-
   ordinary loss and
   cumulative effect of
   an accounting change          0.58      0.14      0.24      0.16      0.05
Extraordinary loss              (0.03)      -       (0.03)      -         -
Cumulative effect of a
   change in accounting
   for postretirement
   benefits                       -         -         -         -         -
Net income                       0.55      0.14      0.21      0.16      0.05

Diluted earnings per share
Income from discontinued
   operation                     0.03      0.01       -        0.01       -
Income before extra-
   ordinary loss and
   cumulative effect of
   an accounting change          0.58      0.14      0.22      0.16      0.05
Extraordinary loss              (0.03)      -       (0.02)      -         -
Cumulative effect of a
   change in accounting
   for postretirement
   benefits                       -         -         -         -         -
Net income                       0.55      0.14      0.20      0.16      0.05
------------------------------------------------------------------------------

(1) See Note 10.
(2) See Note 4.
(3) See Note 1.

                                                 Armco 1998 Annual Report  35

PRICE RANGE AND DIVIDENDS OF ARMCO STOCK (UNAUDITED)
(Stock price lines reflect weekly closing prices)
------------------------------------------------------------------------------
---------
                               1997                                1998
------------------------------------------------------------------------------
---------
                  Q1       Q2       Q3       Q4       Q1       Q2       Q3
Q4
------------------------------------------------------------------------------
---------
COMMON STOCK
NYSE: AS
   High         4-7/8    4-1/8    6-3/8    6-3/16   6-1/4    7-1/16   6-9/16
5-1/4
   Low          3-3/8    3-3/8    3-13/16  4-1/2    4-7/16   5-1/4    3
3-11/16

$2.10 CLASS A
PREFERRED STOCK
Quarterly dividend
per share: $.525
   High         24       23-7/8   26       26-3/16  25-9/16  26-1/8   25-15/16
26
   Low          21       21-1/4   23-1/2   24-1/4   23-1/2   21-5/8   22
22-1/2

$3.625 CLASS A
PREFERRED STOCK
Quarterly dividend
per share: $.90625
   High         43-1/4   42-7/8   52-1/8   51-3/4   52       54-3/4   52-1/4
44-1/2
   Low          39       41-1/4   42-7/8   46-3/8   45-1/4   49       41-11/16
39-1/8

$4.50 CLASS B
PREFERRED STOCK
Quarterly dividend
per share: $1.125
   High         49-1/2   49       51-3/4   51-3/16  51-1/2   52-1/4   51-3/4
51-5/16
   Low          46-1/4   47       48-9/16  49-5/8   49-1/2   50-3/8   49-3/16
47-5/8
------------------------------------------------------------------------------
--------

36  Armco 1998 Annual Report